Filed Pursuant to Rule 424(b)(3)

Registration No. 333-126751

PROSPECTUS

$550,000,000

Exchange Offer for

7.125% Senior Notes due 2015

Lazard Group LLC, which was formerly named Lazard LLC, is offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $550,000,000 of our 7.125% senior notes due 2015 (which we refer to as the “exchange notes”) for an equal principal amount of our outstanding 7.125% senior notes due 2015, in integral multiples of $1,000. When we refer to “old notes,” we are referring to the outstanding 7.125% senior notes due 2015.

The exchange offer will expire at 12:00 a.m., midnight, New York City time, on October 26, 2005, unless extended.

Terms of the Exchange Offer

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You are required to make the representations described on pages 158 to 159 to us.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The terms of the exchange notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the old notes for which they may be exchanged, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights and the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

•	We will not receive any cash proceeds from the exchange offer.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing or quotation on any securities exchange or market.

See “ Risk Factors” beginning on page 22 for a discussion of factors that you should consider in connection with the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 28, 2005.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. Lazard Group LLC has agreed that, starting on the expiration date and ending on the close of business six months after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

SUMMARY

This is an exchange offer for 7.125% senior notes due 2015 of Lazard Group LLC. This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before exchanging your notes. You should read this entire prospectus carefully, especially the risks discussed under “Risk Factors.”

Lazard

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. We believe that what sets us apart is our dedication to:

•	competing on the basis of our intellectual (rather than financial) capital, which is personified by our team of highly skilled professionals,

•	demanding excellence and superior quality in all that we do,

•	cultivating long-term, senior-level relationships with clients, through deep roots in local markets,

•	linking together our local offices through a global network of industry expertise,

•	remaining focused on our chosen lines of business to provide the highest degree of expertise and continuous innovation,

•	emphasizing our tradition of integrity in all our dealings, and

•	offering independent, trusted and unbiased advice.

Lazard was founded in 1848, expanded shortly thereafter to provision the needs of the California gold rush, and eventually evolved its business exclusively into financial services. Having recently united the historical New York, Paris and London “Houses” of Lazard under Lazard Group LLC, a Delaware limited liability company that is the current holding company for our businesses and was formerly named Lazard LLC, which we refer to in this prospectus as “Lazard Group,” we operate today from 29 cities in key business and financial centers across 16 countries in Europe, North America, Asia and Australia. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream. Lazard Ltd is a company incorporated under the laws of Bermuda that holds a controlling interest in Lazard Group, which together with its subsidiaries and Lazard Group and its subsidiaries, we refer to in this prospectus as “Lazard,” “we,” “us,” “our” and the “Company.”

Our Strategic Positioning

We focus primarily on two business segments, Financial Advisory (including our Mergers and Acquisitions and Financial Restructuring practices) and Asset Management. Since January 2002, when new senior management joined our firm, we have made significant reinvestments in the intellectual capital of our business to strengthen ourselves for future growth and profitability. As a result of our strategic initiatives, we believe that we are now positioned such that:

•

Our Mergers and Acquisitions practice is poised to capitalize on any future growth in the mergers and acquisitions market. This practice comprised 53% of our net revenue from continuing operations (as defined below in “—Glossary”) in the first six months of 2005. During the first six months of 2005, we experienced a 46% increase in net revenue as compared to the corresponding period in 2004 and a

15% increase in net revenue in the year ended December 31, 2004 as compared to the year ended December 31, 2003. Revenue in a particular quarter may not be indicative, however, of future results.

Our Financial Restructuring practice, which comprised 7% of our net revenue from continuing operations in the first six months of 2005, generally provides counter-cyclical balance to our Mergers and Acquisitions practice. During the first six months of 2005, net revenue in our Financial Restructuring practice increased 27% in comparison to the corresponding period in 2004. In the year ended December 31, 2004, net revenue in our Financial Restructuring practice decreased 61% compared to the year ended December 31, 2003. Revenue in a particular quarter may not be indicative, however, of future results. With our leading position in this practice area, we believe that we are positioned to benefit from any resurgence in corporate credit defaults and financial distress.

•	Our Asset Management business, which comprised 37% of our net revenue from continuing operations in the first six months of 2005, is benefiting from new strategic and management initiatives. We have recently transitioned the senior management of our largest Asset Management subsidiary to the next generation of leadership. We have been making significant efforts to improve our investment management capabilities and to enhance and expand our platform of traditional and alternative investment products. During the year ended December 31, 2004, we grew our management and other fees by 25% versus the year ended December 31, 2003, and in the first six months of 2005, we grew our management and other fees by 8% versus the corresponding period in 2004.

Our Business Model

We have a focused business model. We generate Financial Advisory revenue primarily from fees earned upon the closing of mergers and acquisitions, restructurings and other engagements on which we have provided advisory services. We generate Asset Management revenue primarily from investment advisory fees calculated as a percentage of the assets under our management, or “AUM.” Employment costs are our largest expense, a significant portion of which is paid in the form of discretionary bonuses. Our policy is to set our total compensation and benefits expense, including amounts payable to our managing directors, at a level not to exceed 57.5% of our operating revenue, such that after considering other operating costs, we may realize our operating profit margin goal. For more information on our compensation and benefits expenses, see “Unaudited Pro Forma Financial Information” and “Risk Factors—Risks Related to Our Business—Our financial performance depends on our ability to achieve our target compensation expense level, and the failure to achieve this target level may materially adversely affect our results of operations and financial position.”

Financial Advisory

Our Financial Advisory business provides advice in connection with a wide range of strategic and financial matters that are typically of great importance to our clients. Our goal is to continue to grow our business by fostering long-term, senior-level relationships with existing and new clients as their independent advisor on strategic transactions such as mergers, acquisitions, restructurings and other financial matters. Our Mergers and Acquisitions services include general strategic advice and transaction-specific advice regarding domestic and cross-border mergers and acquisitions, divestitures, privatizations, special committee assignments, takeover defenses, strategic partnerships, joint ventures and specialized real estate advisory services. We provide advice to managements and boards of directors, business owners, governments, institutions, investors and other interested parties on a worldwide basis. Our dedicated industry specialty groups include: consumer, financial institutions, financial sponsors, healthcare and life sciences, industrial, power and energy, real estate and technology, media and telecommunications. We also currently provide various corporate finance services, such as fund-raising for alternative investment firms and public and private financings.

Our Financial Restructuring practice, which specializes in helping companies in financial distress, is an important strategic component of our Financial Advisory business. We believe we are the leading financial restructuring advisory firm in the world, having advised on most of the largest and highest profile corporate restructurings over the last several years. We believe that we have been able to secure our leading position in this practice area through a combination of our restructuring and industry-related expertise and our independent position. This practice complements our Mergers and Acquisitions practice because it is generally more active when our Mergers and Acquisitions practice is less active. In addition, our Financial Restructuring practice often generates follow-on relationships and assignments that survive the completion of restructuring-related engagements.

In the year ended December 31, 2004, Financial Advisory net revenue totaled $655 million, accounting for 60% of our net revenue from continuing operations, and was earned from a diverse group of 435 clients. Fifty-four percent of this net revenue was generated in Europe, 45% in North America and 1% in the rest of the world. During the six month period ended June 30, 2005, Financial Advisory net revenue totaled $369 million (a 34% increase in net revenue as compared to the corresponding period in 2004) and accounted for 64% of our net revenue from continuing operations. Europe, North America and the rest of the world generated 58%, 40% and 2% of net revenue, respectively, for the six month period ended June 30, 2005.

Since January 2002, when new senior management joined our firm, our focus in our Financial Advisory business has been on:

•	making a significant reinvestment in our intellectual capital with the addition of many senior professionals who we believe have strong client relationships and industry expertise. We have recruited or promoted 77 new managing directors from January 2002 through June 2005, contributing to a 55% increase, net of departures, in Financial Advisory managing director headcount over that period, with the result that approximately half of our Financial Advisory managing directors have joined our firm or been promoted since January 2002. While we will continue opportunistically to hire outstanding individuals to this practice, we anticipate that our recent managing director expansion program in this practice is now substantially complete,

•	increasing our contacts with existing clients to further enhance our long-term relationships and our efforts in developing new client relationships,

•	expanding the breadth and depth of our industry expertise and adding new practice areas,

•	coordinating our industry specialty groups on a global basis, and

•	broadening our global presence by adding six new regional offices and entering into strategic alliances in new geographies.

As a result, our Financial Advisory practice today consists of an experienced group of advisors with specialties across a wide range of industries and practice areas, operating, we believe, with increased quality and frequency of client contact. We made these investments during a period of financial market weakness, when many of our competitors were reducing senior staffing, to position us to capitalize more fully on any financial services industry recovery. We believe that it generally takes a new managing director from one to two years from the date of hiring to produce revenue at his or her full capacity. As a result, we believe that many of our new managing directors have not yet reached their full revenue generating potential.

In addition to the recent expansion of our Financial Advisory team, we believe that the following external market factors may enable our Financial Advisory practice to benefit from future growth in the global mergers and acquisitions advisory business:

•	increasing demand for independent, unbiased financial advice, and

•	a potential increase in cross-border mergers and acquisitions and large capitalization mergers and acquisitions, two of our areas of historical specialization, which have experienced greater than average declines in recent years.

Asset Management

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. As of June 30, 2005, total AUM was $83.0 billion, of which approximately 80% was managed on behalf of institutional clients, including corporations, labor unions, public pension funds, insurance companies and banks, and through sub-advisory relationships, mutual fund sponsors, broker-dealers and registered advisors. As of the same date, approximately 20% of our AUM was managed on behalf of individual client relationships, which are principally with family offices and high-net worth individuals.

Many of our equity investment strategies share an investment philosophy that centers on fundamental security selection with a focus on the trade-off between a company’s valuation and its financial productivity. As of June 30, 2005, 80% of our AUM was invested in equities, 13% in fixed income, 4% in alternative investments, 2% in cash and 1% in merchant banking funds. As of the same date, approximately 55% of our AUM was invested in international (i.e., non-U.S.) investment strategies, 23% was invested in global investment strategies and 22% was invested in U.S. investment strategies.

We operate our Asset Management business through two principal subsidiaries, Lazard Asset Management LLC, or “LAM,” in New York, San Francisco, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul (aggregating $73.0 billion in total AUM as of June 30, 2005), and Lazard Frères Gestion, or “LFG,” in Paris (aggregating $9.2 billion in total AUM as of June 30, 2005). These operations provide our business with a global presence and a local identity. We also manage $0.8 billion of merchant banking funds.

In the year ended December 31, 2004, Asset Management net revenue was $417 million, accounting for 38% of our net revenue from continuing operations. Fifty-nine percent of this net revenue was generated in North America, 33% in Europe and 8% in the rest of the world. During the six month period ended June 30, 2005, Asset Management net revenue totaled $216 million, accounting for 37% of our net revenue from continuing operations. Fifty-eight percent of this revenue was generated in North America, 33% in Europe and 9% in the rest of the world.

Our strategic plan in our Asset Management business is to focus on delivering superior investment performance and client service and broadening our product offerings and distribution in selected areas in order to continue to drive business results. In March 2004, we undertook a senior management transition at LAM to put in place the next generation of leadership and to better position the business to execute our strategic plan. Over the past several years, in an effort to improve LAM’s operations and expand our business, we have:

•	focused on enhancing our investment performance,

•	improved our investment management platform by hiring twelve senior equity analysts,

•	strengthened our marketing capabilities by establishing a global consultant relations effort aimed at improving our relations with the independent consultants who advise many of our clients on the selection of investment managers,

•	expanded our product platform by “lifting-out” experienced portfolio managers to establish new products in the hedge fund area and in thematic investing, and

•	launched new products such as “Lazard European Explorer,” a European long/short strategy, and “Lazard Global Total Return and Income Fund, Inc.,” a closed-end fund.

We believe that LAM has long maintained an outstanding team of portfolio managers and global research analysts. We intend to maintain and supplement our intellectual capital to achieve our goals. We also believe that LAM’s specific investment strategies, global reach, brand identity and access to multiple distribution channels will allow it to leverage into new investment products, strategies and geographic locations. In addition, we plan to expand our participation in merchant banking activities through investments in new and successor funds.

Selected Risk Factors

We face a number of competitive challenges and potential risks. See “Risk Factors” for a discussion of the factors you should consider before buying the notes. Some of the more significant challenges and risks include the following:

•	Retention of Our Managing Directors and Other Key Professionals. Our business depends upon our retention and recruitment of talented people, and we face competitive pressures for retaining and recruiting top talent. Because of these competitive pressures and our goal of achieving our target ratio of compensation expense-to-operating revenue, we may not be able to retain our managing directors or recruit new managing directors.

•	Our Results Will Fluctuate. The level and source of our revenue fluctuates from period to period. In particular, despite the improvement in our Mergers and Acquisitions and Asset Management net revenue during 2004 and the first half of 2005, these businesses remain subject to cyclical economic and market influences. The cyclical downturn in the financial services industry between 2000 and 2003, the year prior to the recent recovery, in combination with our having undertaken to invest significantly in the intellectual capital of our business commencing in 2002, resulted in substantial declines in our net revenue and net income allocable to members from 2000 to 2004.

•	Dependence on Market Conditions. As a financial services firm, our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. The performance of our Financial Advisory business depends, in part, upon the level of merger and acquisition activity and the rate of financial restructurings. The performance of our Asset Management business, including both management and incentive fees that we earn, depend, in part, upon the performance of securities markets generally. As a result, market and economic conditions significantly affect our performance.

•	Retention of Asset Management Clients. In addition to being dependent upon general market conditions, our Asset Management business also is dependent upon performance relative to our competitors. If our AUM underperform relative to our competitors, our clients may withdraw funds from our Asset Management business, which would decrease the amount of AUM upon which we earn management fees.

•	Competition from Other Financial Institutions. The financial services industry is intensely competitive. Many of our competitors have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services. These competitors have the ability to support their investment banking services, including financial advisory services, with commercial banking, insurance and other financial services revenue. Such cross-subsidization could result in pricing pressure in our businesses.

•	Industry Litigation and Regulation. The financial services industry faces substantial litigation and regulatory risks, and we may face legal liability and damage to our professional reputation if our services are not regarded as satisfactory or do not meet regulatory requirements.

Our History

Our origins date back to 1848 when our founders, the Lazard brothers, formed Lazard Frères & Co. as a dry goods business in New Orleans, Louisiana, with a combined contribution of $9,000. Shortly thereafter, the Lazard brothers moved to the gold rush town of San Francisco, California, where they opened a business selling imported goods and exporting gold bullion. The business progressively became involved in financial transactions, first with its retail clients and then increasingly with commercial clients. Over time, the business expanded into the banking and foreign exchange businesses.

Seeking to expand operations to Europe, the Lazard brothers opened offices in Paris and London in 1858 and 1870, respectively. By 1876, Lazard’s businesses had become solely focused on providing financial services. In 1880, Alexander Weill, the founding brothers’ cousin, assumed control of Lazard.

Through the early and mid-twentieth century, the three Lazard Houses in London, Paris and New York continued to grow their respective operations independently of each other, with the New York House coming under the leadership of André Meyer in 1944. Under Mr. Meyer and continuing with Felix Rohatyn, the New York House further developed its reputation as a preeminent mergers and acquisitions advisory firm. Michel David-Weill, a descendant of the founding families, joined Lazard Frères et Cie. in Paris in 1956, ascended to a leadership role within the French operations and later moved to the New York House, where he became senior partner in 1977.

Lazard has conducted an asset management business in Paris since 1969, establishing a separate subsidiary, LFG, for those operations in 1995. In 1970, the New York House entered the institutional asset management business by establishing LAM to complement its financial advisory business.

Throughout the twentieth century, Lazard’s Paris and New York Houses were owned by the Houses’ individual partners and by relations of their founders. For much of that period, the London House was majority-owned by Pearson plc, until the sale in 2000 by Pearson of its interests to a predecessor of Eurazeo S.A.

The unification of the Houses of Lazard under a single global firm was completed as of January 3, 2000, with their merger to form Lazard LLC. We believe that this combination has enabled us to offer our clients the benefits of a more unified global firm while preserving the advantages of our century-old, local roots. Bruce Wasserstein joined Lazard in early 2002 as Head of Lazard. Under Mr. Wasserstein’s direction, Lazard has pursued a strategy of growing its Financial Advisory and Asset Management businesses by attracting senior investment bankers and investment advisory professionals to our firm.

Lazard’s history as a preeminent financial advisor has contributed to its ability to secure key advisory roles in some of the most important, complex and recognizable mergers and acquisitions of the last 75 years. Since 1999, we have advised on nearly 1,000 completed mergers and acquisitions, having a cumulative value in excess of $1 trillion. During this period, we have participated in many prominent transactions, advising:

•	Viacom in the potential segmentation of its businesses into two companies,

•	Resolution Life Group Limited in its pending £1.8 billion merger with Britannic Group,

•	Pfizer Inc. in its pending $1.9 billion acquisition of Vicuron Pharmaceuticals, Inc.,

•	Omnicare Inc. in its pending $1.8 billion tender offer to acquire NeighborCare, Inc.,

•	MCI, Inc. in evaluating its strategic alternatives, including its announced merger, with Verizon Communications,

•	Nextel Communications in its pending merger-of-equals with Sprint Corporation (to create a company with a combined equity market value of approximately $70 billion as of December 15, 2004),

•	Telecom Italia Mobile in its €21 billion sale of the remaining public interests to Telecom Italia (integrating Italy’s largest phone carrier and leading mobile operator),

•	Mitsubishi Tokyo Financial Group in its $41 billion acquisition of UFJ Holdings (the first contested transaction among Japanese banks, creating the world’s largest financial institution as measured by assets as of the date of this prospectus),

•	Hollinger International Inc. in its £730 million sale of the Telegraph Group Limited to Press Holdings International (owned by the Barclay brothers) in 2004 (the largest single title newspaper transaction as of the date of this prospectus),

•	Fisher Scientific International Inc. in its $3.7 billion acquisition of Apogent Technologies Inc. in 2004 (creating a leading life sciences business),

•	Bank One Corporation in its $59 billion sale to JPMorgan Chase & Co. in 2004 (creating the second largest bank in the U.S. as of the date of this prospectus),

•	Canary Wharf Group PLC in its £5 billion sale of a majority interest to an investment consortium in 2004 (the largest ever public-to-private transaction for a listed real estate company as of the date of this prospectus),

•	Alcan Inc. in its $7 billion acquisition of Pechiney in 2004 (creating the world’s largest aluminum company based on revenue as of the date of this prospectus),

•	Telecom Italia in its €25 billion sale of minority stockholder interests to Olivetti in 2003 (simplifying the ownership structure of one of Europe’s largest telecommunications firms),

•	Caisse des Dépôts et Consignations in its €16 billion partnership with Group Caisse d’Epargne in 2003 (completing the restructuring of the French public finance sector and creating a major universal bank), and

•	Pfizer Inc. in its $89 billion acquisition of Warner-Lambert Company in 2000 (the largest unsolicited acquisition at the time) and in its $61 billion acquisition of Pharmacia (the largest announced acquisition in 2002).

In recent years, we have been an advisor in most of the largest and highest profile corporate restructurings around the world. Since 1999, we have advised on over 100 in and out-of-court restructurings comprising in excess of $300 billion of debt restructured. Our restructuring assignments have included, in the U.S., WorldCom Inc. ($38 billion of debt) and Reliant Resources ($9 billion of debt), in Italy, Parmalat ($27 billion of debt), in the U.K., Marconi Corporation plc ($8 billion of debt), in France and the U.K., Eurotunnel plc ($12 billion of debt) and in Korea, Daewoo ($50 billion of debt).

Lazard Group was formed in Delaware on March 2, 2000 under the name Lazard LLC and was renamed Lazard Group LLC on May 10, 2005. Our principal executive offices are located in the U.S. at 30 Rockefeller Plaza, New York, New York 10020, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-44-13-01-11, in the U.K. at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-207-187-2000 and in Italy at via Dell’Orso 2, 20121 Milan, with a general telephone number of 39-02-723121. Lazard Ltd’s registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, with a general telephone number of (441) 295-1422. In total, we maintain offices in 29 cities worldwide. We maintain an Internet site at www.lazard.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase our securities.

The Separation and Recapitalization

We used the net proceeds of the initial public offering of Class A common stock of Lazard Ltd, which we refer to in this prospectus as the “equity public offering,” the public offering of equity security units of Lazard Ltd, which we refer to in this prospectus as the “ESU offering,” the private placements under investment agreement with IXIS Corporate & Investment Bank, which we refer to as the “IXIS placements,” and the private offering of the old notes, which we refer to as the “old note offering,” primarily to recapitalize Lazard Group, which financing transactions and recapitalization we refer to collectively in this prospectus as the “recapitalization.” We collectively refer to the equity public offering, the ESU offering, the private offering of the old notes and the IXIS investment agreement as the “financing transactions.” We completed the financing transactions and the other aspects of the recapitalization on May 10, 2005. As part of the recapitalization, Lazard Group used the net proceeds from the financing transactions primarily to redeem the outstanding Lazard Group membership interests of its historical partners.

On May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its merchant banking fund management activities other than its existing merchant banking business in France and specified non-operating assets and liabilities, to LFCM Holdings. We refer to these businesses, assets and liabilities as the “separated businesses” and these transfers which occurred on May 10, 2005 collectively as the “separation.”

Except as otherwise expressly noted, this prospectus describes Lazard Group’s business as if the separation and recapitalization were completed for all purposes and for all periods described. The historical consolidated financial data of Lazard Group included in this prospectus reflect in discontinued operations, as applicable, the operating results and financial condition of the separated businesses. In addition to other adjustments, the pro forma financial data included in this prospectus reflect financial data for Lazard Group giving effect to the separation, as well as other adjustments made as a result of the recapitalization.

Lazard’s Organizational Structure

Lazard Group is the Delaware limited liability company that is the holding company for the subsidiaries that conduct our business. Lazard Group has two primary holders of its membership interests: Lazard Ltd and LAZ-MD Holdings. Lazard Ltd has no material assets other than indirect ownership of approximately 37.6% of the common membership interests of Lazard Group as of August 31, 2005, and indirect control of the managing member of Lazard Group. Lazard Ltd controls Lazard Group through this managing member position. The remaining 62.4% of Lazard Group’s common membership interests as of August 31, 2005, was held by LAZ-MD Holdings, a holding company that is owned by current and former managing directors of Lazard Group. The Lazard Group common membership interests held by LAZ-MD Holdings are effectively exchangeable over time on a one-for-one basis with Lazard Ltd for shares of Lazard Ltd’s Class A common stock, which we refer to as “common stock,” which are publicly traded on the New York Stock Exchange under the symbol “LAZ”.

Lazard Group distributions will be allocated to holders of Lazard Group common membership interests on a pro rata basis. As Lazard Ltd indirectly held approximately 37.6% of the outstanding Lazard Group common membership interests as of August 31, 2005 through wholly owned subsidiaries, those subsidiaries would receive approximately 37.6% of the aggregate distributions in respect of the Lazard Group common membership interests.

Each share of Lazard Ltd’s common stock entitles its holder to one vote per share. Each LAZ-MD Holdings exchangeable interest, all of which are held by the working members (including our current and former managing directors), is effectively exchangeable together with a Lazard Group common interest held by LAZ-MD Holdings for a share of Lazard Ltd’s common stock, with such ratio subject to adjustment. The single outstanding share of Lazard Ltd’s high-vote Class B common stock is intended to allow our managing directors to individually vote in proportion to their indirect economic interests in us. This will be effected by the stockholders’ agreement to which LAZ-MD Holdings, which holds Lazard Ltd’s Class B common stock, and Lazard Ltd are parties. Pursuant to the stockholders’ agreement, the LAZ-MD Holdings members who are or become party to the stockholders’ agreement individually are entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. This means that if a member held LAZ-MD Holdings exchangeable interests that are effectively exchangeable for 1,000 shares of Lazard Ltd’s common stock, that member would be entitled to direct LAZ-MD Holdings how to vote 1,000 votes represented by Lazard Ltd’s Class B common stock. Lazard Ltd’s Class B common stock is entitled, on all matters submitted to a vote of the stockholders of Lazard Ltd, to the number of votes equal to the number of shares of Lazard Ltd’s common stock that would be issuable if all of the then outstanding Lazard Group common membership interests issued to LAZ-MD Holdings were exchanged for shares of Lazard Ltd’s common stock. We refer to this stockholders’ agreement as the “LAZ-MD Holdings stockholders’ agreement.” Lazard Ltd’s Class B common stock currently has 62.4% of the voting power of Lazard Ltd, which percentage will decrease proportionately as Lazard Group common membership interests are exchanged for shares of Lazard Ltd’s common stock. In order to seek to avoid the possibility that LAZ-MD Holdings would be deemed to be an “investment company” for purposes of the U.S. Investment Company Act of 1940, as amended, or the “Investment Company Act,” the voting power of the outstanding Class B common stock will, however, represent no less than 50.1% of the voting power of Lazard Ltd until December 31, 2007. In addition, the board of directors of LAZ-MD Holdings has the ability to vote the entire voting interest represented by Lazard Ltd’s Class B common stock in its discretion if the LAZ-MD Holdings board of directors determines that it is in the best interests of LAZ-MD Holdings.

Lazard Ltd’s public stockholders, including IXIS and our Chief Executive Officer, who exchanged his historical partner interests for shares of Lazard Ltd’s common stock in lieu of being redeemed for cash in connection with the recapitalization, currently hold all of the outstanding shares of Lazard Ltd’s common stock, representing approximately 37.6% of the voting power in Lazard Ltd as of August 31, 2005 and 100% of Lazard Ltd’s capital stock on an economic basis. The Class B common stock does not have any economic rights in Lazard Ltd.

The graphic below illustrates our current ownership structure as of the date of this prospectus. The graphic below does not display all of the subsidiaries of Lazard Ltd, Lazard Group and LAZ-MD Holdings (including those through which Lazard Ltd holds its interests in Lazard Group), all of the minority interests in Lazard Group (including the participatory interests granted to managing directors), the old notes, the equity security units or other securities we expect to issue or grant, including under the terms of the securities issued in connection with the financing transactions. The “Public Stockholders” caption on the graphic below includes shares of Lazard Ltd’s common stock that were issued to IXIS pursuant to the IXIS placements and to our Chief Executive Officer, who exchanged his historical partner interests for shares of Lazard Ltd’s common stock in connection with the recapitalization. For a more detailed graphic, we refer you to “The Lazard Organizational Structure” and, for a further discussion of minority interests, to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Minority Interest.”

The working members received, in exchange for their interests in Lazard Group, membership interests in LAZ-MD Holdings, including LAZ-MD Holdings exchangeable interests, in connection with the separation and recapitalization transactions. These LAZ-MD Holdings exchangeable interests are effectively exchangeable for shares of Lazard Ltd’s common stock on the eighth anniversary of the closing of the equity public offering. In addition, the LAZ-MD Holdings exchangeable interests held by our working members who continue to provide services to us or LFCM Holdings will, subject to certain conditions, generally be effectively exchangeable for shares of Lazard Ltd’s common stock in equal increments on and after each of the third, fourth and fifth anniversaries of the closing of the equity public offering. LAZ-MD Holdings and certain subsidiaries of Lazard Ltd (which will effect the exchanges), with the consent of the Lazard Ltd board of directors, also have the right to cause the holders of LAZ-MD Holdings exchangeable interests to exchange all such remaining interests during the 30-day period following the ninth anniversary of the equity public offering and under certain other circumstances. Upon full exchange of the LAZ-MD Holdings exchangeable interests for shares of Lazard Ltd’s common stock, the Class B common stock would cease to be outstanding, and all of the Lazard Group common membership interests formerly owned by LAZ-MD Holdings would be owned indirectly by Lazard Ltd.

In connection with the separation and recapitalization transactions, our managing directors who are managing directors of LAM retained their equity interests and phantom equity rights in LAM, which we refer to in this prospectus as “LAM equity units,” and, accordingly, do not hold any membership interests in LAZ-MD Holdings. For a discussion of the LAM equity units, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Financial Measures and Indicators—Minority Interest.”

Relationship with LAZ-MD Holdings and LFCM Holdings

In addition to LAZ-MD Holdings’ equity and voting interests in Lazard Ltd and Lazard Group as described above in “—Lazard’s Organizational Structure,” we have ongoing relationships with LAZ-MD Holdings and LFCM Holdings and its subsidiaries after the separation, including several agreements that we entered into with LAZ-MD Holdings and LFCM Holdings that are intended to define and regulate these relationships.

Summary Terms of the Exchange Offer

On May 10, 2005, we completed the private offering of $550,000,000 in aggregate principal amount of 7.125% senior notes due 2015, which we refer to in this prospectus as the “old notes.” We entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete an exchange offer within 180 days after the date of original issuance of the old notes. Below is a summary of the exchange offer.

The Exchange Offer

We are offering to exchange up to $550,000,000 in aggregate principal amount of our 7.125% senior notes due 2015, which we refer to in this prospectus as the “exchange notes,” for an equal principal amount of the old notes, in integral multiples of $1,000. When we refer to “notes,” we are referring to the old notes and the exchange notes.

Expiration of the Exchange Offer;

Withdrawal of Tender

The exchange offer will expire at 12:00 a.m., midnight, New York City time, on October 26, 2005, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes in the exchange offer at any time before the expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. The exchange offer is subject to customary conditions, which we may waive. See “Exchange Offer; Registration Rights—Conditions” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Notes

To tender old notes held in book-entry form through the Depository Trust Company, or “DTC,” you must transfer your old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or “ATOP,” system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 12:00 a.m., midnight, New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 12:00 a.m., midnight, New York City time, on the expiration date.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business,

•	you have no arrangement, intent or understanding with any person to participate in the distribution of the exchange notes (within the meaning of the Securities Act of 1933, as amended, or the “Securities Act”),

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act) or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes, and

•	if you are a broker-dealer, you are not acting on behalf of any person who could not truthfully and completely make the above representations.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old notes in the exchange offer, you should contact the registered owner promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your old notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your old notes under the procedures described in “Exchange Offer; Registration Rights—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered old notes, we will have fulfilled some of our obligations under the registration rights agreement, and, accordingly, there will be no increase in the interest rate on the old notes under the registration rights agreement if the old notes were eligible for exchange, but not exchanged, in the exchange offer. If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to the rights and subject to the limitations applicable to the old notes in the indenture.

Any trading market for the old notes (and the exchange notes to be issued in this exchange offer) could be adversely affected if some but not all of the old notes (or the exchange notes to be issued in this exchange offer) are tendered and accepted in the exchange offer.

Consequences of Failure to Exchange	All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally,

the old notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities, and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or foreign securities laws.

Certain U.S. Federal Income Tax Considerations

The exchange of old notes for exchange notes in the exchange offer generally will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Resale

Under existing interpretations of the Securities Act by the staff of the Securities Exchange Commission, or the “SEC,” contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of old notes, as set forth under “Exchange Offer; Registration Rights—Procedures for Tendering”). However, any holder of old notes who:

•	is one of our “affiliates” (as defined in Rule 405 under the Securities Act),

•	does not acquire the exchange notes in the ordinary course of business,

•	intends to distribute the exchange notes as part of the exchange offer, or

•	is a broker-dealer who purchased old notes from us in the initial offering of the old notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act,

will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender old notes in the exchange offer and, in the absence of any exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.

We used the proceeds from the old notes offering and the other financing transactions primarily to redeem the membership interests held by the historical partners. See “Use of Proceeds.”

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in “Exchange Offer; Registration Rights—Exchange Agent.”

Summary of Terms of Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

The exchange notes will be identical in all material respects to the old notes for which they have been exchanged, except:

•	the offer and sale of the exchange notes will have been registered under the Securities Act, and thus the exchange notes generally will not be subject to the restrictions on transfer applicable to the old notes or bear restrictive legends,

•	the exchange notes will not be entitled to registration rights, and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuer	Lazard Group, a Delaware limited liability company. Lazard Ltd has a controlling interest in Lazard Group.

Securities Offered	$550 million aggregate principal amount of exchange notes, the offer and sale of which will have been registered under the Securities Act.

Interest Rate	The exchange notes will bear interest at a rate equal to 7.125% per annum.

Maturity	May 15, 2015.

Interest Payment Dates	Semi-annually on May 15 and November 15 of each year, beginning on November 15, 2005.

Ranking	The exchange notes will be senior unsecured obligations of Lazard Group and will:

•	rank equally in right of payment with all of its existing and future senior indebtedness,

•	rank senior in right of payment to all of its existing and future subordinated indebtedness, and

•	be effectively subordinated in right of payment to its secured debt to the extent of the value of the assets securing such debt.

As of June 30, 2005, the total outstanding consolidated debt of Lazard Group, excluding unused commitments made by lenders, was approximately $1.3 billion (of which the $437.5 million of our indebtedness related to the equity security units ranked pari passu with the $550 million of notes).

As is the case with the old notes, holders of the exchange notes will only be creditors of Lazard Group, and not of its subsidiaries. Neither Lazard Ltd nor any of Lazard Group’s subsidiaries will guarantee the exchange notes. As a result, all the existing and future liabilities of its subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the exchange notes.

The total balance sheet liabilities of our subsidiaries as of June 30, 2005, excluding unused commitments made by lenders, were approximately $1.9 billion, including $259 million of indebtedness. Of this subsidiary indebtedness, a financing subsidiary of ours issued a $150 million subordinated note that Lazard Group has guaranteed, and Lazard Group’s obligation under the guarantee is subordinated to the exchange notes.

For more information on the ranking of the notes, see “Description of the Exchange Notes—Ranking.”

Optional Redemption

Like the old notes, the exchange notes will be redeemable, in whole or in part, at any time at a “make-whole” redemption price. In the case of any such redemption, Lazard Group will also pay accrued and unpaid interest, if any, to the date of such redemption. For more detailed information on the redemption prices, see “Description of the Exchange Notes—Optional Redemption.”

Certain Covenants	The indenture governing the notes contains covenants that limit the ability of Lazard Group and its subsidiaries to, among other things:

• create liens,

• sell or otherwise dispose of the capital stock of certain subsidiaries, and

• engage in consolidations and mergers or sell or transfer assets.

All of these limitations are subject to important exceptions and qualifications described under “Description of the Exchange Notes—Certain Covenants.”

Risk Factors	See “Risk Factors” for a discussion of some of the key factors you should carefully consider before deciding to exchange your old notes for exchange notes.

Summary Consolidated Financial Data

The following table sets forth the historical summary consolidated income statement data for Lazard Group for all periods presented. The results of operations for certain businesses that Lazard Group no longer owns are reported as discontinued operations. The table also presents certain pro forma consolidated financial data for Lazard Group.

The historical consolidated financial statements prior to May 10, 2005, do not reflect what our results of operations and financial position would have been had we been a stand-alone, public company for the periods presented. Specifically, for periods prior to May 10, 2005, the historical results of operations do not give effect to the following matters:

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically had been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income, prior to May 10, 2005, did not reflect payments for services rendered by its managing directors. Subsequent to the consummation of the equity public offering, as described in Note 19 of the accompanying Notes to Consolidated Financial Statements and Note 2 of the accompanying Notes to Unaudited Condensed Consolidated Financial Statements, Lazard Group now includes all payments for services rendered by its managing directors in compensation and benefits expense.

•	The use of proceeds from the financing transactions.

•	The net incremental interest expense related to the financing transactions.

In addition, the accompanying consolidated financial statements of Lazard Group do not include a provision for U.S. corporate federal income taxes, because Lazard Group has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Accordingly, income taxes reflected within Lazard Group’s results of operations included within the accompanying consolidated financial statements are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to Lazard Group’s operations apportioned to New York City.

The unaudited pro forma data set forth below are derived from the unaudited pro forma financial statements included elsewhere in this prospectus. The data reflect the separation and recapitalization transactions and the completion of the financing transactions as if they had occurred as of January 1, 2004, and are included for informational purposes only and do not purport to represent what our results of operations would actually have been had we operated as a separate, independent company during the periods presented, nor do the pro forma data give effect to any events other than those discussed above and in the related notes. As a result, the pro forma operating results are not necessarily indicative of the operating results for any future period. See “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

The historical consolidated statements of income data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 have been derived from Lazard Group’s consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm. The audited consolidated financial statements for the years ended December 31, 2002, 2003 and 2004 are included elsewhere in this prospectus. The audited consolidated financial statements for the years ended December 31, 2000 and 2001 are not included in this prospectus. The historical consolidated statement of income data for the six month periods ended June 30, 2004 and 2005 have been derived from Lazard Group’s unaudited consolidated financial statements, which are included elsewhere in this prospectus. The June 30, 2004 and 2005 unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Historical results are not necessarily indicative of results for any future period and interim results are not necessarily indicative of results for any future interim period.

The summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and Lazard Group’s historical consolidated financial statements and related notes included elsewhere in this prospectus. See also “The Lazard Organizational Structure.”

Summary Consolidated Financial Data

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2000	2001	2002	2003	2004		2004		2005
	(in thousands of dollars)
Historical Consolidated Statement of Income Data:
Net Revenue:
Financial Advisory (a)	$766,856	$551,356	$532,896	$690,967	$655,200		$275,571		$368,825
Asset Management (b)	457,124	410,237	454,683	350,348	417,166		200,687		215,701
Corporate (c)	33,238	(17,987)	4,515	11,627	22,464		3,712		(7,064)

Net Revenue (d)	1,257,218	943,606	992,094	1,052,942	1,094,830		479,970		577,462
Compensation and Benefits	443,720	410,005	391,010	388,266	466,064		219,963		267,029
Other Operating Expenses	238,535	228,721	243,223	225,940	260,942		124,154		122,353

Total Operating Expenses	682,255	638,726	634,233	614,206	727,006		344,117		389,382

Operating Income from Continuing Operations	574,963	304,880	357,861	438,736	367,824		135,853		188,080
Income from Continuing Operations	464,577	258,991	277,151	307,218	251,999		82,801		143,255
Net Income Allocable to Members	558,708	305,777	297,447	250,383	246,974	(e)	94,416	(e)	126,087

Pro Forma Consolidated Statement of Income Data:
Net Revenue:
Financial Advisory (a)					$655,200		$275,571		$368,825
Asset Management (b)					417,166		200,687		215,701
Corporate					(33,307)		(24,175)		(28,029)

Net Revenue (f)					1,039,059		452,083		556,497
Operating Income from Continuing Operations (g)					136,108		45,583		94,574
Net Income Allocable To Members (h)					101,450		38,874		66,882

Ratio of Earnings to Fixed Charges (i):
Historical	14.47	8.82	9.94	10.20	7.65		5.80		6.11
Pro Forma					2.23		1.81		2.64

Other Lazard Group Historical Data:
Dollar Value of Mergers and Acquisitions (“M&A”) Deals Completed (j)	$383,061	$154,848	$86,512	$187,426	$187,144		$73,013		$86,479
Number of M&A Deals Completed Greater than $1 Billion (k)	47	29	21	29	30		13		20
Assets Under Management:
Ending	$79,510	$73,108	$63,685	$78,371	$86,435		$77,982		$83,012
Average (l)	81,147	75,705	68,356	66,321	80,261		78,784		85,235
Managing Director Headcount, after giving effect to the separation (as of the end of each period):
Financial Advisory	92	80	95	111	127		125		132
Asset Management	13	17	17	22	33		33		39
Corporate	6	4	4	5	6		6		6
Limited Managing Directors	16	24	24	22	19		19		18

Total	127	125	140	160	185		183		195

Notes (in thousands of dollars):
(a) Financial Advisory net revenue consists of the following:
	For the Year Ended December 31,						For the Six Months Ended June 30,
	2000	2001	2002	2003	2004		2004		2005
M&A	$724,550	$492,083	$393,082	$419,967	$481,726		$208,942		$304,318
Financial Restructuring	34,100	55,200	124,800	244,600	96,100		31,700		40,411
Other Financial Advisory	8,206	4,073	15,014	26,400	77,374		34,929		24,096

Financial Advisory Net Revenue	$766,856	$551,356	$532,896	$690,967	$655,200		$275,571		$368,825

(b) Asset Management net revenue consists of the following:
	For the Year Ended December 31,						For the Six Months Ended June 30,
	2000	2001	2002	2003	2004		2004		2005
Management and Other Fees	$405,124	$386,237	$381,256	$312,123	$389,812		$191,539		$207,768
Incentive Fees	52,000	24,000	73,427	38,225	27,354		9,148		7,933

Asset Management Net Revenue	$457,124	$410,237	$454,683	$350,348	$417,166		$200,687		$215,701

(c)	“Corporate” includes interest income (net of interest expense), investment income from certain long-term investments and net money market revenue earned by Lazard Frères Banque SA, which we refer to in this prospectus as “LFB.”
(d)	Net revenue is presented after reductions for dividends relating to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001. Preferred dividends are reflected in corporate net revenue and amounted to $6,312, $8,000, $8,000, and $8,000 in the years ended December 31, 2001, 2002, 2003 and 2004, respectively, and $4,000 for the six month period ended June 30, 2004. The six month period ended June 30, 2005 includes a credit of $8,000, which represents accrued dividends on Lazard Group’s mandatorily redeemable preferred stock which was cancelled in connection with the redemption of membership interests of historical partners.
(e)	Net income allocable to members for the year ended December 31, 2004 and for the six month period ended June 30, 2004 is shown after an extraordinary gain of $5,507 related to the January 2004 acquisition of the assets of Panmure Gordon & Co., Limited, which we refer to in this prospectus as “Panmure Gordon.”
(f)	Represents net revenue after giving effect to the separation and recapitalization and the incremental interest expense related to the financing transactions.
(g)	Represents operating income from continuing operations after giving effect to the separation and recapitalization, including the pro forma adjustments related to the financing transactions and to compensation and benefit expense. See “Unaudited Pro Forma Financial Information.”
(h)	Represents Lazard Group net income allocable to members after giving effect to the adjustments described in notes (f) and (g) above and a provision for estimated income taxes related thereto at the estimated effective tax rate for the applicable period. Lazard Group operates in the U.S. as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to Lazard Group’s operations apportioned to New York City.
(i)	Ratio of earnings to fixed charges equals income from continuing operations before income taxes, minority interest, interest expense and interest implicit in lease expense divided by the sum of interest expense and interest implicit in lease expense. Interest implicit in lease expense is calculated by taking one third of rental expense as the representative interest component. Pro forma earnings to fixed charges includes income from continuing operations before income taxes, interest expense and implicit interest less payments for services rendered by managing directors and employee members of LAM. See “Ratio of Earnings to Fixed Charges.”
(j)	Source: Thomson Financial for the years ended December 31, 2000 through December 31, 2004, and Dealogic for the six month periods ended June 30, 2004 and 2005. Represents the U.S. dollar value of completed transactions globally in which Lazard Group acted as an advisor to a party to the transaction. The types of transactions included are global M&A, partial company sales, asset sales, joint ventures, spin-offs and restructuring assignments in which a change in control occurs. The value of a completed transaction is equal to the consideration paid for the equity of the target plus net debt assumed (net debt equals the liabilities assumed less cash held by the target).
(k)	Source: Thomson Financial for the years ended December 31, 2000 through December 31, 2004, and Dealogic for the six month periods ended June 30, 2004 and 2005. Represents the number of completed M&A transactions globally in which Lazard Group acted as an advisor to a party to the transaction and in which the value of the transaction was greater than $1 billion.
(l)	Calculated using the average of quarter-end AUM balances during the respective period.

Glossary

Unless the context otherwise requires, the terms:

•	“historical partners” refers to two former general classes of members of Lazard Group that existed prior to the recapitalization, which consisted of Eurazeo S.A., descendants and relations of our founders, several historical partners of our predecessor entities, several current and former managing directors and the other members of these classes,

•	“LAZ-MD Holdings” refers to LAZ-MD Holdings LLC, a Delaware limited liability company that holds Lazard Group common membership interests and the Class B common stock of Lazard Ltd,

•	“Lazard,” “we,” “us” and “our” refer to Lazard Group and Lazard Ltd, which is a company incorporated under the laws of Bermuda that holds a controlling interest in Lazard Group, and their subsidiaries. Lazard Ltd will not guarantee Lazard Group’s obligations under the notes,

•	“Lazard Group” refers to Lazard Group LLC, which is a Delaware limited liability company that is the current holding company for our businesses and was formerly named Lazard LLC,

•	“Lazard Group Finance” refers to Lazard Group Finance LLC, a Delaware limited liability company that was formed to act as the managing member of Lazard Group and to issue certain senior notes that form a component of the equity security units of Lazard Ltd issued in the ESU offering and the IXIS placement of equity security units,

•	“LFCM Holdings” refers to LFCM Holdings LLC, a Delaware limited liability company that holds the separated businesses,

•	“managing directors” refers to our managing directors and the managing directors of the separated businesses,

•	“net revenue from continuing operations” means our historical net revenue excluding the net revenue of the separated businesses,

•	“operating revenue” means our consolidated total revenue less (1) total revenue attributable to the separated businesses and (2) interest expense related to Lazard Frères Banque, SA, our Paris-based banking affiliate,

•	“working members” refers to two former classes of members of Lazard Group that existed prior to the recapitalization, which consisted of current and former managing directors.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements included in this prospectus, in conformity with accounting principles generally accepted in the U.S., or “U.S. GAAP.” We have adopted a fiscal year end of December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the U.S.

The Lazard logo and the other trademarks, trade names and service marks of Lazard mentioned in this prospectus, including Lazard®, are the property of, and are used with the permission of, our subsidiaries.

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus, including our consolidated financial statements and related notes, before deciding to exchange the notes. The risk factors set forth below primarily relate to the business of Lazard Group. The following risks comprise material risks of which we are aware. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer.

Risks Related to Our Business

Our ability to retain our managing directors and other key professional employees is critical to the success of our business, including maintaining compensation levels at an appropriate level of costs, and failure to do so may materially adversely affect our results of operations and financial position.

Our people are our most important resource. We must retain the services of our managing directors and other key professional employees, and strategically recruit and hire new talented employees, to obtain and successfully execute the advisory and asset management engagements that generate substantially all our revenue.

Lazard Group has experienced several significant events in recent years, including our unification under one global firm, the transition to new senior management and our recent transformation from a private to a public company, and our industry in general continues to experience change and competitive pressures for retaining top talent, each of which makes it more difficult for us to retain professionals. If any of our managing directors and other key professional employees were to join an existing competitor or form a competing company or otherwise leave us, some of our clients could choose to use the services of that competitor or some other competitor instead of our services. The employment arrangements, non-competition agreements and retention agreements we have entered into with our managing directors and other key professional employees and restrictive covenants applicable to our LAM managing directors may not prevent our managing directors and other key professional employees from resigning from practice or competing against us. In addition, these arrangements and agreements have a limited duration and will expire after a certain period of time. Since our transformation to a public company, we continue to be subject to the intense competition in the financial services industry regarding the recruitment and retention of key professionals, and have experienced a few departures from and added to our professional ranks as a result. See “Management—Arrangements with Our Managing Directors” and “Business—Principal Business Lines—Financial Advisory—Staffing.” In connection with our recent transformation to a public company we adopted a compensation policy that provides that our employee compensation and benefits expense, including amounts payable to our managing directors, will not exceed 57.5% of operating revenue. During periods of favorable market conditions we would expect to be able to achieve this target without negatively impacting the financial packages for our managing directors and other key employees. However during periods of adverse market conditions we may face additional retention pressures as a result of potential reductions in payments for services rendered by our managing directors and other key employees. As a result of the intense competition for financial services professionals, we, like our competitors, may not be able to retain each of the key employees and managing directors that we desire to keep and, even if we can, we may not be able to retain them at compensation levels that will allow us to achieve our target ratio of compensation expense-to-operating revenue. We do not believe that our target ratio of compensation expense-to-operating revenue has had a materially adverse impact on the retention of managing directors to date, nor do we believe that their retention, has had a material adverse impact on our ability to achieve this target ratio.

Difficult market conditions can adversely affect our business in many ways, including by reducing the volume of the transactions involving our Financial Advisory business and reducing the value or performance of the assets we manage in our Asset Management business, which, in each case, could materially reduce our revenue or income and adversely affect our financial position.

As a financial services firm, our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. For example, revenue generated by our Financial Advisory business is directly related to the volume and value of the transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and value of mergers and acquisitions transactions may decrease, thereby reducing the demand for our Financial Advisory services and increasing price competition among financial services companies seeking such engagements. Our results of operations would be adversely affected by any such reduction in the volume or value of mergers and acquisitions transactions. In addition, our profitability would be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. The future market and economic climate may deteriorate because of many factors, including rising interest rates or inflation, terrorism or political uncertainty.

Within our Financial Advisory business, we have typically seen that, during periods of economic strength and growth, our Mergers and Acquisitions practice historically has been more active and our Financial Restructuring practice has been less active. Conversely, during periods of economic weakness and slowdown, we typically have seen that our Financial Restructuring practice has been more active and our Mergers and Acquisitions practice has been less active. As a result, our revenue from our Financial Restructuring practice has tended to correlate negatively to our revenue from our Mergers and Acquisitions practice over the course of business cycles. These trends are cyclical in nature and subject to periodic reversal. For example, for the year ended December 31, 2004, Financial Restructuring net revenue was down 61% versus 2003, while Mergers and Acquisitions net revenue was up 15% versus 2003. However, these trends do not cancel out the impact of economic conditions in our Financial Advisory business, which may be adversely affected by a downturn in economic conditions leading to decreased Mergers and Acquisitions practice activity, notwithstanding improvements in our Financial Restructuring practice. Moreover, revenue improvements in our Financial Advisory practice in strong economic conditions could be offset in whole or in part by any related revenue declines in our Financial Restructuring practice. While we generally have experienced a counter-cyclical relationship between our Mergers and Acquisitions practice and our Financial Restructuring practice, this relationship may not continue in the future.

Our Asset Management business also would be expected to generate lower revenue in a market or general economic downturn. Under our Asset Management business’ arrangements, investment advisory fees we receive typically are based on the market value of AUM. Accordingly, a decline in the prices of securities would be expected to cause our revenue and income to decline by:

•	causing the value of our AUM to decrease, which would result in lower investment advisory fees,

•	causing negative absolute performance returns for some accounts which have performance-based incentive fees, resulting in a reduction of revenue from such fees, or

•	causing some of our clients to withdraw funds from our Asset Management business in favor of investments they perceive as offering greater opportunity or lower risk, which also would result in lower investment advisory fees.

If our Asset Management revenue declines without a commensurate reduction in our expenses, our net income will be reduced. In addition, in the event of a market downturn, our merchant banking practice also may be impacted by reduced exit opportunities in which to realize the value of its investments.

A majority of our revenue is derived from Financial Advisory fees, which are not long-term contracted sources of revenue and are subject to intense competition, and declines in our Financial Advisory engagements could have a material adverse effect on our financial condition and results of operations.

We historically have earned a substantial portion of our revenue from advisory fees paid to us by our Financial Advisory clients, which fees usually are payable upon the successful completion of a particular transaction or restructuring. For example, in the year ended December 31, 2004, Financial Advisory services accounted for approximately 60% of our net revenue from continuing operations. We expect that we will continue to rely on Financial Advisory fees for a substantial portion of our revenue for the foreseeable future, and a decline in our advisory engagements or the market for advisory services would adversely affect our business, financial condition and results of operations.

In addition, we operate in a highly competitive environment where typically there are no long-term contracted sources of revenue. Each revenue-generating engagement typically is separately awarded and negotiated. In addition, many businesses do not routinely engage in transactions requiring our services, and, as a consequence, our fee paying engagements with many clients are not likely to be predictable. We also lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other financial advisors and financial institutions and other causes. As a result, our engagements with clients are constantly changing, and our Financial Advisory fees could decline quickly due to the factors discussed above.

There will not be a consistent pattern in our financial results from period to period, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price at which holders of our exchange notes or old notes, if transferable, would be able to sell their notes to decline.

We experience significant fluctuations in revenue and profits. These fluctuations generally can be attributed to the fact that we earn a significant portion of our Financial Advisory revenue upon the successful completion of a merger or acquisition transaction or a restructuring, the timing of which is uncertain and is not subject to our control. In addition, our Asset Management revenue is particularly sensitive to fluctuations in our AUM. Asset Management fees are often based on AUM as of the end of a quarter or month. As a result, a reduction in assets at the end of a quarter or month (as a result of market depreciation, withdrawals or otherwise) will result in a decrease in management fees. As a result of quarterly fluctuations, it may be difficult for us to achieve steady earnings growth on a quarterly basis, which could, in turn, cause the price at which holders of our exchange notes or old notes, if transferable, would be able to sell their notes to decline.

In many cases, we are paid for advisory engagements only upon the successful consummation of the underlying merger or acquisition transaction or restructuring. As a result, our Financial Advisory business is highly dependent on market conditions and the decisions and actions of our clients, interested third parties and governmental authorities. For example, a client could delay or terminate an acquisition transaction because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board of directors or stockholder approvals, failure to secure necessary financing, adverse market conditions or because the target’s business is experiencing unexpected operating or financial problems. Anticipated bidders for assets of a client during a restructuring transaction may not materialize or our client may not be able to restructure its operations or indebtedness due to a failure to reach agreement with its principal creditors. In these circumstances, we often do not receive any advisory fees other than the reimbursement of certain out-of-pocket expenses despite the fact that we devote resources to these transactions. Accordingly, the failure of one or more transactions to close either as anticipated or at all could materially adversely affect our business, financial condition or results of operations. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

If the number of debt defaults, bankruptcies or other factors affecting demand for our Financial Restructuring services declines, or we lose business to certain new entrants to the financial restructuring advisory practice who are no longer precluded from offering such services due to anticipated changes to the U.S. Bankruptcy Code, our Financial Restructuring practice’s revenue could suffer.

We provide various financial restructuring and restructuring-related advice to companies in financial distress or to their creditors or other stakeholders. During 2002 and 2003, we generated a significant part of our Financial Advisory revenue from fees from financial restructuring-related services. A number of factors affect demand for these advisory services, including general economic conditions, the availability and cost of debt and equity financing and changes to laws, rules and regulations, including deregulation or privatization of particular industries and those that protect creditors.

The requirement of Section 327 of the U.S. Bankruptcy Code requiring that one be a “disinterested person” to be employed in a restructuring has recently been modified. While the “disinterested person” definition of the U.S. Bankruptcy Code, as previously in effect, disqualified certain of our competitors, it historically had not often disqualified us from obtaining a role in a restructuring because we have not been a significant underwriter of securities. The change to the “disinterested person” definition causing a person not to be disqualified by means of its status as an underwriter of securities could allow for more financial services firms to compete for restructuring engagements as well as with respect to the recruitment and retention of professionals. If our competitors succeed in being retained in new restructuring engagements, our Financial Restructuring practice, and thereby our results of operations, could be materially adversely affected.

We could lose clients and suffer a decline in our Asset Management revenue and earnings if the investments we choose in our Asset Management business perform poorly or if we lose key employees, regardless of overall trends in the prices of securities.

Investment performance affects our AUM relating to existing clients and is one of the most important factors in retaining clients and competing for new Asset Management business. Poor investment performance could impair our revenue and growth because:

•	existing clients might withdraw funds from our Asset Management business in favor of better performing products, which would result in lower investment advisory fees,

•	our incentive fees, which provide us with a set percentage of returns on some alternative investment and merchant banking funds and other accounts, would decline,

•	third-party financial intermediaries, advisors or consultants may rate our products poorly, which may result in client withdrawals and reduced asset flows from these third parties or their clients, or

•	firms with which we have strategic alliances may terminate such relationships with us, and future strategic alliances may be unavailable.

If key employees were to leave our Asset Management business, whether to join a competitor or otherwise, we may suffer a decline in revenue or earnings and suffer an adverse effect on our financial position. For example, in 2003, we experienced a net outflow in alternative investments AUM of approximately $2.7 billion, mostly due to the departure of a fund manager and related team members in our hedge fund products group. This also resulted in a significant reduction in both management and performance fees. Loss of key employees may occur due to perceived opportunity for promotion, increased compensation, work environment or other individual reasons, some of which may be beyond our control.

Our investment style in our Asset Management business may underperform other investment approaches, which may result in significant client or asset departures or a reduction in AUM.

Even when securities prices are rising generally, performance can be affected by investment style. Many of the equity investment strategies in our Asset Management business share a common investment orientation towards fundamental security selection. We believe this style tends to outperform the market in some market environments and underperform it in others. In particular, a prolonged growth environment may cause our investment strategy to go out of favor with some clients, consultants or third-party intermediaries. In combination with poor performance relative to peers, changes in personnel, extensive periods in particular market environments or other difficulties, this may result in significant client or asset departures or a reduction in AUM.

Because our clients can remove the assets we manage on short notice, we may experience unexpected declines in revenue and profitability.

Our investment advisory contracts are generally terminable upon very short notice. Institutional and individual clients, and firms with which we have strategic alliances, can terminate their relationship with us, reduce the aggregate amount of AUM or shift their funds to other types of accounts with different rate structures for a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. Poor performance relative to other investment management firms tends to result in decreased investments in our investment products, increased redemptions of our investment products, and the loss of institutional or individual accounts or strategic alliances. In addition, the ability to terminate relationships may allow clients to renegotiate for lower fees paid for asset management services.

In addition, in the U.S., as required by the Investment Company Act, each of our investment advisory contracts with the mutual funds we advise or subadvise automatically terminates upon its “assignment.” Each of our other investment advisory contracts subject to the provisions of the Investment Advisers Act of 1940, as amended, as required by this act, provides that the contract may not be “assigned” without the consent of the customer. A sale of a sufficiently large block of shares of our voting securities or other transactions could be deemed an “assignment” in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and could adversely affect our ability to continue managing client accounts.

To the extent that the separation and recapitalization transaction completed on May 10, 2005 may be deemed a technical “assignment” of investment advisory contracts, we have taken the necessary steps to provide clients an opportunity to consent to the continuation of their advisory agreements after the completion of those transactions. In addition, in this case, we have sought approval by the stockholders of the mutual funds managed by LAM for a new advisory agreement and we have obtained the approval of the majority of these mutual funds. In connection with the remaining mutual funds, approval will be sought from the stockholders of such funds at upcoming meetings, and in the event that any of these clients do not consent to a continuation of their agreement, we will lose AUM, which will result in a loss of revenue.

Access to clients through intermediaries is important to our Asset Management business, and reductions in referrals from such intermediaries or poor reviews of our products or our organization by such intermediaries could materially reduce our revenue and impair our ability to attract new clients.

Our ability to market our Asset Management services relies in part on receiving mandates from the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators, investment consultants and other intermediaries. To an increasing extent, our Asset Management business uses referrals from accountants, lawyers, financial planners and other professional advisors. The inability to have this access could materially adversely affect our Asset Management business. In addition, many of these intermediaries review and evaluate our products and our organization. Poor reviews or evaluations of either the particular product or of us may result in client withdrawals or an inability to attract new assets through such intermediaries.

Our historical merchant banking activities involve increased levels of investments in relatively high-risk, illiquid assets, and we may lose some or all of the principal amount that we invest in these activities or fail to realize any profits from these activities for a considerable period of time.

We intend to expand our participation in merchant banking activities through investments in new and successor funds, and we may exercise our option under the business alliance agreement between Lazard Group and LFCM Holdings to acquire the merchant banking business and related principal investments from LFCM Holdings.

The revenue from this business is derived primarily from management fees calculated as a percentage of AUM and incentive fees, which are earned if investments are profitable over a specified threshold. Our ability to form new merchant banking funds is subject to a number of uncertainties, including past performance of our funds, market or economic conditions, competition from other fund managers and the ability to negotiate terms with major investors. In addition, the payments we are entitled to receive from LFCM Holdings under the terms of the business alliance agreement in respect of our continued involvement with LFCM Holdings are based on the carried interests received in connection with LFCM Holdings-managed funds.

In addition, we expect to make principal investments in new merchant banking funds that may be established by us or by LFCM Holdings, and to continue to hold principal investments in several merchant banking funds managed by LFCM Holdings. The kinds of investments made by these funds are generally in relatively high-risk, illiquid assets. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments. Because it may take several years before attractive investment opportunities are identified, some or all of the capital committed by us to these funds is likely to be invested in government securities, other short-term, highly rated debt securities and money market funds that traditionally have offered investors relatively lower returns. In addition, the investments in these funds are adjusted for accounting purposes to fair market value at the end of each quarter, and our allocable share of these gains or losses will affect our revenue, even though such market fluctuations may have no cash impact, which could increase the volatility of our earnings. It takes a substantial period of time to identify attractive merchant banking opportunities, to raise all the funds needed to make an investment and then to realize the cash value of an investment through resale. Even if a merchant banking investment proves to be profitable, it may be several years or longer before any profits can be realized in cash or other proceeds.

We face strong competition from financial services firms, many of whom have the ability to offer clients a wider range of products and services than we can offer, which could lead to pricing pressures that could materially adversely affect our revenue and profitability.

The financial services industry is intensely competitive, and we expect it to remain so. We compete on the basis of a number of factors, including the quality of our employees, transaction execution, our products and services, innovation, reputation and price. We have experienced intense fee competition in some of our businesses in recent years, and we believe that we will experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain increased market share by reducing fees.

We face increased competition due to a trend toward consolidation. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking, including financial advisory services, with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our businesses.

An inability to access the debt and equity capital markets as a result of our debt and equity security obligations, credit ratings or other factors could impair our liquidity, increase our borrowing costs or otherwise adversely affect our competitive position or results of operations.

As of June 30, 2005, Lazard Group and its subsidiaries had approximately $1.3 billion in debt outstanding. This debt has certain mandated payment obligations, which may constrain our ability to operate our business. In addition, in the future we may need to incur debt or issue equity in order to fund our working capital requirements or refinance existing indebtedness, as well as to make acquisitions and other investments. The amount of our debt obligations may impair our ability to raise debt or issue equity for financing purposes. Our access to funds also may be impaired if regulatory authorities take significant action against us, or if we discover that any of our employees had engaged in serious unauthorized or illegal activity. In addition, our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place us on “credit watch” with negative implications at any time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We may pursue acquisitions or joint ventures that could present unforeseen integration obstacles or costs.

We have in the past pursued joint ventures and other transactions aimed at expanding the geography and scope of our operations. In 2002 we entered into a business alliance in Italy with Banca Intesa S.p.A., or “Intesa,” and we recently established a joint venture in Brazil with Signatura Advisors Ltda. We also have entered into a cooperation arrangement with IXIS to promote mutually beneficial revenue production and sharing relating to cooperation activities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Business—Principal Business Lines—Financial Advisory—Relationship with IXIS.” We expect to continue to explore partnership opportunities that we believe to be attractive. In addition, with publicly traded securities to potentially use to finance acquisitions, we believe that we will have greater opportunities and flexibility to pursue acquisitions and other similar transactions. While we are not currently in negotiations with respect to new material acquisitions or material joint ventures, we routinely assess our strategic position and may in the future seek acquisitions or other transactions to further enhance our competitive position.

Acquisitions and joint ventures involve a number of risks and present financial, managerial and operational challenges, including potential disruption of our ongoing business and distraction of management, difficulty with integrating personnel and financial and other systems, hiring additional management and other critical personnel and increasing the scope, geographic diversity and complexity of our operations. Our clients may react unfavorably to our acquisition and joint venture strategy, we may not realize any anticipated benefits from acquisitions, and we may be exposed to additional liabilities of any acquired business or joint venture, any of which could materially adversely affect our revenue and results of operations.

Employee misconduct could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm, and this type of misconduct is difficult to detect and deter.

Recently, there have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry generally, and we run the risk that employee misconduct could occur in our business as well. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. Our Financial Advisory business often requires that we deal with client confidences of great significance to our clients, improper use of which may harm our clients or our relationships with our clients. Any breach of our clients’ confidences as a result of employee misconduct may impair our ability to attract and retain Financial Advisory clients and may subject us to liability. Similarly, in our Asset Management business, we have authority over client assets, and we may, from time to time, have custody of such assets. In addition, we often have discretion to trade client assets on the client’s behalf and must do so acting in the best interests of the client. As a result, we are subject to a number of obligations and standards, and the violation of those obligations or standards may adversely affect our clients and us. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases.

The financial services industry faces substantial litigation and regulatory risks, and we may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

As a financial services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. Moreover, our role as advisor to our clients on important mergers and acquisitions or restructuring transactions involves complex analysis and the exercise of professional judgment, including, if appropriate, rendering “fairness opinions” in connection with mergers and other transactions.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our Financial Advisory activities may subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders, under securities or other laws for materially false or misleading statements made in connection with securities and other transactions and potential liability for the fairness opinions and other advice provided to participants in corporate transactions. In our Asset Management business, we make investment decisions on behalf of our clients which could result in substantial losses. This also may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Our engagements typically include broad indemnities from our clients and provisions designed to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be adhered to in all cases. We also are subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time. As a result, we may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business.

Other operational risks may disrupt our businesses, result in regulatory action against us or limit our growth.

Our business is dependent on communications and information systems, including those of our vendors. Any failure or interruption of these systems, whether caused by fire, other natural disaster, power or telecommunications failure, act of terrorism or war or otherwise, could materially adversely affect our operating results. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate.

Particularly in our Asset Management business, we rely heavily on our financial, accounting, trading, compliance and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand these capabilities in the future to avoid disruption of, or constraints on, our operations.

Extensive regulation of our businesses limits our activities and results in ongoing exposure to the potential for significant penalties, including fines or limitations on our ability to conduct our businesses.

The financial services industry is subject to extensive regulation. We are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the U.S., are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements.

We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or be prohibited from engaging in some of our business activities. In addition, the regulatory environment in which we operate is subject to modifications and further regulation. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to us and our clients also may adversely affect our business, and our ability to function in this environment will depend on our ability to constantly monitor and react to these changes. For example, the European Union Financial Conglomerates Directive requires that we, along with a number of our competitors, be subject to consolidated supervision by a primary regulatory authority. As a result, we are in discussions with regulatory authorities regarding establishing consolidated supervision of our business, and we may be required to increase our regulatory capital. This requirement may adversely affect our profitability and result in other increased costs. Certain U.K. subsidiaries of Lazard Group, namely Lazard & Co., Limited, Lazard Brothers & Co., Limited, Lazard Fund Managers Limited and Lazard Asset Management Limited, which we refer to in this prospectus as, the “U.K. subsidiaries,” are regulated by the Financial Services Authority, which we refer to as the “FSA.” Recent changes to FSA rules may result in Lazard & Co., Limited being required to calculate its consolidated regulatory net capital on a basis consistent with U.K. statutory reporting. As a result, the assets and liabilities of entities within the subgroup of Lazard & Co., Holdings Limited, not all of which are regulated by the FSA, may now be required to be included in Lazard & Co., Limited’s calculation of consolidated regulatory net capital. We have entered into discussion with the FSA in relation to this matter. We presently estimate that at June 30, 2005, the aggregate regulatory net capital of the U.K. subsidiaries was $170.0 million, which exceeded the minimum requirement by $87.2 million. The results of the discussions with the FSA may, however, have a material adverse effect on these amounts. See “Business—Regulation.”

In addition, the regulatory environment in which our clients operate may impact our business. For example, changes in antitrust laws or the enforcement of antitrust laws could affect the level of mergers and acquisitions activity and changes in state laws may limit investment activities of state pension plans. See “Business—Regulation” for a further discussion of the regulatory environment in which we conduct our businesses.

In particular, for asset management businesses in general, there have been a number of highly publicized regulatory inquiries that focus on the mutual funds industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for mutual funds and their investment managers. This regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our Asset Management business, and may otherwise limit our ability to engage in certain activities.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, these policies and procedures may result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

Specific regulatory changes also may have a direct impact on the revenue of our Asset Management business. In addition to regulatory scrutiny and potential fines and sanctions, regulators continue to examine different aspects of the asset management industry. For example, the use of “soft dollars,” where a portion of commissions paid to broker-dealers in connection with the execution of trades also pays for research and other services provided to advisors, may in the future be limited or prohibited. Although a substantial portion of the research relied on by our Asset Management business in the investment decision-making process is generated internally by our investment analysts, external research, including external research paid for with soft dollars, is important to the process. This external research generally is used for information gathering or verification purposes, and includes broker-provided research, as well as third-party provided databases and research services. For the year ended December 31, 2004, our Asset Management business obtained research and other services through soft dollar arrangements, the total cost of which we estimate to be approximately $8.5 million. If the use of soft dollars is limited or prohibited, we may have to bear these costs. In addition, new regulation regarding the annual approval process for mutual fund advisory agreements may result in the reduction of fees or possible terminations of these agreements. These regulatory changes and other proposed or potential changes, including changes in compensation for mutual fund sales, may result in a reduction of revenue associated with the Asset Management business.

Fluctuations in foreign currency exchange rates could lower our net income or negatively impact the portfolios of our Asset Management clients and may affect the levels of our AUM.

Because our financial statements are denominated in U.S. dollars and, in the year ended December 31, 2004 and the six month period ended June 30, 2005, we received approximately 41% and 47% of our revenue from continuing operations in other currencies, respectively, predominantly in euros and British pounds, we are exposed to fluctuations in foreign currencies. In addition, we pay a significant amount of our expenses in such currencies. The exchange rates of these currencies versus the U.S. dollar may affect our net income. We do not generally hedge such non-dollar foreign exchange rate exposure arising in our subsidiaries outside of the U.S. Fluctuations in foreign currencies may also make period to period comparisons of our results of operations difficult.

Foreign currency fluctuations also can impact the portfolios of our Asset Management clients. Client portfolios are invested in securities across the globe, although most portfolios are in a single base currency. Foreign currency fluctuations can adversely impact investment performance for a client’s portfolio. In addition, foreign currency fluctuations may affect the levels of our AUM. As our AUM include significant assets that are denominated in currencies other than U.S. dollars, an increase in the value of the U.S. dollar relative to non-U.S. currencies may result in a decrease in the dollar value of our AUM, which, in turn, would result in lower U.S. dollar denominated revenue in our Asset Management business. While this risk may be limited by foreign currency hedging, some risks cannot be hedged and there is no guarantee that our hedging activity will be successful. Poor performance may result in decreased AUM, including as a result of withdrawal of client assets or a decrease in new assets being raised in the relevant product.

Earnings of Lazard Group allocable to LAZ-MD Holdings may be taxed at higher tax rates than earnings allocable to Lazard Ltd, which may result in less cash being available to Lazard Group than would otherwise be available to it.

Lazard Ltd estimates that its share of the earnings of Lazard Group will be taxed at an effective rate of approximately 28%. As a result of their indirect interests in Lazard Group prior to exchange of those interests, however, we estimate that the managing directors of Lazard Group and other owners of LAZ-MD Holdings are likely to pay tax at a higher rate on their allocable share of Lazard Group’s earnings than Lazard Ltd will. Lazard Group will make tax-related distributions based on the higher of the effective income and franchise tax rate applicable to Lazard Ltd’s subsidiaries that hold the Lazard Group common membership interests and the weighted average income tax rate (based on income allocated) applicable to LAZ-MD Holdings’ members, determined in accordance with Lazard Group’s operating agreement. Therefore, because distributions by Lazard Group to its members will be made on a pro rata basis, tax-related distributions to Lazard Ltd’s subsidiaries are expected to exceed the taxes Lazard Ltd’s subsidiaries actually pay or expect to pay. This may result in less cash being available to Lazard Group than would otherwise be available to it, and in cash being held by Lazard Ltd’s subsidiaries in excess of what they actually pay for taxes or hold for expected future payments. Prior to the third anniversary of the consummation of the separation and recapitalization and thereafter, Lazard Ltd expects to issue a dividend to its stockholders of any such excess cash. In the event that tax rates applicable to members of LAZ-MD Holdings increase, the pro rata distributions from Lazard Group to its members, including Lazard Ltd’s subsidiaries, may increase correspondingly.

A number of our managing directors and other professional employees own rights to participate in the equity value, but not the earnings, in one of the principal operating subsidiaries of our Asset Management business, which could result in those persons receiving additional payments due to future actions with respect to that business.

The managing directors of LAM and other LAM employees hold LAM equity units. These LAM equity units entitle their holders to payments in connection with selected fundamental transactions affecting Lazard Group or LAM, including a dissolution or a sale of all or substantially all of the assets of Lazard Group or LAM, a merger of, or sale of all of the interests in, LAM whereby Lazard Group ceases to own a majority of or have the right to appoint a majority of the board of directors of LAM, or a non-ordinary course sale of assets by LAM that exceeds $50 million in value. These persons did not receive LAZ-MD Holdings exchangeable interests in connection with the separation and recapitalization transactions, but retained their existing LAM equity units.

As a general matter, in connection with a fundamental transaction that triggers the LAM equity units, the holders of the LAM equity units would be entitled in the aggregate to 23.40% of the net proceeds or imputed valuation of LAM in such transaction after deductions for payment of creditors of LAM and the return of capital in LAM. Holders of LAM equity units may not necessarily be employed by us at the time of such event, and, to the extent that their units were vested, they would remain entitled to any such payment. As of June 30, 2005, LAM’s capital for these purposes totaled approximately $70 million, of which approximately $18 million was owned by the managing directors and employee members of LAM, with the remainder owned by us through our subsidiaries. On and after January 1, 2006, the board of directors of LAM, a majority of which is appointed by us, may, in its discretion, grant, subject to specified vesting conditions, LAM equity interests that include profit rights to managing directors of, and other persons providing services to, LAM, as a portion of their ongoing compensation. The provisions of the LAM limited liability company agreement that govern the LAM equity units may impair our ability to sell assets or securities of LAM in the future or otherwise limit our operational flexibility and could result in a substantial amount of consideration being payable to key employees of our Asset Management business, impairing our ability to retain these persons and adversely affecting our business, results of operations or financial condition.

The reorganization of our business from a privately held firm to a publicly traded company may adversely affect our ability to recruit, retain and motivate key employees.

In connection with the separation and recapitalization, the working members received LAZ-MD Holdings exchangeable interests that will in the future be effectively exchangeable for shares of Lazard Ltd’s common stock. Our managing directors who were working members at the time of the separation received these LAZ-MD Holdings exchangeable interests, other than the managing directors of LAM, who continued to hold their LAM equity units. The ownership of, and the ability to realize equity value from, these LAZ-MD Holdings exchangeable interests and underlying shares of Lazard Ltd’s common stock is not dependent upon a managing director’s continued employment with our company, and our managing directors are not restricted from leaving Lazard by the potential loss of the value of these membership interests. In addition, assuming these LAZ-MD Holdings exchangeable interests were exchangeable and were all so exchanged on the date of this prospectus, our managing directors would collectively hold, as of August 31, 2005, approximately 62,119,000 shares of Lazard Ltd’s common stock representing approximately 62.4% of the outstanding shares of Lazard Ltd’s common stock. These shares of common stock, upon full exchange, will ultimately be a more liquid security than their former membership interests in Lazard Group.

The LAZ-MD Holdings exchangeable interests are subject to restrictions on transfer and the timing of exchange. Most of these restrictions on the timing of exchange will survive for only a limited period and will permit our managing directors to leave Lazard without losing any of their LAZ-MD Holdings exchangeable interests or underlying shares of Lazard Ltd’s common stock. In addition, we agreed that working members, including our non-LAM managing directors, who had capital interests and rights at Lazard Group that were exchanged in the separation for capital interests and rights in LAZ-MD Holdings will have those LAZ-MD Holdings capital interests and rights redeemed or otherwise paid out in four equal installments on each of the first four anniversaries of the closing of the separation and recapitalization. After the separation, our managing directors held approximately $110 million of the LAZ-MD Holdings redeemable capital interests. For a description of the terms of these exchangeable interests, see “Management—Arrangements with Our Managing Directors—The Retention Agreements in General.” Consequently, the steps we have taken to encourage the continued service of these individuals may not be effective.

Our policy is to set our total compensation and benefits expense, including amounts payable to our managing directors, at a level not to exceed 57.5% of our operating revenue, such that after considering other operating costs we may realize our operating profit margin goals. Compensation and benefits expense (calculated excluding amounts related to the separated businesses but including payments for minority interest for services rendered by LAM managing directors and employee members of LAM and services rendered by other managing directors) was approximately 74% of operating revenue for the year ended December 31, 2004. As a result, our managing directors may receive less income than they otherwise would have received prior to the separation and recapitalization, and such reduction (and the belief that a reduction may occur) could make it more difficult to retain them. While we believe the equity public offering should promote retention and recruitment, some managing directors and other employees may be more attracted to the benefits of working at a private, controlled partnership and the prospects of becoming a partner. The impact of the separation on our managing directors and other employee retention and recruitment is uncertain. For a description of the compensation plan for our senior professionals implemented after the separation and recapitalization transactions, see “Management.”

Our financial performance depends on our ability to achieve our target compensation expense level, and the failure to achieve this target level may materially adversely affect our results of operations and financial position.

A key driver of our profitability is our ability to generate revenue while achieving our compensation expense levels. During 2002, 2003 and 2004, following the hiring of new senior management, we invested significant amounts in the recruitment and retention of senior professionals in an effort to reinvest in the intellectual capital of our business. We made distributions to our managing directors that exceeded our net income allocable to members in respect of 2002, 2003 and 2004.

We intend to operate at our target level of compensation and benefits expense, which may entail reducing payments to our managing directors. Compensation and benefits expense (calculated excluding amounts related to the separated businesses but including payments for minority interest for services rendered by LAM managing directors and employee members of LAM and services rendered by other managing directors) was approximately 74% of operating revenue for the year ended December 31, 2004. Our policy is that our compensation and benefits expense will not exceed 57.5% of operating revenue each year. Increased competition for senior professionals, changes in the financial markets generally or other factors could prevent us from reaching this objective. Failure to achieve this target ratio may materially adversely affect our results of operations and financial position. For more information on our compensation and benefits expense, see “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Net Income Allocable to Members.”

Lazard Ltd is controlled by LAZ-MD Holdings and, through the LAZ-MD Holdings stockholders’ agreement, by the working members, whose interests may differ from those of other stockholders and our note holders.

LAZ-MD Holdings holds Lazard Ltd’s Class B common stock. Pursuant to the LAZ-MD Holdings stockholders’ agreement, the members of LAZ-MD Holdings party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. The voting power associated with the Class B common stock is intended to mirror the working members’ indirect economic interest in Lazard Group. Through the LAZ-MD Holdings stockholders’ agreement, the working members will initially be effectively able to exercise control over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions, and other matters affecting the working members. This voting power may have the effect of delaying or preventing a change in control of Lazard Ltd. See “—We may have potential business conflicts of interest with LAZ-MD Holdings and LFCM Holdings with respect to our past and ongoing relationships that could harm our business operations,” “Management,” and “Certain Relationships and Related Transactions.”

The historical financial information of Lazard Group contained in this prospectus may not be representative of our results as a separate, independent public company.

Because Lazard Group had, prior to the separation and recapitalization, operated as a limited liability company that was treated as a partnership for U.S. federal income tax purposes with its managing directors also being members of Lazard Group, payments for services rendered by Lazard Group’s managing directors were accounted for as distributions from members’ capital, or in some cases as minority interest expense. Because Lazard Group historically has operated as an entity treated as a partnership in the U.S., Lazard Group has paid little or no taxes on profits in the U.S., other than New York City UBT. As a result, Lazard Group’s operating income prior to the separation and recapitalization did not reflect most payments for services rendered by its managing directors and provision for income taxes has not reflected U.S. corporate federal income taxes.

Reorganizing our business from a privately held firm to a publicly traded company may result in increased administrative and regulatory costs and burdens that are not reflected in the historical financial statements of Lazard Group, which could adversely affect our results of operations. Before 2000, our business was operated under separate and independent firms or private limited companies organized on a country-by-country basis. Starting with the unification of our various Houses under Lazard Group in 2000 and continuing with our transition to a publicly traded company through Lazard Ltd, we have sought and are continuing to implement improvements to our administrative functions, including our compliance and control systems. In addition, as Lazard Ltd is a publicly traded company, we have implemented and are implementing additional regulatory and administrative procedures and processes for the purpose of addressing the standards and requirements applicable to public companies, including under the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” and related regulatory initiatives. The costs of implementing these steps may be significant.

Prior to the separation, Lazard Group’s businesses, which then included the separated businesses, also were able to rely, to some degree, on the earnings, assets and cash flow of each other for capital and cash flow requirements. Accordingly, Lazard Group’s historical results of operations and financial position are not necessarily indicative of the consolidated results of operations and financial position of Lazard Group after completion of the separation. For additional information about the past financial performance and the basis of presentation of the historical financial statements, see “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and the Lazard Group historical financial statements and related notes included elsewhere in this prospectus.

The pro forma financial information in this prospectus may not permit you to predict our costs of operations, and the estimates and assumptions used in preparing our pro forma financial information may be materially different from our actual experience as a separate, independent company.

In preparing the pro forma financial information in this prospectus, we have made adjustments to the historical financial information of Lazard Group based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the separation and recapitalization. Some of these adjustments include, among other items, a deduction and charge to earnings of estimated income taxes based on an estimated tax rate, estimated salaries, payroll taxes and benefits for our managing directors. These and other estimates and assumptions used in the calculation of the pro forma financial information in this prospectus may be materially different from our actual experience as a separate, independent company in the future. The pro forma financial information in this prospectus does not purport to represent what Lazard Group’s results of operations would actually have been had Lazard Group operated as a separate, independent company during the periods presented, nor do the pro forma data give effect to any events other than those discussed in the unaudited pro forma financial information and related notes. See “Unaudited Pro Forma Financial Information.”

Lazard Group and its predecessors have undergone significant transformations in recent years, and we will continue our efforts to transform our business and operations going forward, which may disrupt the regular operations of our business.

Since the unification of the Houses of Lazard in 2000, Lazard Group has experienced a succession of transformative events, including the hiring of Mr. Wasserstein, the retention of new senior management and the hiring or promotion of a large number of new managing directors, as well as the separation and recapitalization transactions. Lazard Group’s efforts to transform our businesses are expected to continue, including by implementing and maintaining standards and procedures required of public companies such as certifications and compliance with the internal controls requirements of Section 404 of the Sarbanes-Oxley Act. The continued evolution of Lazard Group may have resulted, and in the future may result, in disruption to the regular operations of our business, including our ability to attract and complete current and future engagement opportunities with clients, increased difficulty in retaining senior professionals and managing and growing our businesses, the occurrence of any of which could materially adversely affect our business, financial condition and results of operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business.

We are in the process of documenting our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments within a specified time period following the equity public offering. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business.

LAZ-MD Holdings, Lazard Group, LFCM Holdings and Lazard Ltd entered into various arrangements, including the master separation agreement, which contain cross-indemnification obligations of LAZ-MD Holdings, Lazard Group, LFCM Holdings and Lazard Ltd, that any party may be unable to satisfy.

The master separation agreement that Lazard Ltd entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings provides, among other things, that LFCM Holdings generally will indemnify Lazard Ltd, Lazard Group and LAZ-MD Holdings for losses that we incur arising out of, or relating to, the separated businesses and the businesses conducted by LFCM Holdings and losses that Lazard Ltd, Lazard Group or LAZ-MD Holdings incur arising out of, or relating to, LFCM Holdings’ breach of the master separation agreement. In addition, LAZ-MD Holdings generally will indemnify Lazard Ltd, Lazard Group and LFCM Holdings for losses that they incur arising out of, or relating to, LAZ-MD Holdings’ breach of the master separation agreement. Our ability to collect under the indemnities from LAZ-MD Holdings or LFCM Holdings depends on their financial position. For example, persons may seek to hold us responsible for liabilities assumed by LAZ-MD Holdings or LFCM Holdings. If these liabilities are significant and we are held liable for them, we may not be able to recover any or all of the amount of those losses from LAZ-MD Holdings or LFCM Holdings should either be financially unable to perform under their indemnification obligations.

We currently have a number of ongoing obligations in respect of which, pursuant to the master separation agreement and other ancillary agreements, LFCM Holdings is providing certain indemnities. For example, we entered into an arrangement with LFCM Holdings relating to the costs of excess space in the U.K. LFCM Holdings will pay to Lazard Group the lease costs of up to a maximum of $29 million in the aggregate under these arrangements. In addition, as reflected in the notes to our consolidated financial statements, as of December 31, 2004, our principal U.K. pension plan had a deficit of approximately $95 million (approximately 49.2 million British pounds). This deficit would ordinarily be funded over time. Lazard Group has been in discussions with the trustees of the pension plans aimed at reaching agreement regarding a deficit reduction plan. In the third quarter of 2005, agreements were executed between Lazard Group and the trustees of the plans dealing with a plan for future funding of the deficit as well as with asset allocation. Irrespective of the terms of these agreements, in considering their duties to beneficiaries, the trustees also have the power to change the asset allocation. Any changes in the asset allocation could increase or decrease the unfunded liability that would be funded over time, depending on asset mix, any increase in liabilities and investment returns. It is also the case that the pensions regulator in the U.K. may have the power to require contributions to be made to plans, and to impose support in respect of the funding of plans by related companies other than the direct obligors. As part of the separation, Lazard Group made a contribution to LFCM Holdings of $55 million in connection with the provision by LFCM Holdings of support relating to U.K. pension liabilities and other indemnities.

Contributions of approximately $31 million (or 16.4 million British pounds) were made to Lazard Group’s defined benefit pension plans in the U.K. during the first half of 2005, of which 15.0 million British pounds were reimbursed by LFCM Holdings.

Lazard Group will make further payments amounting to 16.4 million British pounds on June 1, 2006, 8.2 million British pounds on June 1, 2007 and 8.2 million British pounds on June 1, 2008. Relating to the June 1, 2006 payment, Lazard Group recorded a receivable of approximately $26.8 million from LFCM Holdings relating to the 15 million British pounds which LFCM Holdings is obligated to reimburse Lazard Group. In the event that LFCM Holdings is unable to perform under such arrangements for any reason, we would remain fully liable.

In addition, Lazard Group generally will indemnify LFCM Holdings and LAZ-MD Holdings for liabilities related to Lazard Group’s businesses and Lazard Group will indemnify LFCM Holdings and LAZ-MD Holdings for losses that they incur to the extent arising out of, or relating to, Lazard Group’s or Lazard Ltd’s breach of the master separation agreement. Several of the ancillary agreements that Lazard Group entered into together with the master separation agreement also provide for separate indemnification arrangements. For example, under the administrative services agreement, Lazard Group provides a range of services to LFCM Holdings, including information technology, general office and building services and financing and accounting services, and LFCM Holdings will generally indemnify Lazard Group for liabilities that Lazard Group incurs arising from the provision of these services absent Lazard Group’s intentional misconduct. Lazard Group may face claims for indemnification from LFCM Holdings and LAZ-MD Holdings under these provisions regarding matters for which Lazard Group has agreed to indemnify them. If these liabilities are significant, Lazard Group may be required to make substantial payments, which could materially adversely affect our results of operations.

We have potential conflicts of interest with LAZ-MD Holdings and LFCM Holdings, and LAZ-MD Holdings and LFCM Holdings could each act in a way that favors its interests to our detriment.

As of August 31, 2005, LAZ-MD Holdings holds approximately 62.4% of Lazard Ltd’s voting power through Lazard Ltd’s single share of Class B common stock and 62.4% of the outstanding Lazard Group common membership interests. In addition, LAZ-MD Holdings’ board of directors is composed of five individuals, all of whom are managing directors or officers of Lazard Ltd, including its Vice Chairman and its President. Lazard Group’s board of directors and executive officers are the same as those of Lazard Ltd. The voting and equity ownership of LAZ-MD Holdings and its members, and the service of officers and managing directors of our company as directors of LAZ-MD Holdings, could create conflicts of interest when LAZ-MD Holdings and those directors and officers are faced with decisions that could have different implications for LAZ-MD Holdings and us, including potential acquisitions of businesses, the issuance or disposition of securities by us, the election of new or additional directors of Lazard Ltd, the payment of dividends by Lazard Ltd and Lazard Group, our relationship with LFCM Holdings and other matters. We also expect that LAZ-MD Holdings will manage its ownership of us so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in Lazard Ltd above a majority absent an applicable exemption from the Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of Lazard Ltd’s common stock or securities convertible or exchangeable into shares of Lazard Ltd’s common stock that would dilute LAZ-MD Holdings’ voting power in Lazard Ltd.

Since the members of LAZ-MD Holdings are entitled to individually direct the vote of Lazard Ltd’s Class B common stock on an as-if-exchanged basis and also own and control LFCM Holdings, their control of LAZ-MD Holdings and the vote of the share of Lazard Ltd’s Class B common stock gives rise to potential conflicts between LFCM Holdings and LAZ-MD Holdings, on the one hand, and our company, on the other hand, as discussed below.

In addition, Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm that may compete with LFCM Holdings’ or our merchant banking fund management activities. See “Certain Relationships and Related Transactions—Certain Relationships with Our Directors, Executive Officers and Employees—Relationships Involving Employee Directors and Executive Officers.”

We may have potential business conflicts of interest with LAZ-MD Holdings and LFCM Holdings with respect to our past and ongoing relationships that could harm our business operations.

Pursuant to the LAZ-MD Holdings stockholders’ agreement, LAZ-MD Holdings will vote the single share of Class B common stock, which, as of August 31, 2005, currently represents approximately 62.4% of Lazard Ltd’s voting power, as directed by its individual members who are party to that agreement, all of whom are working members, including managing directors of our business. These same persons own and control LFCM Holdings, which holds the separated businesses. In addition, our President is the Chairman of LFCM Holdings, and several employees of Lazard provide services to LFCM Holdings. Conflicts of interest may arise between LFCM Holdings and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefits, indemnification and other matters arising from the separation,

•	intellectual property matters,

•	business combinations involving us,

•	business operations or business opportunities of LFCM Holdings or us that would compete with the other party’s business opportunities, including investment banking by us and the management of merchant banking funds by LFCM Holdings, particularly as some of the managing directors provide services to LFCM Holdings,

•	the terms of the master separation agreement and related ancillary agreements, including the operation of the merchant banking fund management business and Lazard Group’s option to purchase the business,

•	the nature, quality and pricing of administrative services to be provided by us, and

•	the provision of services by two of our managing directors to LFCM Holdings.

In addition, the administrative services agreement commits us to provide a range of services to LFCM Holdings and LAZ-MD Holdings, which could require the expenditure of significant amounts of time by our management. Our agreements with LAZ-MD Holdings and LFCM Holdings may be amended upon agreement of the parties to those agreements. During the time that we are controlled by LAZ-MD Holdings, LAZ-MD Holdings may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

The use of the “Lazard” brand name by subsidiaries of LFCM Holdings may expose us to reputational harm that could affect our operations and adversely affect our financial position should these subsidiaries take actions that damage the brand name.

The “Lazard” brand name has over 150 years of heritage, connoting, we believe, world-class professional advice, independence and global capabilities with deeply rooted, local know-how. LFCM Holdings operates as a separate legal entity, and Lazard Group licensed to subsidiaries of LFCM Holdings that operate the separated businesses the use of the “Lazard” brand name for certain specified purposes, including in connection with merchant banking fund management and capital markets activities. As these subsidiaries of LFCM Holdings historically have and will continue to use the “Lazard” brand name, and because we no longer control these entities, there is a risk of reputational harm to us if these subsidiaries have, or in the future, were to, among other things, engage in poor business practices, experience adverse results or otherwise damage the reputational value of the “Lazard” brand name. These risks could expose us to liability and also may adversely affect our revenue and our business prospects.

The separation and recapitalization transactions may be challenged by creditors as a fraudulent transfer or conveyance, and, should a court agree with such a challenge, equityholders and creditors of the entity held liable could be adversely affected.

While we do not believe that any of the separation and recapitalization transactions resulted in a fraudulent conveyance or transfer, if a court in a suit by an unpaid creditor or representative of creditors of Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings, such as a trustee in bankruptcy, or Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings itself, as debtor-in-possession in a reorganization case under Title 11 of the U.S. Bankruptcy Code, were to find that:

•	any of the separation and recapitalization transactions (or any related transactions) were undertaken for the purpose of hindering, delaying or defrauding creditors of Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable), or

•	Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable) received less than reasonably equivalent value or fair consideration in connection with any of the separation and recapitalization transactions and (i) Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable) was insolvent immediately prior to, or was rendered insolvent by, the separation or recapitalization transactions, (ii) Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable) immediately prior to, or as of the effective time of, the completion of any of the separation and recapitalization transactions, and after giving effect thereto, intended or believed that it would be unable to pay its debts as they became due, or (iii) the capital of Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings (as applicable) immediately prior to or, at the effective time of, the completion of any of the separation and recapitalization transactions, and after giving effect thereto, was inadequate to conduct its business, then that court could determine that any of the separation and recapitalization transactions violated applicable provisions of the U.S. Bankruptcy Code or applicable state fraudulent transfer or conveyance laws. This determination would permit the bankruptcy trustee, debtor-in-possession or unpaid creditors to rescind the separation or recapitalization transactions, to subordinate or render unenforceable the debt incurred in furtherance thereof, or to require Lazard Group, Lazard Ltd, LAZ-MD Holdings or LFCM Holdings or the historical partners, as the case may be, to fund liabilities for the benefit of creditors. Equityholders and creditors of the entity held liable as a result of such determination would be adversely affected to the extent such entity is required to surrender value to satisfy its liability.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if:

•	the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation,

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured, or

•	it is generally not paying its debts as they become due.

Similar provisions would also apply in any other jurisdiction in which the separation and recapitalization transactions take effect.

If Lazard Ltd were deemed an “investment company” under the Investment Company Act as a result of its ownership of Lazard Group, applicable restrictions could make it impractical for us to continue our business as contemplated and could materially adversely affect our business, financial condition and results of operation.

We do not believe that Lazard Ltd is an “investment company” under the Investment Company Act, because Lazard Ltd has the power to appoint and remove the Lazard Group managing member. If Lazard Ltd were to cease participation in the management of Lazard Group or not be deemed to have a majority of the voting power of

Lazard Group, its interest in Lazard Group could be deemed an “investment security” for purposes of the Investment Company Act. Similarly, we do not believe that LAZ-MD Holdings is an “investment company” under the Investment Company Act, because LAZ-MD Holdings currently holds a majority of Lazard Ltd’s voting power through Lazard Ltd’s Class B common stock, and Lazard Ltd owns a majority of the voting power of Lazard Group. If LAZ-MD Holdings ceases to hold a majority of the voting power of Lazard Ltd, or Lazard Ltd ceases to hold a majority of the voting power of Lazard Group, LAZ-MD Holdings’ interests in Lazard Group could be deemed an “investment security” for purposes of the Investment Company Act. Generally, a person is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. Lazard Ltd has no material assets other than direct and indirect ownership of Lazard Group common membership interests and its controlling interest in Lazard Group. A determination that this investment was an investment security could result in Lazard Ltd being an investment company under the Investment Company Act and becoming subject to the registration and other requirements of the Investment Company Act. Similarly, LAZ-MD Holdings has no material assets other than its ownership of Lazard Group common membership interests, Lazard Ltd’s Class B common stock and cash. A reduction of LAZ-MD Holdings’ voting power in Lazard Ltd to less than a majority or a determination that the Lazard Group common membership interests is an investment security could result in LAZ-MD Holdings being an investment company under the Investment Company Act, unless an exemption is available, and becoming subject to the registration and other requirements of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed prescriptions for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. Lazard Ltd intends to conduct its operations, and expects that LAZ-MD Holdings will conduct its operations, so that neither Lazard Ltd nor LAZ-MD Holdings, respectively, will be deemed to be an investment company under the Investment Company Act. However, if anything were to happen which would cause Lazard Ltd or LAZ-MD Holdings to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on its or our capital structure, ability to transact business with affiliates (including LAZ-MD Holdings or us, as the case may be) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements, including the master separation agreement and related agreements and the transactions contemplated by those agreements, between and among Lazard Ltd, LAZ-MD Holdings, Lazard Group and LFCM Holdings or any combination thereof and materially adversely affect our business, financial condition and results of operations.

Risks Related to this Exchange Offer and the Notes

As is the case with the old notes, Lazard Group is the sole obligor under the exchange notes. Neither Lazard Ltd nor Lazard Group’s subsidiaries will guarantee Lazard Group’s obligations under the exchange notes and they do not have any obligation with respect to such notes. The exchange notes will be effectively subordinated to Lazard Group’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and structurally subordinated to all indebtedness and other obligations of Lazard Group’s subsidiaries.

Lazard Group has no operations of its own and derives all of its revenue and cash flow from its subsidiaries. Neither Lazard Ltd nor Lazard Group’s subsidiaries guaranteed the old notes or will guarantee the exchange notes. Lazard Ltd and Lazard Group’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets will be structurally subordinated to the claims of any subsidiary’s creditors, including trade creditors and holders of debt of those subsidiaries. As a result, the old notes are and the exchange notes will be structurally subordinated to the prior payment of all of the debts (including trade payables) of Lazard Group’s subsidiaries. Lazard Group’s subsidiaries have a significant amount of indebtedness. The total balance sheet liabilities of our subsidiaries as of June 30, 2005, excluding unused commitments made by lenders, were approximately $1.9 billion, including $259 million of indebtedness. Of this subsidiary indebtedness, a financing subsidiary of ours issued a $150 million subordinated note that Lazard Group has guaranteed, and Lazard Group’s obligation under the guarantee is subordinated to the notes. The indenture does not contain any limitations on the amount of additional debt that Lazard Group and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of our subsidiaries, in which case this debt would be effectively senior in right of payment to the notes.

Lazard Group is a holding company and therefore depends on its subsidiaries to service its obligations under the exchange notes and its other indebtedness. Lazard Group’s ability to repay such notes depends upon the performance of its subsidiaries and their ability to make distributions to Lazard Group.

Lazard Group depends on its subsidiaries, which conduct the operations of our businesses, for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on the exchange notes and the old notes. However, none of Lazard Group’s subsidiaries is obligated to make funds available to it for payment on these notes. In addition, legal and contractual restrictions in agreements governing other current and future indebtedness, as well as financial condition, minimum regulatory net capital and similar requirements and operating requirements of Lazard Group’s subsidiaries, currently limit and may, in the future, limit Lazard Group’s ability to obtain cash from its subsidiaries. The earnings from, or other available assets of Lazard Group’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable Lazard Group to make payments in respect of these notes when such payments are due. In addition, even if such earnings were sufficient, the agreements governing the current and future indebtedness of Lazard Group’s subsidiaries and regulatory requirements with respect to our broker-dealer and other regulated subsidiaries may not permit such subsidiaries to provide Lazard Group with sufficient dividends, distributions or loans to fund interest and principal payments on these notes. See “Description of the Exchange Notes—Ranking.”

There may be no active trading market for the exchange notes.

The exchange notes will constitute a new issue of securities for which there is no established trading market. Lazard Group does not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers, which included Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co., Lazard Capital Markets LLC and BNY Capital Markets, Inc., have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and may be limited during the exchange offer and the pendency of any shelf registration statement. Although the exchange notes are expected to be eligible for trading in the Portal Market, there can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

The notes offering may be challenged by creditors as a fraudulent transfer or conveyance.

While Lazard Group does not believe that issuance of the old notes or exchange notes will result in a fraudulent conveyance or transfer, if a court in a suit by an unpaid creditor or representative of Lazard Group’s creditors such as a trustee in bankruptcy, or Lazard Group itself, as debtor-in-possession in a reorganization case under Title 11 of the U.S. Bankruptcy Code were to find that:

•	the issuance of the old or exchange notes was undertaken for the purpose of hindering, delaying or defrauding Lazard Group’s creditors, or

•	Lazard Group received less than reasonably equivalent value or fair consideration in connection with the offering of the old notes or exchange notes and (i) it was insolvent immediately prior to, or was rendered insolvent by, the offering of the old notes or exchange notes, or (ii) immediately prior to, or as of the effective time of, the completion of the offering of the old notes or exchange notes, and after giving effect thereto, Lazard Group intended or believed that Lazard Group would be unable to pay its debts as they became due, or (iii) the capital of Lazard Group immediately prior to or, at the effective time of, the completion of the offering of the old notes or exchange notes, and after giving effect thereto, was inadequate to conduct its business, then that court could determine that issuance of the old notes or exchange notes violated applicable provisions of the U.S. Bankruptcy Code or applicable state fraudulent transfer or conveyance laws. This determination would permit the bankruptcy trustee, debtor-in-possession or unpaid creditors to subordinate or render unenforceable the debt represented by the notes, seek to recover payments made on such debt or take other action detrimental to you as a holder of the notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if:

•	the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation,

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured, or

•	it is generally not paying its debts as they become due.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 under the Securities Act, relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This information is available from us without charge to holders of the old notes as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

You may obtain copies of this information and exhibits at no charge by writing or telephoning us at the following address or telephone number: Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020, Attention: Investor Relations, with a telephone number of (212) 632-6000.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than October 19, 2005. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “Exchange Offer; Registration Rights” for more detailed information.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with additional, different, or inconsistent information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties outlined in “Risk Factors.”

These risks and uncertainties are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our business’ possible or assumed future results of operations and operating cash flows,

•	our business’ strategies and investment policies,

•	our business’ financing plans and the availability of short-term borrowing,

•	our business’ competitive position,

•	potential growth opportunities available to our business,

•	the recruitment and retention of our managing directors and employees,

•	our expected levels of compensation,

•	our business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts,

•	the likelihood of success and impact of litigation,

•	our expected tax rate,

•	changes in interest and tax rates,

•	our expectation with respect to the economy, securities markets, the market for mergers and acquisitions activity, the market for asset management activity and other industry trends,

•	the benefits to our business resulting from the effects of the separation and recapitalization transactions, including the financing transactions,

•	the effects of competition on our business, and

•	the impact of future legislation and regulation on our business.

THE LAZARD ORGANIZATIONAL STRUCTURE

The Separation and Recapitalization Transactions

On May 10, 2005, Lazard completed the separation and recapitalization transactions, including the private offering of the old notes and the other financing transactions.

The Separation

In the separation, Lazard Group transferred the separated businesses to LFCM Holdings through several steps. First, LAZ-MD Holdings was formed as the new holding company for Lazard Group. Pursuant to this formation, all of the persons who were members of Lazard Group prior to the formation became members of LAZ-MD Holdings and ceased to hold any membership interests in Lazard Group. Lazard Group then contributed the separated businesses to LFCM Holdings, which was then a subsidiary of Lazard Group, and distributed all of the LFCM Holdings interests to LAZ-MD Holdings. After the redemption of the historical partners described below, LAZ-MD Holdings distributed all of the LFCM Holdings interests to its members. Accordingly, after the separation, LFCM Holdings was wholly owned by the members of LAZ-MD Holdings, including our managing directors at the time of the separation. As part of the capitalization of LFCM Holdings, LAZ-MD Holdings holds notes of LFCM Holdings in an aggregate principal amount of approximately $132 million.

In the separation, Lazard Group retained all of Lazard’s Financial Advisory and Asset Management businesses. In addition, under the business alliance agreement, Lazard Group was granted the option to acquire the North American and European merchant banking businesses of LFCM Holdings. See “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Business Alliance Agreement.”

The Recapitalization

On the same day as the separation, LAZ-MD Holdings and Lazard Group effected a recapitalization of their companies. The recapitalization had three principal parts—the financing transactions, the redemption of the historical partner interests and redeemable preferred stock and the issuance of LAZ-MD Holdings exchangeable interests.

The Financing Transactions

On May 10, 2005, Lazard completed the financing transactions, which consisted of:

•	the equity public offering,

•	the ESU offering,

•	the private offering of old notes, and

•	the placement of securities pursuant to the IXIS placements.

Pursuant to the equity public offering, Lazard Ltd issued 34,183,162 shares of its Class A common stock at $25 per share. The net offering proceeds (net of underwriting discounts and commissions and expenses) from the equity public offering were approximately $789 million. In the ESU offering, Lazard Ltd issued 11,300,000 equity security units at $25 per unit. The net offering proceeds to us from the ESU offering were approximately $277 million. In addition, in the private offering of the old notes, Lazard Group issued the old notes. The net offering proceeds from the issuance of the old notes was approximately $544 million. Pursuant to the IXIS placements, Lazard Ltd issued 2,000,000 shares of its Class A common stock and 6,000,000 equity security units to CDC-IXIS Corporate & Investment Bank. The net proceeds from the IXIS placements was $195.0 million, consisting of $50 million from the Lazard Ltd common stock placement and $145.0 million from the equity security unit placement. These financing transactions resulted in net proceeds of approximately $1.96 billion.

We used the net proceeds from the financing transactions primarily to:

•	redeem membership interests, including Lazard Group’s mandatorily redeemable preferred stock, held by the historical partners for $1.616 billion (including the value of certain membership interests that were redeemed for specific Lazard Group long-term investments valued at $39.8 million in lieu of cash and the value of Mr. Wasserstein’s historical interests ($32.9 million), which were exchanged for shares of Lazard Ltd common stock in lieu of cash, as described below),

•	capitalize LFCM Holdings and LAZ-MD Holdings in the amount of $67 million and $83 million, respectively,

•	repay the 7.53% Senior Notes due 2011 in aggregate principal amount of $50 million as well as a related “make-whole” payment of $7.65 million, and

•	pay transaction fees and expenses.

The Redemption of the Historical Partners’ Interests

As noted above, a primary purpose of the financing transactions was the redemption of the historical partners’ interests. Prior to the separation and recapitalization, Lazard Group had three general classes of membership interests:

•	the working member interests, which were owned by working members and consisted of capital and the right to participate in profit and goodwill of Lazard Group,

•	the historical partner interests, which were owned by the historical partners and consisted of capital and the right to participate in profit and goodwill of Lazard Group, and

•	the mandatorily redeemable preferred interests, which were owned by certain of the historical partners and consisted of the right to a preferred dividend of 8% per annum and a fixed liquidation amount.

As part of the recapitalization transactions, historical partner interests and preferred interests generally were redeemed for cash. The following table illustrates the redemption price paid in connection with the separation and recapitalization in respect of the historical partner interests and preferred interests:

	Redemption Price by Class of Interests Held
	Historical Partner Interests			Aggregate Redemption Price
Historical Partner Group	Capital	Profit/Good- will Rights	Preferred Interests
	(in millions of dollars)
Founding families, including former chairman Michel David-Weill, and Eurazeo S.A.	$564.7	$898.3	$99.1	$1,562.1
Other former working members	7.5	11.1	0.8	19.4
Bruce Wasserstein (1)	11.9	21.0	—	32.9
Other current working members	0.8	1.1	0.1	2.0

Total	$584.9	$931.5	$100.0	$1,616.4

(1)	Mr. Wasserstein, who owned substantially all of the historical partner interests held by current working members, exchanged his historical partner interest for shares of Lazard Ltd’s Class A common stock in lieu of cash.

As indicated above, prior to the separation and recapitalization, some of the working members also held historical partner interests. This meant that in addition to their working member interests, nine managing directors of Lazard Group, including Mr. Wasserstein, our Chairman and Chief Executive Officer, or managing directors who became managing directors of LFCM Holdings, and 19 former managing directors also held historical partner interests. Mr. Wasserstein purchased his historical partner interest from an affiliate of Michel David-Weill in connection with his retention as the Head of Lazard and Chairman of the Executive Committee in January 2002.

Mr. Wasserstein, who owned substantially all of the historical partner interests held by current working members, exchanged his historical partner interests for shares of Lazard Ltd’s common stock. Mr. Wasserstein received the number of shares of Lazard Ltd’s common stock (valued at the price per share in the equity public offering) equal in value to $32.9 million, the amount that Mr. Wasserstein would have been entitled to receive in cash in the redemption. The exchange of these historical partner interests for shares of Lazard Ltd’s common stock was effected by Mr. Wasserstein contributing his historical partner interests to a newly formed corporation, and then exchanging the shares of that corporation with Lazard Ltd for shares of Lazard Ltd’s common stock.

As of the date of this prospectus, Lazard Group common membership interests are held only by LAZ-MD Holdings and by wholly owned subsidiaries of Lazard Ltd, and LAZ-MD Holdings is owned by working members.

Exchange of Working Member Interests for LAZ-MD Holdings Interests

In connection with the formation of LAZ-MD Holdings, the working member interests were exchanged with LAZ-MD Holdings for limited liability company interests in LAZ-MD Holdings. Each holder of a working member interest at the time of the separation and recapitalization transactions received, in exchange for his or her working member interest, a redeemable capital interest in LAZ-MD Holdings consisting of an equivalent amount of capital of LAZ-MD Holdings, an exchangeable interest in LAZ-MD Holdings and, if applicable, a right to receive distributions from LAZ-MD Holdings, as described below. The former holders of working member interests hold all of the limited liability company interests in LAZ-MD Holdings.

LAZ-MD Holdings Exchangeable Interests

In exchange for the portion of the working member interest representing the right to participate in goodwill, LAZ-MD Holdings issued to the holder exchangeable limited liability company interests in LAZ-MD Holdings.

The LAZ-MD Holdings exchangeable interests are effectively exchangeable on a one-for-one basis for a share of Lazard Ltd’s common stock. These LAZ-MD Holdings exchangeable interests are, at the working member’s election, effectively exchangeable for shares of Lazard Ltd’s common stock on the eighth anniversary of the closing of the equity public offering. Under limited, agreed upon circumstances, a few of our European managing directors have the right to cause an early exchange of a portion of their exchangeable interests. In addition, the LAZ-MD Holdings exchangeable interests held by our working members who continue to provide services to us or LFCM Holdings pursuant to the retention agreements are, subject to certain conditions, generally effectively exchangeable for shares of Lazard Ltd’s common stock in equal increments on and after each of the third, fourth and fifth anniversaries of the closing of the equity public offering. In addition, between the first and third anniversaries of the closing of the equity public offering, a limited number of our managing directors are entitled to exchange a portion of their LAZ-MD Holdings exchangeable interests in connection with their anticipated future retirement from us. LAZ-MD Holdings and certain of Lazard Ltd’s subsidiaries (through which the exchanges will be effected), with the approval of our board of directors, also have the right to cause the holders of LAZ-MD Holdings exchangeable interests to exchange all such remaining interests during the 30-day period following the ninth anniversary of the equity public offering. Pursuant to the master separation agreement, each of LAZ-MD Holdings and our subsidiaries that hold Lazard Ltd’s Lazard Group common membership interests directly, upon the approval of Lazard Ltd’s board of directors, have the ability to accelerate the exchangeability of these LAZ-MD Holdings exchangeable interests. See “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests.” As these exchanges are effected, Lazard Ltd’s subsidiaries generally will receive directly from the former holders of the LAZ-MD Holdings exchangeable interests the

Lazard Group common membership interests underlying the exchanged LAZ-MD Holdings exchangeable interests formerly held by LAZ-MD Holdings, and the voting power of LAZ-MD Holdings’ Class B common stock will adjust on a proportionate basis so as to maintain LAZ-MD Holdings’ voting power in Lazard Ltd at the level of its interest in Lazard Group common membership interests, subject to the minimum vote requirements for the Class B common stock set forth in Lazard Ltd’s bye-laws. Upon full exchange of all LAZ-MD Holdings exchangeable interests for shares of Lazard Ltd’s common stock, LAZ-MD Holdings’ Class B common stock would cease to be outstanding, and all of the Lazard Group common membership interests formerly owned by LAZ-MD Holdings would be owned indirectly by Lazard Ltd.

Each of LAZ-MD Holdings and Lazard Group has the right to cause the exchange of the LAZ-MD Holdings exchangeable interests held by a member into the underlying Lazard Group common membership interests, in which case the former LAZ-MD Holdings member would hold the Lazard Group common membership interest directly. If LAZ-MD Holdings or Lazard Group exercises that right, the Lazard Group common membership interest received in the exchange would continue to be exchangeable for shares of Lazard Ltd’s common stock at the same time, and on the same terms and conditions, as the exchanged LAZ-MD Holdings exchangeable interest, the voting power of the Class B common stock would not be reduced to reflect the exchange until that Lazard Group common membership interest is further exchanged for shares of Lazard Ltd’s common stock, and the person holding the Lazard Group common membership interests would retain the right to instruct LAZ-MD Holdings how to vote the portion of the Class B common stock’s voting power that is associated with that Lazard Group common membership interest on an as-if-exchanged basis. On or prior to the third anniversary of the equity public offering, LAZ-MD Holdings intends to cause the exchange to Lazard Group common membership interests of all LAZ-MD Holdings exchangeable interests held by members of LAZ-MD Holdings for whom the exchange into Lazard Group common membership interests will not give rise to significant tax consequences in order to address potential Investment Company Act concerns raised by LAZ-MD Holdings’ holdings of Lazard Group common membership interests. The Lazard Group common membership interests would continue to be exchangeable into shares of Lazard Ltd’s common stock as described above.

Right to Receive Distributions

The former holders of working member interests who were managing directors of our business or the business of LFCM Holdings at the time of the separation and whose working member interests included the right to receive profits received a right to receive distributions in LAZ-MD Holdings. They retain this right generally so long as they continue to be current managing directors of our business or the business of LFCM Holdings. Assuming they still retain this right, pursuant to this distribution right, the holder may receive distributions from LAZ-MD Holdings in respect of income taxes that the holder incurs as a result of LAZ-MD Holdings holding Lazard Group common membership interests. In addition, so long as they continue to be managing directors of our business or the business of LFCM Holdings, the holder may receive distributions after the third anniversary of the equity public offering that are intended to give the holder an amount equal to the dividend that the holder would have received if the holder had exchanged his or her entire LAZ-MD Holdings exchangeable interest for shares of Lazard Ltd’s common stock at that time, unless the holder has surrendered this LAZ-MD Holdings distribution right. For a further discussion of these distributions, see “—Lazard Ownership Structure after the Separation and Recapitalization Transactions—Distributions by Lazard Group with Respect to Lazard Group Common Membership Interests” below.

LAZ-MD Holdings Redeemable Capital

In addition, working members who had capital underlying their working member interests at Lazard Group prior to the separation received equivalent amounts of redeemable capital and rights at LAZ-MD Holdings. The aggregate amount of LAZ-MD Holdings redeemable capital and rights is equal to the aggregate amount of working member capital interest and rights at the time of the separation and will not increase after the separation. As of December 31, 2004, the total amount of capital interests and rights in respect of working member interests was approximately $132 million, $110 million of which related to the interest of ongoing managing directors of

Lazard Group. Pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings, LAZ-MD Holdings has agreed to redeem the signing persons’ capital interests and rights in four equal installments on each of the first four anniversaries of the equity public offering. Accordingly, the operating agreement provides for the redemption of all of the LAZ-MD Holdings redeemable capital in equal amounts on each of these dates. In addition, Lazard Group has the right to accelerate the fourth and final redemption payment by up to 12 months, such that the fourth payment could be made at any time between the third and fourth anniversaries of the equity public offering. The redemption of these capital interests will be funded by cash available to LAZ-MD Holdings, which may include a portion of the net proceeds of the financing transactions that were distributed to LAZ-MD Holdings and from distributions to LAZ-MD Holdings in respect of its Lazard Group common membership interests.

General

As of the date of this prospectus, our managing directors who are members of LAZ-MD Holdings collectively hold (either personally or through their trusts or estate planning vehicles) approximately 86.8% of the outstanding LAZ-MD Holdings exchangeable interests and $102.2 million of the $117.5 million of redeemable capital interests and rights, with the balance of such interests held by former managing directors of Lazard Group or working members who became managing directors of LFCM Holdings in connection with the separation and recapitalization. Assuming that all such LAZ-MD Holdings exchangeable interests were exchangeable and were fully exchanged, as of the date of this prospectus, our managing directors would hold 53,910,845 shares of Lazard Ltd’s common stock, representing approximately 54.1% of Lazard Ltd’s outstanding common stock.

Lazard Group is a Delaware limited liability company that is the holding company for the subsidiaries that conduct the Lazard business. Lazard Group has two classes of membership interests outstanding: Lazard Group common membership interests and Lazard Group participatory interests. Lazard Ltd and LAZ-MD Holdings are currently the beneficial owners of the Lazard Group common membership interests. Current managing directors of our business own the outstanding Lazard Group participatory interests. In addition, Lazard Group has a managing member that is entitled to appoint the board of directors of Lazard Group. Lazard Ltd indirectly controls this managing member and thereby controls Lazard Group.

As of August 31, 2005, Lazard Ltd held 37,500,000 Lazard Group common membership interests, representing approximately 37.6% of the outstanding Lazard Group common membership interests. Lazard Ltd holds its Lazard Group common membership interests through two or more indirect wholly owned subsidiaries. One of those subsidiaries is a Delaware corporation that owns a majority of our Lazard Group common membership interests. Lazard Ltd’s only material business is to hold these interests and to act indirectly as the managing member of Lazard Group. As a result of Lazard Ltd’s controlling interest in Lazard Group, it consolidates Lazard Group’s financial results.

These Lazard Group common membership interests underlie the LAZ-MD Holdings exchangeable interests, as described below. As of August 31, 2005, LAZ-MD Holdings held approximately 62,119,000 Lazard Group common membership interests. LAZ-MD Holdings’ membership interests in Lazard Group are accounted for as a minority interest in Lazard Ltd’s consolidated financial statements. LAZ-MD Holdings does not have any voting rights in respect of its Lazard Group common membership interests, other than limited consent rights concerning amendments to the terms of its Lazard Group common membership interests.

LAZ-MD Holdings also holds Lazard Ltd’s Class B common stock, representing approximately 62.4% of the voting power of Lazard Ltd as of August 31, 2005. On matters submitted to a vote of Lazard Ltd stockholders, the Class B common stock generally will vote together with Lazard Ltd’s common stock. Pursuant to the LAZ-MD Holdings stockholders’ agreement, LAZ-MD Holdings has agreed to vote Lazard Ltd’s Class B common stock on any matter involving the vote or consent of Lazard Ltd’s stockholders in accordance with the instructions of LAZ-MD Holdings’ members, with each member that is party to the agreement entitled to instruct

LAZ-MD Holdings how to vote the portion of the Class B common stock’s voting power that is associated with his or her then-outstanding LAZ-MD Holdings exchangeable interests on an as-if-exchanged basis, subject to the ability of the LAZ-MD Holdings board of directors to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings’ board of directors determines that it is in the best interests of LAZ-MD Holdings. For example, if a working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. In order to seek to avoid the possibility that LAZ-MD Holdings would be deemed to be an “investment company” for purposes of the Investment Company Act, the voting power of Lazard Ltd’s outstanding Class B common stock will, however, represent no less than 50.1% of the voting power of our company until December 31, 2007. The votes under the Class B common stock that are associated with any working member who does not sign the LAZ-MD Holdings stockholders’ agreement, or with any working member who signs but does not direct LAZ-MD Holdings how to vote on a particular matter, will generally be abstained from voting. Accordingly, only working members that are party to the LAZ-MD Holdings stockholders’ agreement who direct LAZ-MD Holdings how to vote will determine how LAZ-MD Holdings votes the Class B common stock on a particular matter. As a result, the working members, together with LAZ-MD Holdings, are able to initially control the election of Lazard Ltd’s directors. For a further discussion, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.” LAZ-MD Holdings is managed by a board of directors selected from our current managing directors. The holders of LAZ-MD Holdings’ exchangeable interests generally have the power to remove directors and appoint replacement directors of LAZ-MD Holdings. Any member of the LAZ-MD Holdings board of directors must be a current managing director of our company in order to serve in such director position.

Lazard Ltd has made an election to be treated as a partnership for U.S. federal income tax purposes, although Lazard Ltd is organized as a company under Bermuda law. Lazard Ltd generally intends to operate its business in a manner that does not result in the allocation of any net income to its stockholders, other than amounts that it distributes to its stockholders.

The graphic below illustrates the ownership structure of Lazard Ltd and Lazard Group as of the date of this prospectus. It does not reflect the various minority interests of, or subsidiaries held by, Lazard Group and LAZ-MD Holdings or the results of any exchange of Lazard Group common membership interests for Lazard Ltd’s common stock. As a result, the LAM equity units granted by LAM to its managing directors and employees are not reflected. In addition, it does not include the separated businesses, which were separated from Lazard Group in the separation. LFCM Holdings is wholly owned by the working members, including our managing directors.

The “Public Stockholders” captions on the graphics below include shares of Lazard Ltd’s common stock that were issued to IXIS pursuant to the IXIS investment agreement and the shares of Lazard Ltd’s common stock issued to our Chief Executive Officer in the recapitalization.

Current Ownership Structure

*	Lazard Ltd holds its common membership interests in Lazard Group through direct or indirect wholly owned subsidiaries and holds its controlling interest in Lazard Group indirectly through two indirect wholly owned subsidiaries that act as co-managing members of an entity that is the managing member of Lazard Group.

Lazard Group common membership interests issued to LAZ-MD Holdings are effectively exchangeable from time to time for shares of Lazard Ltd’s common stock on a one-for-one basis pursuant to an exchange of the LAZ-MD Holdings exchangeable interests for shares of Lazard Ltd’s common stock. As these exchanges for shares of Lazard Ltd’s common stock are effected, the voting power of LAZ-MD Holdings’ Class B common stock will be reduced on a proportionate basis so as to maintain LAZ-MD Holdings’ voting power in Lazard Ltd at the level of its interest in Lazard Group common membership interests. The voting power of Lazard Ltd’s outstanding Class B common stock will, however, represent no less than 50.1% of the voting power of Lazard

Ltd until December 31, 2007. Assuming full exchange of the Lazard Group common membership interests that LAZ-MD Holdings currently holds, all of Lazard Ltd’s outstanding common stock would be held by public stockholders and our working members. LAZ-MD Holdings and certain of Lazard Ltd’s subsidiaries through which the exchanges will be effected, with the consent of the Lazard Ltd board of directors, have the right to cause the holders of LAZ-MD Holdings exchangeable interests, and holders of Lazard Group common membership interests formerly held by LAZ-MD Holdings, to exchange all such remaining interests during the 30-day period following the ninth anniversary of the closing of the equity public offering.

We expect that Lazard Ltd will be operated as a holding company for Lazard Group common membership interests on behalf of Lazard Ltd’s stockholders. In order to maintain Lazard Ltd’s economic interest in Lazard Group, any net proceeds received by Lazard Ltd from any subsequent issuances of shares of Lazard Ltd’s common stock generally will be contributed to Lazard Group in exchange for Lazard Group common membership interests in equal number to such number of shares of Lazard Ltd’s common stock.

The graphic below illustrates the expected pro forma ownership structure of Lazard Ltd and Lazard Group assuming the exchange of all LAZ-MD Holdings exchangeable interests occurred.

Expected Ownership Structure After Full Exchange

*	Lazard Ltd holds its common membership interests in Lazard Group through direct or indirect wholly owned subsidiaries and holds its controlling interest in Lazard Group indirectly through two indirect wholly owned subsidiaries that act as co-managing members of an entity that is the managing member of Lazard Group.

LFCM Holdings is a separate company that is owned by the working members and holds the separated businesses.

Distributions by Lazard Group with Respect to Lazard Group Common Membership Interests

Distributions in respect of Lazard Group common membership interests will be allocated to holders of Lazard Group common membership interests on a pro rata basis. As Lazard Ltd held 37.6% of the outstanding Lazard Group common membership interests as of August 31, 2005, Lazard Ltd would receive approximately 37.6% of the aggregate distributions in respect of the Lazard Group common membership interests. LAZ-MD Holdings, as the holder of the remaining Lazard Group common membership interests, would receive the remainder of these distributions.

Lazard Group intends to make pro rata distributions to holders of Lazard Group common membership interests in order to fund any dividends Lazard Ltd may declare on its common stock. Accordingly, LAZ-MD Holdings also will receive equivalent amounts pro rata based on its Lazard Group ownership interests. LAZ-MD Holdings initially expects to use its share of these distributions, along with other cash resources, to fund LAZ-MD Holdings’ obligation to redeem its capital interests over time pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings and for general corporate purposes. However, after the third anniversary of the equity public offering, pursuant to the terms of the retention agreements with our managing directors and the managing directors of LFCM Holdings, LAZ-MD Holdings will, subject to the terms of LAZ-MD Holdings’ operating agreement and the determination of its board of directors, distribute an allocable share of these distributions to then-current managing directors of our and LAZ-MD Holdings’ businesses who were managing directors at the time of the separation and recapitalization. These distributions by LAZ-MD Holdings are intended to give those managing directors an amount equal to the dividend they would have received had they exchanged their entire LAZ-MD Holdings exchangeable interests for shares of Lazard Ltd’s common stock at that time.

In addition, Lazard Group intends to make pro rata distributions to Lazard Ltd’s subsidiaries and LAZ-MD Holdings in respect of income taxes Lazard Ltd’s subsidiaries and the members of LAZ-MD Holdings incur as a result of holding Lazard Group common membership interests based on an effective tax rate that Lazard Group will calculate. This effective tax rate will be the higher of the effective income and franchise tax rate applicable to Lazard Ltd’s subsidiaries that hold the Lazard Group common membership interests and the weighted average income tax rate (based on income allocated) applicable to LAZ-MD Holdings’ members, determined in accordance with Lazard Group’s operating agreement. LAZ-MD Holdings will use these distributions to make distributions to its members in respect of income taxes that those members incur as a result of LAZ-MD Holdings holding Lazard Group common membership interests. As we anticipate that the weighted average tax rate applicable to LAZ-MD Holdings’ members will exceed the rate applicable to Lazard Ltd’s subsidiaries, we expect that distributions to Lazard Ltd’s subsidiaries will exceed taxes actually payable by those subsidiaries. Immediately prior to the third anniversary of the equity public offering, and for each period during which such excess cash is outstanding thereafter, Lazard Ltd expects to issue dividends to its stockholders of this excess amount.

In the event that LAZ-MD Holdings shall cause the exchange of LAZ-MD Holdings exchangeable interests for Lazard Group common membership interests, the terms of the Lazard Group common membership interests held by any former member of LAZ-MD Holdings who was so forced to exchange will mirror the distribution rights that such person would have received had he or she continued to hold the LAZ-MD Holdings exchangeable interests.

Except as described above, we do not expect that Lazard Group will make any distributions in respect of Lazard Group common membership interests after this exchange offer. However, this policy is subject to change.

You should read “Risk Factors—Risks Related to Our Business,” “Certain Relationships and Related Transactions” and “Description of Lazard Group Membership Interests” for additional information about our corporate structure and the risks posed by the structure.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes in exchange for old notes as described in this prospectus, we will receive old notes of equal principal amount. The old notes surrendered in exchange for the exchange notes will be retired and cancelled.

The following table illustrates the sources and uses of proceeds relating to the old notes offering and the other financing transactions:

Sources of Proceeds		Uses of Proceeds
($ in thousands)
Lazard Ltd Class A common stock issued pursuant to the equity public offering	$ 854,579	Redemption of historical interests (b)	$1,617,032
Lazard Ltd Class A common stock issued pursuant to the IXIS investment agreement	50,000	Repay 7.53% Senior Notes due 2011 (c)	57,650
Cashless exchange of historical interests for Lazard Ltd Class A Common Stock (a)	32,921	Capitalization of LAZ-MD Holdings and LFCM Holdings	150,000
Equity security units issued pursuant to the ESU offering	287,500	Estimated transaction fees and expenses	87,000
Equity security units issued in the IXIS ESU placement	150,000	Retained cash	52,657
Lazard Group senior notes, net of original issue discount of $435	549,565
Exchange of long-term investments as a portion of redemption consideration	39,774

Total	$1,964,339	Total	$1,964,339

(a)	For a description of this exchange, see “The Lazard Organizational Structure—The Separation and Recapitalization Transactions—The Recapitalization—The Redemption of Historical Partners’ Interests.”
(b)	Includes exchange of certain long-term investments as a portion of redemption consideration (valued at $39.8 million) and the cashless exchange of the historical partner interests of our chief executive officer for Lazard Ltd’s Class A common stock (valued at $32.9 million).
(c)	Includes “make-whole” amount of $7.65 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges and the pro forma ratio of earnings to fixed charges for Lazard Group and its subsidiaries on a consolidated basis.

The pro forma ratio of earnings to fixed charges was derived from Lazard Group’s audited consolidated financial statements for the year ended December 31, 2004 and unaudited consolidated financial statements for the six month periods ended June 30, 2004 and 2005 and was prepared as if the separation and recapitalization transactions had occurred on January 1, 2004. The pro forma ratio to fixed charges is illustrative only and does not purport to represent what the ratio of earnings to fixed charges actually would have been had the separation and recapitalization transactions occurred on the date indicated or what Lazard Group’s future performance will be. The pro forma ratio of earnings to fixed charges gives pro forma effect to a number of items including the following:

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income historically has not reflected payments for services rendered by its managing directors. As a result of the consummation of the equity public offering, as described in Note 19 of the accompanying Notes to Consolidated Financial Statements and Note 2 of the Notes to Unaudited Condensed Consolidated Financial Statements, Lazard Group will include all payments for services rendered by our managing directors in compensation and benefits expense in future periods.

•	The use of proceeds from the financing transactions.

•	The net incremental expense related to the financing transactions.

For purposes of computing the ratio of earnings to fixed charges and pro forma ratio of earnings to fixed charges:

•	historical earnings for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and the six month periods ended June 30, 2004 and 2005 represent income from continuing operations before income taxes and minority interest, and before distributions for services rendered by managing directors and employee members of LAM, and before fixed charges,

•	earnings on a pro forma basis for the year ended December 31, 2004 and the six month periods ended June 30, 2004 and 2005 represent income from continuing operations before income taxes and minority interest, and before fixed charges, and

•	fixed charges represent the interest expense from continuing operations and the portion of rental expense from continuing operations which represents an appropriate interest factor.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
Ratio of earnings to fixed charges	14.47	8.82	9.94	10.20	7.65	5.80	6.11
Pro forma ratio of earnings to fixed charges					2.23	1.81	2.64

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005. This table should be read in conjunction with the unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2005
	(in thousands of dollars)
Senior borrowings:
Lazard Group senior notes	$550,000
Lazard Group senior notes issued to Lazard Group Finance in connection with the issuance of the equity security units	437,500
Other	30,199

Total senior borrowings		$1,017,699
Capital lease obligations		38,537
Subordinated loans		200,000
Minority interest	99,874
Members’ equity (deficit)	(936,917)

Total minority interest and members’ equity (deficiency)		(837,043)

Total capitalization		$419,193

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth the historical selected consolidated financial data for Lazard Group for all periods presented. The results of operations for certain businesses that Lazard Group no longer owns are reported as discontinued operations.

The historical consolidated financial statements prior to May 10, 2005, do not reflect what our results of operations and financial position would have been had we been a stand-alone, public company for the periods presented. Specifically, for periods prior to May 10, 2005, the historical results of operations do not give effect to the following matters:

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically had been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income, prior to May 10, 2005, did not reflect payments for services rendered by its managing directors. Subsequent to the consummation of the equity public offering as described in Note 19 of the accompanying Notes to Consolidated Financial Statements and Note 2 of the accompanying Notes to Unaudited Condensed Consolidated Financial Statements, Lazard Group now includes all payments for services rendered by its managing directors in compensation and benefits expense.

•	The use of proceeds from the financing transactions.

•	The net incremental interest expense related to the financing transactions.

In addition, the accompanying consolidated financial statements of Lazard Group do not include a provision for U.S. corporate federal income taxes, because Lazard Group has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Accordingly, income taxes reflected within Lazard Group’s results of operations included within the accompanying consolidated financial statements are attributable to taxes incurred in non-U.S. entities and to New York City UBT attributable to Lazard Group’s operations apportioned to New York City.

The historical consolidated statements of income and financial condition data as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 have been derived from Lazard Group’s consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm. The audited consolidated statements of financial condition as of December 31, 2003 and 2004 and consolidated statements of income for the years ended December 31, 2002, 2003 and 2004 are included elsewhere in this prospectus. The audited consolidated statements of financial condition as of December 31, 2000, 2001 and 2002 and consolidated statements of income for the years ended December 31, 2000 and 2001 are not included in this prospectus. The historical consolidated statement of financial condition data as of June 30, 2005 has been derived from Lazard Group’s unaudited consolidated financial statements, which are included elsewhere in this prospectus. The historical consolidated statement of financial condition data as of June 30, 2004 has been derived from Lazard Group’s unaudited consolidated financial statements as of that date and is not included in this prospectus. The June 30, 2004 and 2005 unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Historical results are not necessarily indicative of results for any future period, and interim results are not necessarily indicative of results for any future interim period.

The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and Lazard Group’s historical consolidated financial statements and related notes included elsewhere in this prospectus. See also “The Lazard Organizational Structure.”

Selected Consolidated Financial Data

	As of or for the Year Ended December 31,							As of or for the Six Months Ended June 30,
	2000	2001		2002	2003	2004		2004		2005
	(in thousands of dollars)
Lazard Group—Historical Financial Data
Consolidated Statement of Income Data
Net Revenue:
Financial Advisory (a)	$766,856	$551,356		$532,896	$690,967	$655,200		$275,571		$368,825
Asset Management (b)	457,124	410,237		454,683	350,348	417,166		200,687		215,701
Corporate (c)	33,238	(17,987)		4,515	11,627	22,464		3,712		(7,064)

Net Revenue (d)	1,257,218	943,606		992,094	1,052,942	1,094,830		479,970		577,462
Compensation and Benefits	443,720	410,005		391,010	388,266	466,064		219,963		267,029
Other Operating Expenses	238,535	228,721		243,223	225,940	260,942		124,154		122,353

Total Operating Expenses	682,255	638,726		634,233	614,206	727,006		344,117		389,382

Operating Income from Continuing Operations	574,963	304,880		357,861	438,736	367,824		135,853		188,080
Income from Continuing Operations	464,577	258,991		277,151	307,218	251,999		82,801		143,255
Net Income Allocable to Members	558,708	305,777		297,447	250,383	246,974	(e)	94,416	(e)	126,087
Consolidated Statement of Financial Condition Data
Total Assets	$16,123,794	$3,569,362	(f)	$2,460,725	$3,257,229	$3,499,224		$3,257,751		$2,098,283
Total Debt (g)	$22,955	$125,863		$117,239	$316,185	$319,043		$315,067		$1,256,236
Mandatorily Redeemable Preferred Stock	—	$100,000		$100,000	$100,000	$100,000		$100,000		$—
Members’ Equity (Deficiency)	$888,782	$704,697		$648,911	$535,725	$384,798		$352,522		$(957,125)
Notes (in thousands of dollars): (a) Financial Advisory net revenue consists of the following:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2000	2001		2002	2003	2004		2004		2005
M&A	$724,550	$492,083		$393,082	$419,967	$481,726		$208,942		$304,318
Financial Restructuring	34,100	55,200		124,800	244,600	96,100		31,700		40,411
Other Financial Advisory	8,206	4,073		15,014	26,400	77,374		34,929		24,096

Financial Advisory Net Revenue	$766,856	$551,356		$532,896	$690,967	$655,200		$275,571		$368,825

(b) Asset Management net revenue consists of the following:

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2000	2001		2002	2003	2004		2004		2005
Management and Other Fees	$405,124	$386,237		$381,256	$312,123	$389,812		$191,539		$207,768
Incentive Fees	52,000	24,000		73,427	38,225	27,354		9,148		7,933

Asset Management Net Revenue	$457,124	$410,237		$454,683	$350,348	$417,166		$200,687		$215,701

(c)	“Corporate” includes interest income (net of interest expense), investment income from certain long-term investments and net money market revenue earned by LFB.
(d)	Net revenue is presented after reductions for dividends relating to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001. Preferred dividends are reflected in corporate net revenue and amounted to $6,312, $8,000, $8,000 and $8,000 in the years ended December 31, 2001, 2002, 2003 and 2004, respectively, and $4,000 for the six month period ended June 30, 2004. The six month period ended June 30, 2005 includes a credit of $8,000, which represents accrued dividends on Lazard Group’s mandatorily redeemable preferred stock which was redeemed and cancelled pursuant to the redemption of membership interests of historical partners.
(e)	Net income allocable to members for the year ended December 31, 2004 and for the six month period ended June 30, 2004 is shown after an extraordinary gain of $5,507 related to the January 2004 acquisition of the assets of Panmure Gordon.
(f)	The decline in total assets from December 31, 2000 to December 31, 2001 is primarily due to Lazard Group’s exiting its London money markets business in 2001. Total assets of the London money markets business at December 31, 2000 were $12,225,241. The net revenue related to the London money markets business in the years ended December 31, 2000 and 2001 were $28,962 and $37,393, respectively.
(g)	Total debt amounts relate to Lazard Group’s continuing operations and represents the aggregate amount reflected in Lazard Group’s historical consolidated statement of financial condition relating to senior borrowings, capital lease obligations and subordinated borrowings.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2004, and the six month periods ended June 30, 2004 and 2005 present the consolidated results of operations of Lazard Group assuming that the separation and recapitalization transactions, including the financing transactions, had been completed as of January 1, 2004. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the separation and recapitalization transactions, including the financing transactions, on the historical financial information of Lazard Group. The adjustments are described in the notes to the unaudited pro forma condensed consolidated statements of income, and principally include the matters set forth below.

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, prior to May 10, 2005 had been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income prior to May 10, 2005 had not reflected payments for services rendered by its managing directors. Subsequent to the consummation of the equity public offering, as described in Note 19 of the accompanying Notes to Condensed Financial Statements and Note 2 of the Notes to Unaudited Condensed Consolidated Financial Statements, Lazard Group will include all payments for services rendered by our managing directors in compensation and benefits expense in future periods.

•	U.S. corporate federal income taxes, since Lazard Group has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City UBT attributable to Lazard Group’s operations apportioned to New York City.

•	The use of proceeds from the financing transactions.

•	The net incremental expense related to the financing transactions.

The unaudited pro forma financial information of Lazard Group should be read together with the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lazard Group’s historical consolidated financial statements and the related notes thereto and its historical unaudited condensed consolidated financial statements and the related notes included elsewhere herein. The historical consolidated financial data reflected in the accompanying unaudited pro forma financial information represent historical consolidated financial data of Lazard Group. Such historical consolidated financial data of Lazard Group reflects the historical results of operations and financial position of Lazard Group, including the separated businesses presented within “income (loss) from discontinued operations”.

The pro forma consolidated financial information are included for informational purposes only and do not purport to reflect the results of operations of Lazard Group that would have occurred had it operated as a separate, independent company during the periods presented. Actual results might have differed from pro forma results if Lazard Group had operated independently. The pro forma consolidated financial information should not be relied upon as being indicative of Lazard Group’s results of operations had the transactions described in connection with the separation and recapitalization transactions, including the financing transactions, been completed on the date assumed. The pro forma consolidated financial information also does not project the results of operations for any future period or date.

LAZARD GROUP LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31, 2004
			Pro Forma Adjustments						Pro Forma Adjustments for the Financing Transactions		Lazard Group Pro Forma, as Adjusted
	Historical		Separation(a)		Subtotal	Other		Total
	(in thousands of dollars)
Total revenue	$1,134,381				$1,134,381			$1,134,381			$1,134,381
Interest expense	(39,551	)(a)			(39,551)			(39,551)	$(55,771	)(e)	(95,322)

Net revenue	1,094,830				1,094,830			1,094,830	(55,771)		1,039,059

Operating expenses:
Compensation and benefits	466,064				466,064	$175,945	(c)	642,009			642,009
Premises and occupancy costs	74,102				74,102			74,102			74,102
Professional fees	48,706				48,706			48,706			48,706
Travel and entertainment	45,157				45,157			45,157			45,157
Other	92,977				92,977			92,977			92,977

Operating expenses	727,006				727,006	175,945		902,951			902,951

Operating income from continuing operations	367,824				367,824	(175,945)		191,879	(55,771)		136,108
Provision (benefit) for income taxes	28,272				28,272	1,727	(d)	29,999	(9,583	)(f)	20,416

Income from continuing operations before minority interest	339,552				339,552	(177,672)		161,880	(46,188)		115,692
Minority interest	87,553				87,553	(73,311	)(c)	14,242			14,242

Income from continuing operations	251,999				251,999	(104,361)		147,638	(46,188)		101,450
Income (loss) from discontinued operations (net of income taxes)	(10,532)		$10,532	(b)
Extraordinary gain	5,507		(5,507	)(b)

Net income allocable to members	$246,974		$5,025		$251,999	$(104,361)		$147,638	$(46,188)		$101,450

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

LAZARD GROUP LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Month Period Ended June 30, 2004
			Pro Forma Adjustments						Pro Forma Adjustments For The Financing Transactions		Lazard Group Pro Forma, as Adjusted
	Historical		Separation		Subtotal	Other		Total
	($ in thousands)
Total revenue	$500,111				$500,111			$500,111			$500,111
Interest expense	(20,141	)(a)			(20,141)			(20,141)	($27,887	)(e)	(48,028)

Net revenue	479,970				479,970			479,970	(27,887)		452,083

Operating Expenses:
Compensation and benefits	219,963				219,963	$62,383	(c)	282,346			282,346
Premises and occupancy costs	36,605				36,605			36,605			36,605
Professional fees	20,675				20,675			20,675			20,675
Travel and entertainment	24,537				24,537			24,537			24,537
Other	42,337				42,337			42,337			42,337

Operating expenses	344,117				344,117	62,383		406,500			406,500

Operating income from continuing operations	135,853				135,853	(62,383)		73,470	(27,887)		45,583
Provision (benefit) for income taxes	12,342				12,342	2,469	(d)	14,811	(7,974	)(f)	6,837

Income from continuing operations before minority interest	123,511				123,511	(64,852)		58,659	(19,913)		38,746
Minority interest	40,710				40,710	(40,838	)(c)	(128)			(128)

Income from continuing operations	82,801				82,801	(24,014)		58,787	(19,913)		38,874
Income (loss) from discontinued operations (net of income taxes)	6,108		($6,108	)(b)
Extraordinary gain	5,507		(5,507	)(b)

Net income allocable to members	$94,416		($11,615)		$82,801	($24,014)		$58,787	($19,913)		$38,874

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

LAZARD GROUP LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Month Period Ended June 30, 2005
			Pro Forma Adjustments						Pro Forma Adjustments For The Financing Transactions		Lazard Group Pro Forma, as Adjusted
	Historical		Separation		Subtotal	Other		Total
	($ in thousands)
Total revenue	$606,405				$606,405			$606,405			$606,405
Interest expense	(28,943	)(a)			(28,943)	$1,661	(g)	(27,282)	$(22,626	)(e)	(49,908)

Net revenue	577,462				577,462	1,661		579,123	(22,626)		556,497

Operating Expenses:
Compensation and benefits, and commencing May 10, 2005, distributions to profit participation members	267,029				267,029	75,476	(c)	342,505			342,505
Premises and occupancy costs	33,852				33,852			33,852			33,852
Professional fees	23,566				23,566	(2,935	)(g)	20,631			20,631
Travel and entertainment	20,105				20,105			20,105			20,105
Other	44,830				44,830			44,830			44,830

Operating expenses	389,382				389,382	72,541		461,923			461,923

Operating income from continuing operations	188,080				188,080	(70,880)		117,200	(22,626)		94,574
Provision (benefit) for income taxes	31,033				31,033	463	(d)	31,496	(8,515	)(f)	22,981

Income from continuing operations before minority interest	157,047				157,047	(71,343)		85,704	(14,111)		71,593
Minority interest	13,792				13,792	(9,081	)(c)	4,711			4,711

Income from continuing operations	143,255				143,255	(62,262)		80,993	(14,111)		66,882
Income (loss) from discontinued operations (net of income taxes)	(17,168)		$17,168	(b)

Net income allocable to members	$126,087		$17,168		$143,255	$(62,262)		$80,993	$(14,111)		$66,882

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income ($ in thousands):

(a)	Interest expense includes accrued dividends relating to Lazard Group’s mandatorily redeemable preferred stock issued in March 2001, which amounted to $4,000 for the six month period ended June 30, 2004 and $8,000 for the year ended December 31, 2004. The six month period ended June 30, 2005 includes a credit of $8,000, which represents accrued dividends on Lazard Group’s mandatorily redeemable preferred stock which was redeemed and cancelled pursuant to the redemption.

(b)	Reflects adjustments necessary to remove the historical results of operations of Lazard Group’s separated businesses, including, in 2004, the related extraordinary gain.

(c)	Prior to the equity public offering, payments for services rendered by Lazard Group’s managing directors were accounted for as distributions from members’ capital, or as minority interest expense in the case of payments to LAM managing directors and certain key LAM employee members during 2004 and 2005, rather than as compensation and benefits expense. As a result, Lazard Group’s compensation and benefits expense and net income allocable to members did not reflect most payments for services rendered by Lazard Group’s managing directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Net Income Allocable to Members.”

The adjustment reflects the classification of these payments for services rendered as compensation and benefits expense and has been determined as if the new compensation policy described below had been in place during 2004 and 2005. Accordingly, the pro forma condensed consolidated statements of income data reflect compensation and benefits expense based on new retention agreements that are in effect.

Following the completion of the equity public offering, Lazard’s policy is that its compensation and benefits expense, including that payable to its managing directors, will not exceed 57.5% of operating revenue each year (although Lazard retains the ability to change this policy in the future). Lazard Group’s managing directors have been informed of this new policy. The new retention agreements with its managing directors generally provide for a fixed salary and discretionary bonus, which may include an equity-based compensation component. Lazard defines “operating revenue” for these purposes as consolidated total revenue less (i) total revenue attributable to the separated businesses and (ii) interest expense related to LFB, with such operating revenue being $1,116,538, $491,037 and $595,660 for the year ended December 31, 2004 and the six month periods ended June 30, 2004 and 2005, respectively.

Reconciliation of historical compensation and benefits expense to pro forma compensation and benefits expense:

	Year Ended December 31, 2004		Six Months Ended June 30, 2004		Six Months Ended June 30, 2005
	(in thousands of dollars)
Historical		$466,064		$219,963		$267,029
Add (deduct):
Portion of distributions representing payments for services rendered by managing directors and employee members of LAM	$354,282		$171,076		$75,476
Reductions	(178,337)		(108,693)		—

Sub-total		175,945		62,383		75,476

Targeted compensation and benefits		$642,009		$282,346		$342,505

While the adjustments described above constitute all adjustments management believes are applicable to the pro forma presentation set forth in this prospectus, we believe that other considerations will assist us in minimizing the degree of compensation reductions required to achieve our compensation and benefits expense target, which have not been reflected in the pro forma presentation. These include expense reductions of approximately $100,000 over the next year related to the following—the expiration of guaranteed payments and other contractual agreements with our managing directors; the expiration of contractual payouts to the founders of LAM; planned reductions associated with the restructuring of Lazard Group pension plans (reflecting a change from defined benefit plans to defined contribution plans) and post-retirement medical plans and cost savings resulting from a reassessment of our staffing needs. The expiration of contractual agreements requiring payments to our managing directors for services performed and to the founders of LAM will reduce expenses by approximately $55,000. The planned expense reductions associated with the restructuring of the Lazard Group pension and post-retirement medical plans and the cost savings from a reassessment of our staffing needs are expected to be approximately $45,000. Our reassessment of staffing needs was substantially completed during 2004, and, as a result, headcount was reduced. As part of our periodic performance reviews, we expect to continue to reassess needs in the future, but no material reassessment plans are currently in place. No material costs were incurred in connection with our prior reassessment of staffing needs. To the extent required, any reductions, over and above these approximately $100,000 of reductions, necessary to achieve our target compensation expense-to-operating revenue ratio of 57.5% will be accomplished by reducing other compensation expenses, including the discretionary bonuses of our managing directors, as generally permitted by the new retention agreements.

These and other measures may not allow us to reach or maintain our target compensation expense-to-operating revenue ratio in the future. Increased competition for senior professionals, changes in the financial markets generally or other factors could prevent us from reaching this objective.

The overall net adjustment to increase historical compensation and benefits expense (after eliminating the expenses related to the separated businesses) is $175,945, $62,383 and $75,476 for the year ended December 31, 2004 and the six month periods ended June 30, 2004 and 2005, respectively. The net adjustments are the result of (i) aggregating the distributions representing payments for services rendered by managing directors and employee members of LAM, which were $354,282, $171,076 and $75,476 for the year ended December 31, 2004 and the six month periods ended June 30, 2004 and 2005, respectively, and, (ii) the reduction of $178,337 and $108,693 for the year ended December 31, 2004 and the six month period ended June 30, 2004, respectively, to reflect the new compensation arrangements with our managing directors to achieve a target compensation expense-to-operating revenue ratio of 57.5% from its historical ratios for those periods of 73.5% and 79.6%, respectively. In the 2005 period, the new compensation arrangements were in effect, thus, Lazard Group’s compensation and benefits expense to operating revenue ratio is 57.5% and no further adjustment is necessary.

(d)	Reflects net tax expense adjustments of $1,727, $2,469 and $463 for the year ended December 31, 2004 and for the six month periods ended June 30, 2004 and 2005, respectively. The net adjustment includes (i) a tax expense of $3,427, $2,469 and $758 for the year ended December 31, 2004 and for the six month periods ended June 30, 2004 and 2005, respectively, which reflects the application of the historical effective Lazard Group income tax rates against the applicable pro forma adjustments, and (ii) a tax benefit reclassified from LAM minority interest of $1,700 and $295 for the year ended December 31, 2004 and the six month period ended June 30, 2005, respectively.

(e)	Reflects net incremental interest expense related to the separation and recapitalization transactions, including the financing transactions and the amortization of capitalized costs associated with the financing transactions, estimated to be $55,771, $27,887 and $22,626 for the year ended December 31, 2004 and the six month periods ended June 30, 2004 and 2005, respectively, the details of which are as follows:

			Increase (Decrease) in Interest Expense for the
	Principal Amount	Annual Interest Rate	Year Ended December 31, 2004	Six Months Ended June 30,
				2004	2005
Addition of new interest expense:
Lazard Group senior notes	$550,000	7.125%	$39,188	$19,594	$13,934
Lazard Group senior notes amortization of original issue discount			43	22	16
Lazard Group senior notes issued to Lazard Group Finance in connection with the issuance of the equity security units	437,500	6.12%	26,775	13,388	9,520
Accretion on the estimated present value of contract adjustment payments on the forward purchase contracts sold			325	163	110
Amortization of an estimated $9,070 of capitalized debt issuance costs			1,205	603	416

Sub-total			67,536	33,770	23,996
Reduction of existing interest expense:
Senior Notes due 2011	50,000	7.53%	(3,765)	(1,883)	(1,370)
Mandatory redeemable preferred stock	100,000	8.00%	(8,000)	(4,000)

Sub-total			(11,765)	(5,883)	(1,370)

Net incremental interest expense			$55,771	$27,887	$22,626

(f)	Reflects the net income tax impact associated with the separation and recapitalization transactions.

(g)	Represents adjustments to exclude non-recurring, one-time costs related to the separation and recapitalization, which consisted of interest of $1,661 and professional fees of $2,935 for the six month period ended June 30, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Lazard Group’s historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus.

The separation and recapitalization transactions were completed as of May 10, 2005, at which time the separated businesses became part of LFCM Holdings. Except as otherwise expressly noted, this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (the “MD&A”) and the historical consolidated financial data of Lazard Group, reflect the historical results of operations and financial position of Lazard Group and includes the separated businesses in discontinued operations.

Historical results of operations are reported as an historical partnership until the equity public offering on May 10, 2005 and do not include payments for services rendered by managing directors as compensation expense. Such payments are included in subsequent periods. Therefore, historical results for periods prior to the equity public offering on May 10, 2005 and subsequent thereto are not comparable.

Business Summary

Lazard Group’s principal sources of revenue are derived from activities in the following business segments:

•	Financial Advisory, which includes providing advice on mergers, acquisitions, restructurings and other financial matters, and

•	Asset Management, which includes the management of equity and fixed income securities and merchant banking funds.

In addition, we record selected other activities in Corporate, including cash and marketable investments, certain long-term investments and our Paris-based LFB. LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include the management of the treasury positions of Lazard Group’s Paris House through its money market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of LFG and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. We also allocate outstanding indebtedness to Corporate. The indebtedness and interest expense related to the financing transactions will be accounted for as part of Corporate as well.

Prior to May 10, 2005, Lazard Group also had a business segment called Capital Markets and Other, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services and merchant banking fund management activities outside of France as well as other specified non-operating assets and liabilities. As described below, this business segment’s assets and liabilities (referred to below as the “separated businesses”) were separated from Lazard Group on May 10, 2005, and the assets, liabilities and operating results of this former segment are reflected as discontinued operations for all periods prior to May 10, 2005. We refer to the transfer of the separated businesses as the “separation.” See Notes 15 and 19 of Notes to Consolidated Financial Statements for additional information regarding discontinued operations.

For the year ended December 31, 2004, Financial Advisory, Asset Management and Corporate contributed approximately 60%, 38% and 2% of Lazard Group’s net revenue, respectively, and for the six month period ended June 30, 2005, 64%, 37% and (1)% of Lazard Group’s net revenue, respectively.

Business Environment

Economic and market conditions, particularly global M&A activity, can significantly affect our financial performance.

The respective source for the data contained herein relating to (i) the volume of global and trans-Atlantic completed and announced merger and acquisition transactions is Thomson Financial for the years 1993-2004 and Dealogic for the six month periods ended June 30, 2004 and 2005, (ii) the amount of corporate debt defaults is Moody’s Investors Service, Inc., (iii) the amount of hedge fund assets from Van Hedge Fund Advisors, and (iv) funds raised for global private capital, including private equity and venture capital investment funds, is Thomson Venture Economics/National Venture Capital, March 2005.

Financial Advisory

From the early 1990s through 2000, there was relatively consistent and substantial growth in global M&A activity. The volume of global completed M&A transactions grew from $359 billion in 1993 to $3,720 billion in 2000. Of the total market, the volume of trans-Atlantic completed M&A transactions (involving either a U.S. or Canadian party transacting with a European counterparty) grew from $22 billion in 1993 to $386 billion in 2000.

Beginning in 2001, the volume of global completed M&A transactions began to decline significantly, falling 67% from $3,720 billion in 2000 to $1,220 billion in 2003, with the volume of trans-Atlantic completed M&A transactions down 74% from $386 billion to $102 billion in the same period. At the same time, corporate debt defaults increased significantly, reaching a peak of $164 billion in 2002, up 466% from $29 billion in 2000. In 2003, corporate debt defaults decreased to $34 billion, down 79% from $164 billion in 2002, reflecting improved global economic conditions.

In 2004, global M&A volume increased while restructuring activity continued to decline significantly. For the year ended December 31, 2004, the volume of global completed M&A transactions increased 29% versus the year ended December 31, 2003, increasing to $1,574 billion from $1,220 billion, respectively, with the volume of trans-Atlantic completed M&A transactions experiencing a 2% increase. Over the same period, the volume of global announced M&A transactions increased by 39% in 2004, from $1,398 billion to $1,937 billion, and the volume of trans-Atlantic announced M&A transactions increased by 13% from $99 billion to $112 billion, reflecting growing industry-wide activity. Over the same time frame, financial restructuring activity continued to decline, with the amount of corporate debt defaults falling from $34 billion to $16 billion, or by 53%. For the six month period ended June 30, 2005, the volume of global completed M&A transactions increased 23% versus the corresponding period ended June 30, 2004, increasing to $948 billion from $770 billion, respectively, with the volume of trans-Atlantic completed M&A transactions experiencing a 5% increase. Over the same period, the volume of global announced M&A transactions increased by 41% in 2005, from $980 billion to $1,378 billion, and the volume of trans-Atlantic announced M&A transactions increased by 20% from $61 billion to $73 billion, reflecting growing industry-wide activity. Over the same time frame, financial restructuring activity continued to decline, with the amount of corporate debt defaults falling from $6 billion to $3 billion. We believe that our Financial Advisory business would benefit from any sustained increase in M&A volume.

We believe that this counter-cyclical relationship can be seen in Lazard Group’s results. Between 2000 and 2003, Lazard Group’s Mergers and Acquisitions net revenue declined from $725 million to $420 million as the volume of global completed M&A transactions across the industry declined amidst challenging economic and capital markets conditions. Conversely, over the same time period, the net revenue of Lazard Group’s Financial Restructuring practice, the first full operating year of which commenced in 2000, increased from $34 million to $245 million, driven primarily by increased restructuring transaction volume stemming from higher levels of global corporate debt defaults. Similarly, for the year ended December 31, 2004, Lazard Group’s Mergers and Acquisitions net revenue increased to $482 million from $420 million in 2003 as M&A activity rebounded, while Financial Restructuring net revenue declined to $96 million from $245 million over the same time period, reflecting diminished restructuring activity due to declining levels of global corporate debt defaults. For the six month period ended June 30, 2005, Lazard Group’s Mergers and Acquisitions net revenue increased to $304 million from $209 million, or 46%, from the corresponding period in 2004. At the same time, Financial Restructuring net revenue also increased to $40 million from $32 million, or 27%, over the same time period, reflecting increased restructuring activity despite declining levels of global corporate debt defaults.

Asset Management

From 1994 to 2004, global stock markets appreciated substantially. The MSCI World Index rose by 7% on a compounded annual basis during this period. European markets experienced similar improvement, with the FTSE 100, CAC 40 and DAX indices up 5%, 7% and 7%, respectively, on a compounded annual basis. In the U.S., the Dow Jones Industrial, S&P 500 and NASDAQ indices rose by 11%, 10% and 11%, respectively, on a compounded annual basis. According to Pensions & Investments, an industry publication, worldwide assets managed by the top 100 asset managers grew by 21%, on a compounded annual basis, from 1994 to 2003. We believe that this growth in excess of market appreciation reflects a shift towards assets being concentrated among leading asset managers and consolidation within the asset management industry. During the same period, assets managed in hedge funds and merchant banking funds also experienced significant growth. Hedge fund assets, for example, grew 18%, on a compounded annual basis, to $950 billion at year end 2004, and funds raised for global private capital, which includes private equity and venture capital investment funds, increased by 11% on a compounded annual basis.

While global stock markets experienced substantial appreciation from 1994 to 2004, markets have experienced considerable volatility since 1999, with various market indices reaching record highs in 1999 and the first quarter of 2000, and then declining steadily through December 31, 2002. From 1999 to 2002, the MSCI World Index declined by 18%, on a compounded annual basis, while in Europe, the FTSE 100, CAC 40 and DAX indices declined 17%, 20% and 25%, respectively, on a compounded annual basis. In the U.S., the Dow Jones Industrial, S&P 500 and NASDAQ indices declined by 10%, 16% and 31%, respectively, on a compounded annual basis, in the same time frame. These declines were followed by considerable improvements in the global markets in 2003 and 2004. From January 1, 2003 until December 31, 2004, the MSCI World Index rose by 22%, on a compounded annual basis, with the FTSE 100, CAC 40 and DAX indices gaining 11%, 12% and 21%, respectively, on a compounded annual basis. In the U.S., the Dow Jones Industrial, S&P 500 and NASDAQ indices gained 14%, 17% and 28%, respectively, on a compounded annual basis for the same period.

Global markets in the first half of 2005 were mixed. In the first half of 2005, global markets softened as evidenced by the MSCI World Index declining by 2%. European markets, however, showed gains with the FTSE 100, CAC 40 and DAX indices gaining 6%, 11% and 8%, respectively. In the U.S., the Dow Jones Industrial, S&P 500 and NASDAQ indices declined 5%, 2% and 5%, respectively, during the same period. Despite the recent softness, global stock markets over the last twelve months remained on the positive side. From July 1, 2004 until June 30, 2005, the MSCI World Index rose by 8%, and the FTSE 100, CAC 40 and DAX indices rose by 15%, 13% and 13%, respectively. In the U.S., the S&P 500 and NASDAQ indices remained slightly positive with gains of 4% and 0.4%, respectively, while the Dow Jones Industrial declined by 2% during the same twelve month period. The changes in global market indices generally correspond with Lazard Group’s market-related changes in its AUM.

Key Financial Measures and Indicators

Net Revenue

The majority of our Financial Advisory net revenue is earned from the successful completion of mergers, acquisitions, restructurings or similar transactions. In some client engagements, often those involving financially distressed companies, revenue is earned in the form of retainers and similar fees that are contractually agreed upon with each client for each assignment and are not necessarily linked to the completion of a transaction. In addition, we also earn fees from providing strategic advice to a client, with such fees not being dependent on a specific transaction. Our Financial Advisory segment also earns revenue from public and private securities offerings in conjunction with activities of the Capital Markets and Other segment. In general, such fees are shared equally between our Financial Advisory and Capital Markets and Other segments. Following the separation, we have an arrangement with LFCM Holdings under which the separated Capital Markets business will continue to distribute securities in public offerings originated by our Financial Advisory business in a manner intended to be similar to our practice prior to the separation. The main driver of Financial Advisory net revenue is overall M&A and restructuring volume, particularly in the industries and geographic markets in which we focus.

Our Asset Management segment includes our LAM, LFG and merchant banking operations. Asset Management net revenue is derived from fees for investment management and advisory services provided to institutional and private clients. The main driver of Asset Management net revenue is the level of AUM, which is influenced in large part by our investment performance and by our ability to successfully attract and retain assets, as well as the broader performance of the global equity markets and, to a lesser extent, fixed income markets. As a result, fluctuations in financial markets and client asset inflows and outflows have a direct effect on Asset Management net revenue and operating income. Fees vary with the type of assets managed, with higher fees earned on actively managed equity assets, alternative investments (such as hedge funds) and merchant banking products, and lower fees earned on fixed income and cash management products. We also earn performance-based incentive fees on some investment products, such as hedge funds, merchant banking funds and other investment products. Incentive fees on hedge funds are typically calculated based on a specified percentage of a fund’s net appreciation during a fiscal period and can be subject to loss carry-forward provisions in which losses incurred in the current period are applied against future period net appreciation. Incentive fees on merchant banking funds also may be earned in the form of a carried interest when profits from merchant banking investments exceed a specified threshold. Lazard Group’s Asset Management net revenue during the years ended December 31, 2002 through December 31, 2004 and the six month periods ended June 30, 2004 and 2005 demonstrate the volatility that incentive fees have on total net revenue. See “—Business Segments—Asset Management—Asset Management Results of Operations.”

Corporate net revenue consists primarily of investment income generated from long-term investments, including principal investments that Lazard Group has made in merchant banking and alternative investment funds managed by our Asset Management segment, net interest income generated by LFB, interest income related to cash and marketable investments and interest expense related to outstanding borrowings. Following the financing transactions, interest expense related thereto will be accounted for as part of Corporate as well. Corporate net revenue can fluctuate due to mark-to-market adjustments on long-term and marketable investments, changes in interest rate spreads earned by LFB and changes in the levels of our cash, marketable investments, long-term investments and indebtedness. Although Corporate net revenue represented 2% or less of Lazard Group’s net revenue from continuing operations in each of the years 2002, 2003 and 2004 and the six month period ended June 30, 2005, total assets in this segment represented 69% and 75% of Lazard Group’s consolidated total assets as of December 31, 2004 (excluding assets of discontinued operations) and June 30, 2005, respectively, principally attributable to the relatively significant amounts of assets associated with LFB, and, to a lesser extent, cash, marketable investments and long-term investment balances.

We expect to experience significant fluctuations in net revenue and operating income during the course of any given year. These fluctuations arise because a significant portion of our Financial Advisory net revenue is earned upon the successful completion of a transaction or financial restructuring, the timing of which is uncertain and is not subject to our control. Our Asset Management net revenue is also subject to periodic fluctuations. Asset Management fees are generally based on AUM measured as of the end of a quarter or month, and an increase or reduction in AUM at such dates, due to market price fluctuations, currency fluctuations, net client asset flows or otherwise, will result in a corresponding increase or decrease in management fees. In addition, incentive fees earned on AUM are generally not recorded until the fourth quarter of our fiscal year, when potential uncertainties regarding the ultimate realizable amounts have been determined.

Discontinued Operations

As described above, in connection with the separation Lazard Group transferred the Capital Markets and Other segment to LFCM Holdings as of May 10, 2005. Capital Markets and Other net revenue largely consisted of primary revenue earned from underwriting fees from securities offerings and secondary revenue earned in the form of commissions and trading profits from principal transactions in Lazard Group’s equity, fixed income and convertibles businesses and underwriting and other fee revenue from corporate broking in the U.K. Lazard Group also earned fund management fees and, if applicable, carried interest incentive fees related to merchant banking funds managed as part of this former segment. Such carried interest incentive fees were earned when profits from merchant banking investments exceeded a specified threshold. In addition, Lazard Group generated investment income and net interest income principally from long-term investments, cash balances and securities financing transactions.

Operating Expenses

The majority of our operating expenses relate to compensation and benefits. As a limited liability company prior to this consummation of the equity public offering on May 10, 2005, payments for services rendered by the majority of Lazard Group’s managing directors are accounted for as distributions of members’ capital. In addition, subsequent to January 1, 2003, payments for services rendered by managing directors of LAM (and employee members of LAM) have been accounted for as minority interest expense. See “—Minority Interest.” As a result, our compensation and benefits expense and operating income including for the six month period ended June 30, 2005 have not reflected most payments for services rendered by our managing directors. As a result of the consummation of the equity public offering, we now include all payments for services rendered by our managing directors, including the managing directors of LAM, in compensation and benefits expense.

For further information with respect to compensation and benefits expense after the equity public offering, see “Unaudited Pro Forma Financial Information—Unaudited Pro Forma Condensed Consolidated Statements of Income—Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.”

The balance of our operating expenses is referred to below as “non-compensation expense,” which includes costs for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment, depreciation and amortization and other expenses.

The historical levels of operating expenses set forth in “—Consolidated Results of Operations” do not reflect the added costs we expect to incur as a result of this offering. We expect that we will incur additional expenses for, among other things, directors fees, SEC reporting and compliance, investor relations, legal, accounting and other costs associated with being a public company.

Provision for Income Taxes

Lazard Group has historically operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through corporations and has been subject to local income taxes. Income taxes shown on Lazard Group’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to Lazard Group’s operations apportioned to New York City.

Following the financing transactions Lazard Group will continue to operate in the U.S. as a limited liability company treated as a partnership for U.S. federal income tax purposes and remain subject to local income taxes outside the U.S. and to UBT.

Minority Interest

Minority interest consists of a number of components.

On January 1, 2003, Lazard Group contributed net assets relating to the majority of its asset management business to form LAM, a subsidiary of Lazard Group. Upon formation of LAM, certain members of Lazard Group (including all the managing directors of LAM) who provide services to LAM contributed capital to LAM and ceased being members of Lazard Group. Following the formation of LAM, these capital interests have been included in minority interest on Lazard Group’s consolidated statement of financial condition. In connection with this contribution, the LAM managing directors and other key LAM employees were granted equity units in LAM. Commencing in 2003, payments for services rendered by these individuals were accounted for as minority interest expense in Lazard Group’s consolidated statement of income. The substantial majority of such payments related to services rendered by LAM managing directors, which, in prior years, had been accounted for as distributions to members, therefore, was not reported in prior years’ consolidated statements of income. The remainder of such payments, which related to compensation of employee members of LAM, was recorded as compensation and benefits expense in prior years’ consolidated statements of income. As a result of the consummation of the equity public offering, we will include all payments for services rendered by our managing directors, including our LAM managing directors, as well as employee members of LAM, in compensation and benefits expense.

The LAM equity units entitle holders to payments in connection with selected fundamental transactions affecting Lazard Group or LAM, including a dissolution or sale of all or substantially all of the assets of Lazard Group or LAM, a merger of or sale of all of the interests in LAM whereby Lazard Group ceases to own a majority of LAM or have the right to appoint a majority of the board of directors of LAM, or a non-ordinary course sale of assets by LAM that exceeds $50 million in value. These persons will not receive LAZ-MD Holdings exchangeable interests in connection with the separation and recapitalization transactions, but will retain their existing equity units in LAM. As a general matter, in connection with a fundamental transaction that triggers the LAM equity units, following the completion of such transactions the holders of the LAM equity units would be entitled in the aggregate to 23.40% of the net proceeds or imputed valuation of LAM in such transaction after deductions for payment of creditors of LAM and the return of LAM capital. As of December 31, 2004 and June 30, 2005, LAM’s capital for these purposes totaled approximately $70 million, of which approximately $18 million was owned by LAM managing directors and employee members, with the remainder owned by Lazard Group. These LAM equity units are not entitled to share in the operating results of LAM. A separate class of interests in LAM, which we refer to in this prospectus as “LAM profit units,” is entitled to the ordinary profit and losses of LAM, all of which are owned by Lazard Group. Accordingly, in the absence of a fundamental transaction that triggers the LAM equity units, all of LAM’s net income is allocable to Lazard Group. We have no current intention to cause or otherwise trigger a fundamental transaction that would give rise to payment obligations to the holders of interests in LAM.

On and after January 1, 2006, the board of directors of LAM (a majority of which is appointed by Lazard Group) may, in its discretion, grant LAM equity interests that include profit rights to managing directors of, and other persons providing services to, LAM, as a portion of their ongoing compensation. If granted, these equity interests would be subject to specified vesting conditions, with 50% of the equity interests vesting on the second anniversary of the date of issuance and the remaining 50% of the equity interests vesting on the third anniversary of the date of issuance.

Also included in minority interest in our consolidated financial statements are minority interests in various LAM-related general partnership interests. Certain of these LAM-related general partnerships compensate LAM professionals directly. As such, incentive fees that would have otherwise been paid to Lazard Group are retained by the general partnerships for the purpose of compensating the LAM professionals. In Lazard Group’s consolidation of the general partnerships, the LAM professionals’ compensation is reflected in minority interest, with an equivalent amount in Lazard Group’s net revenue. Following a fundamental transaction, we will include such LAM professionals’ share of the incentive fees in compensation and benefits expense.

In September 2002, Lazard Group and Intesa announced their agreement to form a strategic alliance. Under the terms of this alliance, Intesa became a 40% partner in Lazard Group’s business interests in Italy in January 2003. As a result, commencing in 2003, Lazard Group has recorded minority interest to reflect Intesa’s economic interest in the Italian alliance.

As of December 31, 2004, in accordance with the adoption of Financial Interpretation No. 46R for Consolidation of Certain Variable Interest Entities (“FIN 46R”), referred to as “VIEs,” Lazard Group consolidated certain VIEs in which it holds a variable interest and where Lazard Group is the primary beneficiary. Those VIEs include Lazard Group sponsored venture capital investment vehicles established in connection with our compensation plans. Accordingly, Lazard Group’s consolidated financial statements at December 31, 2004 reflect minority interests associated with these VIEs. These VIEs were included with the separated businesses and, as such, are not reflected in our consolidated financial statements following the financing transactions. To the extent that we expand our merchant banking activities in the future, we expect that we may be required to consolidate additional VIEs related to such activities. The managing directors of our French business hold nominal equity interests in several of our French subsidiaries, totaling less than 0.1% of the equity interests in each such subsidiary. Accordingly, as currently constituted, these managing directors may have a role in the procedures at these subsidiaries, including the right to vote on the appointment or removal of managing directors, mergers and alterations to key provisions of their by-laws.

As described above and in Note 1 to the Notes to Unaudited Condensed Consolidated Financial Statements, commencing May 10, 2005, the Company no longer recognizes payments for services rendered by the managing directors of LAM (and employee members of LAM) as charges to minority interest. Effective May 10, 2005, those charges are now included in compensation and benefits and distributions to profit participation members. Accordingly, for these reasons, amounts recorded as minority interest expense for periods prior to May 10, 2005 are not comparable to amounts recorded as minority interest expense for periods commencing May 10, 2005.

Net Income Allocable to Members

Historically, payments for services rendered by our managing directors have been accounted for as distributions from members’ capital, or as minority interest expense in the case of payments to LAM managing directors and certain key LAM employee members during 2003 and 2004, rather than as compensation and benefits expense. As a result, our compensation and benefits expense and net income allocable to members have not reflected most payments for services rendered by our managing directors.

During 2002, 2003 and 2004, following the hiring of new senior management, Lazard Group invested significant amounts in the recruitment and retention of senior professionals in an effort to reinvest in the intellectual capital of Lazard Group’s business. As a result, while payments for services rendered by our managing directors generally did not historically exceed net income allocable to members in any given year, in 2002, 2003 and 2004, we made distributions to our managing directors that exceeded our net income allocable to members.

The table below illustrates what our compensation and benefits expense would have been on an adjusted basis for the year ended December 31, 2004 and the six month periods ended June 30, 2004 and 2005 had the portion of distributions to members which represent payments for services rendered and our minority interest expense related to LAM been accounted for as compensation and benefits expense, as adjusted to exclude the impact of the separated businesses. The table further illustrates the relationship between our adjusted compensation and benefits expense and our operating revenue. We define operating revenue to equal consolidated total gross revenue less (i) total gross revenue attributable to the separated businesses and (ii) interest expense related to LFB, our Paris-based banking affiliate. We deduct the interest expense incurred by

LFB from our definition of operating revenue because LFB is a financing business and we consider its interest expense to be a cost directly related to the conduct of its business. The remaining interest expense, however, relates to our decisions regarding the capital structure of Lazard Group as a whole.

	Year Ended December 31, 2004	Six Months Ended June 30,
		2004	2005
	(in thousands of dollars)
Adjusted compensation and benefits
Historical	$466,064	$219,963	$267,029
Add (deduct):
Portion of distributions representing payments for services rendered by managing directors (excluding LAM managing directors)	280,317	130,238	66,395
Portion of distributions representing payments included in minority interest for services rendered by LAM managing directors and employee members of LAM	73,965	40,838	9,081

Adjusted compensation and benefits	$820,346	$391,039	$342,505

Operating revenue
Historical total revenue	$1,134,381	$500,111	$606,405
Add (deduct):
LFB Interest expense	(17,843)	(9,074)	(10,745)

Operating revenue	$1,116,538	$491,037	$595,660

Adjusted compensation expense-to-operating revenue ratio	73.5%	79.6%	57.5%

Our policy is that our compensation and benefits expense, including that payable to our managing directors, will not exceed 57.5% of operating revenue each year (although we retain the ability to change this policy in the future). Our managing directors have been informed of this new policy. The new retention agreements with our managing directors generally provide for a fixed salary and discretionary bonus, which may include an equity-based compensation component. The following table summarizes the reductions required to achieve the target ratio:

	Year Ended December 31, 2004	Six Months Ended June 30,
		2004	2005
	(in thousands of dollars)
Target compensation and benefits
Adjusted compensation and benefits, as above	$820,346	$391,039	$342,505
Reductions	(178,337)	(108,693)	—

Target compensation and benefits	$642,009	$282,346	$342,505

Target compensation expense-to-operating revenue ratio	57.5%	57.5%	57.5%

We intend to achieve this target primarily by reducing payments for services rendered by our managing directors, while continuing to maintain financial packages for our managing directors that we believe are competitive in the market place. All of the expense reductions required to achieve this target ratio could be achieved through compensation reductions under our new retention agreements that generally provide for salary and discretionary bonuses, which agreements were effective upon execution. However, we believe that other considerations will assist us in minimizing the degree of compensation reductions required to achieve our compensation and benefit expense target, including expense reductions of approximately $100 million over the next year related to the following—the expiration of guaranteed payments and other contractual agreements with our managing directors; the expiration of contractual payouts to the founders of LAM; planned reductions associated with the restructuring of the Lazard Group pension plans (reflecting a change from defined benefit plans to defined contribution plans) and post-retirement medical plans and cost savings resulting from a reassessment of our staffing needs. The expiration of contractual agreements requiring payments to our managing directors for services performed and to the founders of LAM will reduce expenses by approximately $55 million. The planned expense reductions associated with the restructuring of the Lazard Group pension and post-retirement medical plans and the cost savings from a reassessment of our staffing needs are expected to be approximately $45 million. To the extent required, any reductions, over and above these approximately $100 million of reductions, necessary to achieve our target compensation expense-to-operating revenue ratio of 57.5% will be accomplished by reducing other compensation expenses, including the discretionary bonuses of our managing directors, as generally permitted by the new retention agreements.

While we are implementing steps that we believe will reduce our compensation expense-to-operating revenue ratio to 57.5%, there can be no guarantee that this will be achieved or that our policy will not change in the future. Increased competition for senior professionals, changes in the financial markets generally or other factors could prevent us from reaching this objective.

Results of Operations

Our consolidated financial statements are presented in U.S. dollars. Many of our non-U.S. subsidiaries have a functional currency (i.e., the currency in which operational activities are primarily conducted) that is other than the U.S. dollar, generally the currency of the country in which the subsidiaries are domiciled. Such subsidiaries’ assets and liabilities are translated into U.S. dollars at year-end exchange rates, while revenue and expenses are translated at average exchange rates during the respective periods. Adjustments that result from translating amounts from a subsidiary’s functional currency are reported as a component of members’ equity. Foreign currency remeasurement gains and losses on transactions in non-functional currencies are included in the consolidated statements of income.

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	($ in thousands)
Net Revenue:
Financial Advisory	$532,896	$690,967	$655,200	$275,571	$368,825
Asset Management	454,683	350,348	417,166	200,687	215,701
Corporate	4,515	11,627	22,464	3,712	(7,064)

Net revenue	992,094	1,052,942	1,094,830	479,970	577,462

Operating Expenses:
Compensation and benefits (and, commencing to May 10, 2005, distributions to profit participation members)	391,010	388,266	466,064	219,963	267,029
Non-compensation expense	243,223	225,940	260,942	124,154	122,353

Total operating expenses	634,233	614,206	727,006	344,117	389,382

Operating Income from Continuing Operations	357,861	438,736	367,824	135,853	188,080
Provision for income taxes	41,079	36,953	28,272	12,342	31,033

Income from Continuing Operations Before Minority Interest	316,782	401,783	339,552	123,511	157,047
Minority Interest	39,631	94,565	87,553	40,710	13,792

Income from Continuing Operations	277,151	307,218	251,999	82,801	143,255
Income (Loss) from Discontinued Operations, net of income taxes (benefit)	20,296	(56,835)	(10,532)	6,108	(17,168)
Extraordinary Gain			5,507	5,507

Net Income (Net Income Allocable to Members of Lazard Group Prior to May 10, 2005)	$297,447	$250,383	$246,974	$94,416	$126,087

The key ratios, statistics and headcount information for the years ended December 31, 2002 through December 31, 2004 and for the six month periods ended June 30, 2004 and 2005 are set forth below:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(in thousands of dollars)
As a % of Net Revenue:
Financial Advisory	54%	66%	60%	57%	64%
Asset Management	46%	33%	38%	42%	37%
Corporate	0%	1%	2%	1%	(1)%

Net Revenue	100%	100%	100%	100%	100%

As a % of Net Revenue:
Operating Income	36%	42%	34%	28%	33%

Headcount, as of the end of each period, after the separation:
Managing Directors:
Financial Advisory	95	111	127	125	132
Asset Management	17	22	33	33	39
Corporate	4	5	6	6	6
Limited Managing Directors	24	22	19	19	18
Other Employees:
Professional	811	773	786	792	793
Other	1,512	1,433	1,368	1,398	1,262

Total	2,463	2,366	2,339	2,373	2,250

(a)	As described above, in the separation Lazard Group transferred the business comparing its Capital Markets and Other business segment to LFCM Holdings as of May 10, 2005.

Consolidated Results of Operations

A discussion of the Company’s consolidated results of operations is set forth below, followed by a more detailed discussion of business segment results. Historical results of operations are reported as a historical partnership until the equity public offering on May 10, 2005 and do not include payments for services rendered by managing directors as compensation expense. Such payments are included in subsequent periods. Therefore, historical results for periods prior to the equity public offering on May 10, 2005 and subsequent thereto are not comparable.

Six Months Ended June 30, 2005 versus June 30, 2004

For the six month period ended June 30, 2005, net revenue was $577 million, up $97 million, or 20%, versus net revenue of $480 million for the corresponding period in 2004. During the 2005 period, M&A net revenue increased by 46%, Financial Restructuring net revenue increased by 27% and Asset Management net revenue increased by 7%.

Compensation and benefits expense was $267 million for the six month period ended June 30, 2005, an increase of $47 million, or 21%, versus expense of $220 million for the corresponding period in 2004. The expense increase was primarily due to the Company’s inclusion, subsequent to the consummation of the equity public offering, of all payments for services rendered by its managing directors in compensation and benefits expense, including distributions to profit participation members and payments for services rendered by managing directors of LAM (and employee members of LAM) which previously had been accounted for as minority interest expense, partially offset by reductions in pension and post-retirement health benefit costs.

Non-compensation expense was $122 million or 21% of operating revenue in the six month period ended June 30, 2005, compared with $124 million or 25% of operating revenue in the comparable period in 2004. The decrease in the year-to-date ratio is due to the operating leverage from higher operating revenue and a decrease in non-compensation expense. Excluding one-time professional fees of approximately $3 million related to the equity public offering, non-compensation expense decreased approximately $5 million or 4% in the 2005 period compared with the comparable 2004 period. Premises and occupancy expenses in the 2005 period were $34 million, a decrease of approximately $3 million, or 8%, due primarily to less occupied space in London. Professional fees in the 2005 period were $24 million, up $3 million or 14% versus the 2004 period primarily due to fees related to the equity public offering and increases in various consulting fees. Travel and entertainment expenses in the 2005 period were $20 million, a decrease of $4 million, or 18%, versus the 2004 period. Communication and information services and equipment costs in the 2005 period, in the aggregate, were $24 million, flat versus the 2004 period. Other expenses were $20 million, an increase of approximately $2 million, or 14%, versus $18 million for the 2004 period due primarily to costs relating to being a public company and from all other expenses spread across various businesses.

Operating income from continuing operations was $188 million for the 2005 period, an increase of $52 million, or 38% greater than operating income from continuing operations of $136 million for the corresponding period in 2004. Operating income as a percentage of net revenue was 33% for the first six months in 2005 versus 28% for the corresponding period in 2004, with the increase in margin primarily resulting from the increase in revenue, partially offset by the increase in compensation and benefits expense described above.

The provision for income taxes for the 2005 period was $31 million, an increase of $19 million versus $12 million for the corresponding period in 2004. The increase in the six month period of 2005 is primarily due to increased profitability in locations that are subject to corporate income taxes.

Minority interest was $14 million for the 2005 period, a decrease of $27 million versus $41 million for the corresponding period in 2004. The decrease in the six month period of 2005 was principally due to compensation for LAM members now being recorded in compensation and benefits expense commencing with the consummation of equity public offering on May 10, 2005, while prior thereto such amounts were recorded in minority interest expense, partially offset by increases in 2005 in the minority interest associated with the Strategic Alliance with Intesa due to the increase in profits from our financial advisory business in Italy.

As described above, amounts recorded as minority interest expense for periods prior to May 10, 2005 are not comparable to amounts recorded as minority interest expense for periods commencing May 10, 2005.

Income from continuing operations was $143 million for the 2005 period, an increase of $60 million, or 73%, versus $83 million for the corresponding period in 2004.

An extraordinary gain of approximately $6 million was recorded in January 2004 related to the acquisition of the assets of Panmure Gordon and represented the excess of the fair value of the net assets acquired over the purchase price.

2004 versus 2003

Net revenue was $1,095 million in 2004, up $42 million, or 4%, versus net revenue of $1,053 million for 2003. During 2004, M&A net revenue increased by 15%, offset by a reduction in Financial Restructuring net revenue of 61%, while Asset Management net revenue increased by 19%.

Compensation and benefits expense was $466 million for 2004, an increase of $78 million, or 20%, versus expense of $388 million in 2003. The expense increase was primarily due to increases in performance-based bonus accruals, new service groups operating for the full year in 2004, and increased pension costs in the U.S.

and Europe. Employee headcount as of December 31, 2004 was 2,339, down 27 versus headcount as of December 31, 2003, however, the composition changed with decreases in headcount in the Financial Advisory and Corporate segments being offset by increased headcount in Asset Management.

Non-compensation expense was $261 million for 2004, an increase of $35 million, or 15%, versus expense of $225 million for 2003. Premises and occupancy expenses were $74 million, an increase of $13 million, or 20%, due to higher occupancy costs in the U.S. and Europe for offices that were not operating for the full year in 2003. Professional fees were $49 million, an increase of $1 million, or 2%, versus $48 million for 2003 primarily due to costs incurred in connection with the equity public offering, partially offset by lower consulting fees. Travel and entertainment expenses were $45 million, an increase of $7 million, or 17%, versus $38 million for 2003, due to increased business development efforts. Communication and information services and equipment costs, in the aggregate, were $51 million, an increase of $8 million, or 18%, versus $43 million for 2003 due to increased software maintenance expense and additional technology related spending in certain offices in the U.S. and Europe. Other expenses were $42 million, an increase of $7 million versus 2003, primarily due to with no one business activity accounting for a significant portion of the increase.

Operating income from continuing operations was $368 million for 2004, a decrease of $71 million, or 16%, versus operating income from continuing operations of $439 million for 2003. Operating income as a percentage of net revenue was 34% for 2004 versus 42% for 2003.

Provision for income taxes was $28 million for 2004, a decrease of $9 million versus $37 million for 2003, due to decreased profitability in locations that are subject to corporate income taxes.

Minority interest was $88 million for 2004, a decrease of $7 million versus $95 million for 2003, principally due to a decrease in minority interest associated with the Italian strategic alliance, offset by an increase in performance-based compensation for LAM members. See “—Minority Interest.”

Income from continuing operations was $252 million for 2004, a decrease of $55 million, or 18%, versus $307 million in 2003.

An extraordinary gain of approximately $6 million was recorded in January 2004 related to the acquisition of the assets of Panmure Gordon and represented the excess of the fair value of the net assets acquired over the purchase price.

2003 versus 2002

Net revenue was $1,053 million in 2003, an increase of $61 million, or 6%, versus net revenue of $992 million in 2002. During 2003, M&A net revenue increased by 7% and Financial Restructuring net revenue increased by 96%, with these increases principally offset by decreases in Asset Management net revenue of 23%.

Compensation and benefits expense was $388 million in 2003, a decrease of $3 million or 1% versus expense of $391 million during 2002. The decrease in expense in 2003 was principally due to savings related to headcount reductions in Asset Management, and by the reclassification to minority interest expense of compensation for members of LAM whose compensation, prior to 2003, had previously been reported in compensation and benefits expense, partially offset by investments made in our Financial Advisory segment, including new service groups and increases in U.K. pension costs. Employee headcount at December 31, 2003 was 2,366, a net reduction of 97 versus headcount as of December 31, 2002.

Non-compensation expense was $226 million in 2003, a decrease of $17 million, or 7%, versus expense of $243 million in 2002. Premises and occupancy expenses were $62 million, an increase of $14 million, or 30%, versus $47 million in 2002, primarily due to increases in rent in London and occupancy cost for our Paris facilities. Professional fees were $48 million, a decrease of $6 million, or 11%, versus $54 million in 2002 due to higher professional fees in 2002 relating to (i) dissolving an Asset Management partnership arrangement, and (ii) reorganizing the LAM capital structure. Travel and entertainment expenses were $38 million, an increase of $4 million, or 12%, versus $34 million in 2002 due to increased business development efforts. Communication and information services and equipment costs in the aggregate were $43 million, an increase of $2 million, or 5%, versus $41 million in 2002 with no one business activity accounting for a significant piece of the increase. Other expenses were $35 million, a decrease of $32 million, or 47%, versus $67 million in 2002, primarily due to one-time costs incurred in 2002 relating to dissolving the aforementioned Asset Management partnership arrangement.

Operating income from continuing operations was $439 million in 2003, an increase of $81 million, or 23%, versus operating income from continuing operations of $358 million in 2002. Operating income as a percentage of net revenue was 42% in 2003 versus 36% in 2002.

Provision for income taxes was $37 million in 2003, a decrease of $4 million versus $41 million in 2002, due to decreased profitability in locations that are subject to corporate income taxes.

Minority interest was $95 million in 2003, an increase of $55 million versus $40 million in 2002. Beginning in 2003, compensation for services rendered by LAM managing directors and employee members of LAM was recorded in minority interest. In addition, Lazard Group’s strategic alliance in Italy with Intesa also commenced in 2003. These two items, in the aggregate, accounted for a $78 million increase in minority interest expense. Partially offsetting these increases was a $22 million decline in minority interest expense associated with the consolidation of LAM-related general partnerships consistent with the decline in related incentive fee revenue. See “—Minority Interest.”

Income from continuing operations was $307 million in 2003, an increase of $30 million, or 11%, versus income from continuing operations of $277 million in 2002.

Business Segments

The following data discusses net revenue and operating income for the Company’s continuing operations by business segment. The operating results exclude a discussion of Corporate, due to its relatively minor contribution to operating results. Each segment’s operating expenses include (i) compensation and benefits expenses that are incurred directly in support of the businesses and (ii) other operating expenses, which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment, and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities. Such support costs are allocated to the relevant segments based on various statistical drivers such as, among other items, headcount, square footage and transactional volume.

Financial Advisory

The following table summarizes the operating results of the Financial Advisory segment:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(in thousands of dollars)
M&A	$393,082	$419,967	$481,726	$208,942	$304,318
Financial Restructuring	124,800	244,600	96,100	31,700	40,411
Corporate Finance and Other	15,014	26,400	77,374	34,929	24,096

Net Revenue	532,896	690,967	655,200	275,571	368,825

Direct Compensation and Benefits and, commencing May 10, 2005, distributions to profit participation members	171,270	189,823	230,340	111,005	138,912
Other Operating Expenses(a)	159,532	190,427	213,342	105,821	98,973

Total Operating Expenses	330,802	380,250	443,682	216,826	237,885

Operating Income (Loss)	$202,094	$310,717	$211,518	$58,745	$130,940

Operating Income (Loss) as a Percentage of Net Revenue	38%	45%	32%	21%	36%

Headcount(b):
Managing Directors	95	111	127	125	132
Limited Managing Directors	8	7	4	4	4
Other Employees:
Professional	474	508	512	514	510
Other	346	340	320	346	317

Total	923	966	963	989	963

(a)	Includes indirect support costs (including compensation and other operating expenses related thereto).
(b)	Excludes headcount related to support functions. Such headcount is included in the Corporate headcount.

Net revenue trends in Financial Advisory for M&A and Financial Restructuring generally are correlated to the volume of completed industry-wide mergers and acquisitions activity and restructurings occurring subsequent to corporate debt defaults, respectively. However, deviations from this relationship can occur in any given year for a number of reasons. For instance, material variances in the level of mergers and acquisitions activity in a particular geography where we have significant market share or the number of our advisory engagements with respect to larger-sized transactions can cause our results to diverge from industry-wide activity. Lazard Group client statistics and global industry statistics are set forth below:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
Lazard Statistics:
Number of Clients:
Total	383	370	435	265	278
With Fees Greater than $1 million	136	137	136	75	82
Percentage of Total Fees from Top 10 Clients	26%	30%	25%	32%	35%
Number of M&A Transactions Completed Greater than $1 billion	21	29	30	13	20

Industry Statistics ($ in billions):
Volume of Completed M&A Transactions:
Global	$1,352	$1,220	$1,574	$770	$948
Trans-Atlantic	102	102	104	58	61
Global Corporate Debt Defaults	164	34	16	6	3

The geographical distribution of Financial Advisory net revenue is set forth below in percentage terms. The offices that generate our Financial Advisory net revenue are located in North America, Europe (principally in the U.K., France, Italy and Germany) and the rest of the world (principally in Asia).

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
North America	41%	49%	45%	46%	40%
Europe	57%	50%	54%	53%	58%
Rest of World	2%	1%	1%	1%	2%

Total	100%	100%	100%	100%	100%

Lazard Group’s managing directors and many of its professionals have significant experience, and many of them are able to use this experience to advise on both mergers and acquisitions and restructuring transactions, depending on our clients’ needs. This flexibility allows Lazard Group to better match its professional staff with the counter-cyclical business cycles of mergers and acquisitions and financial restructurings. While Lazard Group measures revenue by practice area, Lazard Group does not separately measure the separate costs or profitability of mergers and acquisitions services as compared to financial restructuring services. Accordingly, Lazard Group measures performance in its Financial Advisory segment based on overall segment net revenue and operating income margins.

Financial Advisory Results of Operations

Six Months Ended June 30, 2005 versus June 30, 2004

In the 2005 period, M&A net revenue increased by $95 million, or 46%, driven by the improved environment for mergers and acquisitions activity. The increase in M&A net revenue was also accompanied by an approximate $9 million, or 27%, increase in Financial Restructuring net revenue versus the corresponding period in 2004. Other Financial Advisory net revenue decreased by $11 million primarily from decreased underwriting activity.

Clients with whom Lazard Group transacted significant business in the first six months of 2005 included Alcan, Clayton Dubilier & Rice, Eurofind, Hollywood Entertainment, Lee Enterprises, National Australia Bank, Pfizer Inc, RAC plc, Telecom Italia Mobile, Telesystem International Wireless, Transurban, Tussauds and USGen New England.

Financial Advisory net revenue for the 2005 six month period was earned from 278 clients, compared to 265 in 2004. Advisory fees of $1 million or more were earned from 82 of Lazard Group’s clients for the six month period ended June 30, 2005, compared to 75 in the corresponding period in 2004.

Operating expenses were $238 million for the 2005 period, an increase of $21 million, or 10%, versus operating expenses of $217 million in the corresponding period in 2004. Compensation and benefits expense increased by $28 million, or 25%, primarily due to the Company’s inclusion, subsequent to the consummation of the equity public offering, of all payments for services rendered by its managing directors, including distributions to profit participation members, in compensation and benefits expense, partially offset by lower pension and post-retirement health benefit costs. Other operating expenses decreased by $7 million, or 6%. The principal reasons for this decrease related to (i) travel and entertainment expense, which decreased by $5 million, and (ii) premises and occupancy expense, which decreased by approximately $2 million due to less occupied space in London.

Financial Advisory operating income was $131 million for the 2005 period, an increase of $72 million, versus operating income of $59 million for the corresponding period in 2004. Operating income as a percentage of segment net revenue was 36% for the 2005 period versus 21% for the corresponding period in 2004, with the increase in margin in 2005 attributable to the increase in revenue, partially offset by the increase in recorded compensation expense in the 2005 period.

2004 versus 2003

In 2004, M&A net revenue increased by $62 million, or 15%, driven by the improved environment for mergers and acquisitions activity. The increase in M&A net revenue was offset by a $149 million, or 61%, decrease in Financial Restructuring net revenue versus 2003, consistent with the decline in global corporate debt defaults that began in 2003. Other Financial Advisory net revenue increased by $51 million primarily due to net revenue generated from a new service that raises capital for private equity funds that commenced operations in 2003, as well as increased underwriting net revenue in corporate finance activities.

Clients with whom Lazard Group transacted significant business in 2004 included Air Liquide, Bank One, Fisher Scientific, Intesa, Interbrew, MG Technologies, National Energy & Gas, Pfizer, Pirelli, Resolution Life, UCB and Veolia Environment.

Financial Advisory net revenue in 2004 was earned from 435 clients, compared to 370 in 2003. Advisory fees of $1 million or more were earned from 136 of our clients for 2004, compared to 137 in 2003. In 2004, the ten largest fee-paying clients constituted 25% of Financial Advisory segment net revenue. There were no clients in 2004 that individually constituted more than 10% of Financial Advisory segment net revenue.

Operating expenses were $444 million for 2004, an increase of $64 million, or 17%, versus operating expenses of $380 million in 2003. Direct compensation and benefits expense increased by $41 million, or 21%. While changes in compensation are generally correlated to changes in employee headcount, the timing and composition of such headcount changes may have a direct impact on the level of any given year’s compensation and benefit expense. More specifically, in 2004, while total employee headcount in the Financial Advisory segment decreased, compensation and benefits expense increased primarily due to an increase in headcount in certain of our offices and in new offices or new service groups that were partially or not operational in 2003, and increased pension costs in the U.S. and Europe, partially offset by a $4 million decrease related to the termination of a post-retirement medical plan in Europe. Other operating expenses increased by $23 million, or 12%, due to increases in premises and occupancy expense of $7 million, travel and entertainment expense of $4 million, communications, information services and equipment of $2 million and all other expenses, which in the aggregate increased by $10 million. Premises and occupancy expense increased due to higher occupancy costs in Europe as well as in the U.S. for offices that were not operating for the full year in 2003. Travel and entertainment expense increased due to business development efforts. Communications, information services and equipment expense increased due to additional technology and equipment expense in certain offices in the U.S. and Europe and technology upgrades in the U.S.

Financial Advisory operating income was $212 million for 2004, a decrease of $99 million, or 32%, versus operating income of $311 million for 2003. Operating income as a percentage of segment net revenue was 32% for 2004 versus 45% in 2003.

2003 versus 2002

In 2003, Financial Restructuring net revenue increased by $120 million, or 96% versus 2002, as restructuring activity peaked following the rise in corporate debt defaults during the preceding three years. In addition, the growth in net revenue was driven by fees earned on a number of unusually large restructuring transactions that were completed in 2003. During the same period, M&A net revenue increased by $27 million, or 7%, versus 2002, despite an industry-wide decline in global completed M&A activity. The improvement in our M&A net revenue was driven by our increased involvement globally in mergers and acquisitions transactions valued in excess of $1 billion. Such transactions generally earn higher fees per transaction, which is reflected in the higher proportion in 2003 of our net revenue attributable to our ten largest clients. In addition, net revenue generated by our operations in Italy, which held a leading market position, grew substantially on improved mergers and acquisitions activity in the region. Other Financial Advisory net revenue increased by $11 million due to revenue generated from new service groups that commenced operations in 2003, increased underwriting activity and increases in other miscellaneous income.

Clients with whom Lazard Group transacted significant business in 2003 included Canary Wharf Group, Charter Communications, Conseco, Corus Group, Edison International, Fiat, Intesa, Microsoft, Pfizer, Pirelli Group, Sierra Pacific Resources, Vivendi Universal, WorldCom and Xcel Energy.

Financial Advisory net revenue in 2003 was earned from 370 clients, compared to 383 in 2002. Advisory fees of $1 million or more were earned from 137 of our clients in 2003, compared to 136 in 2002. In 2003, the ten largest fee-paying clients constituted 30% of Financial Advisory segment net revenue. There were no clients in 2003 that individually constituted more than 10% of Financial Advisory segment net revenue.

Operating expenses were $380 million for 2003, an increase of $49 million, or 15%, versus operating expenses of $331 million in 2002. Direct compensation and benefits expense increased by $19 million, or 11%, primarily due to increased revenue and increased headcount in select offices and new service groups. Other operating expenses increased by $31 million, or 19%, due to increases in premises and occupancy expense of $9 million, or 49%, travel and entertainment expense of $4 million, or 26%, and support costs of $18 million, or 28%. Premises and occupancy expense increased principally due to higher occupancy cost in London and Paris, and new offices in Houston and Los Angeles. Travel and entertainment expense increased across all offices primarily due to increased business development efforts and an increase in managing director headcount compared to 2002.

Financial Advisory operating income was $311 million in 2003, an increase of $109 million, or 54%, versus operating income of $202 million in 2002. Operating income as a percentage of segment net revenue was 45% in 2003 versus 38% in 2002.

Asset Management

The following table shows the composition of AUM mandates for our Asset Management segment:

	As of December 31,			As of June 30, 2005
	2002	2003	2004
	(in millions of dollars)
AUM
International Equities	$23,141	$34,389	$39,267	$37,248
Global Equities	12,806	15,922	17,762	16,323
U.S. Equities	9,878	12,236	12,716	12,506

Total Equities	45,825	62,547	69,745	66,077

International Fixed Income	4,164	5,174	6,226	6,614
Global Fixed Income	1,723	1,932	2,008	2,068
U.S. Fixed Income	4,850	4,393	2,970	2,529

Total Fixed Income	10,737	11,499	11,204	11,211

Alternative Investments	4,094	1,370	2,800	3,054
Merchant Banking	272	411	551	801
Cash Management	2,757	2,544	2,135	1,869

Total AUM	$63,685	$78,371	$86,435	$83,012

The following is a summary of changes in Asset Management’s AUM and average AUM during the years ended December 31, 2002, 2003 and 2004 and the six month periods ended June 30, 2004 and 2005. Average AUM is based on an average of quarterly ending balances for the respective periods.

	Year Ended December 31,			Six Month Period Ended June 30,
	2002	2003	2004	2004	2005
	(in millions of dollars)
AUM—Beginning of Period	$73,108	$63,685	$78,371	$78,371	$86,435

Net Flows	(3,573)	(1,111)	(3,489)	(1,654)	(2,577)
Market Appreciation (Depreciation)	(7,215)	14,457	10,793	1,589	290
Foreign Currency Adjustments	1,365	1,340	760	(324)	(1,136)

AUM—End of Period	$63,685	$78,371	$86,435	$77,982	$83,012

Average AUM	$68,356	$66,321	$80,261	$78,784	$85,235

The following table summarizes the operating results of the Asset Management segment:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(in thousands of dollars)
Management and Other Fees	$381,256	$312,123	$389,812	$191,539	$207,768
Incentive Fees	73,427	38,225	27,354	9,148	7,933

Net Revenue	454,683	350,348	417,166	200,687	215,701

Direct Compensation and Benefits and, commencing May 10, 2005, distributions to profit participation members	131,601	108,701	134,097	62,552	78,213
Other Operating Expenses(a)	167,016	131,187	147,932	70,329	75,823

Total Operating Expenses	298,617	239,888	282,029	132,881	154,036

Operating Income	$156,066	$110,460	$135,137	$67,806	$61,665

Operating Income or a Percentage of Net Revenue	34%	32%	32%	34%	29%

Headcount(b):
Managing Directors	17	22	33	33	39
Limited Managing Directors	2	2	2	2	2
Other Employees:
Professional	310	253	261	265	271
Other	351	318	320	323	323

Total	680	595	616	623	635

(a)	Includes indirect support costs (including compensation and other operating expenses related thereto).
(b)	Excludes headcount related to support functions. Such headcount is included in the Corporate headcount.

The geographical distribution of Asset Management net revenue is set forth below in percentage terms:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
North America	72%	63%	59%	61%	58%
Europe	22%	30%	33%	32%	33%
Rest of World	6%	7%	8%	7%	9%

Total	100%	100%	100%	100%	100%

Asset Management Results of Operations

Six Months Ended June 30, 2005 versus June 30, 2004

Asset Management net revenue was $216 million in the 2005 period, an increase of $15 million, or 7%, versus net revenue of $201 million in the corresponding period in 2004. Management and Other fees for the 2005 period were $208 million, up $16 million, or 8%, versus the corresponding period in 2004 consistent with the growth in average AUM. Incentive fees earned in the 2005 period were $8 million, versus $9 million recorded in the corresponding period in 2004.

For the six month period ended June 30, 2005, average AUM was $85.2 billion, an increase of approximately $6.4 billion, or 8%, versus $78.8 billion in the corresponding period in 2004. AUM as of June 30, 2005 was $83.0 billion, down $3.4 billion from AUM of $86.4 billion as of December 31, 2004. During the six month period ended June 30, 2005, AUM decreased due to net outflows of $2.6 billion and decreases related to changes in foreign currency exchange rates of $1.1 billion, partially offset by market appreciation of $0.3 billion. Net outflows were experienced primarily in International and Global Equities.

Operating expenses were $154 million for the 2005 period, an increase of $21 million, or 16%, versus operating expenses of $133 million in the corresponding period in 2004. Compensation and benefits expense increased by $16 million, or 25% versus the corresponding period in 2004, principally due to the Company’s inclusion, subsequent to the consummation of the equity public offering, of all payments for services rendered by its managing directors in compensation and benefits expense, including distributions to profit participation members and payments for services rendered by managing directors of LAM (and employee members of LAM) which previously had been accounted for as minority interest expense. Other operating expenses increased by $5 million, or 8%, versus the corresponding period in 2004 principally due to increased professional fees, travel and entertainment and support group charges.

Asset Management operating income was $62 million in the 2005 period, a decrease of $6 million, or 9%, versus operating income of $68 million for the corresponding period in 2004. Operating income as a percentage of segment net revenue was 29% for the 2005 period versus 34% for the corresponding period in 2004, with the decline in 2005 attributable to the increase in recorded compensation expense in the 2005 period, partially offset by higher revenue in that period.

2004 versus 2003

Asset Management net revenue was $417 million in 2004, an increase of $67 million, or 19%, versus net revenue of $350 million in 2003. Management and Other Fees in 2004 were $390 million, up $78 million, or 25%, versus 2003. Incentive fees earned in 2004 were $27 million, a decrease of $11 million versus $38 million in 2003, due to lower performance in certain investment funds.

For 2004, average AUM increased by approximately $13.9 billion, or 21%, versus 2003. Management and Other Fees grew at a faster rate than average AUM primarily due to a greater percentage of AUM concentrated in equity and alternative investments versus fixed income products (84% of total AUM in 2004 as compared to 82% in 2003), which generally earn higher management fees.

AUM as of December 31, 2004 was $86.4 billion, an increase of $8 billion, or 10%, versus AUM of $78.4 billion as of December 31, 2003. During 2004, the increase in AUM was primarily due to market appreciation of $10.8 billion that more than offset net outflows of $3.5 billion. Net outflows were principally related to performance related withdrawals, asset allocation decisions and corporate restructurings.

Operating expenses were $282 million in 2004, an increase of $42 million, or 18%, versus operating expenses of $240 million in 2003. Direct compensation and benefits expense increased by $25 million, or 23%, versus 2003, primarily due to increases in performance-based bonuses relating to the increased operating results and to a lesser extent, increases in headcount to support global growth. Other operating expenses increased by $17 million, or 13%, versus 2003 principally due to increases in premises and occupancy expense of $3 million, or 14%, and travel and entertainment expense of $2 million, or 20%, equipment expense of $2 million, or 72%, and all other expenses which, in the aggregate, increased $10 million or 10%.

Asset Management operating income was $135 million in 2004, an increase of $25 million, or 22%, versus operating income of $110 million for 2003. Operating income as a percentage of segment net revenue was 32% for the 2004 versus 32% for 2003.

2003 versus 2002

Asset Management net revenue was $350 million in 2003, a decrease of $105 million, or 23%, from net revenue of $455 million in 2002. Management and Other fees for 2003 were $312 million, down $69 million, or 18%, versus the corresponding period in 2002. Incentive fees earned in 2003 were $38 million, $35 million lower than in 2002. Lower average AUM, significant net outflows in alternative investments and the decline in incentive fees, resulted in a decrease in net revenue in 2003.

In 2003, average AUM decreased by $2.0 billion, or 3%, versus 2002, primarily due to net asset outflows that occurred in early 2003. The majority of the net asset outflow occurred in the alternative investment product area due to the departure in early 2003 of a hedge fund manager and team. This outflow resulted in both reduced management fees and incentive fees in 2003. As the mix of AUM in 2003 shifted away from higher margin alternative investments, the average fees earned on AUM were lower in 2003 than in 2002. By the end of 2003, the downward trend in AUM was reversed due to significant market appreciation and an increase in net inflows of assets beginning in the second quarter, which offset the market depreciation and net outflows experienced in the first quarter.

AUM at December 31, 2003 was $78.4 billion, up approximately $15 billion from December 31, 2002 due almost entirely to market appreciation.

Operating expenses were $240 million for 2003, a decrease of $59 million, or 20%, versus operating expenses of $299 million in 2002. Direct compensation and benefits expense decreased by $23 million, or 17%, $10 million of which related to the reporting of compensation for non-managing directors who are members of LAM. In prior years, such compensation was reported in compensation and benefits expense. Also contributing to the decrease was lower headcount and performance-based bonuses as a result of lower operating results in 2003. Other operating expenses decreased $36 million, or 21%, in 2003 compared to 2002. Professional fees were $6 million lower than in 2002 when additional expense was incurred relating to the dissolving of an Asset Management partnership arrangement and the reorganization of the LAM capital structure. Other expenses were $30 million lower than in 2002 principally due to additional costs incurred in 2002 relating to dissolving the aforementioned Asset Management partnership arrangement and, to a lesser extent, lower support costs and equipment expenses.

Asset Management operating income was $110 million in 2003, a decrease of $46 million, or 29%, versus operating income of $156 million in 2002. Operating income as a percentage of segment net revenue was 32% in 2003 versus 34% in 2002.

Geographic Data

For a summary of the consolidated net revenue and identifiable assets of Lazard Group as of and for the years ended December 31, 2002, 2003 and 2004 by geographic region, see Note 16 of notes to our historical consolidated financial statements.

Cash Flows

Historically, Lazard Group’s cash flows have been influenced primarily by the timing of receipt of Financial Advisory and Asset Management fees, the timing of distributions to members and payment of bonuses to employees. In general, we collect our accounts receivable within 60 days. In restructuring transactions, particularly restructurings involving bankruptcies, receivables sometimes take longer to collect than 60 days due to issues such as court-ordered holdbacks.

Cash and cash equivalents were $320 million at June 30, 2005, an increase of $14 million versus cash and cash equivalents of $306 million at December 31, 2004. During the six month period ended June 30, 2005, cash of $684 million was provided by operating activities, including $126 million from net income allocable to members, $22 million of noncash charges, principally consisting of depreciation and amortization of $8 million and minority interest of $14 million and $536 million being provided by net changes in other operating assets and operating liabilities. Cash of $1 million was used in investing activities. Financing activities during this period used $662 million of cash, primarily for distributions to historical partners, members, separated businesses and minority interest holders partially offset by proceeds from the financing transactions. Lazard Group traditionally makes payments for employee bonuses and distributions to members and minority interest holders primarily in the first four months of the year with respect to the prior year’s results.

Cash and cash equivalents were $306 million at December 31, 2004, an increase of $64 million versus cash and cash equivalents of $242 million at December 31, 2003. During 2004, cash of $534 million was provided by operating activities, including $247 million from net income allocable to members, $104 million of noncash charges, principally consisting of depreciation and amortization of $17 million and minority interest of $87 million and $183 million being provided by net changes in other operating assets and operating liabilities. Cash of $10 million was used for investing activities principally related to net additions to property. Financing activities during this period used $470 million of cash, primarily for distributions to members and minority interest holders of $469 million.

Cash and cash equivalents were $242 million at December 31, 2003, an increase of $60 million versus cash and cash equivalents of $182 million at December 31, 2002. During the year ended December 31, 2003, cash of $291 million was provided by operating activities, including $250 million from net income allocable to members, and $109 million of noncash charges principally consisting of depreciation and amortization of $14 million and minority interest of $95 million, with these items partially offset by net reductions in other operating assets and operating liabilities of $68 million. Cash of $54 million was provided by investing activities, primarily from the formation of the strategic alliance with Intesa, partially offset by net additions in property relating to leasehold improvements, principally in London and Paris, of $46 million. Financing activities used $287 million of cash, primarily relating to distributions to members and minority interest holders of $452 million, partially offset by $200 million invested by Intesa in connection with the formation of the strategic alliance in Italy.

Liquidity and Capital Resources

Historically, Lazard Group’s source of liquidity has been cash provided by operations, with a traditional seasonal pattern of cash flow. While employee salaries are paid throughout the year, annual discretionary bonuses have historically been paid to employees in January relating to the prior year. Our managing directors are paid a salary during the year, but a majority of their annual cash distributions with respect to the prior year have historically been paid to them in three monthly installments in February, March and April. In addition, and to a lesser extent, during the year we pay certain tax advances on behalf of our managing directors, and these advances serve to reduce the amounts due to the managing directors in the three installments described above. As a consequence, our level of cash on hand decreases significantly during the first four months of the year and gradually builds up over the remaining eight months of the year. We expect this seasonal pattern of cash flow to continue.

Lazard Group’s consolidated financial statements are presented in U.S. dollars. Many of Lazard Group’s non-U.S. subsidiaries have a functional currency, i.e., the currency in which operational activities are primarily conducted, that is other than the U.S. dollar, generally the currency of the country in which such subsidiaries are domiciled. Such subsidiaries’ assets and liabilities are translated into U.S. dollars at the respective balance sheet date exchange rates, while revenue and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts from a subsidiary’s functional currency are reported as a component of members’ equity. Such currency translation adjustments served to increase members’ equity by approximately $47 million, $51 million and $30 million in the years ended December 31, 2002, 2003 and 2004, respectively, and decrease members’ equity by approximately $27 million during the six month period ended June 30, 2005. Foreign currency remeasurement gains and losses on transactions in non-functional currencies are included on the consolidated statements of income.

During 2002, 2003 and 2004, following the hiring of new senior management, Lazard Group invested significant amounts in the recruitment and retention of senior professionals in an effort to reinvest in the intellectual capital of Lazard Group’s business. As a result, while payments for services rendered by our managing directors prior to 2002 generally did not exceed net income allocable to members, in 2002, 2003 and 2004, distributions to its managing directors exceeded its net income allocable to members. The amounts of the distributions that exceeded net income allocable to members were the primary cause for a decrease in members’ equity during these periods.

We regularly monitor our liquidity position, including cash levels, credit lines, principal investment commitments, interest and principal payments on debt, capital expenditures and matters relating to liquidity and to compliance with regulatory net capital requirements. We maintain lines of credit in excess of anticipated liquidity requirements. As of June 30, 2005, Lazard Group had $163 million in unused lines of credit available to it. This amount includes a $25 million credit line to our affiliate in Paris that subsequently expired on July 18, 2005, but excludes a $25 million credit line to Lazard Frères & Co. LLC that is currently covered by a commitment letter described below.

Lazard Group’s annual cash flow generated from operations historically has been sufficient to enable it to meet its annual obligations. We believe that our cash flows from operating activities, after giving effect to the separation, and including use of our lines of credit as needed, should be sufficient for us to fund our current obligations for the next 12 months and beyond. Concurrently with the equity public offering, Lazard Group entered into a five year, $125 million senior revolving credit facility with a group of lenders. In addition, Lazard Group entered into a commitment letter dated April 14, 2005 which provides that, subject to customary conditions precedent for transactions of this nature, including regulatory approval, a group of lenders will provide a separate $25 million subordinated credit facility for Lazard Frères & Co. LLC, our U.S. broker dealer subsidiary. The Lazard Frères & Co. LLC facility will be a four-year revolving credit facility, and then will continue as a term loan facility for an additional year. This commitment letter expires, as extended, September 29, 2005. We are in discussions with the NASD and the lenders concerning the terms of the Lazard Frères & Co. LLC facility and plan to seek an extension of the commitment letter. The senior revolving credit facility contains customary affirmative and negative covenants and events of default for facilities of this type, and we expect that the Lazard Frères & Co. LLC facility will as well. The senior revolving credit facility, among other things, limits the ability of the borrower to incur debt, grant liens, pay dividends, enter into mergers or to sell all or substantially all of its assets and contains financial covenants that must be maintained. We expect that the Lazard Frères & Co. LLC facility will contain similar restrictions and covenants for a facility of its type. Upon approval by the NASD, The Lazard Frères & Co. LLC facility will qualify as a satisfactory subordination agreement in accordance with the applicable NASD rules and regulations. We may, to the extent required and subject to restrictions contained in our financing arrangements, use other financing sources in addition to any new credit facilities.

Over the past several years, Lazard Group has entered into several financing agreements designed to strengthen both its capital base and liquidity, the most significant of which are described below. Each of these agreements is discussed in more detail in our historical consolidated financial statements and related notes included elsewhere in this prospectus.

In March 2001, Lazard Group issued $100 million of Mandatorily Redeemable Preferred Stock (“Class C Preferred Interests”). The Class C Preferred Interests were subject to mandatory redemption by Lazard Group in

March 2011 and, prior to such date, were redeemable in whole or in part, at Lazard Group’s option. The Class C Preferred Interests were entitled to receive distributions out of the profits of Lazard Group at a rate of 8% per annum, which distributions were required to be paid prior to any distributions of profits to holders of any other existing class of interests in Lazard Group. In May 2005, the Class C Preferred Interests were redeemed in connection with the separation and recapitalization transactions.

In May 2001, a wholly owned subsidiary of Lazard Group issued $50 million of Senior Notes due 2011. These notes, which were unsecured obligations and guaranteed by Lazard Group, were prepaid in May 2005 in connection with the separation and recapitalization transactions.

In September 2002, Lazard Group and Intesa announced their agreement to form a strategic alliance wherein effective January 2003, Intesa effectively became a 40% partner in Lazard Group’s business in Italy. Pursuant to the terms of this strategic alliance, Intesa made a $100 million investment in Lazard Group’s business in Italy, and purchased a $50 million subordinated promissory note issued by Lazard Group’s business in Italy. The subordinated promissory note has a scheduled maturity in 2078 (subject to extension), with interest payable annually at the rate of 3.0% per annum.

From time to time, we have considered appropriate modifications to our relationship with Intesa. We have held various discussions with Intesa in connection with the separation and recapitalization transactions, and Intesa has notified us of its intention not to extend the term of the joint venture relationship beyond the expiration date of December 31, 2007. As a result, under the terms of the strategic alliance, unless we and Intesa otherwise agree, we will repurchase its 40% interest in our business in Italy and repay the $50 million subordinated promissory note for an aggregate amount not to exceed $150 million, less distributions received by Intesa in connection with the joint venture, on or prior to February 4, 2008. Based on the current performance of the joint venture, we do not currently expect any expiration of the joint venture to have a material adverse effect on our operating results.

As part of these negotiations and discussions, Lazard Group recently received a letter from Intesa informing Lazard Group of its intention to commence arbitration proceedings in order to obtain an order declaring Intesa’s right to early termination of the joint venture arrangements and the ineffectiveness of those arrangements on equitable grounds, as a result of the separation and recapitalization transactions and management changes at our Italian business. In the letter, Intesa stated that pending the determination of any arbitration, it intended to continue to perform in accordance with the joint venture arrangements until the initial expiration date of December 31, 2007. If at the end of an arbitration proceeding, it were to be determined that Intesa was entitled to early termination on the grounds alleged, Lazard would be obligated to repurchase their interest and note at that time if any such determination were finally made before Lazard repurchases such interest and note in connection with the end of the term of the joint venture on December 31, 2007.

In addition to its direct investment in Lazard Group’s business in Italy, Intesa also purchased a $150 million subordinated convertible promissory note from a wholly owned subsidiary of Lazard Group. The subordinated convertible promissory note, which is guaranteed by Lazard Group, is convertible into a contractual right that entitles the holder to receive payments in certain fundamental transactions, including the sale of all or substantially all of the assets of Lazard Group, the sale of a substantial goodwill equity stake to a third party or the disposition of a line of business or a key House. The amounts payable under this contractual right are generally equal to the amounts that would have then been payable in respect of a working member goodwill interest at Lazard Group that was entitled to 3% of the aggregate goodwill-related distributions at the time of issuance of the $150 million subordinated convertible promissory note, as if the goodwill interests of Lazard Group continued to be issued and outstanding after the separation and recapitalization transactions. This subordinated convertible promissory note has a scheduled maturity in 2018 and has interest payable annually at a variable interest rate between 3.0% and 3.25% per annum. The annual interest rate was 3.0% for the 12 months ended March 25, 2005 and is 3.25% for the 12 months ending March 25, 2006. If in an appropriate forum it were to be determined that Intesa was entitled to early termination on the grounds alleged, the $150 million convertible promissory note could become immediately due and payable. Intesa has also asserted its intention to seek damages relating to such termination or ineffectiveness.

Lazard believes that the allegations are without merit and, in the event an action is actually brought, intends to defend and protect its rights and interests with respect to these matters and the joint venture arrangements vigorously. Lazard also expects to pursue any and all related claims that it may have, including with respect to the nonperformance by Intesa of certain of its obligations under the arrangements, in connection with any such action, and to seek damages with respect to those claims.

As of June 30, 2005, Lazard Group was in compliance with all of its obligations under its various borrowing arrangements.

We actively monitor our regulatory capital base. Our principal subsidiaries are subject to regulatory requirements in their respective jurisdictions to ensure their general financial soundness and liquidity, which requires, among other things, that we comply with certain minimum capital requirements, record-keeping, reporting procedures, relationships with customers, experience and training requirements for employees and certain other requirements and procedures. Our U.K. subsidiaries are subject to regulation by the FSA, and recent change to the FSA rules may result in Lazard & Co., Limited being required to calculate its consolidated regulatory net capital on a basis consistent with U.K. statutory reporting. See “Business—Regulation.” These regulatory requirements may restrict the flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels. See Note 13 of Notes to Condensed Consolidated Financial Statements for further information. These regulations differ in the U.S., the U.K., France, and other countries that we operate in. Our capital structure is designed to provide each of our subsidiaries with capital and liquidity consistent with its business and regulatory requirements. For a discussion of regulations relating to us, see “Business—Regulation” included elsewhere in this prospectus.

Substantially all of the net proceeds received from the financing transactions were used in connection with the recapitalization, and, to a lesser extent, to capitalize LFCM Holdings and LAZ-MD Holdings. See Notes 1 and 2 of Notes to Condensed Consolidated Financial Statements. We expect that the net incremental interest cost related to the financing transactions will be approximately $56 million per year. We expect to service the resultant incremental debt with operating cash flow and the utilization of credit facilities and, to the extent required, other financing sources.

Lazard Group has the right to purchase the separated merchant banking activities from LFCM Holdings as described in “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Business Alliance Agreement.”

We expect that, as a result of the financing transactions, and future exchanges of LAZ-MD Holdings exchangeable interests for shares of Lazard Ltd’s common stock, the tax basis of Lazard Group’s tangible and intangible assets attributable to Lazard Ltd’s subsidiaries’ interest in Lazard Group will be increased. These increases in the tax basis of Lazard Group’s tangible and intangible assets attributable to Lazard Ltd’s subsidiaries’ interest in Lazard Group would not have been available to Lazard Ltd’s subsidiaries but for the redemption of the historical partner interests and the future exchanges of LAZ-MD Holdings exchangeable interests for shares of Lazard Ltd’s common stock. We further expect that any such increases in tax basis may reduce the amount of tax that Lazard Ltd’s subsidiaries might otherwise be required to pay in the future.

Lazard Ltd declared a third quarter dividend of $0.052 per share on its outstanding Class A common stock, payable August 31, 2005, to shareholders of record on August 19, 2005. The dividend was pro-rated for the number of days in the second quarter subsequent to the date of the Company’s equity public offering, and was based on an expected regular quarterly dividend of approximately $0.09 per share. Using the dividend amount of $0.052 per Class A common share, the amount of Lazard Ltd’s dividend distribution in the third quarter was $1,950,000. The Class B common stock will not be entitled to dividend rights. The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to the actual future earnings, cash flow and capital requirements of Lazard Ltd, the amount of distributions to Lazard Ltd from Lazard Group and the discretion of Lazard Ltd’s board of directors.

Summary of Quarterly Performance

The following tables present unaudited condensed quarterly consolidated financial information on a historical basis for each of Lazard Group’s eight trailing quarters consisting of the third and fourth quarters of 2003, the four quarters of 2004, and the first and second quarter of 2005. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Quarterly Performance Three Months Ended
	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
	(in thousands of dollars)
Net Revenue	$275,605	$353,108	$203,455	$276,515
Operating Expenses	150,696	173,881	175,176	168,941

Operating Income From Continuing Operations	$124,909	$179,227	$28,279	$107,574

Income From Continuing Operations	$77,975	$128,869	$15,924	$66,877

Net Income Allocable to Members	$69,951	$78,459	$15,053	$79,363

	Quarterly Performance Three Months Ended
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005
	(in thousands of dollars)
Net Revenue	$223,980	$390,880	$260,099	$317,363
Operating Expenses	168,549	214,340	161,830	227,552

Operating Income From Continuing Operations	$55,431	$176,540	$98,269	$89,811

Income From Continuing Operations	$42,842	$126,356	$80,206	$63,049

Net Income Allocable to Members	$39,900	$112,658	$73,356	$52,731

Net revenue and operating income historically have fluctuated significantly between quarters. This variability arises from the fact that transaction completion fees comprise the majority of our net revenue, with the billing and recognition of such fees being dependent upon the successful completion of client transactions, the occurrence and timing of which is irregular and not subject to our control. In addition, incentive fees earned on AUM and compensation related thereto are generally not recorded until the fourth quarter of our fiscal year, when potential uncertainties regarding the ultimate realizable amounts have been determined.

Contractual Obligations

The following table sets forth information relating to Lazard Group’s contractual obligations as of December 31, 2004:

	Contractual Obligations Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands of dollars)
Operating Leases	$542,124	$50,145	$94,356	$88,414	$309,209
Capital Leases	66,554	26,558	5,770	5,770	28,456
Notes Payable and Subordinated Loans (a)	270,777	20,777			250,000
Mandatorily Redeemable Preferred Stock (a)	100,000				100,000
Merchant Banking Commitments (b)	14,031	2,526	11,505
Contractual Commitments to Managing Directors, Senior Advisors and Employees (c)	72,573	38,008	33,583	982

Total (d)	$1,066,059	$138,014	$145,214	$95,166	$687,665

(a)	In May 2005, the $50 million in aggregate principal amount of 7.53% Senior Notes due 2011 was prepaid and the Mandatorily Redeemable Preferred Stock were redeemed and cancelled pursuant to the redemption of membership interests of historical partners.
(b)	Lazard Group may be required to fund its merchant banking commitments at any time through 2006, depending on the timing and level of investments by its merchant banking funds.
(c)	During 2002, 2003 and 2004, following the hiring of new senior management, Lazard Group invested significant amounts in the recruitment and retention of senior professionals in an effort to reinvest in the intellectual capital of Lazard Group’s business. The majority of these commitments expired on December 31, 2004. The nature of the commitments to managing directors and employees, which represent most of the future commitments, is related primarily to guaranteed payments for services of managing directors and guaranteed compensation for employees. These payments and compensation were guaranteed to recruit and retain the professional talent needed to promote growth in our business. As a result, while payments for services rendered by Lazard Group’s managing directors prior to 2002 generally did not exceed net income allocable to members, in 2002, 2003 and 2004 distributions to Lazard Group’s managing directors exceeded our net income allocable to members.
(d)	The table above does not include any potential obligations relating to the LAM equity rights.

The contractual obligations table above does not include the following developments since December 31, 2004: (1) obligations related to Corporate Partners II Limited, a new private equity fund formed on February 25, 2005, with $1 billion of institutional capital commitments and a $100 million capital commitment from us, the principal portion of which may require funding at any time through 2010, (2) obligations related to the first closing of a new private equity fund formed in July 2005, with the ability to raise up to a maximum of $550 million of capital commitments, including a minimum and maximum capital commitment from us of $10 million to approximately $27 million, respectively, the principal portion of which will require funding at any time through 2008, and (3) any potential payment related to the IXIS cooperation arrangement (the level of this potential payment to IXIS would depend, among other things, on the level of revenue generated by the cooperation activities, and the potential payment is limited to a maximum of approximately €16.5 million (subject to reduction in certain circumstances) which would only occur if the cooperation activities generate no revenue over the course of the three-year initial period of such activities, the cooperation agreement is not renewed and Lazard Ltd’s stock price fails to sustain certain price levels), and (4) any possible change in the relationship with Intesa (see Note 3 of Notes to Condensed Consolidated Financial Statements). In addition, the table above does not include the debt obligations incurred in May 2005 concurrent with the financing transactions related to Lazard Group’s issuance of $550 million in principal amount of 7.125% senior notes due 2015 and $437.5 million in principal amount of 6.12% senior notes issued to Lazard Group Finance in connection with the issuance of the equity security units. These debt obligations are described in more detail in Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

Exchange/Clearinghouse Member Guarantees

Lazard Group is a member of various U.S. and non-U.S. exchanges and clearinghouses that trade and clear securities or futures contracts. Associated with its membership, Lazard Group may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange or the clearinghouse. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral as well as meet minimum financial standards. While the rules governing different exchange or clearinghouse memberships vary, Lazard Group’s guarantee obligations generally would arise only if the exchange or clearinghouse had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange or clearinghouse. Any potential contingent liability under these membership agreements cannot be estimated. Lazard Group has not recorded any contingent liability in the consolidated financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

Effect of Inflation

We do not believe inflation will significantly affect our compensation costs as they are substantially variable in nature. However, the rate of inflation may affect Lazard Group expenses such as information technology and occupancy costs. To the extent inflation results in rising interest rates and has other effects upon the securities markets, it may adversely affect our financial position and results of operations by reducing AUM, net revenue or otherwise. See “Risk Factors—Risks Related to Our Business—Difficult market conditions can adversely affect our business in many ways, including by reducing the volume and value of the transactions involving our Financial Advisory business and reducing the value or performance of the assets we manage in our Asset Management business which, in each case, could materially reduce our revenue or income.”

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our consolidated financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, compensation liabilities, income taxes, investing activities and goodwill. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates.

We believe that the critical accounting policies set forth below comprise the most significant estimates and judgments used in the preparation of our consolidated financial statements.

Revenue Recognition

We generate substantially all of our net revenue from providing financial advisory and asset management services to clients. We recognize revenue when the following criteria are met:

•	there is persuasive evidence of an arrangement with a client,

•	we have provided the agreed-upon services,

•	fees are fixed or determinable, and

•	collection is probable.

Our clients generally enter into agreements with us that vary in duration depending on the nature of the service provided. We typically bill clients for the full amounts due under the applicable agreements on or after the dates on which the specified service has been provided. Generally, payments are due within 60 days of billing. We assess whether collection is probable based on a number of factors, including past transaction history with the client and an assessment of the client’s current creditworthiness. If, in our judgment, collection of a fee is not probable, we will not recognize revenue until the uncertainty is removed. In rare cases, an allowance for doubtful collection may be established, for example, if a fee is in dispute or litigation has commenced.

Income Taxes

As part of the process of preparing our consolidated financial statements, Lazard Group is required to estimate its income taxes in each of the jurisdictions in which it operates. This process requires Lazard Group to estimate its actual current tax liability and to assess temporary differences resulting from differing book versus tax treatment of items, such as deferred revenue, compensation and benefits expense, unrealized gains on long-term investments and depreciation. These temporary differences result in deferred tax assets and liabilities, which are included within its consolidated statements of financial condition. Lazard Group must then assess the likelihood that its deferred tax assets will be recovered from future taxable income, and, to the extent Lazard Group believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining its provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. Lazard Group has recorded gross deferred tax assets of $60 million and $88 million as of December 31, 2003 and 2004, respectively, which are fully offset by a valuation allowance due to uncertainties related to its ability to utilize such deferred tax assets, which principally consist of certain foreign net operating loss carryforwards, before they expire. Lazard Group’s determination of the need for a valuation allowance is based on its estimates of future taxable income by jurisdiction, and the period over which its corresponding deferred tax assets will be recoverable. If actual results differ from these estimates or it adjusts these estimates in future periods, it may need to adjust its valuation allowance, which could materially impact its consolidated financial position and results of operations.

In addition, in order to determine our quarterly tax rate Lazard Group is required to estimate full year pre-tax income and the related annual income tax expense in each jurisdiction. Tax exposures can involve complex issues and may require an extended period of time to resolve. Changes in the geographic mix or estimated level of annual pre-tax income can affect its overall effective tax rate. Significant management judgment is required in determining its provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. Furthermore, its interpretation of complex tax laws may impact its measurement of current and deferred income taxes.

Valuation of Investments

“Marketable investments” and “long-term investments” consist principally of investments in exchange traded funds, merchant banking and alternative investment funds, and other privately managed investments. Gains and losses on marketable investments and long-term investments, which arise from changes in the fair value of the investments, are not predictable and can cause periodic fluctuations in net income allocable to members.

In determining fair value, we separate our investments into two categories. The first category consists of those investments that are publicly-traded, which, as of June 30, 2005, were approximately 18% of our marketable investments and long-term investments. For these investments, we determine value by quoted market prices. The second category consists of those that are not publicly-traded. For these investments, we determine value based upon our best estimate of fair value. As of June 30, 2005, this second category of investments comprises the remaining 82% of our marketable investments and long-term investments.

The fair value of those investments that are not publicly traded is based upon an analysis of the investee’s financial results, condition, cash flows and prospects. Adjustments to the carrying value of such investments are made if there are third-party transactions evidencing a change in value. Adjustments also are made, in the absence of third-party transactions, if we determine that the expected realizable value of the investment differs from its carrying value. In reaching that determination, we consider many factors, including, but not limited to, the operating cash flows and financial performance of the investee, expected exit timing and strategy, and any specific rights or terms associated with the investment, such as conversion features and liquidation preferences. Partnership interests, including general partnership and limited partnership interests in real estate funds, are recorded at fair value based on changes in the fair value of the partnership’s underlying net assets.

Because of the inherent uncertainty in the valuation of investments that are not readily marketable, estimated values may differ significantly from the values that would have been reported had a ready market for such investments existed. We seek to maintain the necessary resources, with the appropriate experience and training, to ensure that control and independent price verification functions are adequately performed.

Goodwill

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill is tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. In this process, we make estimates and assumptions in order to determine the fair value of our assets and liabilities and to project future earnings using valuation techniques, including a discounted cash flow model. We use our best judgment and information available to us at the time to perform this review. Because our assumptions and estimates are used in projecting future earnings as part of the valuation, actual results could differ.

Consolidation of VIEs

The consolidated financial statements include the accounts of Lazard Group and all other entities in which we are the primary beneficiary or control. Lazard Group determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”) under U.S. GAAP.

•	Voting Interest Entities. Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable the entity to finance itself independently and (ii) the equity holders have the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. Voting interest entities are consolidated in accordance with Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” as amended by SFAS No. 94, “Consolidated Financial Statements.” ARB No. 51 states that the usual condition for a controlling financial interest in an entity is ownership of a majority voting interest. SFAS No. 94 amends ARB No. 51 to require consolidation of all majority-owned subsidiaries unless control is temporary or does not rest with the majority owner. SFAS No. 94 also requires consolidation of a majority-owned subsidiary even if it has non-homogeneous operations, a large minority interest, or a foreign location. Accordingly, Lazard consolidates voting interest entities in which it has the majority of the voting interest in accordance with ARB No. 51 and SFAS No. 94.

•	Variable Interest Entities. VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. Lazard determines whether it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes, among other factors, its capital structure, contractual terms, and related party relationships. Where qualitative analysis is not conclusive, Lazard performs a quantitative analysis. For purposes of allocating a VIE’s expected losses and expected residual returns to the VIE’s variable interest holders, Lazard calculates its share of the VIE’s expected losses and expected residual returns using a cash flows model that allocates those expected losses and residual returns to it, based on contractual arrangements and/or Lazard’s position in the capital structure of the VIE under various scenarios. Lazard would reconsider its assessment of whether it is the primary beneficiary if there are changes to any of the variables used in determining the primary beneficiary. Those variables may include changes to financial arrangements, contractual terms, capital structure and related party relationships.

In accordance with FASB Interpretation (“FIN”) No. 46R the assets, liabilities and results of operations of the VIE are included in the consolidated financial statements of Lazard Group if it is determined that we are the primary beneficiary. Any third party interest in these consolidated entities is reflected as minority interest in our consolidated financial statements.

Risk Management

Risk management is an important part of our business, but historically was focused primarily on the activities of the Capital Markets and Other segment, which was transferred to LFCM Holdings on May 10, 2005. The discussion below relates to risk management for Lazard’s continuing operations, namely our Financial Advisory and Asset Management segments and Corporate.

Financial Advisory and Asset Management

We believe that, due to the nature of the businesses and the manner in which we conduct our operations, the Financial Advisory and Asset Management segments are not subject to material market risks such as equity price risk, but are subject to foreign currency exchange rate risks which are summarized below.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate risk arises from the possibility that our revenue and expenses may be affected by movements in the rate of exchange between non-U.S. dollar denominated balances (primarily euros and British pounds) and the U.S. dollar, the currency in which our financial statements are presented. In addition, Asset Management revenue is based primarily on the value of AUM. Accordingly, market appreciation/depreciation, including fluctuation in foreign currency exchange rates, directly impact Asset Management net revenue and net income.

For the year ended December 31, 2004 and for the six month period ended June 30, 2005, approximately 34% and 62%, respectively, of Lazard Group’s operating income from continuing operations was generated in non-U.S. dollar currencies. The increase in the six month period ended June 30, 2005 in the proportion of operating income from continuing operations generated in non-U.S dollar currencies was primarily due to increased profitability from non-U.S. locations. In addition, the 2005 period includes, subsequent to the consummation of the equity public offering, interest expense relating to the financings and the payments for services rendered by Lazard’s managing directors which are principally U.S. dollar-based.

Lazard Group generally does not hedge non-dollar foreign exchange exposure, as described above, arising in its operations outside the U.S. These foreign operations manage their individual foreign currency exposures with reference to their own base currency. However, Lazard Group does track and control the foreign currency exchange rate risks arising in each principal operation and has established limits for such exposures. In certain cases, Lazard Group may take open foreign exchange positions with a view to profit within internally defined limits, but Lazard Group does not utilize foreign exchange options in this context.

Based on the levels of operating income from continuing operations in 2004 denominated in euros and in British pounds, we estimate that operating income would increase or decrease by approximately $1.2 million in the event of a 1% change in the exchange rate of the euro versus the U.S. dollar and approximately $0.2 million in the event of a 1% change in the exchange rate of the British pound versus the U.S. dollar.

For more information, see “Risk Factors—Risks Related to Our Business—Fluctuations in foreign currency exchange rates could lower our net income or negatively impact the portfolios of our Asset Management clients and may affect the levels of our AUM.”

Corporate

Our Corporate activities are exposed to risks arising from transactions in trading and non-trading derivatives and to interest rate risk arising from short-term assets and third party loans.

Trading and Non-Trading Derivatives

We enter into forward foreign exchange contracts, interest rate swaps and other contracts for trading purposes, and non-trading derivative contracts, including forward foreign exchange contracts, interest rate swaps, cross-currency interest rate swaps and other derivative contracts to hedge exposures to interest rate and currency fluctuations. These trading and non-trading contracts are recorded at their fair values on our statements of financial condition and the related gains and losses on trading contracts are included in “trading gains and losses—net” on our consolidated statements of income. Lazard Group’s hedging strategy is an integral part of its trading strategy and therefore the related gains and losses on Lazard Group’s hedging activities also are recorded in “trading gains and losses-net” on the consolidated statements of income.

The table below presents the fair values of Lazard Group’s trading and non-trading derivatives as of December 31, 2003 and 2004 and June 30, 2005:

	December 31,		June 30, 2005
	2003	2004
	(in thousands of dollars)
Assets:
Trading Derivatives:
Interest rate swap contracts	$527	$377	$268
Exchange rate contracts	5	289	—

Total	$532	666	$268

Liabilities:
Trading Derivatives:
Interest rate swap contracts	$—	$1,124	$865
Exchange rate contracts	—	291	—

Total trading derivatives	—	1,415	865

Non-Trading Derivatives:
Interest rate swap contracts	3,222	3,204	4,922

Total	$3,222	$4,619	$5,787

Interest Rate and Foreign Currency Risk—Trading, Non-Trading and Securities Owned

The risk management strategies that we employ use various stress tests to measure the risks of trading, non-trading and securities owned activities. Based on balances of securities owned, our interest rate risk as measured by a 0.25% +/- movement in interest rates totaled $50 thousand as of December 31, 2003, $175 thousand as of December 31, 2004 and $50 thousand as of June 30, 2005. Foreign currency risk, on those same balances, measured by a 2% +/- movement against the U.S. dollar totaled $98 thousand as of December 31, 2003, $23 thousand as of December 31, 2004 and $29 thousand as of June 30, 2005.

Interest Rate Risk—Short Term Investments and Corporate Indebtedness

A significant portion of our liabilities have fixed interest rates or maximum interest rates, while our cash and short-term investments generally have floating interest rates. We estimate that operating income from continuing operations relating to cash and short-term investments and corporate indebtedness would change by approximately $2 million, on an annual basis, in the event interest rates were to increase or decrease by 1%.

Recently Issued Accounting Standards

Effective January 1, 2003, Lazard Group adopted FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires certain disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on Lazard Group’s consolidated financial position or results of operations.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R, Consolidation of Certain Variable Interest Entities—an interpretation of ARB No. 51, which further clarifies FIN 46, which was issued on January 17, 2003. FIN 46R clarifies when an entity should consolidate a VIE, more commonly referred to as a special purpose entity, or “SPE.” A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46R requires that an entity shall consolidate a VIE if that entity has a variable interest that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s expected residual returns if they occur, or both. FIN 46R does not apply to certain qualifying SPEs (“QSPEs”), the accounting for which is governed by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financing Assets and Extinguishments of Liabilities. FIN 46R is effective for newly created VIEs beginning January 1, 2004 and for existing VIEs as of the first reporting period beginning after March 15, 2004.

Effective January 1, 2004, Lazard Group adopted FIN 46R for VIEs created after December 31, 2003 and for VIEs in which Lazard Group obtained an interest after December 31, 2003. Lazard Group adopted FIN 46R in the second quarter of 2004 for VIEs in which it holds a variable interest that it acquired on or before December 31, 2003.

Lazard Group is involved with various entities in the normal course of business that are VIEs and hold variable interests in such VIEs. Transactions associated with these entities primarily include investment management, real estate and private equity investments. Those VIEs for which Lazard Group is the primary beneficiary were consolidated in the second quarter of 2004 in accordance with FIN 46R. Those VIEs include company sponsored venture capital investment vehicles established in connection with our compensation plans.

Lazard Group’s merchant banking activities consist of making private equity, venture capital and real estate investments on behalf of customers. At December 31, 2003 and December 31, 2004, in connection with its merchant banking activities, the net assets of entities for which Lazard Group has a significant variable interest was approximately $148 million and $97 million, respectively. Lazard Group’s variable interests associated with these entities, consisting of investments, carried interest and management fees, were approximately $24 million at each of such dates which represent the maximum exposure to loss, only if total assets declined 100% at December 31, 2003 and December 31, 2004. At December 31, 2004, the consolidated statement of financial condition included approximately $21 million of incremental assets relating to the consolidation of VIEs for such merchant banking activities in which Lazard Group was deemed to be the primary beneficiary. In connection with the separation, Lazard Group transferred its general partnership interests in those VIEs to a subsidiary of LFCM Holdings. Lazard Group has determined that it is no longer the primary beneficiary with respect to these VIEs and, as a result, Lazard Group no longer consolidates such VIEs.

In connection with its former Capital Markets and Other segment activities, Lazard Group held a significant variable interest in an entity with assets of $4 million and liabilities of $16 million at December 31, 2003, and with assets of approximately $2 million and liabilities of approximately $15 million at December 31, 2004. Lazard Group’s variable interests associated with this entity, primarily paid-in-kind notes, were approximately $16 million and $15 million at December 31, 2003 and December 31, 2004, respectively. As the note holders have sole recourse only to the underlying assets, Lazard Group had no exposure to loss at December 31, 2003 and December 31, 2004. Also, as Lazard Group was not the primary beneficiary, the entity has not been consolidated. On May 10, 2005, in connection with the separation, Lazard Group transferred its interest in the VIE to LFCM Holdings.

In connection with its Asset Management business, Lazard Group was the asset manager and held a significant variable interest in a hedge fund, where the aggregate net assets at December 31, 2003 was approximately $8 million. Lazard Group’s maximum exposure to loss at December 31, 2003 was approximately $7 million. As of December 31, 2004, this fund no longer existed.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 clarifies the circumstances under which a contract with an initial investment meets the characteristics of a derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 also amended other existing pronouncements to result in more consistent reporting of derivative contracts. This pronouncement is effective for all contracts entered into or modified after June 30, 2003. Lazard Group adopted SFAS No. 149 as required, with no material impact on Lazard Group’s consolidated financial statements.

In May 2003, the FASB issued the SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that the issuer classify a financial instrument that is within its scope as a liability. The initial recognition of SFAS No. 150 applies to financial instruments entered into or modified after May 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Lazard Group’s classification of mandatorily redeemable preferred stock is in accordance with SFAS No. 150.

In December 2003, Lazard Group adopted the provisions of SFAS No. 132R, Employers’ Disclosure about Pensions and Other Post-Retirement Benefits. The Statement requires additional disclosures to those in the original SFAS 132 about assets, obligations, cash flows and net periodic benefit costs of defined benefit pension plans and other defined benefit post-retirement plans.

In March 2004, the FASB Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other-than-temporary and therefore would result in a recognized loss depends on market conditions and management’s intent and ability to hold the securities with unrealized losses. Subsequent to its issuance, the FASB deferred certain provisions of EITF 03-1; however, the disclosure requirements remain effective. The adoption of EITF 03-1 did not have an impact on Lazard Group’s consolidated financial position or results of operations since Lazard Group does not have any securities accounted for under SFAS No. 115.

On May 30, 2005, the FASB issued SFAS No. 154,—Accounting Changes and Error Corrections, A Replacement of APB Opinion No. 20 and FASB Statement No. 3, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions.

SFAS No. 154 eliminates the requirement in APB Opinion No. 20, Accounting Changes, to include the cumulative effect of changes in accounting principle in the income statement in the period of change. Instead, to enhance the comparability of prior period financial statements, SFAS No. 154 requires that changes in accounting principle be retrospectively applied. Under retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used. The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented and the offsetting adjustments are recorded to opening retained earnings. Each period presented is adjusted to reflect the period-specific effects of applying the change. Although retrospective application is similar to restating prior periods, SFAS No. 154 gives the treatment a new name to differentiate it from restatement for the correction of an error. Only direct effects of the change will be included in the retrospective application; all indirect effects will be recognized in the period of change. If it is impracticable to determine the cumulative effect for all prior periods, the new accounting principle should be applied as if it were adopted prospectively from the earliest date practicable.

Additionally, under SFAS No. 154, a change in reporting entity is also retrospectively applied as of the beginning of the first period presented. Any correction of an error continues to be reported by restating prior period financial statements as of the beginning of the first period presented.

SFAS No. 154 applies to (a) financial statements of business enterprises and not-for-profit organizations and (b) historical summaries of information based on primary financial statements that include an accounting period in which an accounting change or error correction is reflected.

SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of the Statement. The adoption of SFAS No. 154 is not expected to have a material impact on the financial condition, results of operations, or cash flows of Lazard Group.

BUSINESS

Overview

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. The first Lazard partnership was established in 1848. Over time we have extended our activities beyond our roots in New York, Paris and London. We operate today from 29 cities in key business and financial centers across 16 countries throughout Europe, North America, Asia and Australia. We focus primarily on two businesses, Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Industry Trends and Strategic Focus

Industry Trends

We believe that a combination of long-term trends engender a favorable climate for revenue and profit growth in the financial services industry segments in which we compete. Longer-term trends that benefit our Financial Advisory business include:

•	Globalization. Companies around the world are continuing to globalize their operations, including through merger and acquisition activity.

•	Focus on Stockholder Value. Companies around the world are strongly focused on stockholder value, which drives continual portfolio rebalancing, including mergers, acquisitions, divestitures, restructurings, joint ventures, company sales and related transactions.

•	Consolidation. Intense and often increasing commercial competition is fueling the need for companies to realize economies of scale and scope and to optimize strategic positioning, which in turn drives the market for mergers and acquisitions. In addition, ongoing cycles in various international economies of deregulation and sometimes re-regulation add to the impetus of companies to either consolidate or restructure their portfolios.

•	Expansion of Leverage Markets. Long-term increases in investor demand for debt of non-investment grade issuers have driven growth in acquisitions by financial sponsors, as well as in the number of highly leveraged companies, a portion of which may become candidates for financial restructuring advisory services, particularly in less favorable economic environments.

Some of the trends influencing long-term growth in the markets served by our Asset Management business include:

•	Demographics. Aging populations in both developed and emerging economies around the world have increased the pools of savings available and the need for retirement investment services by institutions and individuals.

•	Internationalization. Investors around the world are internationalizing their investment portfolios, which plays to our strengths in managing international and global portfolios of equity and fixed income securities.

•	Acceptance of Alternative Investments. Many institutional and high-net worth investors are increasing their allocations to alternative investments to diversify risk while maintaining high targeted absolute returns. Growing acceptance of these strategies fuels the market for products such as the hedge funds and merchant banking funds that we manage.

The markets in which we compete have begun to experience greater than normal growth in comparison to recent fiscal periods. Recovery in global equity markets during 2003, increases in corporate profits and consumer income following the recent recession, and increasing availability of financing are driving increased demand for mergers and acquisitions and asset management services. However, these trends are cyclical in nature and subject to periodic reversal. Due to the mix of our businesses, some of our businesses experienced performance declines during the recent recessionary period, while others, such as our Financial Restructuring practice, were growing. At present, our Financial Restructuring practice is trending down on a cyclical basis, while our Mergers and Acquisitions practice and Asset Management business are trending up.

The following table sets forth selected key industry indicators:

Key Industry Indicators

($ in billions, except as otherwise indicated)

	As of or for the Year Ended December 31,			CAGR(a) ’84-’04	CAGR(a) ’94-’04
	1984	1994	2004
General Economic & Market Activity:
Worldwide GDP ($ in trillions) (b)	$11.9	$26.2	$40.2	6%	4%
Dow Jones Industrial Average	1,212	3,834	10,783	12	11
MSCI World Index (c)	187	619	1,169	10	7

Advisory Activities:
Worldwide M&A (d)	$180	$497	$1,574	11%	12%
U.S. M&A (d)	178	293	762	8	10
Europe M&A (d)	1	138	505	35	14
Transatlantic M&A (d)	4	47	104	18	8
Worldwide M&A > $1 billion (d)	59	202	927	15	16
Global Corporate Debt Defaults (e)	1	2	16	17	23

Asset Management Activities:
U.S. Assets in U.S. & Global Corporate Equities (f)	$1,682	$5,920	$15,298	12%	10%
Worldwide Assets Managed by Top 100 Managers (g)	1,188	3,741	21,406	16	21
Foreign Equities & ADRs Held by U.S. Residents (f)	26	628	2,424	25	14
Global Hedge Fund Assets Under Management (h)	*	189	950	*	18

(a)	Calculated compound annual growth rate.
(b)	Source: The Economist Intelligence Unit, December 2004.
(c)	Source: Morgan Stanley Capital International, Inc.
(d)	Source: Thomson Financial, March 15, 2005. Transaction geographies reported based on location of target. Figures based on completed transactions.
(e)	Source: Moody’s Investors Service Inc.© Cited with permission. All rights reserved.
(f)	Source: The Federal Reserve.
(g)	Source: Pensions & Investments (Data not available for 2004; 2003 value shown).
(h)	Source: Van Hedge Fund Advisors International.
*	Indicates data not available.

Principal Business Lines

Our business is organized around two segments: Financial Advisory and Asset Management.

Financial Advisory

We offer corporate, partnership, institutional, government and individual clients across the globe a wide array of financial advisory services regarding mergers and acquisitions, restructurings and various other corporate finance matters. We focus on solving our clients’ most complex problems, providing advice to senior management, boards of directors and business owners of prominent companies and institutions in transactions that typically are of significant strategic and financial importance to them.

Our goal is to continue to grow our Financial Advisory business by fostering long-term, senior-level relationships with existing and new clients as their independent advisor on strategic transactions. We seek to build and sustain long-term relationships with our clients rather than focusing on individual transactions, a practice that we believe enhances our access to senior management of major corporations and institutions around the world. We emphasize providing clients with senior level attention during all phases of transaction execution.

While we strive to earn repeat business from our clients, we operate in a highly competitive environment in which there are no long-term contracted sources of revenue. Each revenue-generating engagement is separately negotiated and awarded. To develop new client relationships, and to develop new engagements from historical client relationships, we maintain an active dialogue with a large number of clients and potential clients, as well as with their financial and legal advisors, on an ongoing basis. We have gained a significant number of new clients each year through our business development initiatives, through recruiting additional senior investment banking professionals who bring with them client relationships and through referrals from directors, attorneys and other third parties with whom we have relationships. At the same time, we lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other investment banks and other causes.

In the year ended December 31, 2004 and in the six month period ended June 30, 2005, Financial Advisory net revenue totaled $655 million and $369 million, respectively, accounting for 60% and 64%, respectively, of our net revenue from continuing operations in the periods. We earned advisory revenue from 435 clients in the year ended December 31, 2004 and from 278 clients in the six month period ended June 30, 2005. We earned $1 million or more from 136 clients in the year ended December 31, 2004 and from 82 clients in the six month period ended June 30, 2005. In the year ended December 31, 2004 the ten largest fee paying clients constituted 25% of our segment net revenue, and no client individually constituted more than 10% of segment net revenue. In the six month period ended June 30, 2005, the ten largest fee paying clients constituted 35% of our segment net revenue.

We believe that we have been pioneers in offering financial advisory services on an international basis, with the establishment of our New York, Paris and London offices dating back to the nineteenth century. We maintain major local presences in the U.S., the U.K., France and Italy, including a network of regional branch offices in the U.S. and France, as well as presences in Australia, Canada, Germany, Hong Kong, India, Japan, the U.K., the Netherlands, Sweden, Singapore, South Korea and Spain. Our Italian office is operated as a strategic alliance with Intesa. Pursuant to the strategic alliance, Intesa holds 40% of the equity of, and a $50 million subordinated promissory note from, the entity that operates our Italian business and has representation on its board of directors, and a $150 million note issued by a financing subsidiary of Lazard Group, and both notes are guaranteed by Lazard Group. We also have recently entered into a joint venture with Signatura Advisory called Signatura Lazard, which will provide local and cross-border financial services in Brazil, and a strategic alliance with MBA Banco de Inversiones regarding the provision of cross-border advisory services to institutions investing in companies in Argentina and to Argentine companies investing abroad.

In addition to seeking business centered in these locations, we historically have focused in particular on advising clients with respect to cross-border transactions. We believe that we are particularly well known for our legacy of offering broad teams of professionals who are indigenous to their respective regions and who have long-term client relationships, capabilities and know-how in their respective regions. We also believe that this positioning affords us insight around the globe into key industry, economic, government and regulatory issues and developments, which we can bring to bear on behalf of our clients.

Services Offered

We advise clients on a wide range of strategic and financial issues. When we advise companies in the potential acquisition of another company or certain assets, our services include evaluating potential acquisition targets, providing valuation analyses, evaluating and proposing financial and strategic alternatives and rendering, if appropriate, fairness opinions. We also may advise as to the timing, structure, financing and pricing of a proposed acquisition and assist in negotiating and closing the acquisition. In addition, we may assist in implementing an acquisition by acting as a dealer-manager if the acquisition is structured as a tender or exchange offer.

When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services include evaluating and recommending financial and strategic alternatives with respect to a sale, advising on the appropriate sales process for the situation, valuation issues, assisting in preparing an offering memorandum or other appropriate sales materials and rendering, if appropriate, fairness opinions. We also identify and contact selected qualified acquirors and assist in negotiating and closing the proposed sale.

For companies in financial distress, our services may include reviewing and analyzing the business, operations, properties, financial condition and prospects of the company, evaluating debt capacity, assisting in the determination of an appropriate capital structure and evaluating and recommending financial and strategic alternatives. If appropriate, we may provide financial advice and assistance in developing and seeking approval of a restructuring or reorganization plan, which may include a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code or other similar court administered process in non-U.S. jurisdictions. In such cases, we may assist in all aspects of the implementation of such a plan, including advising and assisting in structuring and effecting the financial aspects of a sale or recapitalization, structuring any new securities, exchange offers, other considerations or other inducements to be offered or issued and assisting and participating in negotiations with affected entities or groups.

When we assist clients in raising private or public market financing, our services include originating and executing private placements of equity, debt and related securities, assisting clients in connection with securing, refinancing or restructuring bank loans, originating public underwritings of equity, debt and convertible securities and originating and executing private placements of partnership and similar interests in alternative investment funds such as leveraged buyout, mezzanine or real estate focused funds. In addition, we may advise on capital structure and assist in long-range capital planning and rating agency relationships.

Pursuant to the Business Alliance Agreement we entered into with LFCM Holdings in connection with the separation, LFCM Holdings will continue to underwrite and distribute U.S. securities offerings originated by our Financial Advisory business in a manner intended to be similar to our practice prior to the separation, with revenue from such offerings generally continuing to be divided evenly between Lazard Group and LFCM Holdings.

Staffing

We staff our assignments with a team of quality professionals with appropriate product and industry expertise. We pride ourselves on, and we believe we are differentiated from our competitors by, being able to offer a relatively high level of attention from senior personnel to our clients and organizing ourselves in such a way that managing directors who are responsible for securing and maintaining client relationships also actively participate in providing related transaction execution services. Our managing directors have significant experience, and many of them are able to use this experience to advise on both mergers and acquisitions and restructuring transactions, depending on our clients’ needs. Many of our managing directors and senior advisors come from diverse backgrounds, such as senior executive positions at corporations, government, law and strategic consulting, which we believe enhances our ability to offer sophisticated advice and custom solutions to our clients.

On June 15, 2005, Lazard Ltd issued a press release announcing that it had reorganized its European investment banking group, which will be run as one business. The new European organization will continue to be based on the priority of client relationships, balancing the contributions of local expertise with Lazard’s global industry groups. Lazard also announced that Gerardo Braggiotti had delivered to Lazard notice stating that he will resign effective July 15, 2005, which he subsequently did. Lazard does not expect any material adverse effect on its overall 2005 financial results from his resignation.

Industries Served

We seek to offer our services across most major industry groups, including, in many cases, sub-industry specialties. Our Mergers and Acquisitions managing directors and professionals are organized to provide advice in the following major industry practice areas:

•	consumer,

•	financial institutions,

•	financial sponsors,

•	healthcare and life sciences,

•	industrial,

•	power and energy,

•	real estate, and

•	technology, media and telecommunications.

These groups are managed locally in each relevant geographic region and coordinated on a global basis, which allows us to bring local industry-specific knowledge to bear on behalf of our clients on a global basis. We believe that this enhances the quality of advice that we can offer, which improves our ability to market our capabilities to clients.

In addition to our Mergers and Acquisitions and Financial Restructuring practices, we also maintain specialties in the following distinct practice areas:

•	government advisory,

•	fund raising for alternative investment funds, and

•	corporate finance.

We endeavor to coordinate the activities of the professionals in these areas with our mergers and acquisitions industry specialists in order to offer clients customized teams of cross-functional expertise spanning both industry and practice area know-how.

Strategy

Since January 2002, when new senior management joined our firm, our focus in our Financial Advisory business has been on:

•	making a significant investment in our intellectual capital with the addition of many senior professionals who we believe have strong client relationships and industry expertise. We have recruited or promoted 77 new managing directors from January 2002 through June 30, 2005, contributing to a 55% increase, net of departures, in Financial Advisory managing director headcount over that period, with the result that approximately 57% of our managing directors have joined our firm or been promoted since January 2002,

•	increasing our contacts with existing clients to further enhance our long-term relationships and our efforts in developing new client relationships,

•	expanding the breadth and depth of our industry expertise in areas such as media and general industrials and adding new practice areas such as power and energy and fund-raising for alternative investment funds,

•	coordinating our industry specialty activities on a global basis and increasing the integration of our industry experts with our Financial Restructuring professionals, and

•	broadening our geographic presence by adding new offices in the Netherlands (Amsterdam), Canada (Toronto) and Australia (Sydney), as well as three new regional offices in the U.S. (Atlanta, Houston and Los Angeles) and entering into new strategic alliances in two new geographies (Argentina and Brazil).

We made these investments during a period of financial market weakness, when many of our competitors were reducing senior staffing, to position ourselves to capitalize more fully on any financial services industry recovery.

In addition to the recent expansion of our Financial Advisory team, we believe that the following external market factors may enable our Financial Advisory practice to benefit from future growth in the global mergers and acquisitions advisory business:

•	increasing demand for independent, unbiased financial advice, and

•	a potential increase in cross-border mergers and acquisitions and large capitalization mergers and acquisitions, two of our areas of historical specialization, which experienced greater than average declines in recent years.

Going forward, our strategic emphasis in our Financial Advisory business is to leverage the investments we have made in recent years to grow our business and drive our productivity. While we will continue opportunistically to attract outstanding individuals to this practice, we anticipate that our recent managing director expansion program is now substantially complete.

Relationship with IXIS

In April 2004, Lazard Group and IXIS entered into a cooperation arrangement to place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and IXIS entered into a binding term sheet to expand this arrangement into an exclusive arrangement within France. The cooperation arrangement also provides for an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France. It also adds an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to IXIS for services relating to corporate banking, lending, securitizations and derivatives within France and from IXIS to Lazard Group for mergers and acquisitions advisory services within France. This expanded cooperation arrangement will have a term of three years from the date of completion of the separation and recapitalization.

In connection with the cooperation arrangement, Lazard Group and IXIS will develop a business plan to promote mutual revenue production and sharing relating to the cooperation activities. As part of that plan, revenue from the various activities subject to the cooperation arrangement will be credited towards a target revenue number (which the parties may agree to reduce if aspects of the cooperation do not take place) at varying percentages depending on the source of the revenue along with the underwriting commission received by IXIS for the exchangeable debt securities. If at the end of the initial term of the cooperation arrangement, (a) the sum of that calculation is less than the target revenue number, (b) the cooperation arrangement is not renewed and (c) Lazard Ltd’s common stock price fails to sustain specified price levels, Lazard Group or its affiliate will pay

IXIS or one of its affiliates the difference between the target revenue number and the sum of (1) the revenue credits and (2) any gain IXIS has realized on a sale of its investment in our securities prior to the end of the initial term of the arrangement. The level of this potential payment would depend, among other things, on the level of revenue generated by the cooperation activities. The potential payment is limited to a maximum of approximately €16.5 million (subject to reduction in certain circumstances) which would only occur if the cooperation activities generate no revenue over the course of the three-year initial period of such activities and the other conditions noted above have not been met.

Asset Management

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. Many of our equity investment strategies share an investment philosophy that centers on fundamental security selection with a focus on the trade-off between a company’s valuation and its financial productivity.

As of June 30, 2005, total AUM was $83.0 billion, approximately 80% of which was invested in equities, 13% in fixed income, 4% in alternative investments, 2% in cash and 1% in merchant banking funds. As of the same date, approximately 55% of our AUM was invested in international (i.e., non-U.S.) investment strategies, 23% was invested in global investment strategies and 22% was invested in U.S. investment strategies, and our top ten clients and third-party relationships accounted for 27% of total AUM. Approximately 80% of our AUM as of that date was managed on behalf of institutional clients, including corporations, labor unions, public pension funds, insurance companies and banks, and through sub-advisory relationships, mutual fund sponsors, broker-dealers and registered advisors. Approximately 20% of AUM as of June 30, 2005 was managed on behalf of individual client relationships, which are principally with family offices and high-net worth individuals.

The charts below illustrates the mix of our AUM as of June 30, 2005, measured by broad product strategy and by office location.

LAM and LFG

Our largest Asset Management subsidiaries are LAM in New York, San Francisco, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul (aggregating $73.0 billion in total AUM as of June 30, 2005), and LFG in Paris (aggregating $9.2 billion in total AUM as of June 30, 2005). LAM was founded in 1970 and LFG can trace its history back to 1969. These operations, with 626 employees as of June 30, 2005, provide our business with a global presence and local identity.

Primary distinguishing features of these businesses include:

•	a global footprint with global research, global mandates and global clients,

•	a broad-based team of approximately 190 investment professionals: LAM has approximately 165 investment professionals, which includes our approximately 60 focused, in-house, investment analysts across all products and platforms 33 of whom are on our global research platform), many of whom have substantial industry or sector specific expertise, and LFG has approximately 25 investment professionals, including five investment analysts, in each case as of June 30, 2005,

•	a security selection-based investment philosophy applied across products,

•	worldwide brand recognition and multi-channel distribution capabilities,

•	the significant investment in technology and systems development we have made, and

•	substantial equity participation in LAM held by a broad group of key employees.

Our Investment Philosophy, Process and Research. Our investment philosophy is generally based upon a fundamental security selection approach to investing. Across many of our products, we apply three key principles to investment portfolios:

•	pick securities, not markets,

•	find relative value, and

•	manage risk.

In searching for equity investment opportunities, our investment professionals generally follow an investment process that incorporates several interconnected components that may include:

•	analytical framework analysis and screening,

•	accounting validation,

•	fundamental analysis,

•	security selection and portfolio construction, and

•	risk management.

At LAM, we conduct investment research on a global basis, to develop market, industry and company specific insight. Approximately 60 investment analysts, located in our worldwide offices, conduct research and evaluate investment opportunities around the world across all products and platforms. The LAM global research platform is organized around six global industry sectors:

•	consumer goods,

•	financial services,

•	health care,

•	industrials,

•	power, and

•	technology, media and telecommunications.

Our analysts recommend companies to portfolio managers and work with them on an ongoing basis to make buy and sell decisions. At LFG, five investment analysts conduct research and evaluate investment opportunities, primarily focused on large capitalization European companies.

Investment Strategies. Our Asset Management business provides equity, fixed income and cash management and alternative investment strategies to clients, paying close attention to clients’ varying and expanding investment needs. We offer the following product platform of investment strategies:

	Global	Regional	Domestic
Equities

Global

Large Capitalization

Small Capitalization

Emerging Markets

Thematic
Convertibles*

EAFE (Non-U.S.)

Large Capitalization

Small Capitalization

Multi-Capitalization

Global Ex

Global Ex-U.K.

Global Ex-Japan

Global Ex-Australia

Pan-European Large Capitalization Small Capitalization Eurozone Large Capitalization** Small Capitalization** Continental European Small Cap Multi Cap Eurozone (i.e., Euro Bloc) Euro-Trend (Thematic)

U.S.

Large Capitalization**

Mid Capitalization

Small Capitalization

Multi-Capitalization

Other

U.K. (Large Capitalization)

U.K. (Small Capitalization)

Australia

France (Large Capitalization)*

France (Small Capitalization)*

Japan**

Fixed Income and Cash Management	Global Core Fixed Income High Yield Short Duration	Pan-European Core Fixed Income High Yield Cash Management* Eurozone Fixed Income** Cash Management* Corporate Bonds**	U.S. Core Fixed Income High Yield Short Duration Municipals Cash Management* Non-U.S. U.K. Fixed Income

Alternative	Global Global Opportunities (Long/Short) Fund of Hedge Funds Fund of Closed-End Funds	Regional European Explorer (Long/Short) Emerging Income

All of the above strategies are offered by LAM, except for those denoted by *, which are offered exclusively by LFG. Investment strategies offered by both LAM and LFG are denoted by **.

In addition to the primary investment strategies listed above, we also provide locally customized investment solutions to our clients. In many cases, we also offer both diversified and more concentrated versions of our products. These products are generally offered on a separate account basis, as well as through pooled vehicles.

Distribution. We distribute our products through a broad array of marketing channels on a global basis. LAM’s marketing, sales and client service efforts are organized through a global market delivery and service network, with distribution professionals located in New York, San Francisco, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul. We have developed a well-established presence in the institutional asset management arena, managing money for corporations, labor unions and public pension funds around the world. In addition, we manage assets for insurance companies, savings and trust banks, endowments, foundations and charities.

We also have become a leading firm in third-party distribution, managing mutual funds and separately managed accounts for many of the world’s largest broker-dealers, insurance companies, registered advisors and other financial intermediaries. In the area of wealth management, we cater to family offices and private clients.

LFG markets and distributes its products through approximately 12 sales professionals based in France who directly target both individual and institutional investors.

The managing directors of LAM and other key LAM employees hold LAM equity units, which entitle their holders to payments in connection with selected fundamental transactions affecting Lazard Group or LAM. For more information regarding these rights, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Merchant Banking

Lazard Group has a long history of making merchant banking investments with its own capital, usually alongside capital of qualified institutional and individual investors. These activities typically are organized in funds that make substantial or controlling investments in private or public companies, generally through privately negotiated transactions and with a view to divestment within two to seven years. While potentially risky and frequently illiquid, such investments when successful can yield investors substantial returns on capital and generate attractive management and performance fees for the sponsor of such funds.

As a part of the separation, we transferred to LFCM Holdings all of our merchant banking fund management activities, except for our merchant banking business in France, which is regulated as part of our Paris-based banking affiliate, LFB. We also transferred to LFCM Holdings principal investments by Lazard Group in the funds managed as part of the separated businesses, while we retained our investment in our French merchant banking funds.

LFCM Holdings operates the merchant banking business transferred to it in the separation. Consistent with Lazard Group’s intent to support the development of the merchant banking business, including investing capital in future funds to be managed or formed by the merchant banking subsidiary of LFCM Holdings, and in order to benefit from what we believe to be the potential of this business, Lazard Group will be entitled to receive from LFCM Holdings all or a portion of the payments from the incentive fees attributable to these funds (net of compensation payable to investment professionals who manage these funds) pursuant to the business alliance agreement between us and LFCM Holdings. In addition, pursuant to the business alliance agreement, we have an option to acquire the merchant banking business owned by LFCM Holdings and have the right to participate in the oversight of LFCM Holdings’ funds and consent to certain actions. We will continue to abide by our obligations with respect to transferred funds and agreed not to compete with LFCM Holdings’ merchant banking business during the duration of our option to acquire this business. For a description of these and other arrangements with respect to the merchant banking fund management activities being transferred to LFCM Holdings, see “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Business Alliance Agreement.”

As of June 30, 2005, Lazard Group’s merchant banking business in France consisted of a group of private equity funds and an affiliated investment company with approximately $800 million of AUM. Lazard Group’s investments in these funds totaled approximately $6 million as of June 30, 2005. On February 25, 2005, we formed Corporate Partners II, Limited, a new private equity fund with $1 billion of institutional capital commitments and a $100 million capital commitment from us, the principal portion of which may require funding, at any time through 2010. Pursuant to the master separation and business alliance agreements entered into between Lazard Group and LFCM Holdings, this fund is managed by a subsidiary of LFCM Holdings, and Lazard Group retained a capital commitment to the fund and is entitled to receive the carried interest distributions made by the fund (other than the carried interest distributions made to investment professionals who manage the fund). In addition, in July 2005 LFCM Holdings formed a new private equity fund. The first closing of the fund has the ability to raise up to a maximum of $550 million of capital commitments, including a minimum and maximum capital commitment from us of $10 million to approximately $27 million, respectively, the principal portion of which will require funding at any time through 2008. As discussed above, all of these merchant banking fund management activities, except for those in France, were transferred to LFCM Holdings in the separation.

Strategy

Our strategic plan in our Asset Management business is to focus on delivering superior investment performance and client service and broadening our product offerings and distribution in selected areas order to continue to drive improved business results. In March 2004, we undertook a senior management transition at LAM to put in place the next generation of leadership and to better position the business to execute our strategic plan. Over the past several years, in an effort to improve LAM’s operations and expand our business, we have:

•	focused on enhancing our investment performance,

•	improved our investment management platform by hiring twelve senior equity analysts,

•	strengthened our marketing capabilities by establishing a global consultant relations effort aimed at improving our relations with the independent consultants who advise many of our clients on the selection of investment managers,

•	expanded our product platform by “lifting-out” experienced portfolio managers to establish new products in the hedge fund area and in thematic investing, and

•	launched new products such as “Lazard European Explorer,” a European long/short strategy, and “Lazard Global Total Return and Income Fund, Inc.,” a closed-end fund.

We believe that LAM has long maintained an outstanding team of portfolio managers and global research analysts. We intend to maintain and supplement our intellectual capital to achieve our goals. We also believe that LAM’s specific investment strategies, global reach, unique brand identity and access to multiple distribution channels will allow it to leverage into new investment products, strategies and geographic locations. In addition, we plan to expand our participation in merchant banking activities through investments in new and successor funds.

Employees

We believe that our people are our most important asset, and it is their reputation, talent, integrity and dedication that underpin our success. As of June 30, 2005, after giving effect to the separation, we employed 2,250 people, which includes 132 managing directors and 510 other professionals in our Financial Advisory segment and 39 managing directors and 271 other professionals in our Asset Management segment. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide. We utilize an evaluation process at the end of each year to measure performance, determine compensation and provide guidance on opportunities for improved performance. Generally, our employees are not subject to any collective bargaining agreements, except that our employees in certain of our European offices, including France and Italy, are covered by national, industry-wide collective bargaining agreements. We believe that we have good relations with our employees.

See “Management” and “Risk Factors.”

Competition

The financial services industry, and all of the businesses in which we compete, are intensely competitive, and we expect them to remain so. Our competitors are other investment banking and financial advisory firms, broker-dealers, commercial and “universal” banks, insurance companies, investment management firms, hedge fund management firms, merchant banking firms and other financial institutions. We compete with some of our competitors globally and with others on a regional, product or niche basis. We compete on the basis of a number of factors, including quality of people, transaction execution skills, investment track record, quality of client service, individual and institutional client relationships, absence of conflicts, range of products and services, innovation, brand recognition and business reputation.

While our competitors vary by country in our Mergers and Acquisitions practice, we believe our primary competitors in securing mergers and acquisitions advisory engagements are Bear Stearns, Citigroup, Credit Suisse First Boston, Goldman, Sachs & Co., JPMorgan Chase, Lehman Brothers, Mediobanca, Merrill Lynch, Morgan Stanley, Rothschild and UBS. In our Financial Restructuring practice our primary competitors are The Blackstone Group, Greenhill & Co. and Rothschild.

We believe that our primary competitors in our Asset Management business include, in the case of LAM, Alliance Bernstein, AMVESCAP, Brandes Investment Partners, Capital Management & Research, Fidelity, Lord Abbett and Schroders and, in the case of LFG, Swiss private banks with offices in France as well as large institutional banks and fund managers. We face competition in merchant banking both in the pursuit of outside investors for our merchant banking funds and to acquire investments in attractive portfolio companies. We compete with hundreds of other funds, many of which are subsidiaries of or otherwise affiliated with large financial service providers.

Competition is also intense in each of our businesses for the attraction and retention of qualified employees, and we compete on the level and nature of compensation and equity-based incentives for key employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products than we offer, including loans, deposit taking, insurance and brokerage services. Many of these firms also have more extensive asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our businesses. This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors.

Regulation

Our businesses, as well as the financial services industry generally, are subject to extensive regulation throughout the world. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our stockholders or creditors. In the U.S., the SEC is the federal agency responsible for the administration of the federal securities laws. The exchanges, the NASD and the National Futures Association are voluntary, self-regulatory bodies composed of members, such as our broker-dealer subsidiaries, that have agreed to abide by the respective bodies’ rules and regulations. Each of these and non-U.S. regulatory organizations may examine the activities of, and may expel, fine and otherwise discipline, member firms and their employees. The laws, rules and regulations comprising this framework of regulation and the interpretation and enforcement of existing laws, rules and regulations are constantly changing. The effect of any such changes cannot be predicted and may impact the manner of operation and profitability of our company.

Our U.S. broker-dealer subsidiary, Lazard Frères & Co. LLC, through which we will conduct our U.S. Financial Advisory business, is currently registered as a broker-dealer with the SEC, the NASD, and as a broker-

dealer in all 50 states, the District of Columbia and Puerto Rico, and is a member firm of the NYSE, the AMEX and the Boston Stock Exchange. Lazard Frères & Co. LLC withdrew its membership in the NYSE, the AMEX and the Boston Stock Exchange, at which time the NASD will become its primary regulator. We expect the broker-dealer subsidiary to be formed under LFCM Holdings will apply for membership on these exchanges. As such, Lazard Frères & Co. LLC is subject to regulations governing effectively every aspect of the securities business, including the effecting of securities transactions, minimum capital requirements, record-keeping and reporting procedures, relationships with customers, experience and training requirements for certain employees and business procedures with firms that are not members of certain regulatory bodies. Lazard Asset Management Securities LLC, a subsidiary of LAM, also is registered as a broker-dealer with the SEC, the NASD and in all 50 states, the District of Columbia and Puerto Rico. The U.K. subsidiaries of Lazard Group are regulated by the FSA. Recent changes to FSA rules may result in Lazard & Co., Limited being required to calculate its consolidated regulatory net capital on a basis consistent with U.K. statutory reporting. As a result, the assets and liabilities of entities within the subgroup of Lazard & Co., Holdings Limited, not all of which are regulated by the FSA, may now be required to be included in Lazard & Co., Limited’s calculation of consolidated regulatory net capital. We have entered into discussion with the FSA in relation to this matter. We presently estimate that at June 30, 2005, the aggregate regulatory net capital of the U.K. subsidiaries was $170.0 million, which exceeded the minimum requirement by $87.2 million. The results of the discussions with the FSA may, however, have a material adverse effect on these amounts. Lazard Frères SAS, our French subsidiary, is subject to regulation by the Comité de la Réglementation Bancaire et Financière for its banking activities, conducted though its affiliate LFB. In addition, the investment services activities of the Paris group, exercised through LFB and other subsidiaries of Lazard Frères SAS, primarily LFG (asset management) and Fonds Partenaires Gestion (merchant banking), are subject to regulation and supervision by the Autorité des Marchés Financiers (AMF). Our business is subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension, expulsion or other disciplining of a firm, its officers or employees.

Our broker-dealer subsidiary is also subject to the SEC’s uniform net capital rule, Rule 15c3-1, and the net capital rules of the NYSE and the NASD, which may limit our ability to make withdrawals of capital from our broker-dealer subsidiary. The uniform net capital rule sets the minimum level of net capital a broker-dealer must maintain and also requires that a portion of its assets be relatively liquid. The NYSE and the NASD may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital falls below its requirements. In addition, our broker-dealer subsidiary is subject to certain notification requirements related to withdrawals of excess net capital. Our broker-dealer subsidiary is also subject to several new laws and regulations that were just recently enacted. The USA Patriot Act of 2001 has imposed new obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and other compliance policies and procedures. Additional obligations under the USA Patriot Act regarding procedures for customer verification became effective on October 1, 2003. Failure to comply with these new requirements may result in monetary, regulatory and, in the case of the USA Patriot Act, criminal penalties.

Certain of our Asset Management subsidiaries are registered as investment advisers with the SEC. As registered investment advisers, each is subject to the requirements of the Investment Advisers Act and the SEC’s regulations thereunder. Such requirements relate to, among other things, principal transactions between an adviser and advisory clients, as well as general anti-fraud prohibitions. The Investment Company Act regulates the relationship between a mutual fund and its investment adviser (and other service providers) and prohibits or severely restricts principal record-keeping and reporting requirements, disclosure requirements, limitations on trades where a single broker acts as the agent for both the buyer and seller (known as “agency cross”), and limitations on transactions, affiliated transactions and joint transactions. Lazard Asset Management Securities LLC, a subsidiary of LAM, serves as the underwriter or distributor for mutual funds and hedge funds managed by LAM, and as an introducing broker to Lazard Capital Markets LLC for unmanaged accounts of LAM’s private clients. Lazard Fund Managers Limited and Lazard Asset Management Limited, subsidiaries of LAM, are subject to regulation by the Financial Services Authority in the U.K.

Regulators are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

Many of our affiliates that participate in securities markets are subject to comprehensive regulations that include some form of capital structure regulations and other customer protection rules. These standards, requirements and rules are implemented throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and NASD rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives, and these sometimes burdensome local requirements can result in certain competitive disadvantages to us. In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan as well as Australian, German, French and Swiss banking authorities, among others, regulate various of our operating entities and also have capital standards and other requirements comparable to the rules of the SEC.

Over the past several years, European Union financial services regulators have taken steps to institute consolidated supervision over a wide range of financial services companies that conduct business in the European Union, even if their head offices are located outside of the European Union. Under the Financial Conglomerates Directive (2002/87/EC), we, along with a number of our competitors, were required to submit to consolidated supervision by a European Union financial services regulator commencing on January 1, 2005, unless we were already subject to “equivalent” supervision by another regulator. On June 8, 2004, the SEC issued final regulations establishing a consolidated supervision framework for investment banks. The regulations became effective on August 20, 2004. Under these regulations, we can voluntarily submit to a stringent framework of rules relating to group-wide capital levels, internal risk management control systems and regulatory reporting requirements. We have elected to become subject to consolidated supervision by the SEC.

We are working with the SEC to fully understand the consequences of submitting to its consolidated supervision framework. We are unable at this time to accurately predict the impact that these regulations will have on our businesses and financial results. It is possible that these regulations may ultimately require that we increase our regulatory capital, which may adversely affect our profitability and result in other increased costs.

Legal Proceedings

Our businesses, as well as the financial services industry generally, are subject to extensive regulation throughout the world. We are involved in a number of judicial, regulatory and arbitration proceedings and inquiries concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

We have received a request for information from the NASD as part of what we understand to be an industry investigation relating to gifts and gratuities, which is focused primarily on Lazard’s former Capital Markets business, which business was transferred to LFCM Holdings as a part of the separation. In addition, we have received requests for information from the SEC and the U.S. Attorney’s Office for the District of Massachusetts seeking information concerning gifts and entertainment involving an unaffiliated mutual fund company, which are also focused on that same business. We believe that other broker-dealers have also received requests for information. These investigations are continuing and we cannot predict their potential outcomes, which outcomes, if any, could include the consequences discussed above under “—Regulation.” We intend to continue to fully cooperate in these inquiries. In the course of an internal review of these matters, prior to the separation there were personnel changes in Lazard’s former Capital Markets business, including resignations by individuals who were formerly associated with such separated businesses.

Lazard Ltd and Goldman Sachs & Co., the lead underwriter of Lazard Ltd’s equity public offering of its common stock, as well as several members of Lazard Ltd’s management and board of directors, have been named as defendants in several putative class action lawsuits and a putative stockholder derivative lawsuit filed in the U.S. District Court for the Southern District of New York, and in a putative class action lawsuit and a putative stockholder derivative lawsuit filed in the Supreme Court of the State of New York. The defendants have removed the putative class action lawsuit filed in the Supreme Court of the State of New York to the U.S. District Court for the Eastern District of New York and have removed the putative derivative lawsuit filed in that court to the U.S. District Court for the Southern District of New York. The putative class action lawsuits purport to have been filed on behalf of persons who purchased securities of Lazard Ltd in connection with the equity public offering or in the open market. The putative class actions allege various violations of the federal securities laws and seek, inter alia, compensatory damages, rescission or rescissory damages and other unspecified equitable, injunctive or other relief. The putative derivative actions purport to be brought on behalf of Lazard Ltd against its directors and Goldman Sachs & Co. and allege, among other things, that the directors breached their fiduciary duties to Lazard Ltd in connection with matters related to the equity public offering and seek compensatory damages, punitive damages and other unspecified equitable or other relief. We believe that the suits are without merit and intend to defend them vigorously.

For a description of recent developments involving Lazard Group’s relationship with Intesa see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Properties

The following table lists the properties used for the entire Lazard organization, including properties used by the separated businesses. As a general matter, one or both of our Financial Advisory and Asset Management segments uses the following properties. We license and sublease to LFCM Holdings certain office space, including office space that is used by the separated businesses. This includes subleasing or licensing approximately 55,100 square feet in New York, New York located at 30 Rockefeller Plaza and 2,500 square feet of space under the lease in London located at 50 Stratton Street to LFCM Holdings. We remain fully liable for the subleased space to the extent LFCM Holdings fails to perform its obligations under the leases for any reason. In addition, LFCM Holdings entered into indemnity arrangements in relation to excess space and abandoned former premises in London. See “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Agreements with LAZ-MD Holdings and LFCM Holdings.”

Location	Square feet	Comments
New York	273,000 square feet of leased space	Key office located at 30 Rockefeller Plaza, New York, New York 10020.

Other North America	47,400 square feet of leased space	Includes offices in Atlanta, Chicago, Houston, Los Angeles, Montreal, San Francisco, Toronto and Washington, D.C.

Paris	112,400 square feet of leased space	Key office located at 121 Boulevard Haussmann, 75382 Paris Cedex 08.

London	142,400 square feet of leased space	Key office located at 50 Stratton Street London W1J 8LL.

Milan	27,000 square feet of leased space	Key office located at via Dell’Orso 2 20121 Milan.

Other Europe	59,300 square feet of leased space	Includes offices in Amsterdam, Berlin, Bordeaux, Frankfurt, Hamburg, Lyon, Madrid, Rome and Stockholm.

Asia and Australia	42,500 square feet of leased space	Includes offices in Mumbai, Hong Kong, New Delhi, Seoul, Singapore, Sydney and Tokyo.

We believe that we currently maintain sufficient space to meet our anticipated needs.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning Lazard Group’s directors and executive officers. Lazard Group’s board of directors and executive officers are the same as those of Lazard Ltd. We also expect to appoint additional directors of Lazard Group and Lazard Ltd over time who are not employees of Lazard or otherwise affiliated with management.

Name	Age	Position
Bruce Wasserstein	57	Chairman and Chief Executive Officer
Robert Charles Clark .	61	Director
Steven J. Heyer	53	Director
Ellis Jones	51	Director
Vernon E. Jordan, Jr.	70	Senior Managing Director and Director
Anthony Orsatelli	54	Director
Michael J. Castellano	59	Managing Director and Chief Financial Officer
Steven J. Golub	59	Managing Director and Vice Chairman, Chairman of Financial Advisory Group
Scott D. Hoffman	42	Managing Director and General Counsel
Charles G. Ward, III	53	President, Chairman of Asset Management Group

Executive officers are appointed by, and serve at the pleasure of, our board of directors. A brief biography of each director and executive officer follows.

Bruce Wasserstein has served as Chairman and Chief Executive Officer of Lazard Group and Lazard Ltd since May 2005. Mr. Wasserstein has served as a director of Lazard Group since January 2002 and as a director of Lazard Ltd since April 2005. Mr. Wasserstein served as the Head of Lazard and Chairman of the Executive Committee of Lazard Group from January 2002 until May 2005. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as CEO of Wasserstein Perella Group (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank. Mr. Wasserstein has over 30 years of experience in the investment banking and mergers and acquisitions industry.

Robert Charles Clark has served as a director of Lazard Group and Lazard Ltd since May 2005. Mr. Clark has served as the Harvard University Distinguished Service Professor at Harvard Law School since July 2003. Professor Clark previously served as the Dean of Harvard Law School from July 1989 to June 2003. Prior to becoming Dean, Professor Clark taught corporate law and corporate finance at Harvard as a Professor of Law, a role he has occupied since October 1978. From July 1974 to September 1978, he was on the faculty of Yale Law School, where he became a tenured Professor of Law. Prior to teaching at Yale Law School, Professor Clark was an attorney at Ropes & Gray from August 1972 to July 1974. Professor Clark currently serves as a trustee of Teachers Insurance Annuity Association (TIAA) and is on the board of directors of Collins & Aikman Corporation, Omnicom Group, Inc. and Time Warner Inc. Mr. Clark is chairman of the nominating & governance committee of the Lazard Ltd board of directors and is a member of the compensation committee and the audit committee of the Lazard Ltd board of directors.

Steven J. Heyer has served as a director of Lazard Group and Lazard Ltd since June 2005. Mr. Heyer has served as Chief Executive Officer of Starwood Hotels & Resorts Worldwide since October 2004. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2001 to 2004; was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time

Warner’s Operating Committee from 1994 to 2001. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He currently serves on the Board of Directors of the National Collegiate Athletic Association and the Special Olympics. Mr. Heyer is the chairman of the compensation committee of the Lazard Ltd board of directors.

Ellis Jones has served as a director of Lazard Group and Lazard Ltd since May 2005. Mr. Jones has served as Chief Executive Officer of Wasserstein & Co., LP since January 2001. Prior to becoming Chief Executive Officer of Wasserstein & Co., LP, Mr. Jones was a Managing Director of the investment banking firm Wasserstein Perella Inc. from February 1995 to January 2001. Prior to joining Wasserstein Perella Inc., Mr. Jones was a Managing Director at Salomon Brothers Inc. in its Corporate Finance Department from March 1989 to February 1995. Prior to joining Salomon Brothers Inc., Mr. Jones worked in the Investment Banking Department at The First Boston Corporation from September 1979 to March 1989. Mr. Jones has over 20 years of experience in the investment banking and mergers and acquisitions industry.

Vernon E. Jordan, Jr. has served as a director of Lazard Group and Lazard Ltd since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Of Counsel at Akin, Gump, Strauss, Hauer & Feld L.L.P. since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981. Mr. Jordan currently serves on the boards of directors of American Express Company, Asbury Automotive Group, Inc., Dow Jones & Company, Inc., J.C. Penney Company, Inc., Sara Lee Corporation and Xerox Corporation; as a trustee to Howard University; as a Senior Advisor to Shinsei Bank, Ltd.; and on the International Advisory Boards of DaimlerChrysler and Barrick Gold.

Anthony Orsatelli has served as a director of Lazard Group and Lazard Ltd since May 2005. Mr. Orsatelli has served as the Chief Executive Officer of IXIS Corporate and Investment Bank since November 2004 and as a Member of the Executive Board of Caisse Nationale des Caisses d’Epargne since December 2003. Previously, Mr. Orsatelli held various senior positions with CDC IXIS and CDC Marchés since June 1996. Prior to joining CDC Marchés, Mr. Orsatelli served as the Deputy Head of the Capital Markets Department of Caisse des Dépôts Paris from March 1995 to June 1996. Mr. Orsatelli previously served as the Head of the BNP Group in Japan from January 1992 to March 1995, as a Managing Director of BNP Securities London from October 1988 to December 1991, and as the Head of the international department and risk management at BNP’s financial division from July 1987 to October 1988. Mr. Orsatelli held positions with the French Ministry of Finance from September 1981 to July 1987 and with the Prime Minister’s office in France from September 1977 to September 1981. Mr. Orsatelli is chairman of the audit committee of the Lazard Ltd board of directors.

Michael J. Castellano has served as Chief Financial Officer of Lazard Ltd since May 2005. Mr. Castellano has served as a Managing Director and Chief Financial Officer of Lazard Group since August 2001. Prior to joining Lazard, Mr. Castellano held various senior management positions at Merrill Lynch & Co. from August 1991 to August 2001, including Senior Vice President—Chief Control Officer for Merrill Lynch’s capital markets businesses, Chairman of Merrill Lynch International Bank and Senior Vice President —Corporate Controller. Prior to joining Merrill Lynch & Co., Mr. Castellano was a partner with Deloitte & Touche where he served a number of investment banking clients over the course of his 24 years with the firm. Mr. Castellano has over 35 years of relevant investment banking and securities industry experience.

Steven J. Golub has served as Vice Chairman and Chairman of the Financial Advisory Group of Lazard Ltd since May 2005. Mr. Golub has served as Vice Chairman of Lazard Group since October 2004 and as a Managing Director of Lazard Group since January 1986. Mr. Golub previously served as Chief Financial Officer from July 1997 to August 2001. Mr. Golub also served as a Senior Vice President of Lazard from May 1984 to January 1986. Prior to joining Lazard, Mr. Golub was a Partner at Deloitte Haskins & Sells from July 1980 to May 1984. Prior to joining Deloitte Haskins & Sells, he served as the Deputy Chief Accountant in the Chief

Accountant’s Office of the Securities and Exchange Commission from January 1979 to June 1980. Mr. Golub currently serves on the board of directors of Minerals Technologies Inc. Mr. Golub has over 20 years of experience in the investment banking and mergers and acquisitions industry.

Scott D. Hoffman has served as General Counsel of Lazard Ltd since May 2005. Mr. Hoffman has served as a Managing Director of Lazard Group since January 1999 and General Counsel of Lazard Group since January 2001. Mr. Hoffman previously served as Vice President and Assistant General Counsel from February 1994 to December 1997 and as a Director from January 1998 to December 1998. Prior to joining Lazard, Mr. Hoffman was an attorney at Cravath, Swaine & Moore. Mr. Hoffman has over 17 years of experience in the investment banking and mergers and acquisitions industry.

Charles G. Ward, III has served as President and Chairman of the Asset Management Group of Lazard Ltd since May 2005. Mr. Ward has served as President and a Managing Director of Lazard Group since February 2002. Prior to joining Lazard, he was variously the Head or Co-Head of Global Investment Banking and Private Equity of Credit Suisse First Boston, or “CSFB,” from February 1994 to February 2002. Mr. Ward also served as a member of the Executive Board of CSFB from February 1994 to February 2002 and as President of CSFB from April 2000 to November 2000. Prior to joining CSFB, Mr. Ward co-founded Wasserstein Perella Group in February 1988 and served as President of Wasserstein Perella & Co. from January 1990 to February 1994. Prior to serving at Wasserstein Perella & Co., Mr. Ward was Co-Head of Mergers and Acquisitions and the Media Group at The First Boston Corporation where he worked from July 1979 to February 1988. Mr. Ward has over 25 years of experience in the investment banking and mergers and acquisitions industry.

There are no family relationships between any of the executive officers or directors of Lazard Ltd or Lazard Group. Mr. Jones serves as a trustee of a trust created by Mr. Wasserstein for the benefit of his family, which we refer to in this prospectus as the “Wasserstein family trust,” and as a trustee for a grantor retained annuity trust formed by Mr. Wasserstein, which we refer to as the “Wasserstein trust.” The voting power with respect to the shares of Lazard Ltd’s common stock issuable upon exchange of the LAZ-MD Holdings exchangeable interests held in the Wasserstein family trust is vested in Mr. Jones and members of Mr. Wasserstein’s family, as trustees. The voting power with respect to the shares of Lazard Ltd common stock issuable upon exchange of the LAZ-MD Holdings exchangeable interests held in the Wasserstein trust is vested solely in Mr. Jones. There are no restrictions under Bermuda law as to nationality or professional qualifications for directors. However, exempted companies such as Lazard Ltd must comply with Bermuda resident representation provisions under the Companies Act, which, as a company whose shares are listed on an appointed stock exchange, including the NYSE, require Lazard Ltd to have a resident representative. The resident representative is responsible for making a report to the Bermuda Registrar of Companies in the event he or she becomes aware that Lazard Ltd has committed a breach of any provision of the Companies Act or where any issue or transfer of shares of Lazard Ltd have been effected in contravention of any other statute regulating the issue or transfer of shares.

Board Composition; Classes of Directors

As noted above, the members of Lazard Group’s board of directors are currently the same as those of Lazard Ltd. As the ultimate controlling interest holder in Lazard Group, Lazard Ltd has the ability to appoint and remove the board of directors of Lazard Group. Lazard Ltd intends to continue this mirror board composition, and, accordingly, we expect that any change to the composition of the board of directors of Lazard Ltd will result in a corresponding change in the composition of the board of directors of Lazard Group.

Lazard Ltd’s board of directors currently consists of six members, who are Messrs. Wasserstein, Clark, Heyer, Jones, Jordan and Orsatelli. During the year following the separation and recapitalization, Lazard Ltd expects to appoint between one and three additional directors, in addition to Mr. Heyer, who was appointed in June 2005. Following such appointments, Lazard Ltd will have a seven- to nine-member board, the majority of whom Lazard Ltd expects to satisfy the independence standards established by the applicable rules, including the Sarbanes-Oxley Act, the SEC and the NYSE. It is anticipated that Lazard Ltd’s board of directors will meet at least quarterly. Lazard Ltd expects at least half of its independent directors will be non-U.S. residents at the time of their appointment.

Because LAZ-MD Holdings initially holds a majority of the voting power in Lazard Ltd, Lazard Ltd could qualify for various exceptions to governance standards as a “controlled company.” Lazard Ltd has not, however, elected to be treated as a controlled company.

Lazard Ltd’s board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in the class will be up for election for three-year terms at the annual meeting of stockholders to be held in the year in which the term expires.

The term of the first class of directors will expire at Lazard Ltd’s 2008 annual meeting of stockholders, the term of the second class of directors will expire at Lazard Ltd’s 2007 annual meeting of stockholders and the term of the third class of directors will expire at Lazard Ltd’s 2006 annual meeting of stockholders. At each of Lazard Ltd’s annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by Lazard Ltd’s stockholders. In addition, Lazard Ltd’s directors may only be removed for cause. As a result, at least two annual meetings of stockholders will generally be necessary to effect a change in a majority of the members of Lazard Ltd’s board of directors.

Class I: Robert Charles Clark and Bruce Wasserstein

Class II: Ellis Jones and Anthony Orsatelli

Class III: Steven J. Heyer and Vernon E. Jordan, Jr.

In connection with IXIS’s investment as part of the financing transactions, Lazard Ltd has agreed that it will nominate one person designated by IXIS to Lazard Ltd’s board of directors until such time as (1) the shares of Lazard Ltd’s common stock then owned by IXIS, plus (2) the shares of Lazard Ltd’s common stock issuable under the terms of any exchangeable securities issued by Lazard Ltd then owned by IXIS, constitute less than 50% of the sum of (a) the shares of Lazard Ltd’s common stock initially purchased by IXIS, plus (b) the shares of Lazard Ltd’s common stock issuable under the terms of any exchangeable securities issued by Lazard Ltd initially purchased by IXIS. Anthony Orsatelli is the initial nominee of IXIS to our board of directors.

Lazard Ltd has agreed that it will nominate to its board of directors one person designated by the Wasserstein family trust until such time as (1) the shares of Lazard Ltd’s common stock then owned directly or indirectly by the Wasserstein family trust or any beneficiaries of the Wasserstein family trust (in the aggregate), plus (2) the shares of Lazard Ltd’s common stock issuable under the terms of any exchangeable interests issued by Lazard Ltd then owned directly or indirectly by the Wasserstein family trust or any beneficiaries of the Wasserstein family trust (in the aggregate), constitute less than 50% of the shares of Lazard Ltd’s common stock issuable under the terms of any exchangeable securities initially issued by Lazard Ltd in connection with the separation and recapitalization transactions and held by the family trusts (in the aggregate) as of the date of the equity public offering. Ellis Jones is the initial nominee of the Wasserstein family trust to Lazard Ltd’s board of directors.

Board Committees

Although Lazard Group’s board of directors has the authority to establish committees under the Lazard Group operating agreement, there are currently no committees at Lazard Group.

Lazard Ltd’s board of directors have established several standing committees in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a nominating & governance committee. The board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and Lazard Ltd’s bye-laws. Pursuant to the IXIS placements, our management intends to support, upon IXIS’s request, the nomination of IXIS’s designee to

Lazard Ltd’s board of directors to the audit committee or the nominating & governance committee on which such designee is permitted to serve, legally and pursuant to applicable stock exchange rules. The actual appointment of such designee to any such board committee will be subject to approval of Lazard Ltd’s board of directors in its sole discretion.

Audit Committee

Lazard Ltd’s audit committee has the following members: Anthony Orsatelli, chairman, and Robert Charles Clark. Each member of the audit committee is “independent” within the meaning of the rules of both the NYSE and the SEC and the Lazard Ltd board of directors has determined that each is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. The audit committee assists Lazard Ltd’s board of directors in monitoring the integrity of the financial statements, the independent auditors’ qualifications, independence and performance, the performance of Lazard Ltd’s internal audit function and compliance by Lazard Ltd with certain legal and regulatory requirements.

Compensation Committee

Lazard Ltd’s compensation committee has the following members: Steven J. Heyer, chairman, and Robert Charles Clark. Each member of the compensation committee is “independent” within the meaning of the rules of the NYSE and any relevant federal securities laws and regulations. The compensation committee oversees the compensation plans, policies and programs of Lazard Ltd and has full authority to determine and approve the compensation of Lazard Ltd’s Chief Executive Officer, as well as to make recommendations with respect to compensation of Lazard Ltd’s other executive officers. The compensation committee also is responsible for producing an annual report on executive compensation for inclusion in Lazard Ltd’s proxy statement.

Nominating & Governance Committee

Lazard Ltd’s nominating & governance committee is comprised of Robert Charles Clark, chairman. Mr. Clark is “independent” within the meaning of the rules of the NYSE and any relevant federal securities laws and regulations. The nominating & governance committee will not have more than four directors as members. The nominating & governance committee assists Lazard Ltd’s board of directors in promoting the best interests of Lazard Ltd and Lazard Ltd’s stockholders through the implementation of sound corporate governance principles and practices.

Two of the primary purposes of the nominating & governance committee are to identify individuals qualified to become board members and to recommend to Lazard Ltd’s board of directors the director nominees for each annual meeting of stockholders. It also reviews the qualifications and independence of the members of Lazard Ltd’s board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of Lazard Ltd’s board of directors and its committees. The nominating & governance committee also is responsible for recommending to Lazard Ltd’s board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to it and review such guidelines and standards and the provisions of the nominating & governance committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. The nominating & governance committee also monitors Lazard Ltd’s board of directors’ and Lazard Ltd’s compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads Lazard Ltd’s board of directors in its annual review of Lazard Ltd’s board of directors’ performance.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of Lazard Ltd’s compensation committee or Lazard Ltd’s nominating & governance committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Director Compensation

Non-Executive Directors

On August 9, 2005, the board of directors of Lazard Ltd approved an arrangement for the compensation of non-executive directors that will provide each of them with an annual cash retainer of $50,000 and an annual award of deferred stock units, which we refer to in this prospectus as “DSUs,” with a grant value of $50,000. The chair of the audit committee shall be paid an additional annual retainer of $30,000 and the chairs of each of the nominating & governance committee and the compensation committee shall be paid an additional annual retainer of $20,000, in each case to be paid 50% in cash and 50% in DSUs. Each of the other members of the audit committee shall be paid an additional annual retainer of $20,000 and each of the other members of the nominating & governance committee and the compensation committee shall be paid an additional annual retainer of $15,000, in each case to be paid 50% in cash and 50% in DSUs. All DSUs awarded under this arrangement will be (i) issued under the Lazard Ltd 2005 Equity Incentive Plan or any successor plan thereto, and (ii) converted to Class A common stock and distributed to the director in accordance with the vesting schedule determined by the nominating & governance committee.

Executive Directors

Our employees who also serve as directors of Lazard Ltd and Lazard Group receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors.

Executive Compensation

The following table sets forth information regarding the compensation earned by the Head of Lazard and Chairman of the Executive Committee and Lazard Group’s executive officers, collectively referred to as the “named executive officers” in this prospectus, during Lazard Group’s fiscal years ended December 31, 2003 and 2004.

Compensation Information(a)

Name	Year	Salary	Bonus		All Other Compensation

Bruce Wasserstein	2004 2003	$3,000,000 3,000,000	$	— —	$	— —	(b) (b)

Michael J. Castellano	2004 2003	250,000 250,000		1,550,000 1,400,000		625,000 625,000	(c) (c)

Steven J. Golub	2004 2003	1,000,000 750,000		2,000,000 3,250,000		— —

Scott D. Hoffman	2004 2003	500,000 500,000		1,500,000 1,150,000		— —

Charles G. Ward, III	2004 2003	1,500,000 1,500,000		1,500,000 3,098,000		301,000 402,000	(d) (d)

(a)	The amounts represent compensation for the years ended December 31, 2003 and 2004 and do not include that portion of each named executive officer’s total partnership return from Lazard LLC, in 2003 or 2004, attributable to a return on his invested capital or to his share of the income from investments made by Lazard LLC in prior years that was allocated to the individuals who were members in those years.
(b)	Mr. Wasserstein also reimbursed the firm for the personal use of a Lazard-leased aircraft by himself and his family at the incremental cost of this use.
(c)	Represents a cash “make whole payment” for foregone compensation from a previous employer, with one more payment of $625,000 having been paid in February 2005.
(d)	Represents housing cost for 2003 and 2004 related to Mr. Ward relocating to London from his date of hire through August 2004. Mr. Ward has since moved back to the New York City area and no longer receives a housing cost allowance.

Aggregate compensation paid to employees who are not named executive officers may exceed that paid to all or some of the named executive officers.

In 2003 and 2004, Lazard Group did not pay long-term compensation to its named executive officers.

Retirement Plan Benefits

Each of Messrs. Golub and Hoffman has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Hoffman has accrued additional benefits under a related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $18,852 for Mr. Hoffman. These benefits accrued in each case prior to the applicable officer’s becoming a managing director of Lazard. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005.

Arrangements with Our Managing Directors

In connection with the separation and recapitalization, Lazard Group, on behalf of itself, Lazard Ltd, and its other affiliates, entered into Agreements Relating to Retention and Noncompetition and Other Covenants, which we refer to in this prospectus as the “retention agreements,” with substantially all of our Financial Advisory managing directors and Asset Management managing directors who are not employed by LAM. Asset Management managing directors who are employed by LAM participate in separate equity arrangements at LAM, which contain restrictive covenants. The material terms of the retention agreements and the LAM arrangements are described below. Those of our managing directors who are employees of our joint venture with Intesa have signed service agreements with our joint venture entity that contain restrictive covenants that are comparable to those in the retention agreements described below. They participate in our equity or results solely through a cash based incentive plan in the joint venture. See “—The Retention Agreements in General,” “—The Retention Agreements with Named Executive Officers” and “—LAM Managing Directors.”

The Retention Agreements in General

The terms set forth below describe the material terms of the form of retention agreement entered into with our managing directors who were working members at the time of the separation and recapitalization. You should refer to the exhibits that are a part of the registration statement for a copy of the form of agreement. See “Where You Can Find More Information.”

Participation in the Separation and Recapitalization

As part of the retention agreement, the managing director agreed to execute and deliver all documents, consents and agreements that are necessary to effectuate the separation and recapitalization and related transactions, and we agreed that certain material terms of the agreements described below would not be modified in a manner that materially and adversely affects the rights provided thereunder.

In connection with the transactions, in accordance with the retention agreements, each managing director’s unvested working member interests vested, and the managing director received, in exchange for his or her working member interests, LAZ-MD Holdings exchangeable interests. They also had their working member capital exchanged for an identical amount of capital in LAZ-MD Holdings, and received a profits interest in LAZ-MD Holdings. The chart below sets forth the amounts of interests that are held by each named executive officer as of the date hereof:

Managing Director	LAZ-MD Holdings Exchangeable Interests	Capital	LAZ-MD Holdings Profits Interests
Bruce Wasserstein(1)	9,958,196	$—	9,958,196
Michael J. Castellano	456,770	187,700	456,770
Steven J. Golub	1,725,576	4,169,541	1,725,576
Scott D. Hoffman	558,275	430,726	558,275
Charles G. Ward, III	1,522,567	514,800	1,522,567

(1)	Includes 7,978,859 LAZ-MD Holdings exchangeable interests held directly or indirectly by the Wasserstein family trust and 1,979,337 interests held by the Wasserstein trust. The voting power over the shares of Lazard Ltd’s common stock issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by the Wasserstein family trust is vested in Ellis Jones, who serves on our board of directors, and members of Mr. Wasserstein’s family, as trustees. Mr. Wasserstein does not have any beneficial or other ownership interest in these interests. The voting power over the shares of Lazard Ltd’s common stock issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by the Wasserstein trust is vested solely in Ellis Jones, as trustee. Mr. Wasserstein is also a trustee and has sole authority to make all investment decisions with respect to the LAZ-MD Holdings exchangeable interests held by the Wasserstein trust.

LAZ-MD Holdings Exchangeable Interests

The retention agreements provide that the LAZ-MD Holdings exchangeable interests may, at the managing director’s election, be effectively exchangeable into shares of Lazard Ltd’s common stock on the eighth anniversary of the equity public offering. In addition, the managing director may elect such an exchange on an accelerated basis under certain circumstances, as follows:

•	If the managing director continues to provide services through the third anniversary of the closing of the equity public offering (or is terminated without cause or due to disability prior thereto) and has not violated any of the restrictive covenants described below, the managing director may elect such a conversion in three equal installments on and after each of the third, fourth and fifth anniversaries of the separation and recapitalization.

•	If the managing director continues to provide services through the second anniversary of the closing of the equity public offering but not through the third anniversary of the closing of the equity public offering (and was not terminated without cause or due to disability) and has not violated any of the restrictive covenants described below, the managing director may elect such an exchange in three equal installments on and after each of the fourth, fifth and sixth anniversaries of the separation and recapitalization.

•	If a managing director incurs a termination of services due to death on or prior to the second anniversary of the closing of the equity public offering all exchangeable interests held by the managing director shall, at our election, either become exchangeable no later than the first anniversary of such death or be purchased by LAZ-MD Holdings no later than the first anniversary of such death at the trading price of Lazard Ltd’s common stock on the date of such repurchase. The same treatment shall apply upon a death on or prior to the second anniversary of the closing of the equity public offering that occurs subsequent to the managing director’s retirement, provided that the managing director did not violate any of the restrictive covenants described below subsequent to retirement (without regard to the time limits generally applicable to such covenants). For purposes of the agreement, retirement is defined as voluntary termination following attainment either of both age 55 and 10 years of service as a managing director or attainment of age 65.

•	If a managing director incurs a termination of services due to death subsequent to the second anniversary of the closing of the equity public offering, but prior to the fourth anniversary of the closing of the equity public offering, all exchangeable interests held by the managing director may be exchanged on the later of the third anniversary of the closing of the equity public offering and the anniversary of the equity public offering that next follows the date of such death. The same treatment shall apply upon a death subsequent to the second anniversary of the closing of the equity public offering, but prior to the fourth anniversary of the closing of the equity public offering that occurs subsequent to the managing director’s retirement, provided that the managing director did not violate any of the restrictive covenants described below subsequent to retirement (without regard to the time limits generally applicable to such covenants).

•	In the event of a change of control, as set forth in the master separation agreement, after the first anniversary of the closing of the separation and recapitalization, all exchangeable interests held by the managing director will be exchanged immediately by our managing directors prior to the change of control at a time and in a fashion designed to allow the managing director to participate in the change of control on a basis no less favorable than that applicable to our stockholders generally. This acceleration right will apply to all holders of LAZ-MD Holdings exchangeable interests regardless of whether they sign or are asked to sign a retention agreement.

The subsidiaries of Lazard Ltd that hold Lazard Ltd’s Lazard Group common membership interests can, with the approval of Lazard Ltd’s board of directors, accelerate the above described exchange schedule in its discretion, as set forth in the master separation agreement, after the first anniversary of the closing of the separation and recapitalization. Both LAZ-MD Holdings and our subsidiaries through which the exchanges will be effected, with the consent of the Lazard Ltd board of directors, have the right to require each managing director to effectively exchange the exchangeable interests into shares of Lazard Ltd’s common stock during the 30-day period commencing on the ninth anniversary of the closing of the equity public offering, if no such exchange has previously occurred.

Profits Interests

The retention agreements provide that LAZ-MD Holdings profits interests will receive distributions designed to reimburse the managing director for income taxes due in respect of such profits interests. In addition, beginning as of the third anniversary of the equity public offering, the LAZ-MD Holdings profits interests will receive distributions parallel to the dividends paid on shares of Lazard Ltd’s common stock. The retention agreements provide that LAZ-MD Holdings profits interests were granted only if the managing director continues to provide services as of the date of the separation and recapitalization and remain outstanding only while such managing director continues to provide services to us.

Capital

In accordance with retention agreements, LAZ-MD Holdings assumed the existing obligations of Lazard Group for capital in Lazard Group. In accordance with the retention agreements, LAZ-MD Holdings shall distribute to each managing director who is a party to a retention agreement amounts in respect of the managing director’s capital accounts relating to his or her working member interests in equal installments on the first, second, third and fourth anniversaries of the separation and recapitalization. Each managing director also has agreed that his or her rights to all capital of LAZ-MD Holdings allocated with respect to the LAZ-MD Holdings exchangeable interests and related profits interests shall be forfeited without payment therefor upon the exchange of the LAZ-MD Holdings exchangeable interests.

Services

Pursuant to the retention agreement, each managing director has made a commitment that is not legally binding to continue to provide services to us at least through the second anniversary of the separation and recapitalization, and, while providing services, to devote his or her entire working time, labor, skill and energies to us. The retention agreements provide each of the managing directors with a minimum base salary. The retention agreements also provide that annual bonuses will be determined in the sole discretion of the Chief Executive Officer of Lazard Ltd, subject to approval by Lazard Ltd’s board of directors or an appropriate committee thereof if required by law or regulation, and such annual bonuses may be paid pursuant to Lazard Ltd’s bonus plan (see “—Bonus Plan” below). A portion of the annual bonuses may be payable as equity compensation. In addition, each managing director will be eligible to participate in Lazard Ltd’s long-term incentive compensation programs and in Lazard Ltd’s employee benefit plans generally. Generally, the provision of services under the retention agreements is terminable by either party upon three months’ notice. No severance is payable upon a termination by us, other than continued compensation during the three-month notice period.

Restrictive Covenants

The retention agreements provide that the managing director is subject to the following restrictive covenants:

Noncompetition and Nonsolicitation of Clients. While providing services to us and during the three-month period following termination of the managing director’s services to us (one-month period in the event of such a termination by us without cause), the managing director may not:

•	perform services in a line of business that is similar to any line of business in which the managing director provided services to us in a capacity that is similar to the capacity in which the managing director acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”),

•	acquire an ownership or voting interest of 5% or more in any competitive enterprise, or

•	solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the managing director’s services, the managing director may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The managing director is required, upon termination of his or her services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked, provided that such actions and things do not materially interfere with other employment or professional activities of the managing director. In addition, while providing services to us and thereafter, the managing director generally may not disparage us, and during the three-month notice period described above, the managing director is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Supercession of and Integration with Other Agreements

The retention agreements generally supersede all other agreements between us and the managing directors, except, to the extent that the managing director is subject to an existing services agreement, the provisions of the existing agreement generally survive if they are not inconsistent with the terms of the retention agreements. In addition, limited modifications have been made to some of the terms of the retention agreement to reflect the specific situations of some of the managing directors. The material terms of the modifications made to the retention agreements with the named executive officers are described below. See “—The Retention Agreements with Named Executive Officers.”

LAM Managing Directors

As noted above, managing directors employed by LAM generally are not parties to the above retention agreements and did not receive interests in LAZ-MD Holdings in connection with the separation and recapitalization. Instead, these managing directors and certain other LAM employees continue to hold their LAM equity units. The economic characteristics of these LAM equity units are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Minority Interest.”

The LAM equity units are subject to various multi-year vesting schedules. As of June 30, 2005, approximately 60% of the LAM equity units have vested. The LAM equity units are subject to the following additional vesting and forfeiture rules set forth in the limited liability company agreement of LAM and in the equity plan:

•	All unvested LAM equity units are forfeited upon a termination of the holder’s employment for cause or upon a voluntary termination of employment that is not for good reason.

•	Upon a termination for cause prior to January 2, 2006, all vested LAM equity units are forfeited, and upon such a termination subsequent to January 2, 2006, LAM equity units which vested during the 24-month period prior to such termination shall be forfeited.

•	All LAM equity units are forfeited upon a breach of the confidentiality and non-solicit restrictions applicable to LAM managing directors, or upon violation prior to January 2, 2006 of the non-compete restrictions applicable to LAM managing directors. Upon a violation of the non-compete restrictions subsequent to January 2, 2006, any unvested LAM equity units and any LAM equity units which vested during the 24-month period prior to such termination shall be forfeited.

•	Upon certain change of control or liquidity events, the LAM phantom equity units are forfeited in exchange for payments similar to those payable to LAM equity interest holders in connection with the event, whose LAM equity interests also are forfeited for payment.

The non-solicitation restrictions prohibit solicitation and hire of our employees to work for a competing business or to resign from employment with us. These restrictions apply during the employment of the managing director with us and for one year thereafter. The non-compete restriction prohibits activities for competitive enterprises that are similar to those performed by the managing director for us. These restrictions apply during employment with us and until the six-month anniversary of termination of employment, except that they expire on the first anniversary of various change of control or liquidity events and are limited to 30 days following termination of employment if the termination is by the managing director for good reason or by us without cause.

The Retention Agreements with Named Executive Officers

In connection with the separation and recapitalization, the named executive officers entered into retention agreements with Lazard Group, on behalf of itself, Lazard Ltd and our other affiliates, that contain provisions relating to their participation in the separation and recapitalization and the terms of the LAZ-MD Holdings exchangeable interests and restrictive covenants that are substantially similar to those of the form of retention agreement executed by other managing directors, as well as the additional terms described below. In the case of Mr. Wasserstein, the provisions relating to his participation in the separation and recapitalization are set forth in a separate agreement relating to the reorganization of Lazard, which agreement, for purposes of this description, is deemed to be part of his retention agreement, and which agreement, together with his retention agreement, replaces in its entirety Mr. Wasserstein’s previous employment agreement with Lazard Group.

Compensation and Employee Benefits

The retention agreement with each of Messrs. Wasserstein and Golub provides for a guaranteed level of compensation during the term of each such agreement, which term continues until the third anniversary of the equity public offering, and the retention agreement with each of Messrs. Castellano, Hoffman and Ward provides for a guaranteed level of compensation through the 2007 calendar year, in each case, so long as the applicable named executive officer continues to provide services to us. Mr. Wasserstein will be eligible to receive an annual base salary of no less than $4.8 million during the three-year period following the separation and recapitalization, and each of Messrs. Castellano, Golub, Hoffman and Ward will be eligible to receive a guaranteed total compensation amount for each of 2005, 2006 and 2007 (until the third anniversary of the equity public offering for Mr. Golub) of no less than $2 million, $3 million, $2.25 million and $3 million, respectively, with at least $500,000, $1.5 million, $600,000 and $1.5 million, respectively, of such guaranteed total compensation amount payable as annual base salary, except that the guaranteed compensation amount for Mr. Ward can be reduced in connection with reductions applicable to the majority of our deputy chairmen.

In addition, Mr. Wasserstein’s agreement provides that until the third anniversary of the equity public offering, he will participate in the employee benefit plans and programs generally applicable to our most senior executives on terms no less favorable than those provided to such senior executives, except that his participation in equity-related, bonus, incentive, profit sharing or deferred compensation plans will require the consent of our board of directors, and provides in addition that he will be entitled to perquisites and fringe benefits no less favorable than those provided to him by Lazard Group immediately prior to the separation and recapitalization, to the extent not inconsistent with our policies as in effect from time to time, which perquisites and fringe benefits are similar to those customarily provided to chief executive officers. The retention agreements with each of Messrs. Castellano, Golub, Hoffman and Ward provide that they are entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

Payments and Benefits Upon Certain Terminations of Service

Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination prior to the third anniversary of the equity public offering by us other than for cause or by the named executive officer for good reason (which we refer to below as a qualifying termination). The level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd.

In the event of a qualifying termination of a named executive officer prior to a change in control, the named executive officer would be entitled to receive (i) any unpaid base salary accrued through the date of termination, (ii) any earned but unpaid bonuses for years completed prior to the date of termination, (iii) a prorated bonus for the year of termination and (iv) a severance payment in the following amounts: Mr. Wasserstein, two times base salary; Messrs. Castellano, Golub, Hoffman and Ward, one-and-a-half times (two times in the case of Mr. Golub) the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. Upon such a qualifying termination, the named executive officer and his eligible dependents would generally continue to be eligible to participate in our medical and dental benefit plans, on the same basis as in effect immediately prior to the executive’s date of termination (which currently requires the named executive officer to pay the full cost of the premiums), for the following periods: for Mr. Wasserstein, for the remainder of his life and the life of his current spouse; for Mr. Golub, until the later to occur of the second anniversary of termination of service and February 29, 2008; for each of Messrs. Castellano, Hoffman and Ward, for a period of 18 months following the date of termination of service. The period of such medical and dental benefits continuation would generally be credited towards the named executive officer’s credited age and service for purpose of our retiree medical program.

As a separate matter, Lazard Group has and will have granted additional unallocated working member interests and reallocated working member interests to current working members, including its named executive officers, as described under “Certain Relationships and Related Transactions—Certain Relationships with Our Directors, Executive Officers and Employees—Transactions with Our Working Members.”

In the event of a qualifying termination of a named executive officer on or following a change in control, the named executive officer would receive the severance payments and benefits described in the preceding paragraph, except that the severance payments would be in the following amounts: Mr. Wasserstein, three times base salary; Messrs. Castellano, Golub, Hoffman and Ward, three times the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. In addition, each of the named executive officers and his eligible dependents would be eligible for continued participation in our medical and dental benefit plans and receive age and service credit, as described above, except the applicable period for each of Messrs. Castellano, Golub, Hoffman and Ward would be 36 months following the date of termination of service.

The retention agreement with Mr. Wasserstein provides that in the event his service is terminated due to his death or disability, he and/or his current spouse, as applicable, would continue to be eligible for the medical and dental benefits described above.

The retention agreement with Mr. Golub provides that if his service terminates due to his death or disability prior to the third anniversary of the equity public offering or upon the expiration of his agreement as of the third anniversary of the equity public offering, he would be entitled to a prorated bonus for the year of termination.

Change in Control Excise Tax Gross-up

Each retention agreement with a named executive officer provides that in the event that the named executive officer’s receipt of any payment made by us under the retention agreement or otherwise are subject to the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended, or the “Code,” an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

Provisions Relating to the Reorganization and Restrictive Covenants

Generally, the retention agreements with the named executive officers contain restrictive covenants and provisions relating to their participation in the separation and recapitalization that are substantially similar to those in the retention agreements signed by our other managing directors. However, the scope of the covenants applicable to Mr. Wasserstein limiting his ability to compete with us and to solicit our clients are generally more restrictive than those applicable to our other managing directors, although Mr. Wasserstein may continue his relationship with and ownership interest in Wasserstein & Co., LP on terms consistent with past practice without violating these covenants, so long as such activities do not significantly interfere with his performance of his duties as our chairman and chief executive officer. In addition, the nondisparagement provision between Mr. Wasserstein and us is reciprocal.

Under each retention agreement with a named executive officer, a termination by the named executive officer for good reason would be treated as a termination by us without cause for purposes of the duration of the restrictive covenants and the provisions governing the timing of exchangeability of LAZ-MD Holdings exchangeable interests into shares of Lazard Ltd’s common stock.

See “—Arrangements With Our Managing Directors—The Retention Agreements in General—Participation in the Separation and Recapitalization” for a chart setting forth the interests of each named executive officer.

Bonus Plan

To align employee and stockholder interests, Lazard Ltd adopted the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. Lazard Ltd’s compensation committee has full direct responsibility and authority for determining our Chief Executive Officer’s compensation under the plan and will make recommendations with regard to the compensation of our other executive officers under the plan. Subject to overall compensation limits as determined from time to time and, with respect to plan participants, the terms of the plan, our Chief Executive Officer will have responsibility for determining the compensation of all employees except as provided above.

Participants in the plan will be designated during the first three months of each fiscal year, although participants may be added or removed at any time prior to payment of bonuses for the fiscal year. It is anticipated that all of Lazard Ltd’s named executive officers will participate in the plan for each fiscal year. The actual size of the bonus pool will be determined at the end of each fiscal year, taking into account our results of operations, stockholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual cash bonus payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account, and it is currently anticipated that this will initially be based on our current target ratio of compensation and benefits expense to operating revenue of 57.5%. The bonus pool will be allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year, and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable under the bonus plan will be satisfied in cash or through equity awards granted under Lazard Ltd’s equity incentive plan.

The Equity Incentive Plan

The following is a description of the material terms of the Equity Incentive Plan (which we refer to in this section as the “plan”). You should, however, refer to the exhibits that are a part of the registration statement for a copy of the plan. See “Where You Can Find More Information.”

Purpose

The purposes of the plan are to attract, retain and motivate key employees and directors of, and consultants and advisors to, Lazard and to align the interests of key employees, directors, consultants and advisors with those of stockholders through equity-based compensation and enhanced opportunities for ownership of shares of Lazard Ltd’s common stock . We currently expect that we will pay a portion of our bonus compensation in the form of equity awards of Lazard Ltd that will be subject to vesting and other terms. We do not currently intend to grant any stock options in respect of shares of Lazard Ltd’s common stock during the first two years following the separation and recapitalization unless and to the extent that we determine that such grants would be appropriate for European employees or managing directors under agreed upon circumstances.

Administration

The plan is administered by the compensation committee or such other committee of our board of directors as our board of directors may from time to time establish. The committee administering the plan will be referred to in this description as the “committee.” Among other things, the committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award, and to determine the terms and conditions of any such awards. All determinations by the committee or its designee under the plan will be final, binding and conclusive.

Eligibility

Persons who serve or agree to serve as our officers, employees, directors, consultants or advisors who are responsible for, or contribute to, our management, growth and profitability are eligible to be granted awards under the plan. Holders of equity-based awards issued by a company acquired by us or with which we combine are eligible to receive substitute awards under the plan.

Shares Available

Subject to adjustment, the plan authorizes the issuance of up to 25,000,000 shares of Lazard Ltd common stock pursuant to the grant or exercise of stock options, stock appreciation rights (“SARs”), restricted stock, stock units and other equity-based awards. If any award is forfeited or if any stock option or SAR terminates without being exercised, or if any SAR is exercised for cash, shares of Lazard Ltd common stock subject to such awards will be available for distribution in connection with awards under the plan. If the option price of any stock option granted under the plan is satisfied by delivering shares of Lazard Ltd common stock to Lazard Ltd (by actual delivery or attestation), only the number of shares of Lazard Ltd common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. To the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Lazard Ltd common stock available for delivery under the plan. The shares subject to grant under the plan are to be made available from authorized but unissued shares or from shares held by Lazard Ltd’s subsidiaries, as determined from time to time by Lazard Ltd’s board of directors.

Change in Capitalization or Change in Control

The plan provides that, in the event of any change in corporate capitalization, such as a stock split, or any fundamental corporate transaction, such as any merger, amalgamation, consolidation, separation, spinoff or other distribution of property (including any extraordinary cash or stock dividend), or any reorganization or partial or complete liquidation of Lazard Ltd, the committee or Lazard Ltd’s board of directors may make such substitution or adjustment as it deems appropriate in its discretion in the aggregate number and kind of shares reserved for issuance under the plan, in the exercise price of shares subject to outstanding stock options and SARs, and in the number and kind of shares subject to other outstanding awards granted under the plan. Any adjustments described in the immediately preceding sentence that are considered “deferred compensation” subject to Section 409A of the Code will be made in such manner as to ensure that after such adjustment, the awards either continue not to be subject to, or comply with the requirements of, Section 409A of the Code. The plan also provides that in the event of a “change in control” of Lazard Ltd, unless otherwise provided for in the individual award agreement: (i) SARs and stock options outstanding as of the date of the change in control, which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, and (iii) all stock units will vest in full and be immediately settled.

Types of Awards

As indicated above, several types of awards can be made under the plan. A summary of these grants is set forth below.

Stock Options

Eligible individuals can be granted non-qualified stock options under the plan. The exercise price of such options cannot be less than 100% of the fair market value of the stock underlying the options on the date of grant. The term of the options will be determined by the committee. Optionees may pay the exercise price in cash or, if approved by the committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or, to the extent permitted by applicable law, by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The committee will determine the vesting and exercise schedule of options. Unless determined otherwise by the committee in its discretion, unvested options terminate upon termination of service, and vested options will generally remain exercisable for one year after the optionee’s death, three years after the optionee’s termination for disability, five years after the optionee’s retirement and 90 days after the optionee’s termination for any other reason (other than for cause, in which case all options will terminate). Unless determined otherwise by the committee, if an optionee’s service terminates during the two-year period following a change in control (other than for cause), options held by the optionee will remain exercisable until the third anniversary of the change in control. Notwithstanding the foregoing rules, in no event will an option remain exercisable following the expiration of its original term.

SARs

SARs may be granted as stand-alone awards or in conjunction with an option. An SAR entitles the holder to receive, upon exercise, the excess of the fair market value of a share of Lazard Ltd common stock at the time of exercise over the exercise price of the applicable SAR multiplied by the specified number of shares of Lazard Ltd common stock in respect of which the SAR has been exercised. Such amount will be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the committee may determine. An SAR granted in conjunction with an option is exercisable only when and to the extent the related option is exercisable. An option will be cancelled to the extent that its related SAR is exercised or cancelled, and an SAR will be cancelled to the extent the related option is exercised or cancelled. Unless determined otherwise by the committee, unvested SARs terminate upon termination of service, and vested SARs generally will remain exercisable for one year after the holder’s death, three years after the holder’s termination for disability, five years after the holder’s termination due to retirement and 90 days after the holder’s termination for any other reason (other than for cause, in which case all SARs will terminate). Unless determined otherwise by the committee, if a holder’s service terminates during the two-year period following a change in control (other than for cause), SARs held by the holder will remain exercisable until the third anniversary of the change in control. Notwithstanding the foregoing rules, in no event will an SAR remain exercisable following the expiration of its original term. Generally, stand-alone SARS are subject to the same terms and conditions as stock options as described above.

Restricted Stock

Restricted stock may be granted with such restrictions and restricted periods as the committee may determine. The committee may provide that a grant of Lazard Ltd restricted stock will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Restricted stock is generally forfeited upon termination of service, unless otherwise provided by the committee. Other than such restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award, although the committee may provide for the automatic deferral or reinvestment of dividends or impose vesting requirements on dividends.

Stock Units

The committee may grant stock unit awards, which represent a right to receive cash based on the fair market value of a share of Lazard Ltd common stock. The committee may provide that a grant of stock units will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Stock units that are not vested are generally forfeited upon termination of service, unless otherwise provided by the committee. Holders of stock units do not have the rights of a stockholder with respect to the award unless and until the award is settled in shares of Lazard Ltd common stock, although the committee may provide for dividend equivalent rights.

Other Equity-Based Awards

The committee may grant other types of equity-based awards based upon Lazard Ltd common stock, including unrestricted stock and dividend equivalent rights.

Transferability

Awards generally will not be transferable, except by will and the laws of descent and distribution or to the extent otherwise permitted by the committee.

Duration of the Plan

The plan’s term expires on May 4, 2015.

Amendment and Discontinuance

The plan may be amended, altered or discontinued by Lazard Ltd’s board of directors, but, except as required by applicable law, stock exchange rules, tax rules or accounting rules, no amendment, alteration or discontinuance may materially impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, stock unit award or other equity-based award previously granted without the optionee’s or recipient’s consent. The plan may not be amended without stockholder approval to the extent such approval is required by applicable law or stock exchange rules. Notwithstanding the foregoing, the committee may grant awards to eligible participants who are subject to legal or regulatory provisions of countries or jurisdictions outside the U.S., on terms and conditions different from those specified in the plan, as it determines to be necessary, and may make such modifications, amendments, procedures, or subplans as are necessary to comply with such legal or regulatory provisions.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. federal income tax rules that are generally relevant to non-qualified stock options as the plan does not provide for the grant of incentive stock options within the meaning of Section 422 of the Code. The laws governing the tax aspects of awards are complex and such laws are subject to change.

Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and we will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired upon the exercise of the option or SAR over the exercise price of the option or the cash paid under an SAR will constitute compensation taxable to the optionee as ordinary income. We, or our applicable affiliate, in computing our U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

Participatory Interests in Lazard Group

We also have granted participatory interests in Lazard Group to certain of our managing directors in connection with the separation and recapitalization transactions. The participatory interests are discretionary profits interests that are intended to enable Lazard Group to compensate our managing directors in a manner consistent with historical compensation practices. Initially, 20% of Lazard Group’s adjusted operating income (as defined below) will be distributable among our current managing directors holding Lazard Group participatory interests in amounts as determined in our sole discretion. We may elect to withhold all or part of the distributions otherwise payable in respect of a participatory interest (subject to minimum distributions in respect of taxes). The 20% figure is set forth in the Lazard Group operating agreement and will be subject to adjustment if the total amount allocable to the holders of the participatory interests exceeds 8% of adjusted operating revenue (as defined below), in which case the aggregate percentage interest will be reduced to equal the amount determined by dividing 8% of adjusted operating revenue by adjusted operating income. For purposes of the above, “adjusted operating revenue” is defined as revenue less interest expense other than with respect to “operating” interest expense and extraordinary gains, and “adjusted operating income” is defined as the difference between adjusted operating revenue and adjusted operating expenses, which, in turn, are defined as expenses exclusive of compensation expense paid to managing directors (other than LAM managing directors), minority interest, interest expense other than “operating” interest expense, extraordinary losses and income taxes. Amounts distributed pursuant to the participatory interests are accounted for as part of our compensation and benefits expense and, therefore, included in the computation of our target ratio of compensation expense-to-operating revenue.

This program is terminable, in whole or in part, at any time at our election. The participatory interests carry no other rights, including voting or liquidation rights or preferences, beyond those incident to such distributions, must be forfeited upon a holder ceasing to be a managing director and are not transferable. Any capital that is allocated but not distributed in respect of participatory interests will be entitled to distribution in the event of a dissolution of Lazard Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with LAZ-MD Holdings and LFCM Holdings

LAZ-MD Holdings controls Lazard Ltd. As of August 31, 2005, LAZ-MD Holdings owned approximately 62.4% of the voting power of all shares of Lazard Ltd’s voting stock and is thereby able to control the election of Lazard Ltd’s directors. Through its control of Lazard Ltd, LAZ-MD Holdings controls Lazard Group. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests for shares of Lazard Ltd’s common stock. The working members, including our managing directors who held working member interests at the time of the separation, own LAZ-MD Holdings and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis. In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, is no longer a subsidiary of either Lazard Group or LAZ-MD Holdings. It is owned by the working members, including our managing directors who are members of LAZ-MD Holdings. See “Risk Factors—Risks Related to Our Business—Lazard Ltd is controlled by LAZ-MD Holdings and, through the LAZ-MD stockholders’ agreement, by the working members, whose interests may differ from those of other stockholders,” and “The Lazard Organizational Structure.”

Lazard Group entered into several agreements with Lazard Ltd, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Ltd, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the employee benefits agreement,

•	the insurance matters agreement,

•	the license agreement,

•	the administrative services agreement, and

•	the business alliance agreement.

The descriptions set forth below, which summarize the material terms of these agreements, are not complete. See “Where You Can Find More Information.”

Master Separation Agreement

Lazard Group entered into the master separation agreement with Lazard Ltd, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and describes when and how the separation and recapitalization occurred. In addition, the master separation agreement regulates aspects of the relationship among the parties after the separation and recapitalization, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings

The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the completion of the separation and recapitalization transactions, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Lazard Ltd Expenses. The master separation agreement also sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests

Terms of Exchange. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests. See “Management—Arrangements with Our Managing Directors—The Retention Agreements in General—LAZ-MD Holdings Exchangeable Interests.”

Accelerated Exchange. The master separation agreement provides that each of LAZ-MD Holdings and Lazard Ltd’s subsidiaries that directly hold our Lazard Group common interests, upon the approval of Lazard Ltd’s board of directors, have the power to accelerate the exchange of LAZ-MD Holdings exchangeable interests for Lazard Ltd’s common shares after the first anniversary of the closing of the separation and recapitalization. In addition, the exchangeability of the LAZ-MD Holdings exchangeable interests will be accelerated in connection with a change in control of Lazard Ltd, as defined in our 2005 equity incentive plan, after the first anniversary of the separation and recapitalization, unless otherwise determined by Lazard Ltd’s board of directors.

Transfers of LAZ-MD Holdings Exchangeable Interests. Lazard Group is empowered to authorize transfers of LAZ-MD Holdings exchangeable interests to certain types of trusts for estate planning purposes, which transfers will otherwise generally be prohibited by the terms of the LAZ-MD Holdings exchangeable interests in the absence of such authorization. In addition, Lazard Group is entitled to permit the transfer of LAZ-MD Holdings exchangeable interests to other holders of LAZ-MD Holdings exchangeable interests or pursuant to a repurchase of LAZ-MD Holdings exchangeable interests.

Indemnification

In general, under the master separation agreement, Lazard Group will indemnify LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to Lazard Group’s or Lazard Ltd’s breach of the master separation agreement.

In general, LFCM Holdings will indemnify Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to LFCM Holdings’ breach of the master separation agreement.

In general, under the master separation agreement, LAZ-MD Holdings will indemnify Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to LAZ-MD Holdings’ breach of the master separation agreement.

All indemnification amounts would be reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement will specify procedures with respect to claims subject to indemnification and related matters.

Access to Information

Under the master separation agreement, the following terms govern access to information:

•	subject to applicable confidentiality provisions and other restrictions, the parties will each give the other any information within that company’s possession that the requesting party reasonably needs (i) to comply with requirements imposed on the requesting party by a governmental or regulatory authority, (ii) for use in any proceeding or to satisfy audit, accounting, tax or similar requirements, or (iii) to comply with its obligations under the master separation agreement or the ancillary agreements,

•	LAZ-MD Holdings and LFCM Holdings will provide to Lazard Ltd and Lazard Group, at no charge, all financial and other data and information that Lazard Ltd or Lazard Group determines is necessary or advisable in order to prepare its financial statements and reports or filings with any governmental or regulatory authority,

•	the parties will each use reasonable best efforts to provide assistance to the other parties for litigation and to make available to the other parties, their directors, officers, other employees and agents as witnesses, in legal, administrative or other proceedings, and will cooperate and consult to the extent reasonably necessary with respect to any litigation,

•	the company providing information, consultant or witness services under the master separation agreement will be entitled to reimbursement from the other for reasonable expenses,

•	the parties will each retain all proprietary information in its possession relating to each other’s businesses for a period of time, and, if the information is to be destroyed, the destroying company will give the applicable other company the opportunity to receive the information, and

•	the parties will agree to hold in strict confidence all information concerning or belonging to any other party obtained prior to the closing date of the separation and recapitalization transactions or furnished pursuant to the master separation agreement or any ancillary agreement, subject to applicable law.

No Representations and Warranties

Pursuant to the master separation agreement, LAZ-MD Holdings and LFCM Holdings acknowledged and agreed that neither Lazard Ltd nor Lazard Group is representing or warranting to LAZ-MD Holdings or LFCM Holdings as to the separated businesses, the assets, liabilities and businesses included therein or the historical operations of those businesses, assets and liabilities. LAZ-MD Holdings and LFCM Holdings took all such businesses and assets “as is, where is” and bear the economic and legal risk relating to conveyance of, and title to, those assets and businesses.

Expenses

In general, LAZ-MD Holdings and LFCM Holdings, on the one hand, and Lazard Ltd and Lazard Group, on the other hand, are responsible for their own costs incurred in connection with the transactions contemplated by the master separation agreement.

Lazard Group intends to reimburse Lazard Ltd for all of its ordinary course expenses incurred in connection with the separation and recapitalization transactions and thereafter, including expenses incurred in operating as a public company.

Employee Benefits Agreement

We entered into an employee benefits agreement with LAZ-MD Holdings and LFCM Holdings that governs our compensation and employee benefit obligations with respect to our active and former employees. Under the employee benefits agreement, LFCM Holdings generally assumed, as of the completion of the separation and recapitalization transactions, all outstanding and future liabilities in respect of the current and former employees of the separated businesses. We retained all accrued liabilities under, and assets of, our pension plans in the U.S. and the U.K. and the 401(k) plan accounts of the inactive employees of LFCM Holdings and its subsidiaries. As reflected in the notes to our consolidated financial statements, our principal U.K. pension plan had a deficit of approximately $95 million (approximately 49.2 million British pounds). This deficit would ordinarily be funded over time. Lazard Group has been in discussions with the trustees of the pension plans aimed at reaching agreement regarding a deficit reduction plan. In the third quarter of 2005, agreements were executed between Lazard Group and the trustees of the plans dealing with a plan for future funding of the deficit as well as with asset allocation. Irrespective of the terms of these agreements, in considering their duties to beneficiaries, the trustees also have the power to change the asset allocation. Any changes in the asset allocation could increase or decrease the unfunded liability that would be funded over time, depending on asset mix, any increase in liabilities and investment returns. It is also the case that the pensions regulator in the U.K. may have the power to require contributions to be made to plans, and to impose support in respect of the funding of plans by related companies other than the direct obligors. As part of the separation, Lazard Group made a contribution to LFCM Holdings of $55 million in connection with the provision by LFCM Holdings of support relating to U.K. pension liabilities and other indemnities.

Contributions of approximately $31 million (or 16.4 million British pounds) were made to Lazard Group’s defined benefit pension plans in the U.K. in 2005. Of such amount, approximately 1.6 million British pounds was contributed during the three month period ended March 31, 2005 and the remainder was contributed on June 1, 2005 when LFCM Holdings also satisfied its obligation to reimburse 15 million British pounds to Lazard Group.

Lazard Group will make further payments amounting to 16.4 million British pounds on June 1, 2006, 8.2 million British pounds on June 1, 2007 and 8.2 million British pounds on June 1, 2008. Relating to the June 1, 2006 payment, Lazard Group recorded a receivable of approximately $26.8 million from LFCM Holdings relating to the 15 million British pounds which LFCM Holdings is obligated to reimburse Lazard Group.

The employee benefits agreement provides that to the extent inactive employees of the LFCM businesses were participating or eligible to participate in certain of our welfare benefit plans as of the completion of the separation and recapitalization transactions, they continue to be eligible to participate in such plans, with LFCM reimbursing us for the costs of any such participation.

The employee benefits agreement generally provides that following the date of the separation and recapitalization transactions, the employees of LFCM Holdings and its subsidiaries will participate in employee benefit plans and programs of LFCM Holdings, although U.S. employees of LFCM Holdings and its subsidiaries will continue to be eligible to participate in certain of our welfare plans and in our 401(k) plan for brief transition periods following the completion of the separation and recapitalization transactions, with LFCM reimbursing us for the costs of any such participation. Following the transition period, we will transfer the accounts of the then-active employees of LFCM Holdings and its subsidiaries to a new 401(k) plan sponsored by LFCM Holdings. The employee benefits agreement provides that the employee benefit plans of LFCM Holdings will generally give employees full credit for service to us prior to the reorganization, to the extent such service was credited under our corresponding plans.

Insurance Matters Agreement

The separated businesses were insured under insurance policies held within Lazard Group prior to the separation and recapitalization, which policies provided coverage to Lazard Group and its subsidiaries and affiliates for property and casualty, errors and omissions, directors and officers and certain other risks commonly insured by financial services companies. Following the separation, we surrendered a portion of these policies and these policies were replaced with new policies that separately cover our business and the separated businesses, respectively, and changed or retained all or a portion of these policies, which are governed to the extent necessary by the insurance matters agreement.

LFCM Holdings and we entered into an insurance matters agreement in connection with the separation and recapitalization. Under the agreement, our former insurance policies and those insurance policies then in effect generally continue to provide coverage to Lazard Ltd and Lazard Group and their respective subsidiaries and generally provide coverage to LFCM Holdings and its subsidiaries only for pre-separation occurrences. In periods after the separation, Lazard Ltd and Lazard Group and their respective subsidiaries and LFCM Holdings and its subsidiaries must separately make their own insurance arrangements.

The insurance matters agreement includes provisions establishing the manner in which LFCM Holdings and we will cooperate with each other in seeking insurance for our respective liabilities under policies that provide coverage to both companies. The insurance matters agreement also includes provisions concerning the allocation between LFCM Holdings and us of insurance recoveries in excess of available limits of liability. In addition, with respect to the type of coverage required as a matter of law, LFCM Holdings is obligated obtain separate replacement policies that provide for coverage after the separation date. With respect to insurance policies that in the good faith judgment of the LFCM Holdings board of directors are reasonable and appropriate for the type and size of business conducted by LFCM Holdings, LFCM Holdings will use commercially reasonable efforts to obtain separate policies that provide for such coverage after the separation.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings will pay $100,000 per year for the right to license the Lazard name. The license will survive with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to merchant banking activities, LFCM Holdings’ license will survive until the earlier of the expiration, termination or closing of the options to purchase the North American and European merchant banking businesses, granted in the business alliance agreement, as described in “—Business Alliance Agreement” or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the merchant banking activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the merchant banking activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding administrative and support services to be provided after the completion of the separation and recapitalization transactions.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and financing activities,

•	tax,

•	payroll,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group intends to charge for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group will not provide any security administration services, as such services are being transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides securities administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings and by LFCM Holdings to Lazard Group, under the administrative services agreement generally will be provided until December 31, 2008. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as the receiving party pays the service provider an additional 3 months of service fee for terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement will waive any rights and claims they may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group will be entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings will be entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and LAM Securities will introduce execution and settlement transactions to newly-formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance will expire on the fifth anniversary of the equity public offering, subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party.

In addition, the business alliance agreement grants Lazard Group options to acquire the North American and European merchant banking activities of Lazard Alternative Investments Holdings LLC, or “LAI,” the subsidiary of LFCM Holdings owns and operates all of LFCM Holdings’ merchant banking activities, exercisable at any time prior to the ninth anniversary of the equity public offering for a total price of $10 million. The option may be exercised by Lazard Group in two parts, consisting of an $8 million option to purchase the North American merchant banking activities and a $2 million option to purchase the European merchant banking activities. LAI’s merchant banking activities initially consist of the merchant banking management and general partner entities that were transferred to LFCM Holdings pursuant to or in anticipation of the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the options, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. In addition, Lazard Group is obligated to abide by existing obligations with respect to funds existing as of the date of the separation and recapitalization, and, other than with respect to the merchant banking operations retained by Lazard Group in the separation, Lazard Group agreed not to compete with the merchant banking business of LAI until the expiration, termination or exercise of the options. Lazard Group also may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds, such as Corporate Partners II Limited, less compensation payable to investment professionals who manage these funds.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the options to purchase the North American merchant banking activities and the European merchant banking activities or the expiration or termination of the business alliance.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of the working members, including our managing directors, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the stockholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act. The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

Voting Rights

Prior to any vote of the stockholders of Lazard Ltd, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the stockholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, the members of LAZ-MD Holdings are individually be entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings board of directors will have the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings board of directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any working member who signs but does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting will continue to apply to any working member party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interest, until such time as that working member exchanges his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Registration Rights

The LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests initially held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that, subject to certain limitations, after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, provided that the amount of registrable securities subject to such demand has a market value in excess of $50 million or, on and after six months after the nine-year anniversary of the equity public offering, $20 million. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least $50 million of shares of Lazard Ltd’s outstanding common stock.

Shares of Lazard Ltd’s common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 under the Securities Act or when they become eligible for sale under Rule 144(k) under the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144(k) and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Certain Relationships with Our Directors, Executive Officers and Employees

Loans and Banking Relationships with Our Directors and Executive Officers

During 2004, our broker-dealer subsidiary engaged in transactions with our executive officers and directors in respect of brokerage services, including a brokerage account margin loan to one of our executive officers. All brokerage services in connection with these transactions were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with independent third parties, and the loan did not involve more than the normal risk of collectibility or present other features unfavorable to us.

Other than as permitted under the Sarbanes-Oxley Act of 2002 and any other applicable law, we will not enter into new loans with our executive officers or directors or modify or renew any loan with our executive officers or directors.

Relationships Involving Employee Directors and Executive Officers

Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who will serve on our board of directors, serves as Chief Executive Officer. Wasserstein & Co., LP focuses primarily on leveraged buyout investments, venture capital investments and related investment activities, and manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations and high-net worth individuals. Wasserstein & Co., LP also manages capital from its partners and officers. In addition, Wasserstein Holdings, LLC has various other business interests. Since the beginning of 2005, Wasserstein & Co., LP has paid us an amount less than $1 million for advisory services rendered by us.

The Wasserstein funds may engage in activities that are similar to those in which we and our affiliates are engaged. If Mr. Wasserstein desires to make available any corporate opportunity of ours or our affiliates that arises from a relationship of ours or any of our affiliates (other than any relationship of Mr. Wasserstein existing on November 15, 2001), those opportunities can only be referred to the Wasserstein funds if Mr. Wasserstein first obtains the written consent of our nominating and corporate governance committee.

Lazard Group entered into a letter agreement with Vernon E. Jordan, Jr., who is a director of our company, when he joined Lazard in 1999 that was amended and restated effective as of January 1, 2004. This agreement governs Mr. Jordan’s service as a senior managing director of Lazard. Pursuant to the agreement, Mr. Jordan received total compensation in 2004 of $4 million and will be entitled to receive total compensation of no less than $3 million for each of 2005 and 2006. In each year, $500,000 of the total compensation is payable as base salary. In the event that we terminate Mr. Jordan’s services without cause or he terminates due to a breach of a material provision by us prior to the end of 2006, he will be entitled to receive the guaranteed amounts through 2006 at the times that he would have received them had he remained with us. The agreement also entitles Mr. Jordan to benefits and fringes on the same basis as other managing directors and for use on a priority basis of a corporate apartment in New York. In connection with the separation and recapitalization, Mr. Jordan entered into a retention agreement in the form applicable to our managing directors generally. See “Management—Arrangements with Our Managing Directors—The Retention Agreements in General.”

Director and Officer Indemnification

Lazard Ltd’s bye-laws provide for indemnification of its officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of us, provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act.

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him or her in respect of his or her fraud or dishonesty will be void.

Subject to limitations imposed by Bermuda law, Lazard Ltd may enter into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by its board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity.

The operating agreement of Lazard Group provides generally for indemnification of its directors and officers against liabilities and losses incurred or suffered by such party as an officer or director of us to the fullest extent authorized by the General Corporation Law of the State of Delaware, if Lazard Group were a Delaware Corporation.

Subject to limitations imposed by Bermuda or Delaware law, we may enter into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity.

Our directors and officers are covered by directors’ and officers’ insurance policies maintained by us.

For more information on our indemnification arrangements, see “—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—Relationship Among Lazard, Lazard Group, LAZ-MD Holdings and LFCM Holdings.”

Distributions by Lazard Group

Lazard Group intends to make distributions to LAZ-MD Holdings, and LAZ-MD Holdings intends to make distributions to its members, including certain of our managing directors, officers and two of our directors. See “The Lazard Organizational Structure—Lazard Ownership Structure—Distributions by Lazard Group with Respect to Lazard Group Common Membership Interests.”

Transactions with Our Working Members

From time to time, Lazard Group has reallocated capital interests of its managing directors. Prior to the separation and recapitalization, Lazard Group repurchased working member interests from various current and former managing directors at prices lower than those to be paid to the historical partners for their historical partner interests pursuant to the historical partners transaction agreement. From January 1, 2002, until the separation and recapitalization, Lazard Group granted additional unallocated working member interests and reallocated working member interests to current managing directors, including its named executive officers and employee directors. These repurchases, reallocations and grants are accounted for as reallocations of capital on our financial statements.

DESCRIPTION OF THE EXCHANGE NOTES

We are issuing the exchange notes under the same indenture, dated as of May 10, 2005, between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture setting forth specific terms of the exchange notes and old notes. In this description, the words “we,” the “issuer,” “us” and “our” refer only to Lazard Group and not to any of its subsidiaries. When we refer to the indenture in this prospectus, we are referring to the indenture as supplemented by the supplemental indenture.

The following summary of certain provisions of the indenture and the exchange notes and the old notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including, without limitation, the definitions of certain terms in the indenture. Copies of the indenture are available upon request of the issuer at the address indicated under “Where You Can Find More Information.”

As described under “Exchange Offer; Registration Rights” we agreed with the initial purchasers of the old notes to file a registration statement enabling eligible holders to exchange the old notes for exchange notes. In this “Description of the Exchange Notes,” we refer to the old notes and the exchange notes together as the “notes.”

We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or automated quotation system.

We are offering to issue $550 million of exchange notes in this offering in exchange for all of the outstanding old notes. As described under “—Further Issuances,” under the indenture we can issue additional notes at later dates. In addition, we can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

General

The exchange notes will be part of the same series as the old notes, and will have identical terms to the old notes in all material respects, except for certain provisions relating to transfer restrictions, registration rights and additional interest, as described more fully below. Accordingly, except as where otherwise indicated below, this discussion of the terms of the exchange notes applies to the old notes as well. As the exchange notes and the old notes are part of the same series of notes, when a vote of that series is contemplated, the exchange notes and the old notes will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount of notes of that series have taken actions or exercised rights they are entitled to take or exercise under the indenture. References in this prospectus to the issuer of the notes mean Lazard Group.

The exchange notes will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. The exchange notes initially will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus as “DTC,” as described under “—Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office in New York City, will act as our paying agent and security registrar in respect of the notes. The current location of such corporate trust office is 101 Barclay Street, Floor 8 West, New York, New York 10286. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

The notes will not be entitled to the benefit of any sinking fund.

Principal, Maturity and Interest

As of the date of this prospectus, $550 million in aggregate principal amount of old notes under the indenture are outstanding. The exchange notes offered in the exchange offer will be limited to $550 million in aggregate principal amount.

The exchange notes will mature on May 15, 2015. Interest on the exchange notes will accrue at a rate of 7.125% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year beginning on November 15, 2005. We will pay interest to those persons who were holders of record on the May 1 or November 1 immediately preceding each interest payment date. Interest on the exchange notes will accrue from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

As they will be offered and sold in a transaction registered under the Securities Act in compliance with the registration rights agreement, the exchange notes generally will not be entitled to additional interest. You should refer to the description under “Exchange Offer; Registration Rights—Additional Interest” for a description of the circumstances under which the interest rate on the notes could increase.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the previously issued notes, including for voting purposes.

Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the note being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on such note (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points.

In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the trustee as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (a) Citigroup Global Markets Inc., (b) J.P. Morgan Securities Inc. and (c) one or more of Goldman, Sachs & Co., Lazard Frères & Co. LLC and BNY Capital Markets, Inc., that the issuer appoints to act as a Reference Treasury Dealer from time to time, in each case and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the issuer shall substitute another primary dealer of U.S. government securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of notes of such a redemption shall include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers’ certificate delivered to the trustee no later than two business days prior to the redemption date. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, at least 25 days and not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called (i) if the notes are listed on any securities exchange, in accordance with the requirements of such exchange, or (ii) if the notes are not so listed, by such method as the trustee deems fair and appropriate.

Ranking

As is the case with the old notes, the exchange notes will be:

•	senior unsecured obligations of the issuer,

•	equal in ranking (“pari passu”) with all our existing and future senior indebtedness, and

•	senior in right of payment to all our existing and future subordinated indebtedness.

As of June 30, 2005, the total outstanding consolidated debt of the issuer, excluding unused commitments made by lenders, was approximately $1.3 billion (of which the $437.5 million of our indebtedness related to the equity security units ranks pari passu with the notes).

Lazard Group only has a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of those subsidiaries have against those subsidiaries. As is the case with the old notes, holders of the exchange notes will only be creditors of the issuer, and not of our subsidiaries. As is the case with the old notes, neither Lazard Ltd nor any of our or Lazard Ltd’s subsidiaries will guarantee the exchange notes. As a result, all the existing and future liabilities of Lazard Group’s subsidiaries, including any claims of trade creditors and preferred stockholders, are effectively senior to the notes.

The total balance sheet liabilities of Lazard Group’s subsidiaries as of June 30, 2005, excluding unused commitments made by lenders, were approximately $1.9 billion, including $259 million of indebtedness. Of this subsidiary indebtedness, a financing subsidiary of Lazard Group issued a $150 million subordinated note that Lazard Group has guaranteed, and Lazard Group’s obligation under the guarantee is subordinated to the notes.

Lazard Group’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that Lazard Group and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of Lazard Group’s subsidiaries, in which case this debt would be effectively senior in right of payment to the exchange notes.

The exchange notes are obligations exclusively of the issuer. All of Lazard Group’s operations are and, will continue to be, conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of Lazard Group’s subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to Lazard Group. Certain laws and regulations, including minimum regulatory net capital requirements, restrict the ability of Lazard Group’s subsidiaries to pay dividends and make loans and advances to Lazard Group. In addition, such subsidiaries have entered into and may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to Lazard Group.

Certain Covenants

Limitation on Liens

The issuer shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, which we refer to in this prospectus as the “Initial Lien,” other than Permitted Liens, securing Debt upon any Capital Stock of any Significant Subsidiary of the issuer that is owned, directly or indirectly, by the issuer or any of its subsidiaries, in each case whether owned at the date of the original issuance of the notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of the issuer or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

Limitation on Dispositions of Capital Stock of Designated Subsidiaries

This paragraph summarizes the covenant described below, which should be read in its entirety by note holders. This covenant requires that if the issuer or a subsidiary consummates a sale or other disposition of any Capital Stock of a Designated Subsidiary or a Designated Subsidiary issues Capital Stock, in each case to a person other than the issuer or a subsidiary of the issuer, then:

•	the issuer or such subsidiary must receive consideration at the time of such Designated Subsidiary Stock Disposition at least equal to the fair market value of such Capital Stock, and

•	the issuer or its subsidiaries may be required to offer to redeem, repay or reduce commitments in respect of certain indebtedness or invest in additional assets as follows:

Ownership of class or series of capital stock after giving effect to transaction	Required Action
greater than 65%	• none

greater than 50% and less than 65%	• redeem or repay debt secured by such capital stock, or • reduce commitments under credit facility, or • invest in additional assets, or • offer to purchase notes and other pari passu debt

50% or less

•   if issuer’s senior unsecured debt does not have at least one investment grade rating:

•   redeem or repay debt secured by such capital stock, or

•   reduce commitments under credit facility, or

•   offer to purchase notes and other pari passu debt

•   investment in additional assets not permitted

The amount the issuer must use as described above is limited to the fair market value of the consideration attributable to the portion of Capital Stock disposed of in excess of 35% of such class or series of capital stock.

The issuer will not, and will not permit any subsidiary to, directly or indirectly, consummate any Designated Subsidiary Stock Disposition unless the issuer or such subsidiary receives consideration at the time of such Designated Subsidiary Stock Disposition at least equal to the fair market value of the Capital Stock included in such Designated Subsidiary Stock Disposition as determined by our board of directors (acting in good faith).

If the issuer or any subsidiary engages in a Designated Subsidiary Stock Disposition, the issuer or any subsidiary may apply, at its option, no later than six months following the consummation thereof (or, if later, six months after the execution of any agreement with respect to such application, which agreement is signed within six months of the date of such Designated Subsidiary Stock Disposition) an amount equal to the Disposition Amount to:

(1) redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(2) permanently reduce the amount of the loan commitments under the Credit Agreement, or

(3) reinvest in Additional Assets.

The amount of the Disposition Amount not applied or invested as provided in this paragraph will constitute the “Excess Disposition Amount.”

When the aggregate Excess Disposition Amount equals or exceeds $25.0 million, the issuer will be required to make an offer to purchase for cash the notes from all holders and, if applicable, redeem or repay (or make an offer to do so) any other Debt of the issuer that is pari passu in payment in right of the notes, which we refer to in this prospectus as the “Pari Passu Debt,” and the provisions of which require the issuer to redeem or repay such Debt with the proceeds from or as a result of any Designated Subsidiary Stock Dispositions (or offer to do so), in an aggregate principal amount of notes and such Pari Passu Debt equal to the Excess Disposition Amount as follows:

(1) the issuer will (a) make an offer to purchase for cash (a “Stock Disposition Offer”) the notes to all holders in accordance with the procedures set forth in the indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Debt, pro rata in proportion to the respective principal amounts of the notes and such other Pari Passu Debt required to be redeemed, the maximum principal amount of notes and Pari Passu Debt that may be redeemed out of the amount (the “Payment Amount”) of such Excess Disposition Amount,

(2) the offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Stock Disposition Offer, plus accrued and unpaid interest thereon, if any, to the date such Stock Disposition Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture and the redemption price for such Pari Passu Debt (the “Pari Passu Debt Price”) shall be as set forth in the related documentation governing such Debt,

(3) if the aggregate Offered Price of notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the notes, notes to be purchased will be selected on a pro rata basis, and

(4) upon completion of such Stock Disposition Offer in accordance with the foregoing provisions, the Excess Disposition Amount with respect to which such Stock Disposition Offer was made shall be reset to zero.

To the extent that the sum of the aggregate Offered Price of notes tendered pursuant to a Stock Disposition Offer and the aggregate Pari Passu Debt Price paid to the holders of such Pari Passu Debt is less than the Payment Amount relating thereto, the issuer may use such excess amount for general corporate purposes, subject to the provisions of the indenture.

The issuer will not, and will not permit any subsidiary to, directly or indirectly, consummate any Deconsolidating Disposition unless:

(1) the issuer or such subsidiary receives consideration at the time of such Deconsolidating Disposition at least equal to the fair market value of the Capital Stock as determined by the issuer’s board of directors (acting in good faith) included in such Deconsolidating Disposition, and

(2) if, immediately after giving effect to such Deconsolidating Disposition and the application of the proceeds therefrom, none of the ratings assigned to the senior unsecured debt securities of the issuer by Moody’s, Fitch and S&P are Investment Grade, then no later than 30 business days following the consummation of such Deconsolidating Disposition or, if later, 30 business days following the related ratings action, the issuer applies an amount equal to the Disposition Amount to:

(A) redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(B) permanently reduce the amount of the loan commitments under the Credit Agreement, or

(C) conduct a Stock Disposition Offer in accordance with the terms of the indenture described above.

In the event of the transfer of substantially all (but not all) of the assets of the issuer as an entirety to a person in a transaction covered by and effected in accordance with the covenant described under “—Merger, Consolidations or Sale of Assets,” the Surviving Person shall be deemed to have sold for cash at fair market value the Capital Stock of the Designated Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Designated Subsidiary Stock Disposition or Deconsolidating Disposition (with such fair market value being deemed to be the Disposition Amount for such purpose).

The issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Stock Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the indenture, the issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the indenture by virtue of this compliance.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means Capital Stock of an entity primarily engaged in or related to, or property used or useful in, the investment banking or asset management businesses engaged in by the issuer and its subsidiaries on May 10, 2005, which is the date of the indenture, and described in the offering memorandum of the old notes.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including preferred stock (other than, solely for the purposes of the covenant described under “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries,” preferred stock that is nonparticipating, nonvoting and nonconvertible), including any debt security convertible or exchangeable into such equity interest. For the avoidance of doubt, the equity units of Lazard Asset Management LLC issued pursuant to the Lazard Asset Management LLC Limited Liability Company Agreement and described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators—Minority Interest” shall not constitute a class of Capital Stock of Lazard Asset Management LLC.

“Credit Agreement” means the Senior Revolving Credit Agreement, dated as of May 10, 2005, by and among Lazard Group LLC, Citibank, N.A., The Bank of New York, New York Branch, JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Debt incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Debt” means, with respect to any person (without duplication):

(a) the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable,

(b) all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person,

(c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(e) all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee,

(f) all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person), and

(g) to the extent not otherwise included in this definition, obligations pursuant to any interest rate agreement, currency exchange protection agreement, commodity price protection agreement or any other similar agreement or arrangement of such person.

“Deconsolidating Disposition” means the sale or other disposition of any Capital Stock of a Designated Subsidiary by the issuer or a subsidiary of the issuer or the issuance of Capital Stock by a Designated Subsidiary if, after giving effect thereto, the issuer and its subsidiaries own 50% or less of any series or class of the Capital Stock of such Designated Subsidiary.

“Designated Subsidiary” means Lazard Frères & Co. LLC, Lazard Asset Management LLC, Lazard & Co., Limited and Lazard Frères SAS and each of their respective successors.

“Designated Subsidiary Stock Disposition” means the sale or other disposition of any Capital Stock by a Designated Subsidiary by the issuer or a subsidiary of the issuer or the issuance of Capital Stock by a Designated Subsidiary if, after giving effect thereto, the issuer and its subsidiaries own less than 65% of each series or class of the Capital Stock of such Designated Subsidiary but greater than 50% of each series or class of the Capital Stock of such Designated Subsidiary.

“Disposition Amount” means the amount of cash and the fair market value of any other consideration received in a Designated Subsidiary Stock Disposition or Deconsolidating Disposition, in each case net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) attributable to the portion of the Capital Stock constituting such Designated Subsidiary Stock Disposition or Deconsolidating Disposition,

(2) provisions for taxes payable as a result of such Designated Subsidiary Stock Disposition or Deconsolidating Disposition attributable to the portion of the Capital Stock constituting such Designated

Subsidiary Stock Disposition or Deconsolidating Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements), and

(3) the amount of any payments that the issuer estimates in good faith will be required to be made in respect of contingent liabilities directly attributable to such Designated Subsidiary Stock Disposition or Deconsolidating Disposition and retained by the issuer or any subsidiary after such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, provided that any amount remaining after adjustments, revaluations or liquidations of such contingent liabilities shall constitute a Disposition Amount, provided, however, that if immediately prior to giving effect to such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, the issuer and its subsidiaries own in excess of 65% of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, the “Disposition Amount” shall be limited to the portion of the amount of cash and the fair market value of any other consideration attributable to the Capital Stock sold, otherwise disposed of or issued that corresponds to the difference between 65% and the percentage of such class or series of Capital Stock owned by the issuer and its subsidiaries after giving effect to such Designated Subsidiary Stock Disposition. Accordingly, if immediately prior to giving effect to a Designated Subsidiary Stock Disposition, the issuer and its subsidiaries own 75% of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock Disposition and after giving effect to such Designated Subsidiary Stock Disposition, the issuer and its subsidiaries own 60% of such class or series of Capital Stock, the Disposition Amount shall equal one-third of the amount of cash and the fair market value of any other consideration received in such Designated Subsidiary Stock Disposition, in each case reduced by the one-third of the amounts referred to in clauses (1), (2) and (3) above.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc., or any successor to the rating agency business thereof, which we refer to in this prospectus as “Moody’s,” BBB- (or the equivalent) by Standard & Poor’s Ratings Services, or any successor to the rating agency business thereof, which we refer to in this prospectus as “S&P,” or BBB- (or the equivalent) by Fitch Ratings, or any successor to the rating agency business thereof, which we refer to in this prospectus as “Fitch.”

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Permitted Liens” means:

(a) Liens on the Capital Stock of a person at the time such person becomes a subsidiary of the issuer; provided that any such Lien may not extend to any other property of the issuer or any other subsidiary of the issuer that is not a direct subsidiary of such person; provided further that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a subsidiary of the issuer,

(b) Liens on the Capital Stock of any subsidiary of the issuer to secure any refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) above; provided that any such Lien shall be limited to all or part of the same Capital Stock that secured the original Lien and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a) above at the time the original Lien became a Permitted Lien under the indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred in connection with such refinancing, and

(c) Liens securing Debt of any subsidiary of the issuer owing to the issuer.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of the issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Merger, Consolidation or Sale of Assets

The indenture provides that the issuer shall not merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly owned subsidiary into the issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property in any one transaction or series of related transactions unless:

(a) the issuer shall be the surviving person (the “Surviving Person”) or the Surviving Person (if other than the issuer) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the U.S., any State thereof, the District of Columbia, Australia, Bermuda Canada, Japan, Sweden, the U.K. or any country that is a member of the European Monetary Union and was a member of the European Monetary Union on January 1, 2004,

(b) the Surviving Person (if other than the issuer) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the issuer,

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the property of the issuer, such property shall have been transferred as an entirety or virtually as an entirety to one person and/or such person’s subsidiaries,

(d) immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing,

(e) the issuer shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with, and

(f) the issuer shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more subsidiaries of the issuer, which property, if held by the issuer instead of such subsidiaries, would constitute all or substantially all the property of the issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of the issuer.

Additional Amounts

If, following a transaction to which the provisions of the indenture described above under “—Merger, Consolidation or Sale of Assets” applies, the Surviving Person is organized other than under the laws of the U.S., any state thereof or the District of Columbia, all payments made by the Surviving Person under, or with respect to, the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to in this prospectus as the “Taxes,” imposed or levied by or on behalf of the jurisdiction of organization of the Surviving Person or any political subdivision thereof or taxing authority therein, which we refer to in this prospectus as a “Taxing Jurisdiction,” unless the Surviving Person is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If the Surviving Person is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the notes, the Surviving Person will pay such additional amounts, which we refer to in this prospectus as “Additional Amounts,” as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted.

The foregoing provisions will survive any termination or discharge of the indenture and any defeasance of the notes.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1) a default in payment of the principal amount or redemption price with respect to any note when such amount becomes due and payable,

(2) the issuer’s failure to pay interest (including additional interest, if applicable) on any note within 30 days of when such amount becomes due and payable,

(3) the issuer’s failure to comply with any of its covenants or agreements in the indenture or the notes (other than a failure that is subject to the foregoing clause (1) or (2)) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to the issuer as provided below,

(4) a default under any debt for money borrowed by the issuer or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by us of notice of the default by the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding,

(5) any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the issuer or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect, and

(6) certain events of bankruptcy, insolvency or reorganization affecting the issuer or any Significant Subsidiary.

A default under clause (3) is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the issuer of the default and the issuer does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

The issuer shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action the issuer is taking or proposes to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the issuer) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to the issuer in writing (and to the trustee, if given by holders of such notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the issuer shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the trustee written notice of a continuing event of default,

(b) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

The indenture provides that if a default with respect to the notes occurs and is continuing and is known to the trustee, the trustee must mail to each noteholder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the notes.

The indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Within 30 days after the occurrence of any default or event of default, the issuer is required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying its status and what actions the issuer is taking or proposes to take with respect thereto.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes affected by such modification or amendment.

No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver,

•	reduce the rate of or extend the time of payment for interest on any note,

•	reduce the principal amount or extend the stated maturity of any note,

•	reduce the redemption price of any note or add redemption provisions to the notes,

•	make any note payable in money other than that stated in the indenture or the note, or

•	impair the right to institute suit for the enforcement of any payment with respect to the notes.

Without the consent of any holder, the issuer and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of its obligations under the indenture as permitted thereunder, to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

The holders of at least a majority in principal amount of the outstanding notes affected may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

Defeasance

The issuer at any time may terminate all its obligations with respect to the notes and the indenture, which we refer to in this prospectus as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The issuer at any time may also terminate its obligations with respect to the notes under the covenant described under “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” and the covenant described under “—Limitation on Liens,” which we refer to in this prospectus as “covenant defeasance.” The issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the issuer exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If the issuer exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clause (3) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” or “—SEC Reports.”

The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:

(a) the issuer irrevocably deposits in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on the notes to maturity,

(b) the issuer delivers to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity,

(c) 123 days pass after the deposit is made and during the 123-day period no default described in clause (6) under “—Events of Default” occurs with respect to the issuer or any other person making such deposit which is continuing at the end of the period,

(d) no default or event of default has occurred and is continuing on the date of such deposit,

(e) such deposit does not constitute a default under any other agreement or instrument binding on the issuer,

(f) the issuer delivers to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940,

(g) in the case of the legal defeasance option, the issuer delivers to the trustee an opinion of counsel stating that:

(1) the issuer has received from the IRS a ruling, or

(2) since the date of the indenture there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred,

(h) in the case of the covenant defeasance option, the issuer delivers to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(i) the issuer delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Discharge of the Indenture

When (i) the issuer delivers to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the issuer irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case the issuer pays all other sums related to the notes payable under the indenture by the issuer, then the indenture shall, subject to certain surviving provisions, cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on demand of the issuer accompanied by an officers’ certificate and an opinion of counsel of the issuer.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

SEC Reports

Notwithstanding that the issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the issuer will file with the SEC and provide the trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a registrant that is a U.S. corporation (and not a foreign private issuer) subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the issuer will not be so obligated to (i) file such information, documents and reports with the SEC if the SEC does not permit such filings or (ii) prior to the earlier of (a) 105 days after the original issuance of the notes and (b) the consummation of the exchange offer file with the SEC and provide the trustee and holders of notes with such information, documents and reports if Lazard Ltd files with the SEC and provides the trustee and holders of notes with such information, documents and reports at the times specified for the filing of such information, documents and reports under such sections.

In addition, the issuer will furnish to the holders of notes and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons, which we collectively refer to in this prospectus as the “Global Notes.” The Global Notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the issuer that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations, which we refer to in this prospectus as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, which we refer to in this prospectus as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the notes represented by such Global Note exchanged by such participants in this exchange offer. Such accounts shall be designated by the holders of exchange notes. Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through the organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of such systems. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, as applicable, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of principal of and interest on notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. Under the terms of the indenture, the issuer and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the trustee nor any agent of the issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes, or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

The issuer has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The issuer expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants.

Neither the issuer nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The issuer understands that under existing industry practices, in the event that the issuer requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the issuer or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes only if:

(a) DTC notifies the issuer that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the issuer fails to appoint a successor depository within 90 days after the date of such notice,

(b) the issuer in its discretion at any time determines not to have all the notes represented by such Global Note, or

(c) there shall have occurred and be continuing a default or an event of default with respect to the notes represented by such Global Note.

Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes,

(a) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

(b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the issuer maintained for such purposes, and

(c) no service charge will be made for any registration of transfer or exchange of the certificated notes, although the issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

EXCHANGE OFFER; REGISTRATION RIGHTS

In connection with the issuance of the old notes on May 10, 2005, we entered into a registration rights agreement with the initial purchasers, which provides for the exchange offer. The exchange offer will permit eligible holders of notes to exchange the old notes for the exchange notes that are identical in all material respects with the old notes, except that:

•	the offer and sale of the exchange notes will be registered with the SEC, and thus the exchange notes generally will not be subject to the restrictions on transfer or bear the legends regarding limitations on transferability that the old notes are subject to and bear,

•	exchange notes represented by one or more Global Notes will only be exchanged for certificated notes under the limited circumstances described above under “Description of the Exchange Notes—Exchange of Global Notes for Certificated Notes,” and

•	the exchange notes will generally not provide for the payment of additional interest, as described below.

The following summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. You should refer to the exhibits that are a part of the registration statement of which this prospectus is a part for a copy of the registration rights agreement. See “Where You Can Find More Information.”

Exchange Offer

General

We are making the exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances described under “—Shelf Registration,” upon completion of the exchange offer, our obligations with respect to the registration of the old notes will terminate.

We agreed, pursuant to the registration rights agreement, to use our reasonable best efforts to:

(a) not later than 105 days after the date of original issuance of the old notes, file a registration statement with the SEC with respect to the exchange offer, and

(b) cause the exchange offer registration statement to be declared effective under the Securities Act not later than 150 days after the date of original issuance of the old notes.

Upon the effectiveness of the exchange offer registration statement, we will promptly offer the exchange notes in exchange for the surrender of the old notes.

We will keep the exchange offer open for not less than 20 business days and not more than 30 business days after the date notice of the exchange offer is mailed to the holders of the old notes (or longer if required by applicable law). For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

Exchange Notes; Transferability

Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note, from the date of its original issue. Any holder of old notes (other than certain specified holders) who wishes to exchange their old notes for exchange notes in the exchange offer will be required to represent that:

(a) any exchange notes to be received by it will be acquired in the ordinary course of its business,

(b) it has no arrangement, intent or understanding with any person to participate in the distribution of the exchange notes (within the meaning of the Securities Act),

(c) it is not an “affiliate” of the issuer, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(d) if it is a broker-dealer, it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes, and

(e) if it is a broker-dealer, it is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Under existing SEC interpretations, the exchange notes would be freely transferable by holders of the exchange notes (in each case, other than affiliates of the issuer) after the exchange offer without further registration under the Securities Act if the holder of the exchange notes makes such representations.

Prospectus Delivery Requirements

The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with this prospectus. Under the registration rights agreement, we are required to allow exchanging broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes for a period of six months following the consummation of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for securities, where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 12:00 a.m., midnight, New York City time, on October 26, 2005. We can extend the exchange offer in our sole discretion, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving notice of an extension as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. We will return any old notes not accepted for exchange to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions.” We may decide to waive any of the conditions in our discretion. Furthermore, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. By press release or other public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

We reserve the right to amend the terms of the exchange offer in any manner. If we amend the exchange offer in a manner that we determine constitutes a material change, we will disclose the amendment by means of a prospectus supplement. If we make such a material change less than five to ten business days, depending on the significance of the amendment, before the expiration of the exchange offer, we will extend the offer so that you have at least five to ten business days to tender or withdraw.

We will notify you of any extension of the exchange offer by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Conditions

Despite any other term of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any exchange notes and, as described below, may terminate the exchange offer, or may waive any of the conditions to or amend the exchange offer, if due to any change in law or applicable interpretations thereof by the SEC staff, we determine upon advise of outside counsel that we cannot effect the exchange offer.

We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939.

If we determine that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration of the Exchange Offer; Extensions; Amendments” above. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Terms of the Exchange Offer” and “Plan of Distribution.”

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. A holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC’s ATOP. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with all applicable procedures of DTC and either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 12:00 a.m., midnight, New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive the old notes along with the letter of transmittal,

•	with respect to the old notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below, or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the owner’s name, or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	the old notes or a timely book-entry confirmation that the old notes have been transferred into the exchange agent’s account at DTC, and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain copies of the applicable letter of transmittal for the old notes from the exchange agent at its offices listed under “—Exchange Agent.” By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of old notes will, among other things, make the representations in the letter of transmittal described under “—Exchange Offer—Exchange Notes; Transferability.”

DTC Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within three business days after the date of this prospectus.

With respect to the old notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC ATOP procedures to tender old notes.

With respect to the old notes, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution,

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery, in each case:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered,

•	stating that the tender is being made by guaranteed delivery, and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent”.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn, and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn, and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless the withdrawing holder is an eligible guarantor institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC, for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under “—Exchange Agent.”

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

To: The Bank of New York (as “Exchange Agent”)

By Mail, Overnight Courier or Hand:

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attn: Randolph Holder

By Facsimile Transmission (for Eligible Institutions Only):

(212) 298-1915

Confirm by Telephone:

(212) 815-5098

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees,

•	fees and expenses of the exchange agent and trustee,

•	our accounting and legal fees, and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered,

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes,

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Tender

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since all untendered old notes will remain subject to the restrictions on transfer described in the legend on the global security representing the outstanding old notes and provided for in the old notes and in the indenture. These restrictions on transfer exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:

•	to us (upon redemption thereof or otherwise),

•	pursuant to a registration statement which has been declared effective under the Securities Act,

•	for so long as the old notes are eligible for resale pursuant to Rule 144A, to a person the holder of the old notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A,

•	pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 thereunder (if applicable), or

•	pursuant to another available exemption from the registration requirements of the Securities Act,

in each case subject to compliance with any applicable foreign, state or other securities laws.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

Same-Day Settlement and Payment

We will make payments in respect of the exchange notes represented by the global exchange notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global exchange note holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to any certificated exchange notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the global exchange notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated exchange notes will also be settled in immediately available funds.

Governing Law

The indenture, the exchange notes and old notes are governed by, and construed in accordance with, the laws of the State of New York.

Shelf Registration

We also agreed, pursuant to the registration rights agreement, to use our reasonable best efforts to file a shelf registration statement covering resales of the Registrable Notes (as defined below) or the exchange notes, as the case may be, which we refer to in this prospectus as the “shelf registration statement,” cause the shelf registration statement to be declared effective under the Securities Act and keep the shelf registration statement effective until two years after the latest date on which any notes are originally issued, or earlier if all of the Registrable Notes cease to be Registrable Notes, in the event that any of the following occur:

(i) applicable laws or interpretations thereof of the staff of the SEC do not permit us to effect the exchange offer, upon advice of outside counsel,

(ii) for any other reason the exchange offer registration statement is not declared effective within 150 days after the date of the original issuance of the old notes or the registered exchange offer is not consummated within 180 days after the original issuance of the old notes but we may terminate this shelf registration statement at any time, without penalty, if the exchange offer is subsequently consummated,

(iii) the initial purchasers so request with respect to notes not eligible to be exchanged for exchange notes in the exchange offer, or

(iv) any holder of notes (other than an initial purchaser) is not eligible to participate in the exchange offer or in the case of initial purchasers that participate in the exchange offer, such initial purchaser does not receive freely tradeable exchange notes in exchange for old notes constituting any portion of an unsold allotment (it being understood that (x) the requirement that an initial purchaser deliver a prospectus containing the information required by Item 507 or 508 of Regulation S-K under the Securities Act in connection with the sales of exchange notes acquired in exchange for the old notes shall result in such exchange notes being not “freely tradable” and (y) the requirement that an exchanging broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of exchange notes acquired in the exchange offer in exchange for old notes acquired as a result of market-making activities or other trading activities shall not result in such exchange notes being not “freely tradeable”).

Notwithstanding the foregoing, we may, by notice to holders of Registrable Notes, suspend the availability of a shelf registration statement and the use of the related prospectus, if:

•	such action is required by applicable law,

•	our board of directors determines in good faith that suspending the availability of such shelf registration statement is necessary to avoid impeding, delaying or otherwise interfering with any proposed or pending material corporate transaction or is necessary to avoid disclosure of material non-public information, the disclosure of which at such time would not be in our equity holders’ or Lazard Ltd’s stockholders best interests, or

•	the existence of any fact or the happening of any event that makes any statement of a material fact made in the shelf registration statement or the related prospectus untrue or requires the making of any changes in or additions to the shelf registration statement or the related prospectus to make the statements therein not misleading.

Any such period of suspension referred to in bullet 2 above shall not:

•	exceed 45 days in any three-month period, or

•	exceed 115 days in the aggregate for all three-month periods in any 12-month period.

The period for which we are obligated to keep the shelf registration statement continuously effective will be extended by the period of such suspension. Each holder of the Registrable Notes will be required to discontinue disposition of Registrable Notes pursuant to the shelf registration statement upon receipt from us of notice of any events described in the preceding paragraph or certain other events specified in the registration rights agreement.

The shelf registration statement will permit only certain holders to resell their Registrable Notes from time to time. In particular, these holders must:

•	provide certain information in connection with the shelf registration statement, and

•	agree in writing to be bound by all provisions of the registration rights agreement (including certain indemnification obligations).

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or exchange notes, as the case may be. A holder selling old notes or exchange notes, in each case pursuant to the shelf registration statement, generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

“Registrable Notes” means the old notes; provided, however, that any old notes shall cease to be Registrable Notes when:

•	a registration statement with respect to such notes shall have been declared effective under the Securities Act and such notes shall have been disposed of pursuant to such registration statement,

•	such notes shall have been sold pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or shall have become salable pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force),

•	such notes shall have ceased to be outstanding, or

•	such notes have been exchanged for exchange notes the offer and sale of which have been registered pursuant to the exchange offer registration statement, upon consummation of the exchange offer, subject to certain exceptions.

Additional Interest

Additional interest, which we refer to in this prospectus as “additional interest,” will accrue on the principal amount of the Registrable Notes and, if applicable, exchange notes (in addition to the stated interest on the Registrable Notes and, if applicable, exchange notes), if any of the following events shall occur (each such event a “registration default”), in each case in accordance with and during the periods specified in the registration rights agreement:

(1) on or prior to the 105th day following the date of original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC,

(2) on or prior to the 150th day following the date of original issuance of the notes, the exchange offer registration statement has not been declared effective,

(3) on or prior to the 180th day following the date of original issuance of the notes, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective, or

(4) after the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or, except as a result of specified matters relating to selling holders, usable in connection with resales of the old notes or the exchange notes entitled to be registered on the shelf registration statement pursuant to the registration rights agreement, except during limited periods as a result of the exercises by us of our right to suspend the use of the shelf registration statement.

Additional interest will accrue from and including the date on which any such registration default shall occur and to, but excluding, the date on which all registration defaults have been cured. Additional Interest will accrue at a rate of 0.25% per annum during the 75-day period immediately following the occurrence of such registration default and will increase by 0.25% per annum at the end of each subsequent 75-day period, but in no event shall such rate exceed 0.50% per annum and we will not be required to pay additional interest for more than one registration default at a time. The additional interest will accrue only for those days a registration default occurs and is continuing. Following the cure of a registration default, no more additional interest will accrue unless a subsequent default occurs. Additional interest shall only be payable on Registrable Notes or the exchange notes held by initial purchasers that are entitled to be registered for resale on a shelf registration statement pursuant to the registration rights agreement, as described in “—Shelf Registration.”

DESCRIPTION OF LAZARD GROUP MEMBERSHIP INTERESTS

Lazard Group Common Membership Interests

As of August 31, 2005, there were approximately 99,619,000 Lazard Group common membership interests issued and outstanding, approximately 62,119,000 of which were beneficially owned by LAZ-MD Holdings and 37,500,000 of which were beneficially owned by Lazard Ltd through certain of its wholly owned subsidiaries. The profits and losses of Lazard Group will be allocated to holders of the Lazard Group common membership interests after deducting amounts allocated to the Lazard Group participatory interests described below.

The number of outstanding Lazard Group common membership interests owned by Lazard Ltd’s wholly owned subsidiaries currently equals the number of shares of Lazard Ltd’s common stock outstanding.

We expect that the net cash proceeds received by Lazard Ltd from any issuance of shares of Lazard Ltd’s common stock, including with regard to the exercise of options issued under the Equity Incentive Plan and an exchange of any of the exchangeable securities, will be transferred to Lazard Group in exchange for Lazard Group common membership interests equal in number to such number of shares of common stock so issued.

Pursuant to the terms of Lazard Ltd’s memorandum of association, Lazard Ltd’s bye-laws and the master separation agreement, each Lazard Group common membership interest owned by LAZ-MD Holdings is exchangeable on a one-for-one basis with Lazard Ltd’s common stock by a holder of a LAZ-MD Holdings exchangeable interest, subject to customary anti-dilution adjustments. See “The Lazard Organizational Structure.”

Participatory Interests

We also granted participatory interests in Lazard Group to certain of our current managing directors in connection with the separation and recapitalization transactions which are described under “Management—Participatory Interests in Lazard Group.”

DESCRIPTION OF OTHER INDEBTEDNESS

The following are summaries of the material terms and conditions of our principal indebtedness other than the notes. The descriptions set forth below, which summarize the material terms of the agreements related to our principal indebtedness other than the notes, are not complete. For a more complete understanding of our indebtedness, we encourage you to obtain and read the agreements and documents governing such indebtedness. See “Where You Can Find More Information.”

Credit Facilities

Concurrently with the equity public offering, Lazard Group entered into a five year, $125 million senior revolving credit facility with a group of lenders, which we refer to as the “senior revolving credit facility.” Under the senior revolving credit facility, we agreed that Lazard Group and its significant subsidiaries would abide by affirmative and negative covenants during the term of the facility, including with respect to matters affecting our operations and financial position. These covenants and agreements include:

•	commitments to provide financial statements, officer’s certificates, notices and certain other information to the lenders,

•	agreements generally to continue to engage in the same general type of business, to maintain rights, privileges and franchises necessary or desirable in the normal conduct of our business and to comply with law and contractual obligations,

•	agreements regarding maintenance of our property and insurance,

•	agreements regarding keeping of books and records and inspection rights of the lenders,

•	commitments to maintain a consolidated leverage ratio that is less than or equal to 4.00 to 1.00 and a consolidated interest coverage ratio that is greater than or equal to 3.00 to 1.00, both for each twelve-month period ending on the last day of any fiscal quarter, commencing with the fiscal quarter ended December 31, 2005,

•	limitations on our ability to incur additional indebtedness,

•	limitations on the creation or incurrence of liens on our properties, assets or revenues,

•	limitations on fundamental changes, including mergers and dispositions of all or substantially of our assets,

•	limitations on optional payments and modifications of our subordinated indebtedness,

•	limitations on our ability to agree to restrictions on distributions, loans or asset transfers by our subsidiaries, and

•	limitations on our ability to make distributions of and in respect of our capital stock.

In addition, Lazard Group entered into a commitment letter dated April 14, 2005 that provides that, subject to customary conditions precedent for transactions of this nature, including regulatory approval, a group of lenders will provide a separate $25 million subordinated credit facility for Lazard Frères & Co. LLC, our U.S. broker dealer subsidiary. The Lazard Frères & Co. LLC facility will be a four-year revolving credit facility, and then will continue as a term loan facility for an additional year. This commitment letter expires, as extended, September 29, 2005. We are in discussions with the NASD and the lenders concerning the terms of the Lazard Frères & Co. LLC facility and plan to seek an extension of the commitment letter. The senior revolving credit facility contains customary affirmative and negative covenants and events of default for facilities of this type, and we expect that the Lazard Frères & Co. LLC facility will as well. The senior revolving credit facility, among other things, limits the ability of the borrower to incur debt, grant liens, pay dividends, enter into mergers or to sell all or substantially all of its assets and contains financial covenants that must be maintained. We expect that the Lazard Frères & Co. LLC facility will contain similar restrictions and covenants for a facility of its type. The Lazard Frères & Co. LLC facility is intended to qualify as a satisfactory subordination agreement in accordance with the applicable NASD rules and regulations. We may, to the extent required and subject to restrictions contained in our financing arrangements, use other financing sources in addition to any new credit facilities.

Lazard Group Finance Senior Notes

Each unit of the equity security units issued by Lazard Ltd in the ESU offering and pursuant to the IXIS Investment Agreement consist of (a) a purchase contract which will obligate the holder to purchase, and Lazard Ltd to sell, for $25 newly issued shares of Lazard Ltd’s common stock on May 15, 2008 and (b) a 1/40, or 2.5%, ownership interest in a 6.120% senior note of Lazard Group Finance with a principal amount of $1,000. The senior notes are senior obligations of Lazard Group Finance.

Lazard Group Finance used the proceeds from the issuances of the equity security units to purchase 6.120% senior notes of Lazard Group. The Lazard Group notes were pledged to secure the obligations of Lazard Group Finance under the Lazard Group Finance senior notes. The aggregate principal amount of the Lazard Group notes is $437.5 million, which is equal to the aggregate principal amount of the Lazard Group Finance senior notes. The Lazard Group notes will accrue interest at a rate equivalent to the interest rate applicable from time to time on the Lazard Group Finance senior notes. The Lazard Group notes will mature on the same date as the senior Lazard Group Finance senior notes. The Lazard Group notes are a senior, unsecured obligation of Lazard Group, ranking pari passu with all other senior, unsecured indebtedness of Lazard Group. The Lazard Group notes were issued in denominations of $1,000 and integral multiples thereof.

Guaranty of Note Issued to Intesa

Lazard Group has guaranteed the $150 million subordinated convertible promissory note issued by a wholly owned subsidiary of Lazard Group to Intesa, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of old notes for exchange notes in the exchange offer generally will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging your old notes for exchange notes in the exchange offer; (2) the holding period of your exchange notes will include the holding period of your old notes; and (3) the tax basis of the exchange notes you receive will be the same as the tax basis of your old notes.

THE PRECEDING PARAGRAPH DOES NOT DESCRIBE ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL RULES. IF YOU ARE CONSIDERING AN EXCHANGE OF YOUR OLD NOTES FOR THE EXCHANGE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR(S) CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business six months after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until December 27, 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of six months after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz will pass upon the validity of the exchange notes and various legal matters for us in connection with the exchange notes offered hereby.

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, in Washington, D.C., a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus is a part of the registration statement and, as permitted by the SEC’s rules, does not contain all of the information presented in the registration statement. For further information with respect to us, Lazard Ltd and the notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, is also available for reading and copying at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

As a result of the exchange offer, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our members with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.lazard.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

*	The consolidated financial statements referred to above reflect the historical results of operations and financial position of Lazard Group LLC (formerly known as Lazard LLC and referred to herein as “Lazard Group”). All periods presented reflect in discontinued operations certain businesses that were separated from Lazard Group as of May 10, 2005. Additionally, while certain disclosures have been revised to reflect discontinued operations, there has been no attempt, nor is there a requirement, to update disclosures for other information through the most current date.

As described in Note 1 of the accompanying Notes to Unaudited Condensed Consolidated Financial Statements, Lazard Ltd, using the net proceeds of its equity public offering (as defined in Note 1 of the accompanying Notes to Unaudited Condensed Consolidated Financial Statements), along with the net proceeds it received from the financing transactions (as described in Note 2 of the accompanying Notes to Unaudited Condensed Consolidated Financial Statements), acquired a 37.5% ownership interest in Lazard Group as of May 10, 2005. The historical consolidated financial statements do not reflect what the results of operations and financial position of Lazard Group would have been had it been a stand-alone, public company for the periods presented. Specifically, the historical results of operations of Lazard Group do not give effect to the following matters:

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. Therefore, Lazard Group’s operating income prior to May 10, 2005, included within the accompanying consolidated financial statements historically has not reflected payments for services rendered by its managing directors. Subsequent to the consummation of the equity public offering and financing transactions, as described in Note 19 of the accompanying Notes to Consolidated Financial Statements and Note 2 of the accompanying Notes to Unaudited Condensed Consolidated Financial Statements, Lazard Group now includes all payments for services rendered by its managing directors in compensation and benefits and distributions to holders of profit participation interests in Lazard Group (“profit participation members”).

In addition, the accompanying consolidated financial statements do not include a provision for U.S. corporate federal income taxes, because Lazard Group has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically has operated principally through subsidiary corporations and has been subject to local income taxes. Accordingly, income taxes reflected within Lazard Group’s results of operations included within the accompanying consolidated financial statements are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to Lazard Group’s operations apportioned to New York City.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Lazard Group LLC:

We have audited the accompanying consolidated statements of financial condition of Lazard Group LLC and subsidiaries (formerly known as Lazard LLC) (the “Company”) as of December 31, 2003 and 2004, and the related consolidated statements of income, cash flows and changes in members’ equity for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

New York, New York

March 14, 2005 (September 6, 2005 as to Notes 15 and 19)

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2003 AND 2004

(in thousands)

	December 31,
	2003	2004
ASSETS
Cash and cash equivalents	$242,032	$305,753
Cash and securities segregated for regulatory purposes	7,495	11,260
Marketable investments	182,040	112,467
Securities purchased under agreements to resell	125,783	2,029
Securities owned—at fair value:
Bonds—Corporate	288,121	329,695
Non-U.S. Government and agency securities	49,463	53,528
Equities	23,836	3,726

	361,420	386,949
Swaps and other contractual agreements	532	666
Receivables—net:
Fees	239,945	282,642
Customers	84,871	95,440
Banks	127,608	346,283
Other	14,668	3,002

	467,092	727,367

Long-term investments	184,669	145,718
Other investments	4,009	13,019
Property—net of accumulated amortization and depreciation of $137,193 and $151,309	192,476	199,453
Goodwill	16,547	17,205
Other assets	50,376	88,663
Assets of discontinued operations	1,422,758	1,488,675

Total assets	$3,257,229	$3,499,224

See notes to consolidated financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION—(Continued)

DECEMBER 31, 2003 AND 2004

(in thousands)

	December 31,
	2003	2004
LIABILITIES AND MEMBERS’ EQUITY
Securities sold under agreements to repurchase	$37,180	$52,037
Swaps and other contractual agreements	3,222	4,619
Payables:
Banks	340,464	379,797
Customers	137,351	130,895
Brokers and dealers	184	54

	477,999	510,746

Accrued compensation and benefits	125,802	152,651
Senior borrowings	54,018	67,497
Capital lease obligations	62,167	51,546
Other liabilities	377,691	595,000
Subordinated borrowings	200,000	200,000
Mandatorily redeemable preferred stock	100,000	100,000
Liabilities of discontinued operations	1,114,490	1,222,420

Total liabilities	2,552,569	2,956,516

Commitments and contingencies
Minority interest	168,935	157,910
Members’ equity (including $49,777 and $18,058 of accumulated other comprehensive income, net of tax)	535,725	384,798

Total liabilities and members’ equity	$3,257,229	$3,499,224

See notes to consolidated financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

(in thousands)

	Year Ended December 31,
	2002	2003	2004
REVENUE
Investment banking and other advisory fees	$518,659	$674,433	$632,214
Money management fees	418,361	323,683	385,776
Commissions	12,172	9,818	13,655
Trading gains and losses—net	1,463	3,375	4,667
Underwriting	12,620	10,325	20,307
Investment gains (losses), non-trading—net	4,775	15,393	30,507
Interest income	24,541	25,037	27,668
Other	29,469	25,845	19,587

Total revenue	1,022,060	1,087,909	1,134,381
Interest expense	29,966	34,967	39,551

Net revenue	992,094	1,052,942	1,094,830

OPERATING EXPENSES
Compensation and benefits	391,010	388,266	466,064
Premises and occupancy costs	47,380	61,528	74,102
Professional fees	53,529	47,708	48,706
Travel and entertainment	34,279	38,496	45,157
Communications and information services	23,061	25,492	28,011
Equipment costs	18,164	17,602	22,713
Other	66,810	35,114	42,253

Total operating expenses	634,233	614,206	727,006

OPERATING INCOME FROM CONTINUING OPERATIONS*	357,861	438,736	367,824

Provision for income taxes	41,079	36,953	28,272

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST*	316,782	401,783	339,552

Minority interest	39,631	94,565	87,553

INCOME FROM CONTINUING OPERATIONS(*)	277,151	307,218	251,999
INCOME (LOSS) FROM DISCONTINUED OPERATIONS(*) (net of income tax provision (benefit) of $(2,496), $7,468 and $103	20,296	(56,835)	(10,532)
EXTRAORDINARY GAIN	—	—	5,507

NET INCOME ALLOCABLE TO MEMBERS(*)	$297,447	$250,383	$246,974

(*) Excludes payments for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense.

See notes to consolidated financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

(in thousands)

	Year Ended December 31,
	2002	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income allocable to Members	$297,447	$250,383	$246,974
Adjustments to reconcile net income allocable to Members to net cash provided by operating activities:
Noncash charges included in net income allocable to Members:
Depreciation and amortization	12,156	13,994	16,938
Minority interest	39,631	94,565	87,553
(Increase) decrease in operating assets:
Cash and securities segregated for regulatory purposes	(6,575)	(920)	(3,765)
Securities purchased under agreements to resell	(4,418)	(101,958)	122,184
Securities owned, at fair value and swaps and other contractual agreements	91,805	17,592	2,902
Receivables	(153,076)	127,260	(221,233)
Marketable and long-term investments	36,356	(206,437)	107,280
Other assets	(7,484)	17,158	(36,059)
Assets of discontinued operations	1,370,762	(369,619)	(56,357)
Increase (decrease) in operating liabilities:
Securities sold under agreements to repurchase	(13,439)	(917)	10,788
Securities sold, not yet purchased, at fair value and swaps and other contractual agreements	3,280	(676)	1,397
Payables	23,181	(108,610)	(3,486)
Accrued compensation and other liabilities	35,356	79,025	159,102
Liabilities of discontinued operations	(1,247,917)	480,426	99,835

Net cash provided by operating activities	477,065	291,266	534,053

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from formation of strategic alliance in Italy		100,000
Additions to property	(22,938)	(56,230)	(19,012)
Disposals and retirements of property	4,995	10,208	8,606

Net cash (used in) provided by investing activities	(17,943)	53,978	(10,406)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of subordinated debt relating to strategic alliance in Italy		200,000
Distributions to Members and capital withdrawals, net of issuance of interests to LAM Members in 2003 of $27,483 relating to formation of LAM	(395,017)	(381,141)	(366,182)
Proceeds from senior borrowings of continuing operations		1,636	15,046
Proceeds from senior borrowings of discontinued operations	19,729
Repayment of senior borrowings of continuing operations	(11,426)	(2,279)	(1,567)
Repayment of senior borrowings of discontinued operations	(418)	(20,635)	(612)
Repayment of capital lease obligations	(7,490)	(11,647)	(14,242)
Repayment of subordinated loans of discontinued operations	(2,968)	(2,367)
Proceeds from subordinated loans of discontinued operations	2,367
Net capital contributions and distributions from (to) minority interest stockholders	(14,605)	(70,862)	(102,330)

Net cash used in financing activities	(409,828)	(287,295)	(469,887)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(320)	1,914	9,961

NET INCREASE IN CASH AND CASH EQUIVALENTS	48,974	59,863	63,721
CASH AND CASH EQUIVALENTS—Beginning of year	133,195	182,169	242,032

CASH AND CASH EQUIVALENTS—End of year	$182,169	$242,032	$305,753

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$59,448	$39,722	$41,639

Income taxes	$89,885	$19,458	$61,877

See notes to consolidated financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

(in thousands)

	Capital and Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Members’ Equity
BALANCE—January 1, 2002	$741,759	$(37,062)	$704,697

Comprehensive income (loss):
Net income allocable to Members	297,447	—	297,447
Other comprehensive income—net of tax:
Currency translation adjustments	—	46,923	46,923
Minimum pension liability adjustments	—	(5,139)	(5,139)

Comprehensive income	297,447	41,784	339,231

Distributions and withdrawals to Members	(395,017)	—	(395,017)

BALANCE—December 31, 2002	644,189	4,722	648,911

Comprehensive income (loss):
Net income allocable to Members	250,383	—	250,383
Other comprehensive income—net of tax:
Currency translation adjustments	—	51,042	51,042
Minimum pension liability adjustments	—	(5,987)	(5,987)

Comprehensive income	250,383	45,055	295,438

Distributions and withdrawals to Members	(408,624)	—	(408,624)

BALANCE—December 31, 2003	485,948	49,777	535,725

Comprehensive income (loss):
Net income allocable to Members	246,974	—	246,974
Other comprehensive income—net of tax:
Currency translation adjustments	—	29,890	29,890
Minimum pension liability adjustments	—	(61,609)	(61,609)

Comprehensive income (loss)	246,974	(31,719)	215,255

Distributions and withdrawals to Members	(366,182)	—	(366,182)

BALANCE—December 31, 2004	$366,740	$18,058	$384,798

See notes to consolidated financial statements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, unless otherwise noted)

1.    ORGANIZATION

Lazard Group LLC (formerly known as Lazard LLC and collectively referred to with its subsidiaries as the “Company” or “Lazard Group”) is a Delaware limited liability company. The Company is governed by its Amended and Restated Operating Agreement (the “Operating Agreement”).

The Company’s current principal activities are divided into two business segments:

•	Financial Advisory, which includes providing advice on mergers, acquisitions, restructurings and other financial matters, and

•	Asset Management, which includes the management of equity and fixed income securities and merchant banking funds.

In addition, the Company records selected other activities in Corporate, including cash and marketable investments, certain long-term investments, and the commercial banking activities of the Company’s Paris-based Lazard Frères Banque SA (“LFB”). LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include the management of the treasury positions of the Company’s Paris House through its money market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of Lazard Frères Gestion SAS (“LFG”) and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. The Company also allocates outstanding indebtedness to Corporate.

Prior to May 10, 2005, Lazard Group also had a business segment called Capital Markets and Other, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services and merchant banking fund management activities outside of France as well as other specified non-operating assets and liabilities. As described below, this business segment’s assets and liabilities (referred to below as the “separated businesses”) were separated from Lazard Group on May 10, 2005, and the assets, liabilities and operating results of this former segment are reflected as discontinued operations for all periods prior to May 10, 2005. We refer to the transfer of the separated businesses as the “separation.” See Notes 15 and 19 of Notes to Consolidated Financial Statements for additional disclosures regarding discontinued operations.

The consolidated financial statements include the Company’s principal operating subsidiaries, Lazard Frères & Co. LLC (“LFNY”), a New York limited liability company, along with its subsidiaries, including Lazard Asset Management LLC and its subsidiaries (collectively referred to as “LAM”); Lazard Frères SAS and Maison Lazard SAS, along with its subsidiaries, including LFB and LFG (collectively referred to as “LFP”), French limited liability companies; and Lazard & Co., Limited (“LCL”), through Lazard & Co., Holdings Limited, an English private limited company (“LCH”); together with their jointly-owned affiliates and subsidiaries.

See Note 19 for information regarding an equity public offering and separated businesses.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s policy is to consolidate all majority-owned subsidiaries in which it has a controlling financial interest as well as variable interest entities where the Company is deemed to be the primary beneficiary (Note 3). All material intercompany transactions and balances have been eliminated.

The consolidated financial statements are presented in U.S. dollars. Many of the Company’s non-U.S. subsidiaries have a functional currency (i.e., the currency in which operational activities are primarily conducted) that is other than the U.S. dollar, generally the currency of the country in which such subsidiaries are domiciled. Such subsidiaries’ assets and liabilities are translated into U.S. dollars at year-end exchange rates, while revenue and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts from a subsidiary’s functional currency are reported as a component of Members’ equity. Foreign currency remeasurement gains and losses on transactions in non-functional currencies are included on the consolidated statements of income.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions regarding certain trading inventory valuations, compensation liabilities and other matters that affect reported amounts of assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from those estimates.

Cash and Cash Equivalents—The Company defines cash equivalents as short-term, highly liquid securities and cash deposits with original maturities of 90 days or less, other than those used for trading purposes.

Cash and Securities Segregated for Regulatory Purposes—At December 31, 2003 and 2004, cash and securities with a market value of $35,971 and $27,200, respectively, were deposited in a special reserve account for the exclusive benefit of customers pursuant to Rule 15c3-3 under the Securities Exchange Act of 1934. The remaining balance at December 31, 2003 and 2004 of $11,692 and $11,260, respectively, relates to restricted cash deposits made by the Company to satisfy the requirements of various non-U.S. regulatory authorities. At December 31, 2003 restricted cash deposits of $7,495 and $4,197 are included in cash and securities segregated for regulatory purposes and assets of discontinued operations, respectively. See Note 15 of Notes to Consolidated Financial Statements for amounts reclassified to assets of discontinued operations.

Marketable and Long-Term Investments—“Marketable investments” and “long-term investments” consist principally of investments in exchange traded funds, merchant banking and alternative investment funds, and other privately managed investments. These investments are carried at fair value on the consolidated statements of financial condition, with unrealized gains and losses reflected net on the consolidated statements of income. Where applicable, the fair value of a publicly traded investment is determined by quoted market prices. Most of the Company’s investments included in “long-term investments,” however, are not publicly traded and, as a result, are valued based upon management’s best estimate. The fair value of such investments is based upon an analysis of the investee’s financial results, condition, cash flows and prospects. The carrying value of such investments is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by third party transactions or transactions that directly affect the value of such investments. The Company’s investments in partnership interests, including general partnership and limited partnership interests in real estate funds, are recorded at fair value based on changes in the fair value of the partnerships’ underlying net assets. Because of the inherent uncertainty in the valuation of investments that are not readily marketable, estimated values may differ significantly from the values that would have been reported had a ready market for such investments existed.

The Company’s gross non-trading investment gains and (losses) of $52,465 and $(26,669), $23,948 and $(5,736), and $39,808 and $(7,840) for the years ended December 31, 2002, 2003 and 2004, respectively, are included in “investment gains (losses), non-trading-net” on the consolidated statements of income. Non-trading investment gains and losses arising from the separated businesses have been reclassified to income (loss) from discontinued operations. See Note 15 of Notes to Consolidated Financial Statements.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase—Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions. The agreements provide that the transferor will receive substantially the same securities in return at the maturity of the agreement and the transferor will obtain from the transferee sufficient cash or collateral to purchase such securities during the term of the agreement. These securities are carried at the amounts at which they will be subsequently resold or repurchased plus accrued interest. The Company’s policy is to take possession of securities purchased under agreements to resell. As these transactions are short-term in nature, their carrying amounts are a reasonable estimate of fair value.

Securities sold under agreements to repurchase and securities purchased under agreements to resell with the same counterparty are reported net by the counterparty in accordance with Financial Interpretation No. (“FIN”) 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Securities Owned and Securities Sold, Not Yet Purchased—Securities owned and securities sold, not yet purchased, are stated at quoted market values with realized and unrealized trading and investment gains and losses reflected in “trading gains and losses—net” on the consolidated statements of income. Trading gains and losses arising from the separated businesses have been reclassified to income (loss) from discontinued operations. See Note 15 of Notes to Consolidated Financial Statements. Securities transactions and the related revenue and expenses are recorded on a trade date basis.

Swaps and Other Contractual Agreements—A derivative is typically defined as an instrument whose value is “derived” from an underlying instrument or index, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (i.e., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (i.e., options to buy or sell securities or currencies).

Derivatives are reported separately as assets and liabilities unless a legal right of set-off exists under a master netting agreement enforceable by law. Balances related to the fair value of trading and non-trading derivative transactions are included in “swaps and other contractual agreements” on the consolidated statements of financial condition. There are no non-trading derivative transactions to which hedge accounting under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, is applied, and, as such, the related gains and losses are reported in the consolidated statements of income.

The Company’s former Capital Markets and Other segment periodically enters into transactions principally for the purchase or sale of government and agency securities with customers that do not settle during the normal settlement cycle, generally three business days (extended settlement or delayed delivery transactions). Accordingly, such delayed delivery transactions are treated in a manner consistent with forward contracts and are recorded on the consolidated statement of financial condition on a settlement date basis with the related gains and losses in value between the trade and settlement date reported as a component of “trading gains and losses—net” on the consolidated statements of income. Such trading gains and losses relate to the separated businesses and have been reclassified to income (loss) from discontinued operations. See Note 15 of Notes to Consolidated Financial Statements.

Securities Borrowed and Securities Loaned—Securities borrowed and securities loaned relate to the separated businesses and are recorded at the amount of cash collateral advanced or received and are classified within “assets of discontinued operations” and “liabilities of discontinued operations,” respectively, in the consolidated statements of financial condition. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned, with additional collateral obtained, or excess collateral recalled, when deemed appropriate. As the majority of such financing activities are short-term in nature, the carrying value of securities borrowed and securities loaned approximates fair value. Interest related to securities loaned and securities borrowed is included in interest income and interest expense, respectively, within “income (loss) from discontinued operations” on the consolidated statements of income.

In connection with its securities borrowed and securities loaned transactions, the Company accepts and pledges collateral in secured financing and securities borrowing and lending transactions. Agreements covering these transactions may permit the secured party to sell or repledge the collateral. Collateral accepted under reverse repurchase agreements, securities lending agreements and margin loans are used to cover short positions,

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

to enter into secured financing transactions and to satisfy reserve requirements under SEC Rule 15c3-3. At December 31, 2003 and 2004, the market value of collateral accepted under reverse repurchase agreements, in securities borrowed transactions and for customer margin loans was $985,669 and $995,525, respectively, of which $688,877 and $747,056 at December 31, 2003 and 2004, respectively, was sold or repledged.

Customer Transactions—Customer securities transactions are recorded on a settlement date basis with the related commissions recorded on a trade date basis and included in “commissions” and with respect to the separated businesses, within “income (loss) from discontinued operations” on the consolidated statements of income. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the consolidated statements of financial condition. Receivables from and payables to customers are short-term in nature, and accordingly, their carrying amount is a reasonable estimate of fair value.

Receivables—net—Receivables are stated net of an allowance for doubtful accounts of approximately $19,960 and $16,444 at December 31, 2003 and 2004, respectively. The estimate is derived by management of the Company by utilizing past client transaction history and an assessment of the client’s creditworthiness. The Company recorded bad debt expense of approximately $13,245, $3,391 and $4,093 for the years ended December 31, 2002, 2003 and 2004, respectively. The Company recorded recoveries, charge-offs and other adjustments to the allowance for doubtful accounts of approximately $616, $(4,724) and $(7,609) for the years ended December 31, 2002, 2003 and 2004, respectively.

Property—net—At December 31, 2003 and 2004 property-net consists of the following:

	December 31,
	2003	2004
Buildings	$159,302	$171,821
Leasehold improvements	130,161	111,658
Furniture and equipment	40,206	67,283

Total	329,669	350,762
Less—Accumulated depreciation and amortization	(137,193)	(151,309)

Property-net	$192,476	$199,453

Buildings, leasehold improvements, and furniture and equipment are stated at cost, or in the case of buildings under capital leases, the present value of the future minimum lease payments, less accumulated depreciation and amortization. Buildings represent amounts recorded pursuant to capital leases (Note 11 of Notes to Consolidated Financial Statements), with the related obligations recorded as capital lease obligations. Such buildings are amortized on a straight-line basis over the estimated useful lives of the assets, which approximate 33 years. Leasehold improvements are capitalized and are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Depreciation of furniture and equipment is determined using estimated useful lives, generally between two to five years. Amortization expense on buildings and leasehold improvements of $7,991, $9,147 and $11,972 for the years ended December 31, 2002, 2003 and 2004, respectively, is included in “premises and occupancy costs” on the consolidated statements of income. Depreciation expense on furniture and equipment of $4,165, $4,847 and $4,966 for the years ended December 31, 2002, 2003 and 2004, respectively, is included in “equipment costs” on the consolidated statements of income. Repair and maintenance costs are expensed as incurred.

Goodwill—In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives are no longer amortized, but instead are tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. In connection with the implementation

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

of SFAS No. 142, the Company was required to assess goodwill for impairment. It was determined that there was no impairment of goodwill at January 1, 2002. The Company has selected December 31 as the date to perform the annual impairment test. At December 31, 2002, 2003 and 2004, the Company compared the fair value of the reporting unit with its carrying amount including goodwill and determined that the fair value exceeded its carrying value. Therefore, the Company determined that no impairment existed. Goodwill reflected on the consolidated statements of financial condition relates to the Financial Advisory business segment.

Minority Interest—Minority interest recorded on the consolidated financial statements as of December 31, 2002 and for the year then ended relates primarily to minority interests in various LAM-related general partnership interests. The Company consolidates various LAM related general partnership interests that it controls but does not wholly own. As a result, the Company includes on its consolidated statements of income all of the general partnerships’ net revenue with an appropriate minority interest expense.

As of December 31, 2003 and 2004 and for the years then ended, minority interest principally relates to minority interests in (i) various LAM-related general partnership interests, (ii) the Company’s business in Italy (Note 5 of Notes to Consolidated Financial Statements) and (iii) LAM (Note 6 of Notes to Consolidated Financial Statements).

Revenue Recognition

Investment Banking and Other Advisory Fees—Fees for mergers and acquisitions advisory services and financial restructuring advisory services are recorded when billed, which is generally the date the related transactions are consummated. Transaction related expenses, which are directly related to such transactions and billable to clients, are deferred to match revenue recognition. Client reimbursements of expenses are presented net in “investment banking and other advisory fees” on the Company’s consolidated statements of income. The Company also includes receivables related to client reimbursement of expenses in “fees receivable” on the consolidated statements of financial condition. The amounts of expenses reimbursed by clients for the years ended December 31, 2002, 2003 and 2004 are $9,655, $11,041 and $11,583, respectively.

Money Management Fees—Money management fees are derived from fees for investment management and advisory services provided to institutional and private clients. Revenue is recorded on an accrual basis primarily based on the contractual investment advisory fee applied to the level of client assets under management. Fees vary with the type of assets managed, with higher fees earned on actively managed equity assets, alternative investment (such as hedge funds) and merchant banking products, and lower fees earned on fixed income and money market products. The Company also earns performance-based incentive fees on some investment products, such as hedge funds and merchant banking funds. Incentive fees on hedge funds generally are recorded at the end of the year and typically are calculated based on a specified percentage of a fund’s net appreciation during the year. Incentive fees on hedge funds generally are subject to loss carry-forward provisions in which losses incurred by the funds in any year are applied against future period net appreciation before any incentive fees can be earned. The Company makes merchant banking investments with its own capital, usually alongside capital of qualified institutional and individual investors. These activities typically are organized in funds that make investments in private or public companies, generally through privately negotiated transactions. With respect to merchant banking funds, the Company also may earn incentive fees in accordance with the terms of the funds’ respective agreements. These fees are in the form of a carried interest and are recognized when realized or unrealized gains relating to the underlying investments of the fund exceed a specified threshold. Accordingly, revenue from merchant banking incentive fees are recorded when the return on the underlying investments have exceeded certain contractually established thresholds. Any future underperformance by the merchant banking funds would reduce the Company’s incentive fee revenue, money management fees (since revenue is based on the value of assets under management) and the value of the Company’s merchant banking investments. Receivables

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

relating to money management fees are reported in “fees receivable” on the consolidated statements of financial condition. There are no unrecorded merchant banking incentive fees as of December 31, 2004.

Commissions—Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings.

Trading Gains and Losses—net—Changes in the fair value (i.e., unrealized gains and losses) of securities owned and securities sold, not yet purchased are recognized in trading gains and losses—net in the current period. Realized gains and losses and any related interest amounts are included in trading gains and losses—net and interest income and interest expense, respectively, depending on the nature of the instrument. Trading gains and losses are recorded on a trade date basis. Dividend income and expense incurred on trading long and short securities is reported net in trading gains and losses—net. Trading gains and losses arising from the separated businesses have been reclassified to income (loss) from discontinued operations. See Note 15 of Notes to Consolidated Financial Statements.

Underwriting—Underwriting revenue is accrued on a trade date basis and represents fees earned, net of estimated transaction related expenses, on primary offerings of debt and equity securities.

Soft Dollar Arrangements—The Company’s Asset Management business obtains research and other services through “soft dollar” arrangements. Consistent with the “soft dollar” safe harbor established by Section 28(e) of the Securities Exchange Act of 1934, as amended, the Asset Management business does not have any contractual obligation or arrangement requiring it to pay for research and other services obtained through soft dollar arrangements with brokers. Instead, the broker is obligated to pay for the services. Consequently, the Company does not incur any liability and does not accrue any expenses in connection with any research or other services obtained by the Asset Management business pursuant to such soft dollar arrangements. If the use of soft dollars is limited or prohibited in the future by regulation, we may have to bear the costs of research and other services.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of assets and liabilities. The Company operates in the U.S. as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. Accordingly, the Company’s income is not subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S. the Company principally operates through subsidiary corporations and is subject to local income taxes. Income taxes shown on the Company’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to the Company’s operations apportioned to New York City.

Net Income Allocable to Members—Payment for services rendered by the Company’s managing directors, as a result of the Company operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its managing directors.

Reclassifications—Certain prior year amounts have been reclassified to conform to the manner of presentation in the current year. Lazard Group’s December 31, 2004 consolidated statement of financial condition includes a reclassification of $44,171 from cash and securities segregated for regulatory purposes to cash and cash equivalents and other investments of $40,270 and $3,901, respectively. The December 31, 2003 consolidated statement of financial condition includes a reclassification of $35,074 from cash and securities segregated for regulatory purposes to cash and cash equivalents. Each of these reclassifications were also reflected in the consolidated statement of cash flows for the applicable periods.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

3.    RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 2003, the Company adopted FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires certain disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R, Consolidation of Certain Variable Interest Entities—an interpretation of ARB No. 51, that further clarifies FIN 46 which was issued on January 17, 2003. FIN 46R clarifies when an entity should consolidate a Variable Interest Entity (“VIE”), more commonly referred to as a special purpose entity (“SPE”). A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46R requires that an entity shall consolidate a VIE if that entity has a variable interest that will absorb a majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s expected residual returns if they occur, or both. FIN 46R does not apply to certain qualifying SPEs (“QSPEs”), the accounting for which is governed by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financing Assets and Extinguishments of Liabilities. FIN 46R is effective for newly created VIEs beginning January 1, 2004 and for existing VIEs as of the first reporting period beginning after March 15, 2004.

Effective January 1, 2004, the Company adopted FIN 46R for VIEs created after December 31, 2003 and for VIEs in which the Company obtained an interest after December 31, 2003. The Company adopted FIN 46R in the second quarter of 2004 for VIEs in which it holds a variable interest that it acquired on or before December 31, 2003.

The Company is involved with various entities in the normal course of business that are VIEs and hold variable interests in such VIEs. Transactions associated with these entities primarily include investment management, real estate and private equity investments. Those VIEs for which the Company is the primary beneficiary were consolidated in the second quarter of 2004 in accordance with FIN 46R. Those VIEs include company sponsored venture capital investment vehicles established in connection with the Company’s compensation plans (Note 7 of Notes to Consolidated Financial Statements).

The Company’s merchant banking activities consist of making private equity, venture capital and real estate investments on behalf of customers. At December 31, 2003 and 2004, in connection with its merchant banking activities, the net assets of entities for which the Company has a significant variable interest was approximately $148,398 and $96,733, respectively. The Company’s variable interests associated with these entities, consisting of investments, carried interest and management fees, were approximately $24,449 and $23,983 at such dates which represent the maximum exposure to loss, only if total assets declined 100% at December 31, 2003 and 2004. At December 31, 2004, the consolidated statement of financial condition included $21,013 of incremental assets relating to the consolidation of VIEs for such merchant banking activities in which the Company was deemed to be the primary beneficiary.

In connection with its former Capital Markets and Other segment activities, the Company holds a significant variable interest in an entity with assets of $3,600 and liabilities of $15,800 at December 31, 2003 and with assets

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

of $2,000 and liabilities of $14,600 at December 31, 2004. The Company’s variable interests associated with this entity, primarily paid-in-kind notes, were approximately $15,800 and $14,600 at December 31, 2003 and 2004, respectively. As the noteholders have sole recourse only to the underlying assets, the Company has no exposure to loss at December 31, 2003 and 2004. Also, as the Company is not the primary beneficiary, the entity has not been consolidated.

In connection with its Asset Management business, the Company was the asset manager and held a significant variable interest in a hedge fund, where the aggregate net assets at December 31, 2003 was approximately $8,222. The Company’s maximum exposure to loss at December 31, 2003 was $7,019. This fund was liquidated as of December 31, 2004.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 clarifies the circumstances under which a contract with an initial investment meets the characteristics of a derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 also amended other existing pronouncements to result in more consistent reporting of derivative contracts. This pronouncement is effective for all contracts entered into or modified after June 30, 2003. The Company adopted SFAS No. 149 as required, with no material impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued the SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that the issuer classify a financial instrument that is within its scope as a liability. The initial recognition of SFAS No. 150 applies to financial instruments entered into or modified after May 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s classification of mandatorily redeemable preferred stock (Note 10) is in accordance with SFAS No. 150.

In December 2003, the Company adopted the provisions of SFAS No. 132R, Employers’ Disclosure about Pensions and Other Post-Retirement Benefits. The Statement requires additional disclosures to those in the original SFAS 132 about assets, obligations, cash flows and net periodic benefit costs of defined benefit pension plans and other defined benefit post-retirement plans.

In March 2004, the EITF reached a final consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 requires that when the fair value of an investment security is less than its carrying value, an impairment exists for which the determination must be made as to whether the impairment is other-than-temporary. The EITF 03-1 impairment model applies to all investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and to investment securities accounted for under the cost method to the extent an impairment indicator exists. Under the guidance, the determination of whether an impairment is other-than-temporary and therefore would result in a recognized loss depends on market conditions and management’s intent and ability to hold the securities with unrealized losses. Subsequent to its issuance, the FASB deferred certain provisions of EITF 03-1; however, the disclosure requirements remain effective. The adoption of EITF 03-1 did not have an impact on the Company’s consolidated financial position or results of operations since the Company does not have any securities accounted for under SFAS No. 115.

4.    TRADING ACTIVITIES AND RELATED RISKS

The Company’s trading activities primarily relate to the separated businesses and include providing securities brokerage and underwriting services. Trading activities are primarily related to proprietary positions taken by the Company based on expectations of future market movements and conditions as well as to facilitate client order flow.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Market Risk—Market risk is the potential change in an instrument’s value caused by fluctuations in interest and currency exchange rates, equity prices, or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

The Company seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price, and spread movements of trading inventories and related financing and hedging activities. The Company uses a combination of cash instruments and derivatives to hedge its market exposure. The following discussion describes the types of market risk faced by the Company.

Interest Rate Risk—Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments, primarily the Company’s securities owned and securities sold but not yet purchased. The Company typically uses U.S. Treasury securities to manage interest rate risk relating to interest bearing deposits of non-U.S. banking operations as well as certain non-U.S. securities owned. The Company often hedges its interest rate risk by using interest rate swaps and forward rate agreements. Interest rate swaps generally involve the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. Forward rate agreements are contracts under which two counterparties agree on the interest to be paid on a notional deposit of a specified maturity at a specific future settlement date with no exchange of principal.

Currency Risk—Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. The Company uses currency forwards and options to manage currency risk. Exchange rate contracts include cross-currency swaps and foreign exchange forwards. Currency swaps are agreements to exchange future payments in one currency for payments in another currency. These agreements are used to transform the assets or liabilities denominated in different currencies. Foreign exchange forwards are contracts for delayed delivery of currency at a specified future date.

Equity Price Risk—Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities. The Company is subject to equity price risk primarily in securities owned and securities sold, not yet purchased, as well as for equity swap contracts entered into for trading purposes.

Credit Risk—The Company is exposed to the risk of loss if an issuer or counterparty fails to perform its obligations under contractual terms and the collateral held, if any, is insufficient or worthless. Both cash instruments and derivatives expose the Company to this type of credit risk. The Company has established policies and procedures for mitigating credit risk on principal transactions, including establishing and reviewing limits for credit exposure, maintaining collateral and continually assessing the creditworthiness of counterparties.

In the normal course of business, the Company executes, settles and finances various customer securities transactions. Execution of securities transactions includes the purchase and sale of securities by the Company that exposes the Company to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, the Company may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. The Company seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, the Company may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Concentrations of Credit Risk—The Company’s exposure to credit risk associated with its trading and other activities is measured on the individual counterparty basis, as well as by groups of counterparties that share similar attributes. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

At December 31, 2003 and 2004, the Company’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure primarily results from securities owned that are issued by the U.S. Government and its agencies. The Company’s indirect exposure results from maintaining U.S. Government and agency securities as collateral for resale agreements and securities borrowed transactions. The Company’s direct exposure on these transactions is with the counterparty; thus, the Company has credit exposure to the U.S. Government and its agencies only in the event of the counterparty’s default.

Trading and Non-Trading Derivatives—The Company enters into forward foreign exchange contracts, interest rate swaps and other trading contracts for trading purposes and non-trading derivative contracts, including forward foreign exchange rate contracts, interest rate swaps, cross- currency interest rate swaps and other derivative contracts to hedge exposures to interest rate and currency fluctuations. These trading and non-trading contracts are recorded at their fair values on the statements of financial condition. The related gains and losses on trading contracts are included in “trading gains and losses—net” and with respect to the separated businesses, “income (loss) from discontinued operations” on the consolidated statements of income. The Company’s hedging strategy is an integral part of its trading strategy, and therefore the related gains and losses on the Company’s hedging activities also are recorded in “trading gains and losses—net” and with respect to the separated businesses, “income (loss) from discontinued operations” on the consolidated statements of income.

The table below presents the fair values of the Company’s trading and non-trading derivatives as of December 31, 2003 and 2004:

	December 31,
	2003	2004
Assets
Trading Derivatives:
Interest rate swap contracts	$695	$377
Exchange rate contracts	5	289

Total	700	666
Less amounts included in assets of discontinued operations	168	—

Total continuing operations	$532	$666

Liabilities
Trading Derivatives:
Interest rate swap contracts	$—	$1,124
Exchange rate contracts	—	291

Total trading derivatives	—	1,415
Non-Trading Derivatives:
Interest rate swap contracts	3,222	3,204

Total continuing operations	$3,222	$4,619

Off-Balance Sheet Risks—The Company may be exposed to a risk of loss not reflected on the consolidated financial statements for securities sold, not yet purchased, should the value of such securities rise.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

For transactions in which the Company extends credit to others, the Company seeks to control the risks associated with these activities by requiring the counterparty to maintain margin collateral in compliance with various regulatory and internal guidelines. Counterparties include customers who are generally institutional investors and brokers and dealers that are members of major exchanges. The Company monitors required margin levels daily and, pursuant to such guidelines, requests counterparties to deposit additional collateral or reduce securities positions when necessary.

It is the Company’s policy to take possession of securities purchased under agreements to resell. The Company monitors the market value of the assets acquired to ensure their adequacy as compared to the amount at which the securities will be subsequently resold, as specified in the respective agreements. The agreements provide that, where appropriate, the Company may require the delivery of additional collateral.

In connection with securities sold under agreements to repurchase, the Company monitors the market value of assets delivered to ensure that the collateral value is not excessive as compared to the amount at which the securities will be subsequently repurchased.

5.    STRATEGIC ALLIANCE IN ITALY

In September 2002, the Company and Banca Intesa S.p.A. (“Intesa”) announced their agreement to form a strategic alliance (the “Strategic Alliance”). Pursuant to the terms of the Strategic Alliance, effective January 2003, Intesa became a 40% partner in the Company’s business in Italy (“Lazard Italy”), and the Company and Intesa agreed to work to grow the investment banking business in Italy. Lazard Italy is consolidated in the consolidated financial statements, with Intesa’s 40% share recorded as minority interest.

The initial term of the Strategic Alliance ends December 31, 2007, and, unless terminated by either of the parties in connection with the end of any term, will automatically extend for additional five-year terms. Both the Company and Intesa have the right to terminate the Strategic Alliance arrangement at the end of each five-year term or at any other time should certain defined events occur, such as changes in control involving either party, transfers of either party’s interest in Lazard Italy or the removal of the chairman of that business under certain circumstances.

In connection with the Strategic Alliance, Intesa became an economic partner of the Company through an aggregate financial investment of $300,000. The investments made by Intesa consist of (i) a March 2003 purchase from a subsidiary of the Company of a $150,000 Subordinated Convertible Promissory Note (the “Subordinated Convertible Note”), convertible into a contractual right that entitles the holder to receive payments that would be equivalent to those that a holder of a three percent equity goodwill interest (see Note 12 of Notes to Consolidated Financial Statements) in the Company would be entitled to in certain fundamental events and (ii) $150,000 invested in Lazard Italy in June 2003, comprised of an investment of euro then equal to $100,000 for 40% of the capital stock in Lazard Italy and the purchase of a $50,000 Subordinated Promissory Note issued by Lazard Italy (the “Subordinated Promissory Note”). The Subordinated Promissory Note has a scheduled maturity date in the year 2078 (subject to extension), with interest payable annually at the rate of 3.0% per annum. The Subordinated Convertible Note, which is guaranteed by the Company, has a scheduled maturity date in the year 2018 and has interest payable annually at a variable interest rate of not less than 3%, and not more than 3.25%, per annum (with such annual interest rate for the years ending March 2004 and March 2005 being 3.0%). Under certain circumstances, including a termination of the Strategic Alliance, the Subordinated Convertible Note and the Subordinated Promissory Note could be redeemed earlier than its stated maturity, and in connection with a termination of the Strategic Alliance, the Company has the obligation to repurchase Intesa’s capital stock of Lazard Italy and the Subordinated Promissory Note and may be obligated to redeem the Subordinated

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Convertible Note at face value. The proceeds from the sale of capital stock in Lazard Italy exceeded the underlying book value of the net assets purchased by Intesa by approximately $55,000. This amount has been deferred and included in “other liabilities” on the consolidated statement of financial condition as Lazard Italy could be required to repurchase such amount of capital stock held by Intesa in the event of a termination of the Strategic Alliance.

The Company has provided financial advisory services to Intesa.

6.    FORMATION OF LAM

On January 1, 2003, in connection with the formation of the Company’s LAM subsidiary, certain Members of the Company (the managing directors of LAM) who provide services to LAM exchanged their Members’ equity in the Company in the amount of $27,483 for membership interests in LAM of a like amount. As a result, these managing directors ceased being Members of the Company and became exclusively Members of LAM. Following the formation of LAM, the Company continues to control, and thereby consolidates, the operations of LAM with the membership interest held by the LAM managing directors included in “minority interest” on the consolidated statement of financial condition.

Pursuant to the formation of LAM, the LAM managing directors also were granted equity units in LAM. In addition, certain other key LAM employees were granted equity units in LAM. The LAM equity units entitle holders to payments only in connection with selected fundamental transactions affecting the Company or LAM, including a dissolution or sale of all or substantially all of the assets of the Company or LAM, a merger of or sale of all of the interests in LAM whereby the Company ceases to own a majority of, or have the right to appoint a majority of the board of directors of, LAM or a non-ordinary course sale of assets by LAM that exceeds $50,000 in value. As a general matter, in connection with a fundamental transaction that triggers the LAM equity units, the holders of the LAM equity units would be entitled in the aggregate to 21.75% of the net proceeds or imputed valuation of LAM in such a transaction after deductions for payment of creditors of LAM and the return of LAM capital, with the remaining 78.25% being retained by the Company. The LAM equity units are not entitled to share in the operating results of LAM. A separate class of interests in LAM is entitled to the ordinary profit and losses of LAM, all of which is owned by the Company. Accordingly, in the absence of a fundamental transaction that triggers the LAM equity units, all of LAM’s net income is allocable to the Company. The equity units granted to LAM managing directors are a part of the LAM managing directors’ membership interest in LAM, and, therefore, all transactions related to the equity units are treated as equity transactions among members. The equity units granted to LAM employees are considered to be compensation for financial accounting purposes. As a fundamental transaction has not yet been considered probable of occurrence, no compensation cost has been recognized to date. The Company has no current intention to cause or otherwise trigger a fundamental transaction that would give rise to payment obligations to the holders of interests in LAM.

Commencing in 2003, payments for services rendered by LAM managing directors and other key LAM employees were accounted for as minority interest expense on the consolidated statement of income. The substantial portion of such payments related to compensation of LAM managing directors, which, in prior years, had been accounted for as “distributions to Members” and, therefore, was not reported in prior years’ consolidated statements of income. Such amount was approximately $89,000 for the year ended December 31, 2002. The remainder of such payments, which related to compensation of employee members of LAM, was recorded as compensation and benefits expense in prior years’ consolidated statements of income.

On and after January 1, 2006, the board of directors of LAM (a majority of which are appointed by the Company) may, in its discretion, grant LAM equity interests that include profit rights to managing directors of,

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

and other persons providing services to, LAM, as a portion of their ongoing compensation. If granted, these equity interests will be subject to specified vesting conditions with 50% of the equity interests vesting on the second anniversary of the date of issuance and the remaining 50% of the equity interests vesting on the third anniversary of the date of issuance.

7.    EMPLOYEE BENEFIT PLANS

The Company, through its subsidiaries, provides certain retirement and other post-employment benefits to certain of its employees through defined contribution and defined benefit pension plans and other post-retirement benefit plans. The retirement and post-employment benefit plans costs incurred for the years ended December 31, 2002, 2003 and 2004 are included in “compensation and benefits” and with respect to the separated businesses, “income (loss) from discontinued operations” on the consolidated statements of income. The Company has the right to amend or terminate its benefit plans at any time subject to the terms of such plans. Expenses incurred related to the defined benefit pension plans amounted to $12,011, $20,319 and $21,609 for the years ended December 31, 2002, 2003 and 2004, respectively. Expenses (benefits) incurred related to the defined benefit pension plan supplement amounted to $355, $418 and $(60) for the years ended December 31, 2002, 2003 and 2004, respectively. Expenses (benefits) incurred related to the post-retirement health care plans amounted to $3,848, $5,007 and $(1,444) for the years ended December 31, 2002, 2003 and 2004, respectively.

The Company also has an incentive compensation plan (the “Plan”) pursuant to which amounts are invested in a Company sponsored investment vehicle for certain key employees. The Company records expenses for the Plan on the dates on which capital calls from such vehicle are funded. Net costs related to the Plan for the years ended December 31, 2002, 2003 and 2004 amounted to approximately $2,000, $2,000 and $100, respectively, and are included in “compensation and benefits” and with respect to the separated businesses, “income (loss) from discontinued operations” on the consolidated statements of income. At December 31, 2004, the Company had remaining commitments of approximately $9,400 under the Plan.

LFNY Pension and Post-Retirement Benefits—LFNY has two non-contributory defined benefit pension plans—the Employees’ Pension Plan (“EPP”), which provides benefits to substantially all employees based on certain averages of compensation, as defined, and the Employees’ Pension Plan Supplement (“EPPS”), which provides benefits to certain employees whose compensation exceeds a defined threshold. It is LFNY’s policy to fund EPP to meet the minimum funding standard as prescribed by the Employee Retirement Income Security Act of 1974 (“ERISA”). At December 31, 2003 and 2004, the pension plan assets were invested in a portfolio consisting primarily of equity and fixed-income mutual fund investments managed by LAM. EPPS is a non-qualified supplemental plan and was unfunded at December 31, 2004. LFNY utilizes the “projected unit credit” actuarial method for financial reporting purposes.

LFNY also has a non-funded contributory post-retirement medical plan (the “Medical Plan”) covering substantially all of its employees. The Medical Plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. Participants become eligible for benefits if they retire from the Company after reaching age 62 and completing 10 years of service.

LFNY Defined Contribution Plan—LFNY sponsors a defined contribution plan, which covers substantially all of its employees. The Company historically has not matched employee contributions to the plan. On

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

December 14, 2004, the plan was amended to provide for certain matching contributions by the Company, as described below. LFNY also sponsors a profit sharing plan, which covers eligible Managing Directors of LFNY who are also Members of the Company. LFNY makes contributions to the profit sharing plan from funds that would have otherwise been distributable profits. As such, contributions to the profit sharing plan are included in “distributions and withdrawals to Members” on the consolidated statement of changes in Members’ equity.

Amendments to LFNY Employee Benefit Plans—On December 14, 2004, LFNY announced the following amendments to its defined benefit pension plan, defined benefit pension plan supplement, defined contribution plan and post-retirement medical plan, all of which will be implemented subsequent to December 31, 2004:

•	LFNY Defined Benefit Pension Plan and Pension Plan Supplement—Effective as of January 31, 2005, the LFNY Employees’ Pension Plan and the Employees’ Pension Plan Supplement were amended to cease future benefit accruals and future participation. As a result of such amendment, active participants will continue to receive credit for service completed after January 31, 2005 for purposes of vesting; however, future service will not count for purposes of future benefit accruals under the plans. Vested benefits for active participants as of January 31, 2005 will be retained.

•	LFNY Defined Contribution Plan—Effective January 1, 2005, the LFNY Defined Contribution Plan (the “401(k) Plan”) was amended to implement an employer match to participant pre-tax contributions. LFNY will match 100% of pre-tax contributions, excluding catch-up contributions, to the 401(k) Plan up to 4% of eligible compensation. Participants will be 100% vested in all employer-matching contributions after three years of service. Any service accrued prior to January 1, 2005 will count toward this three-year vesting requirement.

•	LFNY Post-Retirement Medical Plan—Effective December 31, 2005, post-retirement health care benefits will no longer be offered to those Members and employees hired on or after the effective date and for those Members and employees hired before the effective date who attain the age of 40 after December 31, 2005. In addition, effective January 1, 2006, the cost sharing policy will change for those who qualify for the benefit.

LCH Pension and Post-Retirement Benefits—LCH also has two defined benefit pension plans and, in addition, makes contributions to personal pension plans for certain individuals. Each of the defined benefit plans has had a valuation by independent actuaries at December 31, 2003 and 2004, using the “projected unit funding” method.

LCH has a non-funded post-retirement medical plan, which is provided, at LCH’s discretion, to certain retired employees. The costs of private medical insurance are provided for these individuals, their spouses and eligible dependents.

Termination of LCH’s Post-Retirement Medical Plan—In April 2004, LCH announced a plan to terminate its Post-Retirement Medical Plan. As a result of such action, benefits available to eligible active employees and retirees will cease on February 28, 2007. In accordance with SFAS No. 106, Employers’ Accounting for Post-Retirement Benefits Other Than Pensions, the Company is recognizing the effect of such termination, which resulted in a reduction in the Company’s accumulated post-retirement benefit obligation of approximately $24,000, the effect of which reduced compensation and benefits expense by approximately $4,500 for the year ended December 31, 2004 and is expected to reduce compensation and benefits expense by approximately $9,000, $9,000 and $1,500 for the years ending December 31, 2005, 2006 and 2007, respectively.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The following table summarizes LFNY’s and LCH’s benefit obligations, the fair value of the assets and the funded status at December 31, 2003:

	Pension Plans	Pension Plan Supplement	Post-Retirement Medical Plans
Change in benefit obligation
Benefit obligation at January 1, 2003	$384,484	$2,363	$38,625
Service cost	14,692	246	2,233
Interest cost	22,295	121	2,324
Plan participants’ contributions
Amendments	1,723	(88)
Actuarial gain	(3,955)	(23)	(620)
Benefits paid	(17,750)	(333)	(1,322)
Curtailment gain	(1,482)
Foreign currency translation adjustment	39,662		2,613

Benefit obligation at December 31, 2003	439,669	2,286	43,853

Change in plan assets
Fair value of plan assets at January 1, 2003	294,598
Actual return on plan assets	36,748
Employer contribution	25,294	333	1,322
Plan participants’ contributions
Benefits paid	(17,750)	(333)	(1,322)
Foreign currency translation adjustment	32,494

Fair value of plan assets at December 31, 2003	371,384	—	—

Funded status	(68,285)	(2,286)	(43,853)
Unrecognized net transition (asset)/obligation	(115)
Unrecognized net prior service cost	(2,185)	712
Unrecognized net actuarial (gain)/loss	80,141	(423)	2,932

Prepaid (accrued) benefit cost recognized on the consolidated statement of financial condition	$9,556	$(1,997)	$(40,921)

Amounts recognized on the consolidated statement of financial condition consist of:
Prepaid benefit cost (included in “other assets”)	$11,857
Accrued benefit liability (included in “other liabilities”)	(16,743)	$(1,997)	$(40,921)
Accumulated other comprehensive loss	14,442

Net amount recognized	$9,556	$(1,997)	$(40,921)

Weighted-average assumptions used to determine benefit obligations at December 31, 2003:
Discount rate	5.6%	6.3%	5.8%
Rate of annual compensation increase	3.8% - 6.3%	5.5%	N/A

Weighted-average assumptions used to determine net periodic benefit cost for year ended December 31, 2003:
Discount rate	5.6%	6.5%	6.0%
Expected long-term return on plan assets	7.4%	N/A	N/A
Rate of annual compensation increase	3.8% - 6.3%	5.5%	N/A

As of December 31, 2003, the fair value of plan assets and the accumulated benefit obligation within the LFNY plan was $31,178 and $30,373, respectively, and the fair value of plan assets and the accumulated benefit obligation within the LCH plan was $340,206 and $346,767, respectively.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The following table summarizes LFNY’s and LCH’s benefit obligations, the fair value of the assets and the funded status at December 31, 2004:

	Pension Plans	Pension Plan Supplement	Post-Retirement Medical Plans
Change in benefit obligation
Benefit obligation at January 1, 2004	$439,669	$2,286	$43,853
Service cost	16,143	341	1,926
Interest cost	24,911	138	1,088
Plan participants’ contributions			46
Amendments	5,292	41	(15,556)
Actuarial loss	27,869	72	442
Benefits paid	(17,061)	(131)	(1,342)
Curtailment gain	(5,759)	(1,275)
Foreign currency translation adjustment	34,373		1,974

Benefit obligation at December 31, 2004	525,437	1,472	32,431

Change in plan assets
Fair value of plan assets at January 1, 2004	371,384
Actual return on plan assets	33,951
Employer contribution	13,024	131	1,296
Plan participants’ contributions			46
Benefits paid	(17,061)	(131)	(1,342)
Foreign currency translation adjustment	29,361

Fair value of plan assets at December 31, 2004	430,659	—	—

Funded status	(94,778)	(1,472)	(32,431)
Unrecognized net prior service cost	(2,697)		(11,068)
Unrecognized net actuarial (gain)/loss	98,056	(334)	3,344

Prepaid (accrued) benefit cost recognized on the consolidated statement of financial condition	$581	$(1,806)	$(40,155)

Amounts recognized on the consolidated statement of financial condition consist of:
Prepaid benefit cost (included in “other assets”)	$7,099
Accrued benefit liability (included in “other liabilities”)	(82,568)	$(1,806)	$(40,155)
Accumulated other comprehensive loss	76,050

Net amount recognized	$581	$(1,806)	$(40,155)

Weighted-average assumptions used to determine benefit obligations at December 31, 2004:
Discount rate	5.4%	6.0%	5.0%
Rate of annual compensation increase	3.8% - 6.3%	5.5%	N/A

Weighted-average assumptions used to determine net periodic benefit cost for year ended December 31, 2004:
Discount rate	5.8%	6.3%	5.3%
Expected long-term return on plan assets	7.4%	N/A	N/A
Rate of annual compensation increase	3.8% - 6.3%	5.5%	N/A

As of December 31, 2004, the fair value of plan assets and the accumulated benefit obligation within the LFNY plan was $34,919 and $34,703, respectively, and the fair value of plan assets and the accumulated benefit obligation within the LCH plan was $395,740 and $478,308, respectively.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

In selecting the expected long-term rate of return on plan assets, the Company considered the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of the plan. The expected long-term rate of return on plan assets is based on expected returns on different asset classes held by the plan in light of prevailing economic conditions as well as historic returns. This included considering the trusts’ asset allocation and the expected returns likely to be earned over the life of the plan. This basis is consistent with the prior year.

For measurement purposes, an 8.8% and 9.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for the computation of the December 31, 2003 and 2004 benefit obligations, respectively. The rate was assumed to decrease gradually to 6.7% through 2006 and remain at that level thereafter.

The assumed cost of healthcare has an effect on the amounts reported for the firm’s post-retirement plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

	1% Increase		1% Decrease
	2003	2004	2003	2004
Cost	$1,322	$899	$(968)	$(652)
Obligation	10,586	1,176	(8,072)	(988)

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The following table summarizes the components of benefit costs, return on plan assets, benefits paid and contributions for the years ended December 31, 2002, 2003 and 2004 for LFNY and LCH:

	Pension Plans	Pension Plan Supplement	Post- Retirement Medical Plans
Year Ended December 31, 2002
Components of net periodic benefit costs:
Service cost	$13,243	$265	$1,742
Interest cost	19,518	148	2,065
Expected return on plan assets	(22,950)
Amortization of transition (asset)/obligation	(63)
Amortization of net:
Prior service cost	(301)	96
Recognized actuarial (gain) loss	387	(46)	41

Net periodic benefit cost	9,834	463	3,848
Settlements	2,177	(108)

Total benefit cost	12,011	355	3,848
Less portion related to discontinued operations	1,214	175	502

Total benefit cost from continuing operations	$10,797	$180	$3,346

Actual return on plan assets	$(24,204)
Employer contribution	24,341	$587	$975
Plan participants’ contributions
Benefits paid	25,729	587	975

Year Ended December 31, 2003
Components of net periodic benefit costs:
Service cost	$14,692	$246	$2,233
Interest cost	22,295	121	2,324
Expected return on plan assets	(20,930)
Amortization of transition (asset)/obligation	(13)
Amortization of net:
Prior service cost	(240)	87
Recognized actuarial (gain) loss	4,515	(36)	450

Net periodic benefit cost	20,319	418	5,007
Settlements

Total benefit cost	20,319	418	5,007
Less portion related to discontinued operations	1,002	153	633

Total benefit cost from continuing operations	$19,317	$265	$4,374

Actual return on plan assets	$36,749
Employer contribution	25,294	$333	$1,285
Plan participants’ contributions			37
Benefits paid	17,750	333	1,322

Year Ended December 31, 2004
Components of net periodic benefit costs:
Service cost	$16,998	$341	$1,926
Interest cost	25,373	138	1,088
Expected return on plan assets	(27,422)
Amortization of transition (asset)/obligation	(116)
Amortization of net:
Prior service cost	532	87
Recognized actuarial (gain) loss	2,588	(17)	30

Net periodic benefit cost	17,953	549	3,044
Settlements (curtailments)	3,656	(609)	(4,488)

Total benefit cost (benefit)	21,609	(60)	(1,444)
Less portion related to discontinued operations	2,020	194	755

Total benefit cost (benefit) from continuing operations	$19,589	$(254)	$(2,199)

Actual return on plan assets	$33,951
Employer contribution	13,024	$131	$1,297
Plan participants’ contributions	—	—	46
Benefits paid	17,061	131	1,343

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Expected Benefit Payments—The following table summarizes the expected benefit payments for each of the Company’s plans for the next five fiscal years and in the aggregate for the five fiscal years thereafter:

	Pension Plans	Pension Plan Supplement	Post-Retirement Medical Plans
2005	$16,289	$23	$1,302
2006	17,587	26	1,348
2007	18,469	35	438
2008	19,283	40	446
2009	20,093	43	472
2010-2014	114,869	325	3,159

Plan Assets—The Company’s pension plan weighted-average asset allocations at December 31, 2003 and December 31, 2004 by asset category are as follows:

	Plan Assets at December 31
	2003	2004
Asset Category
Equity Securities	53%	53%
Debt Securities	38	41
Other	9	6

Total	100%	100%

The “Other” asset category includes cash, annuities and accrued dividends.

Investment Policies and Strategies—The Company’s Employees’ Pension Trust—The primary investment goal is to ensure that the plan remains well funded, taking account of the likely future risks to investment returns and contributions. As a result, a portfolio of assets is maintained with appropriate liquidity and diversification that can be expected to generate long-term future returns that minimize the long-term costs of the pension plan without exposing the trust to an unacceptable risk of under funding. The Company’s likely future ability to pay such contributions as are required to maintain the funded status of the plan over a reasonable time period is considered when determining the level of risk that is appropriate.

Measurement Date—The measurement date for the Company’s employee benefit plans was December 31, 2004.

Cash Flows

Employer Contributions—The Company is expected to make a pension contribution during fiscal year 2005 in the amount of $7,300.

Employee Contributions—Employee pension contributions are neither required nor allowed.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

8.    SENIOR AND SUBORDINATED BORROWINGS

Senior Borrowings—The Company’s principal notes payable at December 31, 2003 and 2004 are described below:

In May 2001, the Company issued $50,000 of Senior Notes due 2011 (the “Notes”). The Notes, which are unsecured obligations, bear interest at an annual rate of 7.53%. Under certain circumstances the interest rate could be increased to 8.03% if a rating downgrade were to occur, with the interest rate returning to 7.53% if a rating upgrade were to occur subsequent to a rating downgrade. A rating downgrade would be deemed to have occurred if the rating most recently assigned to the Notes by a designated rating agency is below investment grade. If, at any time after a rating downgrade has occurred the Notes are assigned a rating of at least investment grade by a designated rating agency, a rating upgrade would have been deemed to have occurred. The Notes are redeemable from time to time in whole or in part at the option of the Company, with payment of a make-whole amount, and the Company is required to offer to redeem the Notes upon a change of control. The proceeds from the Notes were used for general corporate purposes.

The remaining balance at December 31, 2003 and 2004 consists of overdrafts of $3,512 and $18,310, respectively, and borrowings under credit arrangements of approximately $4,399 and $2,467, respectively, at various interest rates ranging from approximately 3.0% to 8.6% per year, maturing through 2005. Of such arrangements, $3,067 and $1,535 at December 31, 2003 and 2004, respectively, relates to a non-recourse term loan, which is collateralized solely by certain fixed assets and leasehold improvements of an equal amount. See Note 15 of Notes to Consolidated Financial Statements for amounts reclassified to liabilities of discontinued operations.

The carrying value of borrowings described above approximates fair value.

Subordinated Loans—Subordinated loans at December 31, 2003 and 2004 amounted to $200,000 and consist of amounts due to Intesa in connection with the Strategic Alliance transaction in Italy (Note 5 of Notes to Consolidated Financial Statements).

LFNY can borrow up to $150,000 of subordinated debt under a Revolving Credit Agreement, which, based on an approval obtained from LFNY’s regulators, qualifies as additional net capital. The interest rate on such borrowings is based upon the prevailing market rate on the dates issued. There were no borrowings outstanding under this agreement as of December 31, 2003 and 2004.

Debt maturities relating to senior and subordinated borrowings outstanding at December 31, 2004 for the five years in the period ending December 31, 2009 and thereafter are set forth below:

Year Ending December 31,	Amount
2005	$20,777	(a)
2006	—
2007	—
2008	—
2009	—
Thereafter	250,000	(b)

$270,777

(a)	Of such amount, $3,280 is included in “liabilities of discontinued operations.”
(b)	See Note 19 of Notes to Consolidated Financial Statements for information regarding the repayment of $50,000 7.53% Senior Notes.

As of December 31, 2004, the Company is in compliance with all obligations under its various senior and subordinated borrowing arrangements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Also see Note 10 of Notes to Consolidated Financial Statements below regarding the Company’s mandatorily redeemable preferred stock.

9.    OTHER ASSETS AND OTHER LIABILITIES

Other assets, at December 31, 2003 and 2004, primarily include prepaid pension assets, current and deferred tax assets, deferred expenses, advances and prepayments and deposits.

Other liabilities, at December 31, 2003 and 2004, primarily include pension and post-retirement medical plan liabilities, deferred income, current and deferred tax liabilities, deferred compensation, liabilities for certain lease commitments relating to abandoned leases (Note 11 of Notes to Consolidated Financial Statements), accrued expenses and other payables. Additionally, the Company reclassified amounts principally related to tax liabilities from customer payables to other liabilities at December 31, 2003. This reclassification was to conform to the current year presentation.

No individual amount within other assets or other liabilities was greater than 5% of total assets or total liabilities.

10.    MANDATORILY REDEEMABLE PREFERRED STOCK

In 2001, the Company issued mandatorily redeemable preferred stock (“Class C Preferred Interests”) for an aggregate amount of $100,000. The Class C Preferred Interests are subject to mandatory redemption by the Company in March 2011 and, prior to such date, are redeemable in whole or in part, at the Company’s option. The Class C Preferred Interests are entitled to receive distributions out of the profits of the Company at a rate of 8% per annum, which distributions must be paid prior to any distributions of profits to holders of any other existing class of interests in the Company. Unpaid distributions on the Class C Preferred Interests accrue but are not compounded. Upon liquidation of the Company, the Class C Preferred Interests rank senior to Members’ equity. Interest on mandatorily redeemable preferred stock for the years ended December 31, 2002, 2003 and 2004 of $8,000 per year is included in “interest expense” on the consolidated statements of income.

11.    COMMITMENTS AND CONTINGENCIES

Leases—The Company leases office space under non-cancelable lease agreements, which expire on various dates through 2022.

Occupancy lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Included in “premises and occupancy costs” and with respect to the separated businesses, “income (loss) from discontinued operations” on the consolidated statements of income for the years ended December 31, 2002, 2003 and 2004 is $39,520, $48,503 and $54,689, respectively, of rental expense relating to operating leases. The Company subleases office space under agreements, which expire on various dates through March 2013. Sublease income from such agreements was $2,208, $2,437 and $3,201 for the years ended December 31, 2002, 2003 and 2004, respectively.

In June 2002, the Company determined that it would no longer utilize certain operating leases in the U.K., which were abandoned in April 2003. In accordance with EITF 88-10, Costs Associated with Lease Modification or Termination, the Company has recorded a liability for operating lease commitments, which expire in 2008, that will continue to be incurred for the remaining term of the lease without substantive future use or benefit to the Company. The liability is based on the discounted future commitment net of expected sublease income. The liability approximated $39,000 at December 31, 2003 and 2004, and is included in “other liabilities” on the consolidated statements of financial condition. Approximately $25,000 was recorded within “income (loss) from discontinued operations” on the consolidated statement of income for the year ended December 31, 2002.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

During the years ended December 31, 2003 and 2004, due to the deterioration in the market for rentals relating to the abandoned lease and the resulting reduction in the expected sublease income, and increases in costs relating to the abandoned space, the Company recorded approximately $16,000 and $6,000 within “income (loss) from discontinued operations” on the consolidated statements of income for the years ended December 31, 2003 and 2004, respectively.

Capital lease obligations recorded under sale/leaseback transactions are payable through 2017 at a weighted average interest rate of approximately 6.2%. Such obligations are collateralized by certain assets with a net book value of approximately $109,400 and $114,024 at December 31, 2003 and 2004, respectively. The carrying value of capital lease obligations approximates fair value.

At December 31, 2004, minimum rental commitments under non-cancelable leases, net of sublease income, are approximately as follows:

Year Ending December 31	Minimum Rental Commitments
	Capital	Operating
2005	$26,558	$50,145
2006	2,885	48,218
2007	2,885	46,138
2008	2,885	44,789
2009	2,885	43,625
Thereafter	28,456	309,209

Total minimum lease payments	66,554	$542,124

Less amount representing interest	15,008

Present value of capital lease commitments	$51,546

Other Commitments—At December 31, 2004, the Company has commitments for capital contributions of $14,031 to Company-sponsored investment funds through 2006 (including $9,400 in connection with the Company’s compensation plans—see Note 7 of Notes to Consolidated Financial Statements) and for guaranteed compensation arrangements with advisors aggregating $1,644 through 2005. In addition, the Company has agreements relating to future minimum distributions to certain Members or compensation to certain employees of $62,801 and $8,128, respectively, through 2007 and 2009, respectively, incurred for the purpose of recruiting and retaining these senior professionals. The future minimum distributions relating to Members and employees are $36,364, $28,403, $5,180, $619 and $363 for the years ending December 31, 2005, 2006, 2007, 2008 and 2009, respectively. Such agreements are cancelable under certain circumstances. Payments to Members relating to these commitments have been accounted for as distributions from Members’ capital. Amounts relating to employees have been reflected as “compensation and benefits,” and with respect to the separated businesses, within “income (loss) from discontinued operations” on the consolidated statements of income in the period such expenses are incurred. See Note 19 of Notes to Consolidated Financial Statements for information relating to a commitment made subsequent to December 31, 2004.

The Company has various other contractual commitments arising in the ordinary course of business. In the opinion of management, the consummation of such commitments will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Exchange/Clearinghouse Member Guarantees—The Company is a member of various U.S. and non-U.S. exchanges and clearinghouses that trade and clear securities or futures contracts. Associated with its membership,

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange or the clearinghouse. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral as well as meet minimum financial standards. While the rules governing different exchange or clearinghouse memberships vary, the Company’s guarantee obligations generally would arise only if the exchange or clearinghouse had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange or clearinghouse. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the consolidated financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

Legal—The Company’s businesses, as well as the financial services industry generally, are subject to extensive regulation throughout the world. The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of our businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on its financial condition but might be material to its operating results for any particular period, depending, in part, upon the operating results for such period. As of December 31, 2004, the Company has recorded an accrual for losses for one matter that was settled subsequent thereto.

The Company has received a letter from the NASD as part of what it understands to be an industry investigation relating to gifts and gratuities. In addition, the Company has received a subpoena from the SEC similarly seeking information concerning gifts and entertainment involving a mutual fund company. The Company believes that other broker-dealers have received similar subpoenas. The investigations primarily are focused on the capital markets business that will be part of the separated businesses. These investigations are in their early stages and the Company cannot predict their potential outcomes or estimate any potential loss or range of losses related to them. Accordingly, the Company has not recorded an accrual for losses related to any such judicial, regulatory or arbitration proceedings.

12.    MEMBERS’ EQUITY

Pursuant to the Company’s Operating Agreement, the Company allocates and distributes to its Members a substantial portion of its distributable profits in three monthly installments, as soon as practicable after the end of each fiscal year. Such installment distributions usually begin in February. In addition, other periodic distributions to Members include, as applicable, capital withdrawals, fixed return on Members’ equity and income tax advances made on behalf of Members. Fixed return on Members’ equity includes (i) a fixed rate on Class C Preferred Interests of 8% per annum, (ii) a defined annual rate of return at the broker’s call rate for undistributed payments for services rendered, and (iii) a fixed rate of return of 6% per annum on all other capital excluding certain preferences of Members, as agreed to by all Members. The return on Class C Preferred Interests has been reflected in the consolidated statements of income as “interest expense” (see Note 10 of Notes to Consolidated Financial Statements). The returns on capital (which, exclusive of the interest on mandatorily redeemable preferred stock, aggregated $19,677, $22,061 and $23,991 for the years ended December 31, 2002, 2003 and 2004, respectively) have been reflected as “distributions and withdrawals to Members” on the consolidated statements of changes in Members’ equity.

In addition, Members of the Company (other than in respect of their Class C Preferred Interests) also generally are entitled to participate in goodwill of the Company. The right to participate in goodwill represents the right to share (after payments or reserve for existing preferences of creditors, holders of the Class C Preferred Interests and the capital or capital equivalents of the Members) in the net proceeds of fundamental corporate events, such as a sale of all or substantially all of the assets of the Company or a disposition of a line of business.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

At December 31, 2004, the aggregate preferences of Members exceeds the amount shown on the consolidated statement of financial condition as Members’ equity by approximately $587,000. This amount consists of (i) amounts allocated to the historical partners in respect of the revaluation of the Company’s business as a result of the formation of the predecessor entity to Lazard Group in 1984, (ii) amounts allocated to Members in fiscal years 2002, 2003 and 2004 to reflect the value of additional intangibles not previously recognized in the capital accounts of Lazard Group prior to such years and (iii) the cumulative effect of other charges to Members’ equity reflected in the consolidated statement of financial condition (such as minimum pension liability adjustments) that were not charged to individual Members’ capital accounts. The amounts related to the revaluation and additional intangibles in clauses (i) and (ii) in the preceding sentence are not reflected in the consolidated statement of financial condition. These aggregate preferences, when added together with Members’ equity as shown on the consolidated statement of financial condition, equal the total amount of capital associated with the historical partner interest and working member interests.

13.    REGULATORY AUTHORITIES

LFNY is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the minimum required net capital, as defined, is 2% of aggregate debit items arising from customer transactions or $1,500, whichever is greater. LFNY’s regulatory net capital at December 2002, 2003 and 2004 was $74,875, $146,761 and $83,165, respectively, which exceeded the minimum requirement by $73,375, $145,261 and $81,665, respectively.

Certain U.K. subsidiaries of the Company, LCL, Lazard Brothers & Co., Limited, Lazard Fund Managers Limited, Lazard Asset Management Limited and in 2004, Lazard European Private Equity Partners LLP (the “U.K. Subsidiaries”) are regulated by the Financial Services Authority (“FSA”). At December 31, 2002, 2003 and 2004, the aggregate regulatory net capital of the U.K. subsidiaries was $308,515, $320,312 and $179,963, respectively, which exceeded the minimum requirement by approximately $170,083, $201,603 and $52,578, respectively.

The Financial Advisory activities of Lazard Frères SAS (“LF”) and its wholly owned subsidiaries, including LFB, are authorized by the Comité des Etablissements de Crédit et des Entreprises d’Investissement and are regulated by the Comité de la Réglementation Bancaire et Financière. Supervision is exercised by the Commission Bancaire, which is responsible, in liaison with the Banque de France, for ensuring compliance with the regulations. In this context LF has the status of a bank holding company (“Compagnie Financière”) and LFB is a registered bank (“Etablissement de Crédit”). In addition, the investment services activities of the Paris group, exercised through LFB and other subsidiaries, primarily LFG (asset management) and Fonds Partenaires Gestion (private equity, merchant banking), are subject to regulation and supervision by the Autorité des Marchés Financiers. At December 31, 2002, 2003 and 2004, the consolidated regulatory net capital of LF was $94,300, $137,800 and $149,000, respectively, which exceeded the minimum requirement set for regulatory capital levels by approximately $17,600, $45,000 and $49,000, respectively.

Certain other U.S. and non-U.S. subsidiaries are subject to various other capital adequacy requirements promulgated by various regulatory and exchange authorities in the countries in which they operate. At December 31, 2002, 2003, and 2004, for those subsidiaries with regulatory capital requirements, aggregate net capital of those subsidiaries were $18,612, $28,125 and $26,126, respectively, which exceeded the minimum required capital by $7,508, $14,466 and $15,544, respectively.

At December 31, 2002, 2003 and 2004, each of these subsidiaries individually were in compliance with its regulatory requirements.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

14.    INCOME TAXES

Income taxes reflected on the consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to the Company’s operations apportioned to New York City.

The provisions for income taxes from continuing operations for the years ended December 31, 2002, 2003 and 2004 consist of:

	2002	2003	2004
Current expense:
Foreign	$43,737	$33,505	$23,726
U.S. (UBT)	1,404	3,073	4,094

Total current	45,141	36,578	27,820

Deferred expense (benefit):
Foreign	(4,062)	375	452

Total deferred	(4,062)	375	452

Total	$41,079	$36,953	$28,272

UBT attributable to certain Member distributions has been reimbursed by the Members under an agreement with the Company.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rates on income from continuing operations is set forth below:

	2002	2003	2004
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Rate benefit for U.S. partnership operations	(35.0)	(35.0)	(35.0)
Impact of Foreign operations	11.1	7.7	6.6
State and local (UBT)—net	0.4	0.7	1.1

Effective Income Tax Rate	11.5%	8.4%	7.7%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Such temporary differences are reflected in deferred tax assets and liabilities and are included in “other assets” and “other liabilities,” respectively, on the consolidated statements of financial condition.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the level of historical taxable income, scheduled reversals of deferred taxes, projected future taxable income and tax planning strategies that can be implemented by the Company in making this assessment. At December 31, 2003 and 2004, deferred tax assets of $60,278 and $88,007, respectively, have been offset by a valuation allowance primarily due to the uncertainty of realizing the benefit of certain foreign net operating loss carry-forwards. Considering the cumulative recent historical losses incurred in the U.K., there is uncertainty related to the potential for future taxable profits to be recognized in the U.K., and there are various limitations under U.K. tax law applied to carry-forward losses. Therefore,

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

management has determined that it is more likely than not that such assets will not be realized. As of December 31, 2004, the Company’s foreign subsidiaries have net operating loss carryforwards of approximately $196,000, which may be carried forward indefinitely, subject to various limitations on use which affect the ability to apply such loss carry-forwards to future taxable profits.

Significant components of the Company’s deferred tax assets and deferred tax liabilities at December 31, 2003 and 2004 are as follows:

	2003	2004
Deferred Tax Assets:
Compensation and benefits	$2,483	$5,308
Pensions	7,411	15,919
Depreciation and amortization	878	17
Other	1,669	6,409
Net operating loss and tax credit carryforwards	47,837	64,672

Gross deferred tax assets	60,278	92,325
Valuation allowance	(60,278)	(88,007)

Total deferred tax assets (net of valuation allowance)	$—	$4,318

Deferred Tax Liabilities:
Compensation and benefits	$1,085	$—
Unrealized gains on long-term investments	4,924	3,998
Other	—	40
Depreciation and amortization	15,760	21,158

Total deferred tax liabilities	$21,769	$25,196

15.	DISCONTINUED OPERATIONS

In connection with the separation discussed in Note 19 of Notes to Consolidated Financial Statements, on May 10, 2005 Lazard Group transferred its Capital Markets and Other segment to LFCM Holdings. The disposal qualifies as a discontinued operation under SFAS No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets. Because these operations will be distributed to the working members of Lazard Group, no gain or loss will be recognized on the separation.

The total assets and total liabilities of discontinued operations at December 31, 2003 and 2004 are set forth below:

	December 31,
	2003	2004
Cash and cash equivalents	$108,859	$8,185
Cash and securities segregated for regulatory purposes:
Cash and securities at fair value	35,971	27,200
Restricted cash deposits	4,197
Securities owned—at fair value:
Bonds—Corporate	91,284	67,563
US Government and agency securities pledged as collateral	38,755	98,342
Equities	4,576	44,375
Securities borrowed	891,976	852,266
Securities purchased under agreements to resell	40,891	151,652
Receivables	124,004	164,157
Long-term investments	29,760	56,926
Other assets	52,317	18,009
Swaps and other contractual arrangements	168

Total assets of discontinued operations	$1,422,758	$1,488,675

Securities sold under agreements to repurchase	$72,171	144,301
Securities sold, not yet purchased—at fair value:
Bonds—Corporate	76,480	76,425
US Government and agency securities	20,575	133,775
Equities	13,562	22,281
Securities loaned	616,706	624,918
Senior borrowings	3,893	3,280
Payables	92,062	90,836
Accrued compensation and benefits	55,241	52,247
Other liabilities	163,657	57,547
Minority interest	143	16,810

Total liabilities of discontinued operations	$1,114,490	$1,222,420

Operating results of the Capital Markets and Other segment were as follows:

	Year Ended December 31,
	2002	2003	2004
Net revenue	$174,185	$130,442	$179,475

Pre-tax income (loss)	$17,800	$(49,367)	$(10,429)
Income taxes (benefit)	(2,496)	7,468	103

Income (loss) from discontinued operations (net of tax)	$20,296	$(56,835)	$(10,532)

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

16.    SEGMENT OPERATING RESULTS

The Company’s reportable segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments’ transactions. Each segment is reviewed to determine the allocation of resources and to assess its performance. Prior to May 10, 2005 in reporting to management, the Company’s business results were categorized into the following three segments: Financial Advisory, Asset Management and Capital Markets and Other. Financial Advisory includes providing advice on mergers, acquisitions, restructurings and other financial matters. Asset Management includes the management of equity and fixed income securities and merchant banking funds. Capital Markets and Other consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of France and specified non-operating assets and liabilities. In addition, the Company records selected other activities in Corporate, including cash and marketable investments, certain long-term investments, and LFB. LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include commercial banking, the management of the treasury positions of the Company’s Paris House through its money market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of LFG and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. The Company also allocates outstanding indebtedness to Corporate. On May 10, 2005, the Capital Markets and Other segment was separated in connection with the separation discussed in Note 1 of Notes to Consolidated Financial Statements and represents discontinued operations of the Company. See Note 15 of Notes to Consolidated Financial Statements for additional information regarding discontinued operations.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 2 of Notes to Consolidated Financial Statements.

The Company’s segment information for the years ended December 31, 2002, 2003 and 2004 is prepared using the following methodology:

•	Revenue and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount, square footage and other factors.

•	Segment assets are based on those directly associated with each segment, and include an allocation of certain assets relating to various segments, based on the most relevant measures applicable, including headcount, square footage and other factors.

The Company allocates trading gains and losses, investment gains and losses, interest income and interest expense among the various segments based on the segment in which the underlying asset or liability is reported.

Each segment’s operating expenses include (i) compensation and benefits expenses that are incurred directly in support of the businesses and (ii) other operating expenses, which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

The Company evaluates segment results based on net revenue and operating income.

There were no clients for the years ended December 31, 2002, 2003 and 2004 that individually constituted more than 10% of total revenue.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Management believes that, with respect to its continuing operations, the following information provides a reasonable representation of each segment’s contribution to net revenue, operating expenses, operating income and total assets. Certain prior year amounts have been reclassified to conform to the manner of presentation in the current year.

		As of or for the Year Ended December 31,
		2002	2003	2004
Financial Advisory	Net Revenue	$532,896	$690,967	$655,200
	Operating Expenses (a)	330,802	380,250	443,682

	Operating Income	$202,094	$310,717	$211,518

	Total Assets	$222,653	$339,454	$380,331

Asset Management	Net Revenue	$454,683	$350,348	$417,166
	Operating Expenses (a)	298,617	239,888	282,029

	Operating Income	$156,066	$110,460	$135,137

	Total Assets	$252,629	$198,692	$245,449

Corporate	Net Revenue	$4,515	$11,627	$22,464
	Operating Expenses (a)	4,814	(5,932)	1,295

	Operating Income	$(299)	$17,559	$21,169

	Total Assets	$947,950	$1,296,325	$1,384,769

Total	Net Revenue	$992,094	$1,052,942	$1,094,830
	Operating Expenses (a)	634,233	614,206	727,006

	Operating Income	$357,861	$438,736	$367,824

	Total Assets (b)	$1,423,232	$1,834,471	$2,010,549

(a)	Operating expenses include depreciation and amortization as set forth in table below.

	Year Ended December 31,
	2002	2003	2004
Financial Advisory	$4,138	$5,686	$4,792
Asset Management	4,475	1,638	1,871
Corporate	3,109	4,588	7,980

Total Continuing Operations (excluding amounts relating to discontinued operations of $434, $2,082 and $2,295, respectively)	$11,722	$11,912	$14,643

(b)	Excludes assets of discontinued operations of $1,037,493, $1,422,758 and $1,488,675 at December 31, 2002, 2003 and 2004, respectively.

Geographic Information

Due to the highly integrated nature of international financial markets, the Company manages its business based on the profitability of the enterprise as a whole. The Company’s revenue and identifiable assets are generally allocated based on the country or domicile of the legal entity providing the service.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

The following table sets forth the net revenue from and identifiable assets for continuing operations of the Company and its consolidated subsidiaries by geographic region allocated on the basis described above.

	As of or for the Year Ended December 31,
	2002	2003	2004
Net Revenue:
North America	$523,265	$559,447	$537,504
United Kingdom	135,683	121,699	171,200
France	177,436	164,903	188,586
Other Western Europe	118,567	178,424	175,065
Rest of World	37,143	28,469	22,475

Total	$992,094	$1,052,942	$1,094,830

Identifiable Assets:
North America	$278,236	$486,039	$427,706
United Kingdom	131,958	189,026	288,656
France	871,000	939,112	1,078,614
Other Western Europe	119,416	194,250	182,144
Rest of World	22,622	26,044	33,429

Total (a)	$1,423,232	$1,834,471	$2,010,549

(a)	Excludes assets of discontinued operations of $1,037,493, $1,422,758 and $1,488,675 at December 31, 2002, 2003 and 2004, respectively.

17.    PANMURE GORDON—ASSET ACQUISITION

In January 2004, a subsidiary of the Company acquired certain assets, net of certain liabilities, of West LB Panmure Limited, an unrelated entity in the U.K. Subsequent to the acquisition, the acquired business became part of the Company’s former Capital Markets and Other segment, operating as Panmure Gordon, a division of LCL. Panmure Gordon provides clients with corporate finance advisory services, corporate broking capabilities and equity sales and trading. The total purchase price allocated to the net assets of the business acquired was $1,580 related to legal costs incurred to complete the transaction. The fair value of the net assets acquired over the purchase price of those net assets amounted to $5,658. In accordance with SFAS No. 141, Business Combinations, the Company recognized an extraordinary gain of $5,507 after reducing long-lived assets principally representing property to $0. See Note 19 of Notes to Consolidated Financial Statements for further information relating to Panmure Gordon.

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The majority of the Company’s assets and liabilities are recorded at fair value or at amounts that approximate fair value. Such assets and liabilities include: cash and cash equivalents, cash and securities segregated for regulatory purposes, marketable investments and long-term investments, securities purchased under agreements to resell and securities sold under agreements to repurchase, securities owned and securities sold, not yet purchased, swaps and other contractual agreements, receivables and payables, and other short-term borrowings and payables (also see discussion in Note 2 of Notes to Consolidated Financial Statements).

The fair value of certain of the Company’s other assets and liabilities are disclosed below.

Subordinated Loans—The Company’s subordinated loans are recorded at historical amounts. The fair value of the Company’s subordinated loans was estimated using a discounted cash flow analysis based on the Company’s current borrowing rates for similar types of borrowing arrangements. At December 31, 2004, the carrying value of the Company’s subordinated loans approximated fair value.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

Mandatorily Redeemable Preferred Stock—The Company’s mandatorily redeemable preferred stock is recorded at $100,000 which approximates fair value. The fair value was estimated using a discounted cash flow analysis based on the Company’s current borrowing rates for similar types of borrowing arrangements and the Company’s ability to redeem the preferred stock at its option. At December 31, 2003 and 2004, the estimated fair value of the Company’s mandatorily redeemable preferred stock approximated the carrying value.

19.    SUBSEQUENT EVENTS

Equity Public Offering—Effective May 10, 2005 the Company caused Lazard Ltd, a Bermuda company, to proceed with an equity public offering involving a portion of the Company’s business as well as certain financing transactions. The historical consolidated financial statements reflect the historical results of operations and financial position of the Company for all years presented. In accordance with U.S. GAAP, the assets and liabilities of the separated businesses have been segregated and reported as “assets of discontinued operations” and “liabilities of discontinued operations” respectively, in the accompanying consolidated statements of financial condition, and the related results of operations are reported as discontinued operations in the accompanying consolidated statements of income for all periods presented. See Note 15 of Notes to Consolidated Financial Statements for additional information relating to discontinued operations.

The Company’s historical financial statements do not reflect what the results of operations and financial position of the Company would have been had it been a stand-alone, public company for the years presented. Specifically, the historical results of operations do not give effect to the following matters:

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of the Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income historically has not reflected payments for services rendered by its managing directors. After the consummation of the equity public offering, Lazard Group will include all payments for services rendered by its managing directors in compensation and benefits expense in future periods.

In addition, the accompanying consolidated financial statements do not include a provision for U.S. corporate federal income taxes because the Company has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, the Company’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., the Company historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on the Company’s historical consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to the Company’s operations apportioned to New York City.

In addition, the business alliance agreement entered into between the Company and LFCM Holdings LLC, a newly-formed Delaware limited liability company that holds the businesses separated from Lazard Group in connection with the equity public offering, or “LFCM Holdings,” granted the Company the option to acquire the North American and European fund management activities of Lazard Alternative Investments Holdings LLC (“LAI”), the subsidiary of LFCM Holdings that owns and operates all of LFCM Holdings’ merchant banking activities, exercisable at any time prior to the ninth anniversary of the consummation of the equity public offering for a total price of $10,000. The option may be exercised by Lazard Group in two parts, consisting of an $8,000 option to purchase the North American merchant banking activities and a $2,000 option to purchase the European merchant banking activities. LAI’s merchant banking activities initially consist of the merchant banking management and general partner entities, together with the Company’s direct investments in related funds, that were transferred to LFCM Holdings pursuant to or in anticipation of the separation.

LAZARD GROUP LLC (FORMERLY LAZARD LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, unless otherwise noted)

On February 25, 2005, Lazard Group formed a new private equity fund, Corporate Partners II Limited, with $1 billion of institutional capital commitments and a $100 million capital commitment from Lazard Group, the principal portion of which may require funding at any time through 2010. Pursuant to the master separation and business alliance agreements, following the completion of the separation, this fund is being managed by a subsidiary of LFCM Holdings, and Lazard Group retained a capital commitment to the fund and is entitled to receive the carried interest distributions made by the fund (other than the carried interest distributions made to investment professionals who manage the fund).

The business alliance agreement provides the Company with certain governance rights with respect to LAI and provides for support by LFCM Holdings of the business of LAI. With respect to historic investments and funds transferred to LFCM Holdings as part of the separation, profits realized prior to the option exercise are for the account of LFCM Holdings whereas profits realized after the exercise of the option are for the account of Lazard Group. Lazard Group intends to invest capital in future funds to be managed by LFCM Holdings’ subsidiaries and is entitled to receive incentive fee payments from such funds, as well as profits related to such investments, if any, irrespective of whether it exercises its purchase option.

The Company used the net proceeds of the equity public offering and financing transactions primarily to (i) redeem membership interests held by the historical partners based on their total capital, including preferences (Note 12 of Notes to Consolidated Financial Statements), (ii) capitalize the separated businesses, and (iii) repay the 7.53% Senior Notes due 2011 in aggregate principal amount of $50,000 (Note 8 of Notes to Consolidated Financial Statements).

Panmure Gordon—On April 26, 2005, Lazard Group completed the sale of Panmure Gordon & Co., Limited (“Panmure Gordon”) to Durlacher Corporation PLC, a U.K. broking firm (“Durlacher”). As part of the April 2005 transaction, Lazard Group received an ownership interest of 32.8% in Durlacher, which was transferred to LFCM Holdings in connection with the separation. Lazard Group and LFCM Holdings have agreed to share any cash proceeds, to be derived prior to May 2013, from any subsequent sale by LFCM Holdings of the shares it owns in Durlacher.

Commitment to New Private Equity Fund—In July 2005, LFCM Holdings formed a new private equity fund. The first closing of the fund has the ability to raise up to a maximum of $550,000 of capital commitments, including a minimum and maximum capital commitment from Lazard Group of $10,000 to approximately $27,000, respectively, the principal portion of which will require funding at any time through 2008.

******

LAZARD GROUP LLC

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

JUNE 30, 2005

(UNAUDITED)

($ in thousands)

ASSETS
Cash and cash equivalents	$319,948
Cash and securities segregated for regulatory purposes	23,328
Marketable investments	11,146
Securities purchased under agreements to resell	15,115
Securities owned—at fair value:
Bonds—Corporate	292,794
Non-U.S. Government and agency securities	29,865
Equities	4,587

327,246

Swaps and other contractual agreements	268
Receivables—net:
Fees	264,640
Customers	83,639
Banks	629,617
Related parties	43,733
Other	1,931

1,023,560

Long-term investments	87,602
Other investments	8,313
Property—net of accumulated amortization and depreciation of $148,519	173,933
Goodwill	16,283
Other assets	91,541

Total assets	$2,098,283

See notes to unaudited condensed consolidated financial statements.

LAZARD GROUP LLC

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION—(Continued)

JUNE 30, 2005

(UNAUDITED)

($ in thousands)

LIABILITIES AND MEMBERS’ EQUITY (DEFICIENCY)
Securities sold under agreements to repurchase	$15,055
Swaps and other contractual agreements	5,787
Payables:
Banks	745,206
Customers	149,284
Brokers and dealers	10
Related parties	61,280

955,780

Accrued compensation and benefits	176,972
Senior borrowings	1,017,699
Capital lease obligations	38,537
Other liabilities	545,704
Subordinated borrowings	200,000

Total liabilities	2,955,534

Commitments and contingencies
Minority interest	99,874
Members’ equity (deficiency) (including $(20,208) of accumulated other comprehensive income (loss), net of tax)	(957,125)

Total liabilities and members’ equity (deficiency)	$2,098,283

See notes to unaudited condensed consolidated financial statements.

LAZARD GROUP LLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2004 AND 2005

(UNAUDITED)

($ in thousands)

	Six Months Ended June 30,
	2004	2005
REVENUE
Investment banking and other advisory fees	$263,123	$363,698
Money management fees	186,846	201,225
Commissions	7,330	7,785
Trading gains and losses—net	1,177	2,549
Underwriting	10,228	5,529
Investment gains and losses, non-trading—net	6,596	2,914
Interest income	13,572	14,050
Other	11,239	8,655

Total revenue	500,111	606,405
Interest expense	20,141	28,943

Net revenue	479,970	577,462

OPERATING EXPENSES
Compensation and benefits (and, commencing May 10, 2005, distributions to profit participation members)(*)	219,963	267,029
Premises and occupancy costs	36,605	33,852
Professional fees	20,675	23,566
Travel and entertainment	24,537	20,105
Communications and information services	14,351	14,892
Equipment costs	10,086	9,568
Other	17,900	20,370

Total operating expenses	344,117	389,382

OPERATING INCOME FROM CONTINUING OPERATIONS(*)	135,853	188,080

Provision for income taxes	12,342	31,033

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST(*)	123,511	157,047
Minority interest	40,710	13,792

INCOME FROM CONTINUING OPERATIONS(*)	82,801	143,255
INCOME (LOSS) FROM DISCONTINUED OPERATIONS(*) (net of income tax provision of $398 and $3,077)	6,108	(17,168)
EXTRAORDINARY GAIN	5,507	—

NET INCOME ALLOCABLE TO MEMBERS (*)	$94,416	$126,087

(*) Excludes with respect to periods ended prior to May 10, 2005, payments for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically has been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense.

See notes to unaudited condensed consolidated financial statements.

LAZARD GROUP LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2004 AND 2005

(UNAUDITED)

($ in thousands)

	Six Months Ended June 30,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income allocable to members	$ 94,416	$126,087
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash charges included in net income:
Depreciation and amortization	7,042	7,895
Minority interest	40,710	13,792
(Increase) decrease in operating assets:
Cash and securities segregated for regulatory purposes	1,098	(13,385)
Securities purchased under agreements to resell	115,146	(14,135)
Securities owned, at fair value and swaps and other contractual agreements	(41,767)	18,111
Receivables	(247,598)	(367,620)
Marketable and long-term investments	124,676	160,039
Other assets	(98)	189
Assets of discontinued operations	(60,880)	1,485,363
Increase (decrease) in operating liabilities:
Securities sold under agreements to repurchase	6,420	(33,062)
Securities sold, not yet purchased, at fair value and swaps and other contractual agreements	(2,804)	1,525
Payables	34,086	522,722
Accrued compensation and other liabilities	77,071	190
Liabilities of discontinued operations	131,526	(1,223,257)

Net cash provided by operating activities	279,044	684,454

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property	(5,363)	(1,833)
Disposals and retirements of property	971	829

Net cash used in investing activities	(4,392)	(1,004)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common ownership interests to Lazard Ltd		871,656
Proceeds from issuance of equity security units, net of expenses of $15,941		421,559
Distributions to members and capital withdrawals	(273,059)	(422,088)
Purchase contracts relating to equity security units		(6,013)
Settlement of interest rate hedge		(10,844)
Redemption of historical partner interests (including mandatorily redeemable preferred stock of $100,000)		(1,617,032)
Distribution of separated businesses		(248,384)
Distribution to LAZ-MD Holdings and LFCM Holdings		(150,000)
Indemnity from LFCM Holdings relating to U.K. pension		54,203
Proceeds from issuance of Lazard Group senior notes, net of original issue discount and other expenses of $4,010		545,990
Proceeds from other senior borrowings	8,043	14,418
Repayment of senior borrowings, including make-whole payment of $7,650		(59,366)
Repayment of senior borrowings of discontinued operations	(2,410)
Repayment of capital lease obligations	(7,035)	(7,668)
Capital contributions and distributions relating to minority interest stockholders, net	(92,059)	(48,112)

Net cash used in financing activities	(366,520)	(661,681)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	16,278	(7,574)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(75,590)	14,195
CASH AND CASH EQUIVALENTS—January 1	242,032	305,753

CASH AND CASH EQUIVALENTS—June 30	$166,442	$319,948

See notes to unaudited condensed consolidated financial statements.

LAZARD GROUP LLC

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIENCY)

FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2005

(UNAUDITED)

($ in thousands)

	Members’ Equity (Deficiency)	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Members’ Equity (Deficiency)
Balance—January 1, 2005	$366,740	$18,058	$384,798

Comprehensive income (loss):

Net income allocable to members	126,087		126,087

Other comprehensive income (loss)—net of tax:

Currency translation adjustments		(27,422)	(27,422)

Interest rate hedge		(10,844)	(10,844)

Comprehensive income (loss)			87,821

Distribution of net assets of separated businesses	(248,384)		(248,384)

Indemnity from LFCM Holdings relating to U.K. pension	54,203		54,203

Net proceeds from sale of common membership interests to Lazard Ltd, including $32,921 issued in cashless exchange	871,656		871,656

Distributions and withdrawals to members	(422,088)		(422,088)

Redemption of historical partner interests	(1,517,032)		(1,517,032)

Costs related to issuance of purchase contracts associated with equity security units	(12,086)		(12,086)

Present value of purchase contracts associated with equity security units	(6,013)		(6,013)

Distribution to LAZ-MD Holdings and LFCM Holdings	(150,000)		(150,000)

Balance—June 30, 2005	$(936,917)	$(20,208)	$(957,125)

See notes to unaudited condensed consolidated financial statements.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except membership interest amounts, unless otherwise noted)

1.	BASIS OF PRESENTATION AND ORGANIZATION

Organization

The accompanying unaudited condensed consolidated financial statements of Lazard Group LLC (a Delaware limited liability company, formerly known as Lazard LLC and collectively referred to with its subsidiaries as “Lazard Group” or the “Company”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. (“U.S. GAAP”) for complete financial statements and should be read in conjunction with the accompanying audited consolidated financial statements and notes thereto. The accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Preparing financial statements requires management to make estimates and assumptions that affect the amounts that are reported in the financial statements and the accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that Lazard Group may undertake in the future, actual results may be different than the estimates. The consolidated results of operations for the six month period ended June 30, 2005 are not necessarily indicative of the results to be expected for any future period or the full fiscal year.

Lazard Ltd is a Bermuda holding company that was incorporated in October 2004. Pursuant to a Registration Statement on Form S-1 (File No. 333-121407) declared effective by the SEC on May 4, 2005 (the “Registration Statement”) for the initial public offering of shares of Lazard Ltd’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), Lazard Ltd issued on May 10, 2005, at $25 per share, 34,183,162 shares of its Class A Common Stock in a registered initial public offering (the “equity public offering”). In addition, on May 10, 2005, pursuant to the IXIS Placements (see Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements) and the cashless exchange of certain of the interests of Lazard’s chief executive officer in Lazard Group with Lazard Ltd, Lazard Ltd issued 2,000,000 shares of its Class A Common Stock and 1,316,838 shares of its Class A Common Stock, respectively. These issuances, together with the 34,183,162 shares of Class A Common Stock issued pursuant to the equity public offering, resulted in Lazard Ltd having 37,500,000 shares of its Class A Common Stock outstanding. Lazard Ltd, through a number of newly-formed, wholly-owned subsidiaries, contributed the net proceeds from the equity public offering, along with the net proceeds it received from the financing transactions (as described in Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements), to Lazard Group in exchange for 37,500,000 Lazard Group common membership interests, representing 37.5% of all outstanding Lazard Group common interests as of May 10, 2005 (and as of June 30, 2005), and, through its control of the managing member of Lazard Group, controls Lazard Group.

Lazard Group is governed by an Operating Agreement (the “Operating Agreement”), dated as of May 10, 2005.

Lazard Group’s current principal activities are divided into two business segments:

•	Financial Advisory, which includes providing advice on mergers, acquisitions, restructurings and other financial matters, and

•	Asset Management, which includes the management of equity and fixed income securities and merchant banking funds.

In addition, Lazard Group records selected other activities in Corporate, including cash and marketable investments, certain long-term investments, and the commercial banking activities of Lazard Group’s Paris-based Lazard Frères Banque SA (“LFB”). LFB is a registered bank regulated by the Banque de France. LFB’s primary operations include the management of the treasury positions of Lazard Group’s Paris House through its money

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

market desk and, to a lesser extent, credit activities relating to securing loans granted to clients of Lazard Frères Gestion SAS (“LFG”) and custodial oversight over assets of various clients. In addition, LFB also operates many support functions of the Paris House. Lazard Group also allocates outstanding indebtedness to Corporate.

Prior to May 10, 2005, Lazard Group also had a business segment called Capital Markets and Other, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services and merchant banking fund management activities outside of France as well as other specified non-operating assets and liabilities. As described below, this business segment’s assets and liabilities (referred to below as the “separated businesses”) were separated from Lazard Group on May 10, 2005, and the assets, liabilities and operating results of this former segment are reflected as discontinued operations for all periods prior to May 10, 2005. We refer to the transfer of the separated businesses as the “separation.”

The condensed consolidated financial statements include Lazard Group and its principal operating subsidiaries: Lazard Frères & Co. LLC (“LFNY”), a New York limited liability company, along with its subsidiaries, including Lazard Asset Management LLC and its subsidiaries (collectively referred to as “LAM”); Lazard Frères SAS and Maison Lazard SAS, French limited liability companies, along with their respective subsidiaries, including LFB and LFG (collectively referred to as “LFP”); and Lazard & Co., Limited (“LCL”), through Lazard & Co., Holdings Limited, an English private limited company (“LCH”); together with their jointly-owned affiliates and subsidiaries.

The Separation and Recapitalization Transactions

On May 10, 2005, Lazard Group and Lazard Ltd completed the separation and recapitalization transactions, including the financing transactions described in Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

The Separation

In the separation, Lazard Group transferred the separated businesses to LFCM Holdings LLC (“LFCM Holdings”) through several steps. First, LAZ-MD Holdings LLC (“LAZ-MD Holdings”) was formed as the new holding company for Lazard Group. Pursuant to this formation, all of the persons who were members of Lazard Group prior to the formation became members of LAZ-MD Holdings and ceased to hold any membership interests in Lazard Group. Lazard Group then contributed the separated businesses to LFCM Holdings, which was then a subsidiary of Lazard Group, and distributed all of the LFCM Holdings interests to LAZ-MD Holdings. After the redemption of the historical partners described below, LAZ-MD Holdings distributed all of the LFCM Holdings interests to its members. Accordingly, after the separation, LFCM Holdings was wholly owned by the members of LAZ-MD Holdings, including Lazard Group’s managing directors at the time of the separation.

In the separation, Lazard Group retained all of its Financial Advisory and Asset Management businesses. In addition, under the business alliance agreement, dated as of May 10, 2005, between Lazard Group and LFCM Holdings (the “business alliance agreement”), Lazard Group was granted the option to acquire the North American and European merchant banking businesses of LFCM Holdings (see Note 4 of Notes to Unaudited Condensed Consolidated Financial Statements).

The Recapitalization

On the same day as the separation, LAZ-MD Holdings and Lazard Group effected a recapitalization of their companies. The recapitalization had three principal parts—the financing transactions, the redemption of the historical partner interests and mandatorily redeemable preferred interests of Lazard Group and the issuance of

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

LAZ-MD Holdings exchangeable interests to working members. “Historical partners” refers to certain former members of Lazard Group that existed prior to the recapitalization, which consisted of Eurazeo S.A., descendants and relations of Lazard Group’s founders, several historical partners of Lazard Group’s predecessor entities, several current and former managing directors and the other members of these classes. “Working members” refers to members of Lazard Group that existed prior to the recapitalization, which consisted of current and former managing directors of Lazard Group and the separated businesses.

The Financing Transactions

On May 10, 2005, Lazard completed the financing transactions, which consisted of:

•	the equity public offering,

•	the initial offering of equity security units (the “ESU offering”),

•	the private offering of Lazard Group senior notes, and

•	the private placement of securities to IXIS—Corporate & Investment Bank (“IXIS”).

For a further description of the financing transactions, see Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

Lazard used the net proceeds from the financing transactions primarily to:

•	redeem Lazard Group membership interests, including Lazard Group’s mandatorily redeemable preferred stock, held by the historical partners for $1,617,032 (including the value of certain membership interests that were redeemed for specific Lazard Group long-term investments valued at $39,774 in lieu of cash and the value of our chief executive officer’s historical interests ($32,921), which were exchanged for shares of Class A Common Stock in lieu of cash),

•	capitalize LFCM Holdings and LAZ-MD Holdings in the amount of $67,000 and $83,000, respectively,

•	repay the 7.53% senior notes due 2011 in aggregate principal amount of $50,000 as well as a related “make-whole” payment of $7,650, and

•	pay transaction fees and expenses.

The Redemption of the Historical Partners’ Interests

As noted above, a primary purpose of the financing transactions was the redemption of the historical partners’ interests. Prior to the separation and recapitalization, Lazard Group had three general classes of membership interests:

•	the working member interests, which were owned by working members and consisted of capital and the right to participate in profit and goodwill of Lazard Group,

•	the historical partner interests, which were owned by the historical partners and consisted of capital and the right to participate in profit and goodwill of Lazard Group, and

•	the mandatorily redeemable preferred interests, which were owned by certain of the historical partners and consisted of the right to a preferred dividend of 8% per annum and a fixed liquidation amount.

As part of the recapitalization transactions, historical partner interests and preferred interests generally were redeemed for cash.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

Exchange of Working Member Interests for LAZ-MD Holdings Interests

In connection with the formation of LAZ-MD Holdings, the working member interests were exchanged with LAZ-MD Holdings for limited liability company interests in LAZ-MD Holdings. Each holder of a working member interest at the time of the separation and recapitalization transactions received, in exchange for his or her working member interest, a redeemable capital interest in LAZ-MD Holdings consisting of an equivalent amount of capital of LAZ-MD Holdings, an exchangeable interest in LAZ-MD Holdings and, if applicable, a right to receive distributions from LAZ-MD Holdings. The former holders of working member interests hold all of the limited liability company interests in LAZ-MD Holdings.

The separation and recapitalization transactions were consummated pursuant to the master separation agreement, dated as of May 10, 2005, by and among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings.

Basis of Presentation

Lazard Group’s historical condensed consolidated financial statements do not reflect what the results of operations and financial position of Lazard Group would have been as a stand-alone public company for the periods presented. Specifically, prior to May 10, 2005 the historical results of operations of Lazard Group do not give effect to the following matters:

•	Payments for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically had been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense, and distributions to profit participation members. As a result, prior to May 10, 2005, Lazard Group’s operating income included within the accompanying unaudited consolidated financial statements historically has not reflected payments for services rendered by its managing directors. Subsequent to the consummation of the equity public offering and the financing transactions as described in Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements below, Lazard Group now includes all payments for services rendered by its managing directors and distributions to profit participation members in compensation and benefits expense.

•	Payments for services rendered by managing directors of LAM (and employee members of LAM) had, prior to May 10, 2005, been accounted for as minority interest expense and since that date such payments, together with distributions to profit participation members, have been included within compensation and benefits expense.

In addition, the accompanying condensed consolidated financial statements of Lazard Group do not include a provision for U.S. corporate federal income taxes, because Lazard Group operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income had not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically had operated principally through subsidiary corporations and had been subject to local income taxes. Accordingly, income taxes reflected within Lazard Group’s results of operations included within the accompanying unaudited condensed consolidated financial statements are attributable to taxes incurred in non-U.S. entities and to UBT attributable to Lazard Group’s operations apportioned to New York City.

In accordance with U.S. GAAP, the results of operations of the separated businesses are reported as discontinued operations in the condensed consolidated statements of income for all periods presented. See Note 14 of Notes to Unaudited Condensed Consolidated Financial Statements for additional information relating to discontinued operations.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

2.	EQUITY PUBLIC OFFERING AND OTHER FINANCING TRANSACTIONS

Equity Public Offering—As described above, on May 10, 2005, Lazard Ltd consummated its equity public offering pursuant to the Registration Statement. The aggregate gross proceeds relating to the offering amounted to $854,579, and net proceeds to Lazard Ltd, after $65,844 of expenses incurred by Lazard Ltd in connection with the issuance and distribution of the Class A Common Stock (including underwriting discounts and commission, expenses paid to the underwriters and certain other expenses), was $788,735. Lazard Ltd contributed all the net proceeds from this offering to Lazard Group in exchange for a controlling interest in Lazard Group.

Other Financing Transactions—On May 10, 2005, Lazard also completed the other financing transactions which are described below.

ESU Offering—Concurrently with the equity public offering, Lazard Ltd issued, for $25 per unit, equity security units (the “ESUs”) for an aggregate offering amount of $287,500 (and net proceeds of $276,535) in the ESU offering. Each unit consists of (a) a contract which obligates holders to purchase, and Lazard Ltd to sell, on May 15, 2008, a number of newly-issued shares of Class A Common Stock equal to a settlement rate based on the trading price of Class A Common Stock during a period preceding that date and (b) a 1/40, or 2.5%, ownership interest in a senior note of an affiliate, Lazard Group Finance LLC, a Delaware limited liability company (“Lazard Group Finance”), with a principal amount of $1 (the “Lazard Group Finance senior notes”).

Lazard Ltd will make quarterly contract adjustment payments on the purchase contracts at an annual rate of 0.505% commencing August 15, 2005, subject to its right to defer these payments. In general, during any period in which it defers contract adjustment payments, Lazard Ltd cannot declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock. In connection with the quarterly contract adjustment payments on the purchase contracts, Lazard Ltd recorded a liability as of May 10, 2005 for $6,013 for the present value of such payments (including the similar contract adjustment payments related to IXIS as described below), with a corresponding charge to additional paid-in-capital. The liability will accrete over the three year period ending May 15, 2008, with a corresponding charge to interest expense. (See Note 11 of Notes to Unaudited Condensed Consolidated Financial Statements for amounts payable to Lazard Ltd subsidiaries.)

The Lazard Group Finance senior notes, which bear interest at annual rate of 6.12%, will mature (a) in the event of a successful remarketing, on any date no earlier than May 15, 2010 and no later than May 15, 2035, as we may elect, (b) in the event of a failed remarketing, on May 15, 2008 (the “stock purchase date”), and (c) otherwise on May 15, 2035. Lazard Group Finance used the proceeds from the ESU offering to purchase senior notes from Lazard Group (the “Lazard Group notes”) with a principal amount of $287,500. The Lazard Group notes, which have substantially similar terms to the Lazard Group Finance senior notes, are pledged to secure the obligations of the Lazard Group Finance senior notes.

The ability of Lazard Group Finance to pay its obligations under the Lazard Group Finance senior notes depends on its ability to obtain interest and principal payments on the Lazard Group notes. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of Lazard Group to transfer funds to Lazard Group Finance in the form of principal or interest payments, loans or advances. There are no provisions in either the Lazard Group Finance indenture or the Lazard Group Finance senior notes that protect the holders in the event that Lazard Group incurs substantial additional indebtedness.

Upon a remarketing of the Lazard Group Finance senior notes, in which the applicable interest rate, payment dates and maturity date on the notes will be reset and the notes remarketed, the interest rate, payment

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

dates and maturity date on the Lazard Group notes also will be reset on the same terms such that the interest rate, payment dates and maturity date on the Lazard Group notes are the same as those for the Lazard Group Finance senior notes.

IXIS Placements—Under the IXIS placements, IXIS, which is a subsidiary of Caisse Nationale des Caisses d’Epargne, purchased an aggregate of $200,000 of Lazard Ltd securities on May 10, 2005, $150,000 of which were equity security units (the “IXIS ESU placement”) and $50,000 of which were shares of Class A Common Stock. The terms of the equity security units issued in connection with the IXIS ESU placement are the same as the equity security units described above. The price per security paid by IXIS was equal, in the case of shares of Class A Common Stock, to the price per share in the equity public offering and, in the case of equity security units, the price per unit in the ESU offering. Lazard Group Finance used the net proceeds from the IXIS ESU placement to purchase Lazard Group notes with a principal amount of $150,000. Lazard Ltd contributed the net proceeds from the sale of Class A Common Stock to Lazard Group.

Lazard Group Senior Notes—Concurrent with the equity public offering, Lazard Group issued, in a private placement, $550,000 aggregate principal amount of 7.125% senior notes due May 15, 2015 (the “Lazard Group senior notes”). The Lazard Group senior notes were issued net of original issue discount of $435. Interest on the notes is due May 15 and November 15 of each year, commencing on November 15, 2005. The notes are unsecured. A registration rights agreement, dated as of May 10, 2005, among Lazard Group and the initial purchasers of the Lazard Group senior notes provides the holders of the Lazard Group senior notes with registration rights. In that agreement Lazard Group agreed to register the offer and sale, in exchange for the privately-placed notes, substantially identical notes (the “exchange notes”). In connection therewith, on July 21, 2005, Lazard Group filed a registration statement on Form S-4 with the SEC to register the offer and sale of the exchange notes.

The indenture governing the Lazard Group senior notes contains covenants that limit Lazard Group’s ability and that of its subsidiaries, subject to important exceptions and qualifications, to, among other things, create a lien on any shares of capital stock of any designated subsidiary, and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries. The indenture also contains a customary make-whole provision in the event of early redemption.

In connection with the issuance of the Lazard Group senior notes, on April 1, 2005, Lazard Group entered into an interest rate forward agreement with a bank for a notional amount of $650,000. By entering into this interest rate forward agreement, Lazard Group was able to ensure that the base rate (excluding market-driven credit spreads) on the Lazard Group senior notes would be no greater than 4.5%. Lazard Group settled the interest rate forward agreement with the bank as of May 9, 2005, which required a payment by Lazard Group of $13,004. Of this amount, $11,003 was deemed to be the effective portion of the hedge and has been recorded within other comprehensive income (loss) and will be amortized as a charge to interest expense over the ten year term of the Lazard Group senior notes. The remaining $2,001 was charged to interest expense. In addition, of the amount recorded as other comprehensive income, $159 was amortized during the period May 10, 2005 through June 30, 2005 and is included within interest expense.

Credit Facilities—Concurrent with the equity public offering, Lazard Group entered into a five year, $125,000 senior revolving credit facility with a group of lenders. As of June 30, 2005, $10,000 was outstanding under this credit facility. In addition, Lazard Group entered into a commitment letter dated April 14, 2005 that provides that, subject to customary conditions precedent for transactions of this nature, including regulatory approval, a group of lenders will provide a separate $25,000 subordinated credit facility for LFNY, our U.S.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

broker dealer subsidiary. The LFNY facility will be a four-year revolving credit facility, and then converts to a term loan facility for an additional year. This commitment letter, as extended, expires September 29, 2005. We are in discussions with the NASD and the lenders concerning the terms of the LFNY facility and plan to seek an extension of the commitment letter. Both the $125,000 senior revolving credit facility and the $25,000 subordinated credit facility bear interest at either a Eurodollar or Federal Funds rate, plus an applicable margin, which varies from 125 to 200 basis points, depending on Lazard Group’s rating as determined by designated rating agencies.

The senior revolving credit facility contains customary affirmative and negative covenants and events of default for facilities of this type, and we expect that the LFNY facility will as well. The senior revolving credit facility, among other things, limits the ability of the borrower to incur debt, grant liens, pay dividends, enter into mergers or to sell all or substantially all of its assets and contains financial covenants that must be maintained. We expect that the LFNY facility will contain similar restrictions and covenants for a facility of its type. Upon approval by the NASD, the LFNY facility will qualify as a satisfactory subordination agreement in accordance with the applicable NASD rules and regulations.

3.	STRATEGIC ALLIANCE IN ITALY

Alliance in Italy—In September 2002, Lazard Group and Banca Intesa S.p.A. (“Intesa”) announced an agreement to form a strategic alliance (the “Strategic Alliance”), pursuant to which, in January 2003, Intesa effectively became a 40% partner in Lazard Group’s business in Italy. Pursuant to the terms of the Strategic Alliance, Intesa made a $100,000 investment in Lazard Group’s business in Italy, and purchased a $50,000 subordinated promissory note issued by Lazard Group’s business in Italy. The subordinated promissory note has a scheduled maturity in 2078 (subject to extension), with interest payable annually at the rate of 3.0% per annum.

From time to time, Lazard Group has considered appropriate modifications to its joint venture relationship with Intesa. Lazard has held various discussions with Intesa in connection with the separation and recapitalization transactions, including Lazard Ltd’s recent equity public offering, and prior to consummation of the equity public offering, Intesa notified Lazard of its intention not to extend the term of the joint venture relationship beyond the expiration date of December 31, 2007. As a result, under the terms of the strategic alliance, unless Lazard and Intesa otherwise agree, Lazard will repurchase Intesa’s 40% interest in our business in Italy and repay its related $50,000 subordinated promissory note for an aggregate amount of approximately $150,000 on or prior to February 4, 2008. Based on the current performance of the joint venture, we do not currently expect an expiration of the joint venture in these circumstances to have a material adverse effect on our operating results.

As part of these negotiations and discussions, Lazard Group recently received a letter from Intesa informing Lazard Group of its intention to commence arbitration proceedings in order to obtain an order declaring Intesa’s right to early termination of the joint venture arrangements and the ineffectiveness of those arrangements on equitable grounds, as a result of the separation and recapitalization transactions and management changes at our Italian business. In the letter, Intesa stated that pending the determination of any arbitration, it intended to continue to perform in accordance with the joint venture arrangements until the initial expiration date of December 31, 2007. If at the end of an arbitration proceeding, it were to be determined that Intesa was entitled to early termination on the grounds alleged, Lazard Group would be obligated to repurchase their interest and note at that time if any such determination were finally made before Lazard Group repurchases such interest and note in connection with the end of the term of the joint venture on December 31, 2007.

In addition to its direct investment in Lazard Group’s business in Italy, Intesa also purchased a $150,000 subordinated convertible promissory note from a wholly-owned subsidiary of Lazard Group. If in an appropriate

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

forum it were to be determined that Intesa was entitled to early termination on the grounds alleged, the $150,000 convertible promissory note could become immediately due and payable. Intesa has also asserted its intention to seek damages relating to such termination or ineffectiveness.

Lazard Group believes that the allegations are without merit and, in the event an action is actually brought, intends to defend and protect its rights and interests with respect to these matters and the joint venture arrangements vigorously. Lazard Group also expects to pursue any and all related claims that it may have, including with respect to the nonperformance by Intesa of certain of its obligations under the arrangements, in connection with any such action, and to seek damages with respect to those claims.

4.	LAZARD ALTERNATIVE INVESTMENTS

Lazard Group and LFCM Holdings entered into a business alliance agreement that granted Lazard Group the option to acquire the North American and European fund management activities of Lazard Alternative Investments Holdings LLC (“LAI”), the subsidiary of LFCM Holdings that owns and operates LFCM Holdings’ merchant banking activities. This option is exercisable at any time prior to the ninth anniversary of the consummation of the equity public offering, for a total price of $10,000. The option may be exercised by Lazard Group in two parts, consisting of an $8,000 option to purchase the North American merchant banking activities and a $2,000 option to purchase the European merchant banking activities. LAI’s merchant banking activities consist of the merchant banking management and general partner entities, together with Lazard Group’s direct investments in related funds that were transferred to LFCM Holdings pursuant to or in anticipation of the separation.

The business alliance agreement provides Lazard Group with certain governance rights with respect to LAI and provides for support by LFCM Holdings of the business of LAI. With respect to historical investments and funds transferred to LFCM Holdings as part of the separation, profits realized prior to the option exercise are for the account of LFCM Holdings, whereas profits realized after the exercise of the option are for the account of Lazard Group. Lazard Group intends to invest capital in future funds to be managed by LFCM Holdings’ subsidiaries and is entitled to receive incentive fee payments from such funds, as well as profits related to such investments, if any, irrespective of whether it exercises its purchase option.

On February 25, 2005, Lazard Group formed a new private equity fund, Corporate Partners II Limited, with $1,000,000 of institutional capital commitments and a $100,000 capital commitment from Lazard Group, the principal portion of which may require funding at any time through 2010. Pursuant to the master separation and business alliance agreements entered into between Lazard Group and LFCM Holdings, this fund is managed by a subsidiary of LFCM Holdings, and Lazard Group retained a capital commitment to the fund and is entitled to receive the carried interest distributions made by the fund (other than the carried interest distributions made to investment professionals who manage the fund).

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

5.	EMPLOYEE BENEFIT PLANS

Lazard Group, through its subsidiaries provides certain retirement and other post-employment benefits to certain of its employees through defined contribution and defined benefit pension plans and other post-retirement benefit plans. Expenses incurred related to the defined benefit pension plans, the defined benefit pension plan supplement and the post-retirement health care plans for the six month periods ended June 30, 2004 and 2005 are shown in the table below.

	Pension Plans	Pension Plan Supplement	Post- Retirement Medical Plans
Six month period ended June 30, 2004
Service cost	$7,707	$170	$909
Interest cost	11,185	67	801
Expected return on plan assets	(12,110)
Amortization of transition (asset) obligation	(58)
Amortization of prior service cost	258	44
Recognized actuarial (gain) loss	1,145	(6)	28

Net periodic benefit cost (credit)	$8,127	$275	$1,738

The net benefit cost (credit) is related to continuing and discontinued operations as follows:
Continuing operations	$7,571	$179	$1,365
Discontinued operations	556	96	373

Total	$8,127	$275	$1,738

Six month period ended June 30, 2005
Service cost	$3,958		$131
Interest cost	13,431	$44	286
Expected return on plan assets	(13,828)
Amortization of prior service cost	(227)		(964)
Recognized actuarial (gain) loss	1,673	(6)	253

Net periodic benefit cost (credit)	5,007	38	(294)
Settlements (curtailments)	3,960		(4,015)

Total benefit cost (credit)	$8,967	$38	$(4,309)

The net benefit cost (credit) is related to continuing and discontinued operations as follows:
Continuing operations	$5,906	$27	$(4,759)
Discontinued operations	3,061	11	450

Total	$8,967	$38	$(4,309)

The Company has the right to amend or terminate its benefit plans at any time, subject to the terms of such plans and applicable law. Recent amendments and terminations are described below.

Amendments to LFNY Employee Benefit Plans

•

LFNY Defined Benefit Pension Plan and Pension Plan Supplement—Effective as of January 31, 2005, the LFNY Employees’ Pension Plan and the Employees’ Pension Plan Supplement were amended to cease future benefit accruals and future participation. As a result of such amendment, active

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

participants will continue to receive credit for service completed after January 31, 2005 for purposes of vesting; however, future service will not count for purposes of future benefit accruals under the plans. Vested benefits for active participants as of January 31, 2005 will be retained.

•	LFNY Defined Contribution Plan—Effective January 1, 2005, the LFNY Defined Contribution Plan (the “401(k) Plan”) was amended to implement an employer match to participant pre-tax contributions. LFNY will match 100% of pre-tax contributions to the 401(k) Plan, excluding catch-up contributions, up to 4% of eligible compensation. Participants will be 100% vested in all employer-matching contributions after three years of service. Any service accrued prior to January 1, 2005 will count toward this three-year vesting requirement.

•	LFNY Post-Retirement Medical Plan—Effective December 31, 2005, post-retirement health care benefits will no longer be offered to those members and employees hired on or after the effective date and for those members and employees hired before the effective date who attain the age of 40 after December 31, 2005. In addition, effective January 1, 2006, the cost sharing policy will change for those who qualify for the benefit.

LFNY Defined Benefit Pension Plan and Post-Retirement Medical Plan Settlement Transaction—As a result of the separation and in accordance with SFAS No. 88, Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, Lazard Group recorded a charge of $4,505 ($3,960 and $545 relating to pension and post-retirement medical plan obligations, respectively), for the six month period ended June 30, 2005 for the estimated cost relating to the settlement of pension and post-retirement medical plan obligations and special termination benefits to employees in the separated businesses. Of this amount, $3,670 is included in income (loss) from discontinued operations and $835 is included in compensation and benefits expense.

Termination of LCH’s Post-Retirement Medical Plan—In April 2004, LCH announced a plan to terminate its Post-Retirement Medical Plan. As a result of such action, benefits available to eligible active employees and retirees will cease on February 28, 2007. In accordance with SFAS No. 106, Employers’ Accounting for Post-Retirement Benefits Other Than Pensions, Lazard Group is recognizing the effect of such termination, which resulted in a reduction in Lazard Group’s accumulated post-retirement benefit obligation of approximately $24,000, the effect of which will reduce compensation and benefits expense over the period ending February 2007. For the six month period ended June 30, 2005, compensation and benefits expense was reduced by approximately $4,600 related to the effect of such termination.

Employer Contributions and Indemnities from LFCM Holdings—As reflected in Lazard Group’s December 31, 2004 consolidated financial statements, Lazard Group’s principal U.K. pension plans had a combined deficit of approximately $95,000 (or approximately 49.2 million British pounds). This deficit would ordinarily be funded over time. Lazard Group has been in discussions with the trustees of the pension plans aimed at reaching agreement regarding a deficit reduction plan. In the third quarter of 2005, agreements were executed between Lazard Group and the trustees of the plans dealing with a plan for future funding of the deficit as well as with asset allocation. Irrespective of the terms of these agreements, in considering their duties to beneficiaries, the trustees also have the power to change the asset allocation. Any changes in the asset allocation could increase or decrease the unfunded liability that would be funded over time, depending on asset mix, any increase in liabilities and investment returns. It is also the case that the pensions regulator in the U.K. may have the power to require contributions to be made to plans, and to impose support in respect of the funding of plans by related companies other than the direct obligors. As part of the separation, Lazard Group made a contribution to LFCM Holdings of $55,000 in connection with the provision by LFCM Holdings of support relating to U.K. pension liabilities and other indemnities.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

Contributions of approximately $31,000 (or 16.4 million British pounds) were made to Lazard Group’s defined benefit pension plans in the U.K. during the six month period ended June 30, 2005, of which 15.0 million British pounds were reimbursed by LFCM Holdings.

Lazard Group will make further payments amounting to 16.4 million British pounds on June 1, 2006, 8.2 million British pounds on June 1, 2007 and 8.2 million British pounds on June 1, 2008. Relating to the June 1, 2006 payment, Lazard Group recorded a receivable of approximately $26,800 from LFCM Holdings (see Note 11 of Notes to Unaudited Condensed Consolidated Financial Statements) relating to the 15.0 million British pounds which LFCM Holdings is obligated to reimburse Lazard Group.

6.	VARIABLE INTEREST ENTITIES

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. (“FIN”) 46, which provides additional guidance on the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for enterprises that have interests in entities that meet the definition of a Variable Interest Entity (“VIE”). On December 24, 2003, the FASB issued FIN 46R, Consolidation of Certain Variable Interest Entities—an interpretation of ARB No. 51, which requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.

Lazard Group is involved with various entities in the normal course of business that are VIEs and hold variable interests in such VIEs. Transactions associated with these entities primarily include investment management, real estate and private equity investments. Those VIEs for which Lazard Group was the primary beneficiary were consolidated at December 31, 2004 in accordance with FIN 46R. Those VIEs included Lazard Group sponsored venture capital investment vehicles established in connection with Lazard Group’s compensation plans. In connection with the separation, Lazard Group transferred its general partnership interests in those VIEs to a subsidiary of LFCM Holdings. Lazard Group has determined that it is no longer the primary beneficiary with respect to those VIEs and, as a result, Lazard Group no longer consolidates such VIEs.

7.	SENIOR BORROWINGS

Senior borrowings are comprised of the following as of June 30, 2005:

	Principal Amount	Maturity Date		Annual Interest Rate	Amount Outstanding
Third Parties
Lazard Group senior notes	$550,000	2015		7.125%	$550,000
Other		Various		2.3% - 8.6%	30,199

Total					580,199

Related Parties
Lazard Group notes issued to Lazard Group Finance in connection with issuance of the ESUs	437,500	2035	(a)	6.12%	437,500

Total					437,500

Total Senior Borrowings					$1,017,699

(a)	See Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

8.	INCOME TAXES

Lazard Group historically has operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income has not been subject to U.S. federal income taxes because taxes related to its income represents obligations of the individual partners. Outside the U.S., Lazard Group has operated principally through corporations and has been subject to local income taxes. Income taxes reflected on the condensed consolidated statements of income are attributable to taxes incurred in non-U.S. entities and to UBT attributable to Lazard Group’s operations apportioned to New York City. Lazard Group’s provision for income taxes is accounted for under the provisions of SFAS No. 109—Accounting for Income Taxes.

Following the equity public offering, Lazard Group is continuing to operate in the U.S. as a limited liability company treated as a partnership for U.S. federal income tax purposes and remains subject to local income taxes outside the U.S. and to UBT.

For the six month periods ended June 30, 2004 and 2005, Lazard Group’s effective tax rates of 9.1% and 16.5%, respectively, on income from continuing operations is lower than the U.S. federal statutory tax rate of 35% because, as described above, a significant portion of income from continuing operations is not subject to U.S. federal income taxes, partially offset by income taxes attributable to non-U.S. entities based on the tax rates in their local jurisdictions and to UBT.

9.	MINORITY INTEREST

Lazard Group consolidates various LAM related general partnership interests that it controls but does not wholly own, its business in Italy which through a strategic alliance is owned 40% by Intesa and the operations of LAM because Lazard Group controls LAM. As a result of consolidating these companies, Lazard Group recognizes the portion of income not associated with its ownership as minority interest.

Also, as described in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements, commencing May 10, 2005, Lazard Group no longer recognizes payments for services rendered by the managing directors of LAM (and employee members of LAM) as charges to minority interest. Effective May 10, 2005, those charges are now included in compensation and benefits and distributions to profit participation members. Consequently, the amounts recorded as minority interest expense for periods prior to May 10, 2005 are not comparable to amounts recorded as minority interest expense for periods commencing May 10, 2005.

10.	COMMITMENTS AND CONTINGENCIES

Commitments—Lazard Group has various leases and other contractual commitments arising in the ordinary course of business. In the opinion of management, the fulfillment of such commitments in accordance with their terms will not have a material adverse effect on Lazard Group’s consolidated financial position or results of operations.

At June 30, 2005, Lazard Group recorded an additional liability of approximately $17,300, for abandoned leased space in 2005. In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, this liability, recorded on the cease-use date, was determined based on the fair value of the liability for costs that will continue to be incurred for the remaining term of the lease without economic benefit to Lazard Group, based on the remaining lease rentals, reduced by estimated sublease rentals. As part of the separation, LFCM Holdings is providing certain indemnities, including up to a maximum of $29,000 relating to the costs of

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

excess space in the U.K. The amount due from LFCM Holdings under the lease indemnity of $11,000 as of June 30, 2005 was recorded within “receivables - related parties” on the condensed consolidated statement of financial condition at June 30, 2005. See Note 11 of Notes to Unaudited Condensed Consolidated Financial Statements for additional information regarding amounts due to and from related parties. The remaining $6,300 not covered by the indemnity is included in “income (loss) from discontinued operations” on the condensed consolidated statements of income for the six month period ended June 30, 2005.

Legal—Lazard Group’s businesses, as well as the financial services industry generally, are subject to extensive regulation throughout the world. Lazard Group is involved in a number of judicial, regulatory and arbitration proceedings and inquiries concerning matters arising in connection with the conduct of our businesses. Management believes, based on currently available information, that the results of such matters, in the aggregate, will not have a material adverse effect on its financial condition but might be material to its operating results for any particular period, depending, in part, upon the operating results for such period.

Lazard Group has received a request for information from the NASD as part of what it understands to be an industry investigation relating to gifts and gratuities, which is focused primarily on Lazard Group’s former Capital Markets business, which business was transferred to LFCM Holdings as a part of the separation. In addition, Lazard Group has received requests for information from the SEC and the U.S. Attorney’s Office for the District of Massachusetts seeking information concerning gifts and entertainment involving an unaffiliated mutual fund company, which are also focused on that same business. Lazard Group believes that other broker-dealers have also received requests for information. In the course of an internal review of these matters, prior to the separation, there were personnel changes in Lazard Group’s former Capital Markets business, including resignations by individuals who were formerly associated with such separated business. These investigations are continuing and Lazard Group cannot predict their potential outcomes, which outcomes, if any, could include regulatory consequences. Accordingly, Lazard Group has not recorded an accrual for losses related to any such judicial, regulatory or arbitration proceedings.

Lazard Ltd and Goldman Sachs & Co., the lead underwriter of Lazard Ltd’s equity public offering of its Class A Common Stock, as well as several members of Lazard Ltd’s management and board of directors, have been named as defendants in several putative class action lawsuits and a putative stockholder derivative lawsuit filed in the U.S. District Court for the Southern District of New York, and in a putative class action lawsuit and a putative stockholder derivative lawsuit filed in the Supreme Court of the State of New York. The defendants have removed the putative class action lawsuit filed in the Supreme Court of the State of New York to the U.S. District Court for the Eastern District of New York and have removed the putative derivative lawsuit filed in that court to the U.S. District Court for the Southern District of New York. The putative class action lawsuits purport to have been filed on behalf of persons who purchased securities of Lazard Ltd in connection with the equity public offering or in the open market. The putative class actions allege various violations of the federal securities laws and seek, inter alia, compensatory damages, rescission or rescissory damages and other unspecified equitable, injunctive or other relief. The putative derivative actions purport to be brought on behalf of Lazard Ltd against its directors and Goldman Sachs & Co. and allege, among other things, that the directors breached their fiduciary duties to Lazard Ltd in connection with matters related to the equity public offering and seek compensatory damages, punitive damages and other unspecified equitable or other relief. Lazard Ltd believes that the suits are without merit and intend to defend them vigorously.

For a description of recent developments involving Lazard Group’s relationship with Intesa see Note 3 of Notes to Unaudited Condensed Consolidated Financial Statements.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

11.	DUE FROM (TO) RELATED PARTIES

Amounts due from and to related parties as of June 30, 2005 are set forth below:

	Receivables	Payables
LFCM Holdings	$43,078	$38,811
LAZ-MD Holdings		12,409
Lazard Group Finance (excludes senior debt—see Note 7 of Notes to Unaudited Condensed Consolidated Financial Statements)		3,868
Lazard Ltd subsidiaries	655	6,192

Totals	$43,733	$61,280

LFCM Holdings

LFCM Holdings owns and operates the separated businesses and is owned by the working members, including Lazard Group’s managing directors who are also members of LAZ-MD Holdings. In addition to the master separation agreement which effected the separation and recapitalization discussed in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements, LFCM Holdings entered into an insurance matters agreement and a license agreement that addressed various business matters associated with the separation as well as several other agreements discussed below.

Under the employee benefits agreement, dated as of May 10, 2005, by and among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings, LFCM Holdings generally assumed, as of the completion of the separation and recapitalization transactions, all outstanding and future liabilities in respect of the current and former employees of the separated businesses. Lazard retained all accrued liabilities under, and assets of, the pension plans in the U.S. and the U.K. as well as the 401(k) plan accounts of the inactive employees of LFCM Holdings and its subsidiaries. See Note 5 of Notes to Unaudited Condensed Consolidated Financial Statements for additional information regarding employer contributions and indemnities from LFCM Holdings.

Pursuant to the administrative services agreement dated as of May 10, 2005, by and among LAZ-MD Holdings, LFCM Holdings and Lazard Group (the “administrative services agreement”), Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as cash management and debt service administration, accounting and financing activities, tax, payroll, human resources administration, financial transaction support, information technology, public communications, data processing, procurement, real estate management, and other general administrative functions. Lazard Group intends to charge for these services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group will not provide any security administration services, as such services are being transferred to LFCM Holdings.

The services provided by Lazard Group to LFCM Holdings and by LFCM Holdings to Lazard Group under the administrative services agreement generally will be provided until December 31, 2008. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as the receiving party pays the service provider an additional three months of service fee for terminated service.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition Lazard Group will provide assistance in the

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

execution of any such referred business. In exchange for the referral obligation and assistance, Lazard Group will receive a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings will be entitled to a customary finders’ fee from Lazard Group. The business alliance agreement further provides that, during the term of the business alliance, LFNY and LAM Securities, subsidiaries of Lazard, will introduce execution and settlement transactions to newly-formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance will expire on the fifth anniversary of the equity public offering, subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party.

As discussed in Note 4 of Notes to Unaudited Condensed Consolidated Financial Statements, the business alliance agreement granted Lazard Group options to acquire the North American and European merchant banking activities of LAI.

For the period May 10, 2005 through June 30, 2005, amounts recorded by Lazard Group relating to administrative and support services and referral fees for underwriting transactions were not significant.

Receivables from LFCM Holdings include approximately $11,000 related to the lease indemnity (see Note 10 of Notes to Unaudited Condensed Consolidated Financial Statements) and approximately $26,800 related to the U.K. pension indemnity (see Note 5 of Notes to Unaudited Condensed Consolidated Financial Statements). Payables to LFCM Holdings include amounts due to LFCM Holdings relating to the separation.

LAZ-MD Holdings

As of June 30, 2005, LAZ-MD Holdings holds a 62.5% common interest in Lazard Group and Lazard Ltd holds the remaining 37.5% common interest. Additionally, LAZ-MD Holdings is the sole owner of the one issued and outstanding share of Class B Common Stock (the “Class B Common Stock”) of Lazard Ltd. The Class B Common Stock provides LAZ-MD Holdings with approximately 62.5% of the voting power but no economic rights in Lazard Ltd. Subject to certain limitations, LAZ-MD Holdings exchangeable interests are exchangeable for Class A Common Stock. However, the Class B Common Stock will represent no less than 50.1% of the voting power until December 31, 2007.

Lazard Group provides selected administrative and support services to LAZ-MD Holdings through the administrative services agreement as discussed above. Lazard Group intends to charge for these services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group will not provide any security administration services, as such services are being transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party. For the period May 10, 2005 through June 30, 2005, Lazard’s charges to LAZ-MD Holdings for such services were not material. The balance due to LAZ-MD Holdings at June 30, 2005 is primarily related to tax advances made on behalf of managing directors of Lazard Group, with such advances serving to reduce the accrued compensation payable otherwise due to such managing directors.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

Lazard Group Finance

As further discussed in Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements, Lazard Group Finance purchased Lazard Group notes and will receive the periodic interest payments from Lazard Group. For the period May 10, 2005 through June 30, 2005, Lazard Group has accrued $3,868 of interest payable to Lazard Group Finance relating to the Lazard Group notes.

Lazard Ltd Subsidiaries

Lazard Group’s receivables from Lazard Ltd subsidiaries primarily relate to amounts paid by Lazard Group on behalf of wholly-owned subsidiaries of Lazard Ltd. Lazard Group’s payables to Lazard Ltd subsidiaries primarily relate to the liability of $6,066 (including accretion of $53 through June 30, 2005) for the quarterly contract adjustment payments on the purchase contracts associated with the ESUs (see Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements).

12.	MEMBERS’ EQUITY

Pursuant to Lazard Group’s operating agreement as in effect prior to the amended and restated Operating Agreement, Lazard Group allocated and distributed to its members a substantial portion of its distributable profits in three monthly installments, as soon as practicable after the end of each fiscal year. Such installment distributions usually began in February. In addition, other periodic distributions to members included, as applicable, capital withdrawals, fixed return on members’ equity and income tax advances made on behalf of members.

In connection with the consummation of the equity public offering (as discussed in Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements), during the six month period ended June 30, 2005, members’ equity was reduced by approximately $145,000 for the repurchase of working member interests prior to the consummation of the equity public offering.

13.	REGULATORY AUTHORITIES

LFNY is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The minimum required net capital is $5. LFNY’s regulatory net capital at June 30, 2005 was $36,705, which exceeded the minimum requirement by $36,700.

Certain U.K. subsidiaries of Lazard Group, namely LCL, Lazard Brothers & Co., Limited, Lazard Fund Managers Limited and Lazard Asset Management Limited (the “U.K. Subsidiaries”) are regulated by the Financial Services Authority (the “FSA”). Recent changes to FSA rules may result in LCL being required to calculate its consolidated regulatory net capital on a basis consistent with U.K. statutory reporting. As a result, the assets and liabilities of entities within the subgroup of LCH, not all of which are regulated by the FSA, may now be required to be included in LCL’s calculation of consolidated regulatory net capital. The Company has entered into discussion with the FSA in relation to this matter. The Company presently estimates that at June 30, 2005, the aggregate regulatory net capital of the U.K. Subsidiaries was $170,024, which exceeded the minimum requirement by $87,190. The results of the discussions with the FSA may, however, have a material adverse effect on these amounts.

The Financial Advisory activities of Lazard Frères SAS (“LF”) and its wholly-owned subsidiaries, including LFB, are authorized by the Comité des Etablissements de Crédit et des Entreprises d’Investissement and are regulated by the Comité de la Réglementation Bancaire et Financière. Supervision is exercised by the

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

Commission Bancaire, which is responsible, in liaison with the Banque de France, for ensuring compliance with the regulations. In this context LF has the status of a bank holding company (“Compagnie Financière”) and LFB is a registered bank (“Etablissement de Crédit”). In addition, the investment services activities of the Paris group, exercised through LFB and other subsidiaries, primarily LFG (asset management) and Fonds Partenaires Gestion (private equity, merchant banking), are subject to regulation and supervision by the Autorité des Marchés Financiers. At June 30, 2005, the consolidated regulatory net capital of LF was $138,215, which exceeded the minimum requirement set for regulatory capital levels by $49,731.

Certain other U.S. and non-U.S. subsidiaries are subject to various other capital adequacy requirements promulgated by various regulatory and exchange authorities in the countries in which they operate. At June 30, 2005, for those subsidiaries with regulatory capital requirements, aggregate net capital of those subsidiaries were $33,911, which exceeded the minimum required capital by $23,969.

At June 30, 2005, each of these subsidiaries individually were in compliance with its regulatory capital requirements.

14.	DISCONTINUED OPERATIONS

In connection with the separation discussed in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements, on May 10, 2005 Lazard Group transferred its Capital Markets and Other segment to LFCM Holdings. The disposal qualifies as a discontinued operation under SFAS No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets. Because these operations were distributed to the working members of Lazard Group, no gain or loss was recognized on the separation.

Operating results of the Capital Markets and Other segment were as follows:

	Six Months Ended June 30,
	2004	2005
Net revenue	$93,204	$40,678

Pre-tax income (loss)	$6,506	$(14,091)
Income taxes (benefit)	398	3,077

Income (loss) from discontinued operations (net of tax)	$6,108	$(17,168)

15.	SEGMENT OPERATING RESULTS

Lazard Group’s reportable segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments’ transactions. Each segment is reviewed to determine the allocation of resources and to assess its performance. Prior to May 10, 2005, Lazard Group’s business results were categorized into the following three segments: Financial Advisory, Asset Management and Capital Markets and Other. On May 10, 2005 the Capital Markets and Other segment was disposed of in connection with the separation discussed in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements. Consequently, subsequent to May 10, 2005, Lazard Group has two segments: Financial Advisory which includes providing advice on mergers, acquisitions, restructurings and other financial matters; and Asset Management which includes the management of equity and fixed income securities and merchant banking funds. Capital Markets and Other consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, merchant banking fund management activities outside of

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

France and specified non-operating assets and liabilities. In addition, Lazard Group records selected other activities in Corporate, including cash and marketable investments, certain long-term investments, and the commercial banking activities of LFB. Lazard Group also allocates outstanding indebtedness to Corporate.

As discussed in Note 1 of Notes to Unaudited Condensed Consolidated Financial Statements, historical results of operations are reported as an historical partnership until the equity public offering on May 10, 2005 and do not include payments for services rendered by managing directors as compensation expense. Such payments are included in subsequent periods. Therefore, historical results for periods prior to the equity public offering on May 10, 2005 and subsequent thereto are not comparable.

Lazard Group’s segment information for the six month periods ended June 30, 2004 and 2005 is prepared using the following methodology:

•	Revenue and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount, square footage and other factors.

•	Segment assets are based on those directly associated with each segment, and include an allocation of certain assets relating to various segments, based on the most relevant measures applicable, including headcount, square footage and other factors.

Lazard Group allocates trading gains and losses, investment gains and losses, interest income and interest expense among the various segments based on the segment in which the underlying asset or liability is reported.

Each segment’s operating expenses include (i) compensation and benefits expenses that are incurred directly in support of the businesses and (ii) other operating expenses, which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

Management evaluates segment results based on net revenue and operating income and believes that the following information provides a reasonable representation of each segment’s contribution to continuing operations with respect to net revenue, operating income and total assets:

	For the six month period ended June 30, 2004
Net Revenue and Operating Income	Financial Advisory	Asset Management	Segment Totals	Corporate	Total
Net Revenue	$275,571	$200,687	$476,258	$3,712	$479,970

Operating Income (Loss)	$58,745	$67,806	$126,551	$9,302	$135,853

	For the six month period ended June 30, 2005
Net Revenue and Operating Income	Financial Advisory	Asset Management	Segment Totals	Corporate	Total
Net Revenue	$368,825	$215,701	$584,526	$(7,064)	$577,462

Operating Income (Loss)	$130,940	$61,665	$192,605	$(4,525)	$188,080

	As of June 30, 2005

Total Assets	Financial Advisory	Asset Management	Segment Totals	Corporate	Total
June 30, 2005	$273,399	$250,241	$523,640	$1,574,643	$2,098,283

16.	PANMURE GORDON AND EXTRAORDINARY GAIN

In January 2004, a subsidiary of Lazard Group acquired certain assets, net of certain liabilities, of West LB Panmure Limited, an unrelated entity in the U.K. Subsequent to the acquisition, the acquired business became part of Lazard Group’s Capital Markets and Other segment, operating as Panmure Gordon, a division of LCL. Panmure Gordon provides clients with corporate finance advisory services, corporate broking capabilities and equity sales and trading. The total purchase price allocated to the net assets of the business acquired was $1,580 related to legal costs incurred to complete the transaction. The fair value of the net assets acquired exceeded the purchase price of those net assets by $5,658. In accordance with SFAS No. 141, Business Combinations, Lazard Group recognized an extraordinary gain of $5,507 after reducing long-lived assets, principally representing property, to $0.

On April 26, 2005, Lazard Group completed the sale of Panmure Gordon & Co., Limited (“Panmure Gordon”) to Durlacher Corporation PLC, a U.K. broking firm (“Durlacher”). As part of the April 2005 transaction, Lazard Group received an ownership interest of 32.8% in Durlacher, which was transferred to LFCM Holdings in connection with the separation. Lazard Group and LFCM Holdings have agreed to share any cash proceeds, to be derived prior to May 2013, from any subsequent sale by LFCM Holdings of the shares it owns in Durlacher.

LAZARD GROUP LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands, except membership interest amounts, unless otherwise noted)

17.	NEW ACCOUNTING PRONOUNCEMENTS

On May 30, 2005, the FASB issued SFAS No. 154, —Accounting Changes and Error Corrections, A Replacement of APB Opinion No. 20 and FASB Statement No. 3, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions.

SFAS No. 154 eliminates the requirement in APB Opinion No. 20, Accounting Changes, to include the cumulative effect of changes in accounting principle in the income statement in the period of change. Instead, to enhance the comparability of prior period financial statements, SFAS No. 154 requires that changes in accounting principle be retrospectively applied. Under retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used. The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented and the offsetting adjustments are recorded to opening retained earnings. Each period presented is adjusted to reflect the period-specific effects of applying the change. Although retrospective application is similar to restating prior periods, SFAS No. 154 gives the treatment a new name to differentiate it from restatement for the correction of an error. Only direct effects of the change will be included in the retrospective application; all indirect effects will be recognized in the period of change. If it is impracticable to determine the cumulative effect for all prior periods, the new accounting principle should be applied as if it were adopted prospectively from the earliest date practicable.

Additionally, under SFAS No. 154, a change in reporting entity is also retrospectively applied as of the beginning of the first period presented. Any correction of an error continues to be reported by restating prior period financial statements as of the beginning of the first period presented.

SFAS No. 154 applies to (a) financial statements of business enterprises and not-for-profit organizations and (b) historical summaries of information based on primary financial statements that include an accounting period in which an accounting change or error correction is reflected.

SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of the Statement. The adoption of SFAS No. 154 is not expected to have a material impact on the financial condition, results of operations, or cash flows of Lazard Group.

18.	SUBSEQUENT EVENT

In July 2005 LFCM Holdings formed a new private equity fund. The first closing of the fund has the ability to raise up to a maximum of $550 million of capital commitments, including a minimum and maximum capital commitment from us of $10 million to approximately $27 million, respectively, the principal portion of which will require funding at any time through 2008.

$550,000,000

7.125% Senior Notes due 2015

OFFER TO EXCHANGE

September 28, 2005